Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252618

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear RigNet Stockholder:

On December 20, 2020, RigNet, Inc. (“RigNet”), entered into an Agreement and Plan of Merger (the “merger agreement”), by and among RigNet, Viasat, Inc. (“Viasat”), and Royal Acquisition Sub, Inc., a wholly owned subsidiary of Viasat (“Merger Sub”) that provides for the acquisition of RigNet by Viasat. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into RigNet, with RigNet continuing as the surviving corporation and a wholly owned subsidiary of Viasat. The combined company will be named Viasat, Inc.

Upon the successful completion of the merger, each issued and outstanding share of RigNet common stock outstanding immediately prior to the effective time of the merger (other than treasury shares and shares held by Viasat or Merger Sub) will be converted into the right to receive 0.1845 shares of Viasat common stock, which number is referred to as the “exchange ratio,” with cash (without interest and subject to any required tax withholding) being paid in lieu of any fractional shares of Viasat common stock that RigNet stockholders would otherwise be entitled to receive in the merger.

The exchange ratio is fixed and will not be adjusted for changes in the market price of either Viasat common stock or RigNet common stock between the date of signing of the merger agreement and the completion date of the merger. Based on the anticipated treatment of equity-based awards and the number of shares of Viasat and RigNet common stock outstanding on March 12, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, upon completion of the merger, former RigNet stockholders are expected to own approximately 6% of the outstanding shares of Viasat common stock and Viasat stockholders immediately prior to the merger are expected to own approximately 94% of the outstanding shares of Viasat common stock. Viasat common stock is traded on the Nasdaq Global Select Market, which is referred to as “Nasdaq” under the symbol “VSAT.” RigNet common stock is traded on Nasdaq under the symbol “RNET.” We encourage you to obtain current quotes for both the Viasat and RigNet common stock before voting at the special meeting of RigNet stockholders described below.

Because the exchange ratio is fixed, the market value of the merger consideration to RigNet stockholders will fluctuate with the market price of Viasat common stock and will not be known at the time that RigNet stockholders vote on the merger. Based on the Viasat common stock price of $34.38 per share, which is the average of the daily volume weighted average prices per share for the twenty consecutive trading day period up to and including December 18, 2020, the last full trading day prior to public announcement of the merger, the implied value of the merger consideration to RigNet stockholders was $6.34 per share of RigNet common stock. On March 12, 2021, the latest practicable trading day before the date of the filing of this proxy statement/prospectus, the closing price of Viasat common stock on Nasdaq was $55.29 per share, resulting in an implied value of the merger consideration to RigNet stockholders of $10.20 per share of RigNet common stock.

RigNet will hold a special meeting of its stockholders to vote on the proposals necessary to complete the merger, which is referred to as the “RigNet special meeting.” At the RigNet special meeting, RigNet stockholders will be asked to consider and vote on (a) a proposal to adopt the merger agreement, which proposal is referred to as the “merger proposal,” (b) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to RigNet named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement and (c) a proposal to adjourn the RigNet special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to RigNet stockholders. The RigNet board of directors unanimously recommends that RigNet stockholders vote “FOR” each of the proposals to be considered at the RigNet special meeting.

Contemporaneously with the execution of the merger agreement, Viasat and Digital Oilfield Investments LP (“Digital Oilfield Investments”), an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), entered into a support agreement (the “support agreement”). Pursuant to the support agreement, Digital Oilfield Investments agreed to, among other things, vote all of the shares of RigNet common stock that it owns as of the record date of the RigNet special meeting in favor of the adoption of the merger agreement. A copy of the support agreement is attached as Annex C to this proxy statement/prospectus.

We cannot complete the merger unless the merger proposal is approved by RigNet stockholders. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to virtually attend the RigNet special meeting, please vote by proxy over the internet or telephone using the instructions included with the proxy card accompanying this proxy statement/prospectus, or otherwise follow the voting instruction provided in this proxy statement/prospectus.

This proxy statement/prospectus provides you with important information about the RigNet special meeting, the merger and each of the proposals. We encourage you to read the entire document carefully, in particular the information under “Risk Factors” beginning on page 15 for a discussion of risks relevant to the merger.

We look forward to the successful completion of the merger.

Sincerely,

Steven E. Pickett Chief Executive Officer and President RigNet, Inc.

* * * * *

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the adoption of the merger agreement, the Viasat common stock to be issued in the merger or any of the other transactions described in this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated as of March 18, 2021, and is first being mailed to RigNet stockholders on or about, March 22, 2021.

RigNet, Inc.

15115 Park Row Boulevard, Suite 300

Houston, Texas 77084

(281) 674-0100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2021

To the Stockholders of RigNet, Inc.:

Notice is hereby given that RigNet, Inc., which is referred to as “RigNet,” will hold a special meeting of its stockholders, which is referred to as the “RigNet special meeting,” virtually via live webcast on April 21, 2021, beginning at 8:00 a.m., Central Time.

In light of ongoing developments related to the COVID-19 pandemic, the RigNet special meeting will be held solely in a virtual meeting format via live webcast. In order to attend the RigNet special meeting virtually via the internet, RigNet stockholders must register in advance at www.proxydocs.com/RNET, which is referred to as the “RigNet special meeting website,” prior to the deadline of 4:00 p.m. Central Time on April 19, 2021. You will be required to enter the control number found on your proxy card accompanying this proxy statement/prospectus. Upon completion of registration, you will receive further instructions via email, including unique links that will allow you to access the RigNet special meeting and permit you to submit questions during or prior to the RigNet special meeting.

The RigNet special meeting will be held for the purpose of RigNet stockholders considering and voting on the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated as of December 20, 2020, as it may be amended from time to time, which is referred to as the “merger agreement,” by and among RigNet, Viasat, Inc., which is referred to as “Viasat,” and Royal Acquisition Sub, Inc., a wholly owned subsidiary of Viasat, which is referred to as “Merger Sub,” which proposal is referred to as the “merger proposal”;

2.

to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to RigNet named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which proposal is referred to as the “compensation proposal”; and

3.

to approve the adjournment of the RigNet special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the RigNet special meeting to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to RigNet stockholders, which proposal is referred to as the “adjournment proposal.”

RigNet will transact no other business at the RigNet special meeting except such business as may properly be brought before the RigNet special meeting or any adjournment or postponement thereof. The accompanying proxy statement/prospectus, including the merger agreement attached as Annex A thereto, contains further information relating to these matters.

Only holders of record of RigNet common stock at the close of business on March 12, 2021, the record date for determining stockholders entitled to notice of, and to vote at, the RigNet special meeting, which is referred to as the “record date,” are entitled to notice of and to vote at the RigNet special meeting and any adjournments or postponements thereof.

The RigNet board of directors has unanimously determined that the merger of Merger Sub with and into RigNet, which is referred to as the “merger,” is fair to and in the best interests of RigNet and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the RigNet board of directors unanimously recommends that RigNet stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the compensation proposal; and

•	“FOR” the adjournment proposal.

Your vote is very important, regardless of the number of shares of RigNet common stock you own. The parties cannot complete the transactions contemplated by the merger agreement, including the merger, without approval of the merger proposal. Assuming a quorum is present at the RigNet special meeting, approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock entitled to vote at the RigNet special meeting on the merger proposal.

Your vote is important. Whether or not you plan to virtually attend the RigNet special meeting, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or otherwise follow the voting instruction provided in this proxy statement/prospectus. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of RigNet stockholders entitled to vote at the RigNet special meeting will be available at RigNet’s executive offices in Houston, Texas during ordinary business hours for examination by any RigNet stockholder for any purpose germane to the RigNet special meeting beginning ten days prior to the RigNet special meeting and ending on the date of the RigNet special meeting. If you would like to examine the list of RigNet stockholders of record, please contact RigNet’s Corporate Secretary at LegalDesk@Rig.Net to schedule an appointment or request access. If RigNet’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of stockholders will be made available for examination electronically upon request to RigNet’s Corporate Secretary, subject to satisfactory verification of stockholder status. The list of RigNet stockholders entitled to vote at the RigNet special meeting will also be available for examination by any RigNet stockholder during the RigNet special meeting via the RigNet special meeting website.

If you have any questions about the merger, please contact RigNet at (281) 674-0100 or write to LegalDesk@Rig.Net. Paper communications may be sent to RigNet, Inc., Attn: Corporate Secretary, 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084.

If you have any questions about how to vote or direct a vote in respect of your shares of RigNet common stock, please contact RigNet’s proxy solicitor, Alliance Advisors, LLC, by phone at (855) 200-7479 or by email at RigNet@alllianceadvisors.com.

By Order of the Board of Directors,

James H. Browning

Chairman of the Board

RigNet, Inc.

Houston, Texas

Dated: March 18, 2021

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Viasat and RigNet from other documents that Viasat and RigNet have filed with the SEC and that are not contained in and are instead incorporated by reference in this proxy statement/prospectus. For a list of documents incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.

You may request a copy of this proxy statement/prospectus, any of the documents incorporated by reference in this proxy statement/prospectus or other information filed with the SEC by Viasat or RigNet, without charge, by written or telephonic request directed to the appropriate company at the following contacts:

For Viasat stockholders: Viasat, Inc. Attention: Investor Relations ir@viasat.com (760) 476-2633	For RigNet stockholders: RigNet, Inc. Attention: Corporate Secretary LegalDesk@Rig.Net (281) 674-0100

In order for you to receive timely delivery of the documents in advance of the RigNet special meeting to be held on April 21, 2021, you must request the information no later than April 14, 2021.

If you have any questions about the RigNet special meeting, or need to obtain proxy cards or other information, please contact RigNet’s proxy solicitor at the following contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

RigNet@allianceadvisors.com

(855) 200-7479

The contents of the websites of the SEC, Viasat, RigNet or any other entity are not incorporated in this proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference in this proxy statement/prospectus at these websites is being provided only for your convenience.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Viasat (Registration No. 333-252618), constitutes a prospectus of Viasat under Section 5 of the Securities Act with respect to the shares of Viasat common stock to be issued to RigNet stockholders pursuant to the Agreement and Plan of Merger, dated as of December 20, 2020, as it may be amended from time to time, by and among Viasat, Merger Sub and RigNet, which is referred to as the “merger agreement.” This document also constitutes a proxy statement of RigNet under Section 14(a) of the Exchange Act. This proxy statement/prospectus also constitutes a notice of meeting with respect to the RigNet special meeting.

Viasat has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Viasat and Merger Sub, and RigNet has supplied all such information relating to RigNet. Viasat and RigNet have both contributed to such information relating to the merger.

Viasat and RigNet have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus is dated March 18, 2021, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference in this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to RigNet stockholders nor the issuance by Viasat of shares of Viasat common stock pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or the context otherwise requires, when used in this proxy statement/prospectus:

•

“adjournment proposal” refers to the proposal to approve the adjournment of the RigNet special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the RigNet special meeting to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to RigNet stockholders;

•	“Baker Botts” refers to Baker Botts L.L.P., legal counsel to RigNet;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“combined company” refers to Viasat immediately following the completion of the merger and the other transactions contemplated by the merger agreement;

•

“compensation proposal” refers to the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to RigNet named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•	“Digital Oilfield Investments” refers to Digital Oilfield Investments LP, an affiliate of KKR;

•

“effective time” refers to the date and time when the merger becomes effective under the DGCL, which will be the date and time at which the certificate of merger with respect to the merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be mutually agreed to in writing by Viasat and RigNet and specified in the certificate of merger;

•	“end date” refers to September 30, 2021, the date on which, subject to certain limitations in the merger agreement, the merger agreement may be terminated and the merger abandoned by either Viasat or

RigNet (which date will be automatically extended in certain circumstances related to the receipt of required regulatory approvals or the absence of restraints under certain competition and communications laws to December 31, 2021, pursuant to the terms of the merger agreement);

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•

“exchange ratio” refers to 0.1845, which figure reflects the number of shares of Viasat common stock that RigNet stockholders will be entitled to receive in the merger for each share of RigNet common stock held immediately prior to the effective time;

•	“GAAP” refers to U.S. generally accepted accounting principles;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“IIoT” refers to the industrial Internet-of-Things;

•	“KKR” refers to Kohlberg Kravis Roberts & Co. L.P.;

•	“Latham & Watkins” refers to Latham & Watkins LLP, legal counsel to Viasat;

•	“Lazard” refers to Lazard Middle Market LLC, financial advisor to RigNet in connection with the proposed merger;

•	“LionTree” refers to LionTree Advisors LLC, financial advisor to Viasat in connection with the proposed merger;

•	“merger” refers to the merger of Merger Sub with and into RigNet;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of December 20, 2020, as it may be amended from time to time, by and among Viasat, Merger Sub and RigNet;

•	“merger proposal” refers to the proposal to adopt the merger agreement;

•

“Merger Sub” refers to Royal Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Viasat, formed for the purpose of effecting the merger as described in this proxy statement/prospectus;

•	“OTT” refers to software, Internet-of-Things and other advanced solutions delivered Over-the-Top of the network layer;

•	“record date” refers to March 12, 2021;

•	“RigNet” refers to RigNet, Inc., a Delaware corporation;

•	“RigNet board of directors” refers to the board of directors of RigNet;

•	“RigNet common stock” refers to the common stock, par value $0.001 per share, of RigNet;

•	“RigNet special meeting” refers to the special meeting of RigNet stockholders to consider and vote upon the merger proposal and related matters;

•	“RSU” refers to a restricted stock unit;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•	“Stifel” refers to Stifel, Nicolaus & Company, Incorporated, financial advisor to RigNet in connection with the proposed merger;

•	“support agreement” refers to the Support Agreement, dated as of December 20, 2020, by and between Viasat and Digital Oilfield Investments;

•	“Viasat” refers to Viasat, Inc., a Delaware corporation;

•	“Viasat board of directors” refers to the board of directors of Viasat; and

•	“Viasat common stock” refers to the common stock, par value $0.0001 per share, of Viasat.

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QUESTIONS AND ANSWERS

The following are brief answers to certain questions that you, as a RigNet stockholder, may have regarding the merger and the other matters being considered at the RigNet special meeting. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. See “Summary” for a summary of important information regarding the merger agreement, the merger and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”

Why am I receiving this proxy statement/prospectus?

This proxy statement/prospectus serves as a proxy statement for the RigNet special meeting.

You are receiving this proxy statement/prospectus because RigNet has agreed to be acquired by Viasat through a merger of Merger Sub with and into RigNet, with RigNet continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of Viasat. The merger agreement, which governs the terms and conditions of the merger, is attached as Annex A hereto.

Your vote is required in connection with the merger. RigNet is sending these materials to its stockholders to help them decide how to vote their shares with respect to the adoption of the merger agreement and other important matters.

What matters am I being asked to vote on?

In order to complete the merger, among other things, RigNet stockholders must approve the merger proposal.

RigNet is holding the RigNet special meeting to obtain approval of the merger proposal. At the RigNet special meeting, RigNet stockholders will also be asked to consider and vote on the compensation proposal related to payments that will or may be paid to RigNet’s named executive officers in connection with the merger and, if there are not sufficient votes at the time of the RigNet special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to RigNet stockholders, the adjournment proposal.

Your vote is very important, regardless of the number of shares that you own. The approval of the merger proposal is a condition to the obligations of Viasat and RigNet to complete the merger. The approval of the compensation proposal and the adjournment proposal are not conditions to the obligations of Viasat or RigNet to complete the merger.

When and where will the RigNet special meeting take place?

In light of ongoing developments related to the COVID-19 pandemic, the RigNet special meeting will be held solely in a virtual meeting format via live webcast. In order to attend the RigNet special meeting virtually via the Internet, RigNet stockholders must register in advance at www.proxydocs.com/RNET, which is referred to as the “RigNet special meeting website,” prior to the deadline of 4:00 p.m. Central Time on April 19, 2021. You will be required to enter the control number found on your proxy card accompanying this proxy statement/prospectus. Upon completion of registration, you will receive further instructions via email, including unique links that will allow you to access the RigNet special meeting and permit you to submit questions during or prior to the RigNet special meeting. All questions received from stockholders during or prior to the RigNet special meeting will be posted on RigNet’s website at www.proxydocs.com/RNET as soon as practicable following the RigNet special meeting. See “The RigNet Special Meeting—Virtually Attending the RigNet Special Meeting.”

Even if you plan to virtually attend the RigNet special meeting, RigNet recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the RigNet special meeting.

If you hold your shares in “street name,” you may virtually attend and vote at the RigNet special meeting only if you obtain a legal proxy from your bank, broker or other nominee giving you the right to vote such shares, and register in advance of the RigNet special meeting at www.proxydocs.com/RNET prior to the deadline.

How important is my vote?

Your vote “FOR” each proposal presented at the RigNet special meeting is very important, regardless of the number of shares that you own, and you are encouraged to submit a proxy as soon as possible. The merger cannot be completed unless the merger proposal is approved by RigNet stockholders.

What will RigNet stockholders receive for their shares of RigNet common stock if the merger is completed?

If the merger is completed, each share of RigNet common stock outstanding as of immediately prior to the effective time will be converted into the right to receive 0.1845 shares of Viasat common stock, which number is referred to as the “exchange ratio.” Each RigNet stockholder will receive cash (without interest and subject to any required tax withholding) in lieu of any fractional shares of Viasat common stock that such RigNet stockholder would otherwise receive in the merger. Any cash amounts to be received by a RigNet stockholder in lieu of fractional shares of Viasat common stock will be rounded to the nearest whole cent.

Because Viasat will issue a fixed number of shares of Viasat common stock in exchange for each share of RigNet common stock, the value of the merger consideration that RigNet stockholders will receive in the merger will depend on the market price of shares of Viasat common stock at the time the merger is completed. The market price of shares of Viasat common stock that RigNet stockholders receive at the time the merger is completed could be greater than, less than or the same as the market price of shares of Viasat common stock on the date of this proxy statement/prospectus or at the time of the RigNet special meeting. Accordingly, you should obtain current market quotations for Viasat common stock and RigNet common stock before deciding how to vote on the merger proposal. Viasat and RigNet common stock are traded on Nasdaq, under the symbols “VSAT” and “RNET,” respectively. Shares of common stock of the combined company will trade on Nasdaq under the symbol “VSAT” after completion of the merger.

For more information regarding the merger consideration to be received by RigNet stockholders if the merger is completed, see “The Merger Agreement—Merger Consideration.”

How does the RigNet board of directors recommend that I vote at the RigNet special meeting?

The RigNet board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For more information regarding the recommendation of the RigNet board of directors, please see “The Merger—Recommendation of the RigNet Board of Directors; RigNet’s Reasons for the Merger.”

In considering the recommendations of the RigNet board of directors, RigNet stockholders should be aware that RigNet directors and executive officers have interests in the merger that are different from, or in addition to, their interests as RigNet stockholders generally. These interests include, among others, the payment of severance benefits and acceleration of outstanding RigNet equity awards upon certain terminations of employment or service, the payment of certain incentive bonuses related to the merger and the combined company’s agreement to indemnify RigNet directors and executive officers against certain claims and liabilities. For a more complete description of these interests, see “Interests of RigNet Directors and Executive Officers in the Merger.”

Who is entitled to vote at the RigNet special meeting?

All holders of record of shares of RigNet common stock who held shares at the close of business on March 12, 2021 (the record date) are entitled to receive notice of, and to vote at, the RigNet special meeting. Each such holder of RigNet common stock is entitled to cast one vote on each matter properly brought before the RigNet special meeting for each share of RigNet common stock that such holder owned of record as of the record date. Virtual attendance at the RigNet special meeting via the RigNet special meeting website is not required to vote. See below and “The RigNet Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the RigNet special meeting.

What is a proxy?

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of RigNet common stock is referred to as a “proxy card.”

How many votes do I have at the RigNet special meeting?

Each RigNet stockholder is entitled to one vote for each share of RigNet common stock held of record as of the close of business on the record date for each proposal. As of the close of business on the record date, there were 21,016,003 shares of RigNet common stock outstanding.

What constitutes a quorum for the RigNet special meeting?

A quorum is the minimum number of shares required to be represented, either through virtual attendance or through representation by proxy, to hold a valid meeting.

The holders of a majority of the issued and outstanding shares of RigNet common stock entitled to vote at the RigNet special meeting must be virtually present via the RigNet special meeting website or represented by proxy in order to constitute a quorum.

Where will the Viasat common stock that I receive in the merger be publicly traded?

The shares of Viasat common stock to be issued to RigNet stockholders in the merger will be listed for trading on Nasdaq under the symbol “VSAT.”

What happens if the merger is not completed?

If the merger proposal is not approved by RigNet stockholders or if the merger is not completed for any other reason, RigNet stockholders will not receive the merger consideration or any other consideration in connection with the merger, and their shares of RigNet common stock will remain outstanding.

If the merger is not completed, RigNet will remain an independent public company, and the RigNet common stock will continue to be listed and traded on Nasdaq under the symbol “RNET.”

If the merger agreement is terminated under specified circumstances, including if the RigNet board of directors changes its recommendation, RigNet may be required to pay Viasat a termination fee of $5.5 million (the “termination fee”). See “The Merger Agreement—Termination Fee.”

How can I virtually vote my shares at the RigNet special meeting?

Shares held directly in your name as a RigNet stockholder of record may be virtually voted at the RigNet special meeting via the RigNet special meeting website. In order to virtually attend and vote at the RigNet special meeting, you must first register at the RigNet special meeting website in order to obtain a unique meeting invitation by electronic mail.

Shares held in “street name” may be virtually voted at the RigNet special meeting via the RigNet special meeting website only if you obtain a legal proxy and follow the instructions provided by your, broker or other nominee. See “The RigNet Special Meeting—Virtually Attending the RigNet Special Meeting.”

Even if you plan to virtually attend the RigNet special meeting via the RigNet special meeting website, RigNet recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the RigNet special meeting.

For additional information on virtually attending the RigNet special meeting, see “The RigNet Special Meeting.”

How can I vote my shares without virtually attending the RigNet special meeting?

Whether you hold your shares directly as a stockholder of record of RigNet or beneficially in “street name,” you may direct your vote by proxy without virtually attending the RigNet special meeting. If you are a stockholder of record, you can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

For additional information on voting procedures, see “The RigNet Special Meeting.”

What is a “broker non-vote”?

Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. A “broker non-vote” occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the RigNet special meeting are non-routine matters under Nasdaq rules for which brokers do not have discretionary authority to vote, RigNet does not expect there to be any broker non-votes at the RigNet special meeting.

What stockholder vote is required for the approval of each proposal at the RigNet special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the RigNet special meeting?

Proposal 1: Merger Proposal

Assuming a quorum is present at the RigNet special meeting, approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock entitled to vote at the RigNet special meeting on the merger proposal. Accordingly, an abstention on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

Proposal 2: Compensation Proposal

Assuming a quorum is present at the RigNet special meeting, approval of the compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock that are virtually present via the RigNet special meeting website or represented by proxy and entitled to vote at the RigNet special meeting. Accordingly, assuming a quorum is present at the RigNet special meeting, any shares not virtually present or represented by proxy (including due to the failure of a RigNet stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the compensation proposal. An abstention on the compensation proposal will have the same effect as a vote “AGAINST” the compensation proposal.

x

Proposal 3: Adjournment Proposal

Whether or not a quorum is present at the RigNet special meeting, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock that are virtually present via the RigNet special meeting website or represented by proxy and entitled to vote at the RigNet special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a RigNet stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the adjournment proposal. An abstention on the adjournment proposal will have the same effect as a vote “AGAINST” the adjournment proposal.

Are there any stockholders who have already committed to voting in favor of any of the proposals?

Yes. Contemporaneously with the execution of the merger agreement, Viasat and Digital Oilfield Investments entered into the support agreement. Pursuant to the support agreement, Digital Oilfield Investments agreed to, among other things, vote all of the shares of RigNet common stock that it owns as of the record date of the RigNet special meeting in favor of the adoption of the merger agreement. A copy of the support agreement is attached as Annex C to this proxy statement/prospectus. For more information, please see “Support Agreement.”

Why am I being asked to consider and vote on a proposal to approve, by non-binding advisory vote, the merger-related compensation for RigNet named executive officers (the compensation proposal)?

Under SEC rules, RigNet is required to seek a non-binding advisory vote of its stockholders relating to the compensation that may be paid or become payable to RigNet named executive officers that is based on or otherwise relates to the merger (also known as “golden parachute” compensation).

What happens if RigNet stockholders do not approve, by non-binding advisory vote, the merger-related compensation for RigNet named executive officers (the compensation proposal)?

Because the vote on the proposal to approve the compensation proposal is advisory in nature, the outcome of the vote will not be binding upon Viasat or RigNet. Accordingly, the merger-related compensation, which is described under “Interests of RigNet Directors and Executive Officers in the Merger,” may be paid to RigNet named executive officers even if RigNet stockholders do not approve the compensation proposal.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

If your shares of RigNet common stock are registered directly in your name with RigNet’s transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote directly at the RigNet special meeting. You may also grant a proxy directly to RigNet or to a third party to vote your shares at the RigNet special meeting. In order to virtually attend and vote at the RigNet special meeting via the RigNet special meeting website, you will need to register in advance at www.proxydocs.com/RNET, and follow the other procedures as provided to you via electronic mail.

If your shares of RigNet common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by them to vote your shares. In order to virtually attend and vote at the RigNet special meeting via the RigNet special meeting website, you will need to register in advance at www.proxydocs.com/RNET, obtain a legal proxy from your bank, broker or other nominee, and follow the other procedures as provided to you via electronic mail.

If my shares of RigNet common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

No. Your bank, broker or other nominee will only be permitted to vote your shares of RigNet common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under Nasdaq rules, banks, brokers and other nominees who hold shares of RigNet common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the proposals currently scheduled to be considered and voted on at the RigNet special meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

The effect of not instructing your bank, broker or other nominee how you wish to vote your shares of RigNet common stock will be the same as a vote “AGAINST” the merger proposal, but will have no effect on the compensation proposal (assuming a quorum is present at the RigNet special meeting) or the adjournment proposal.

What should I do if I receive more than one set of voting materials for the RigNet special meeting?

If you hold shares of RigNet common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of RigNet common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the RigNet special meeting.

Record Holders. For shares held directly, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or otherwise follow the voting instruction provided in this proxy statement/prospectus, in order to ensure that all of your shares of RigNet common stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to submit a proxy or vote your shares.

If a stockholder gives a proxy, how are the shares of RigNet common stock voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of RigNet common stock in the way that you indicate. For each item before the RigNet special meeting, you may specify whether your shares of RigNet common stock, should be voted for or against, or abstain from voting.

How will my shares of RigNet common stock be voted if I return a blank proxy?

If you sign, date and return your proxy and do not indicate how you want your shares of RigNet common stock to be voted, then your shares of RigNet common stock will be voted in accordance with the recommendation of the RigNet board of directors: “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Can I change my vote after I have submitted my proxy?

Any RigNet stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the RigNet special meeting by doing any of the following:

•	subsequently submitting a new proxy (including over the internet or telephone) for the RigNet special meeting that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to RigNet’s Corporate Secretary; or

•	virtually attending and voting at the RigNet special meeting via the RigNet special meeting website.

Your attendance at the RigNet special meeting will not revoke your proxy unless you give written notice of revocation to RigNet’s Corporate Secretary before your proxy is exercised or unless you virtually attend and vote your shares at the RigNet special meeting.

Execution or revocation of a proxy will not in any way affect your right to virtually attend and vote at the RigNet special meeting via the RigNet special meeting website. Written notices of revocation and other communications relating to the revocation of proxies should be addressed:

RigNet, Inc.

Attn: Corporate Secretary

15115 Park Row Boulevard, Suite 300

Houston, Texas 77084

See “The RigNet Special Meeting—Revocability of Proxies.”

If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Do RigNet stockholders have dissenters’ or appraisal rights?

RigNet stockholders are not entitled to appraisal or dissenters’ rights under the DGCL. If RigNet stockholders are not in favor of the merger, they may vote against or choose to abstain from voting on the merger proposal. See “No Appraisal Rights.” Information about how RigNet stockholders may vote on the proposals being considered in connection with the merger can be found under “The RigNet Special Meeting.”

Are there any risks that I should consider in deciding whether to vote for the approval of the merger proposal?

Yes. You should read and carefully consider the risk factors set forth under “Risk Factors.” You also should read and carefully consider the risk factors relating to Viasat and RigNet that are contained in the documents that are incorporated by reference in this proxy statement/prospectus.

What happens if I sell my shares of RigNet common stock after the record date but before the RigNet special meeting?

The record date is earlier than the date of the RigNet special meeting. If you sell or otherwise transfer your shares of RigNet common stock after the record date but before the RigNet special meeting, you will, unless special arrangements are made, retain your right to vote at the RigNet special meeting.

Who will solicit and pay the cost of soliciting proxies?

RigNet has engaged Alliance Advisors, LLC, which is referred to as “Alliance,” to assist in the solicitation of proxies for the RigNet special meeting. RigNet estimates that it will pay Alliance a fee of approximately $25,000, plus reimbursement for certain out-of-pocket fees and expenses. RigNet has agreed to indemnify Alliance against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

RigNet also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of RigNet common stock. RigNet directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

When is the merger expected to be completed?

Subject to the satisfaction or waiver of the closing conditions described under “The Merger Agreement—Conditions to the Completion of the Merger,” including approval of the merger proposal, the merger is currently expected to be completed by mid-calendar year 2021. However, neither Viasat nor RigNet can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors beyond the control of both companies, including the receipt of certain required regulatory approvals. Viasat and RigNet hope to complete the merger as soon as reasonably practicable. Also see “The Merger—Regulatory Approvals.”

What respective equity stakes will current Viasat and RigNet stockholders hold in Viasat immediately following the merger?

Based on the anticipated treatment of equity-based awards and the number of shares of Viasat and RigNet common stock outstanding on March 12, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, upon completion of the merger, former RigNet stockholders are expected to own approximately 6% of the outstanding shares of Viasat common stock and Viasat stockholders immediately prior to the merger are expected to own approximately 94% of the outstanding shares of Viasat common stock. The relative ownership interests of Viasat stockholders and former RigNet stockholders in the combined company immediately following the merger will depend on the number of shares of Viasat and RigNet common stock issued and outstanding immediately prior to the merger.

How will I receive the merger consideration to which I am entitled?

If you hold your shares of RigNet common stock in book-entry form, whether through The Depository Trust Company, which is referred to as “DTC,” or otherwise, you will not be required to take any specific actions to exchange your shares of RigNet common stock for shares of Viasat common stock. Such shares will, following the effective time, be automatically exchanged for shares of Viasat common stock (in book-entry form) and cash in lieu of any fractional shares of Viasat common stock to which you are entitled. If you instead hold your shares of RigNet common stock in certificated form, then, after receiving the proper documentation from you following the effective time, the exchange agent will deliver to you the shares of Viasat common stock (in book-entry form) and cash in lieu of any fractional shares of Viasat common stock to which you are entitled. See “The Merger Agreement—Exchange of Shares.”

What should I do now?

You should read this proxy statement/prospectus carefully and in its entirety, including the annexes. Then, you may vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, so that your shares will be voted in accordance with your instructions.

How can I find more information about Viasat and RigNet?

You can find more information about Viasat and RigNet from various sources described under “Where You Can Find More Information.”

Whom do I call if I have questions about the RigNet special meeting or the merger?

If you have questions about the RigNet special meeting or the merger, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact RigNet’s proxy solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

RigNet@allianceadvisors.com

(855) 200-7479

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you as a RigNet stockholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”

The Parties to the Merger (Page 27)

Viasat, Inc.

Viasat is an innovator in communications technologies and services, focused on making connectivity accessible, available and secure for all. Viasat’s end-to-end platform of high-capacity Ka-band satellites, ground infrastructure and user terminals enables Viasat to provide cost-effective, high-speed, high-quality broadband solutions to enterprises, consumers and government users around the globe, whether on the ground, in the air or at sea. In addition, Viasat’s government business includes a market-leading portfolio of military tactical data link systems, satellite communication products and services and cybersecurity and information assurance products and services. Viasat’s product, system and service offerings are often linked through common underlying technologies, customer applications and market relationships. Viasat believes that its portfolio of products and services, combined with its vertical integration strategy and ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides Viasat with a strong foundation to sustain and enhance its leadership in advanced communications and networking technologies. Viasat’s principal executive offices are located at 6155 El Camino Real, Carlsbad, California 92009, and its telephone number is (760) 476-2200.

RigNet, Inc.

RigNet delivers advanced software and communications infrastructure that allow its customers to realize the business benefits of digital transformation. With world-class, ultra-secure solutions spanning global IP connectivity, bandwidth-optimized OTT applications, IIoT big data enablement, and industry-leading machine learning analytics, RigNet supports the full evolution of digital enablement, empowering businesses to respond faster to high priority issues, mitigate the risk of operational disruption, and maximize their overall financial performance. RigNet is headquartered in Houston, Texas with operations around the world. RigNet’s principal executive offices are located at 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947, and its telephone number is (281) 674-0100.

Royal Acquisition Sub, Inc.

Merger Sub was formed by Viasat solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. By operation of the merger, Merger Sub will be merged with and into RigNet, with RigNet continuing as the surviving corporation and as a wholly owned subsidiary of Viasat. Merger Sub’s principal executive offices are located at 6155 El Camino Real, Carlsbad, California 92009, and its telephone number is (760) 476-2200.

The Merger and the Merger Agreement (Pages 40 and 73)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A hereto. Viasat and RigNet encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into RigNet, with RigNet continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Viasat.

Merger Consideration (Page 40 and 74)

At the effective time, each share of RigNet common stock (other than shares held in treasury by RigNet or held directly by Viasat or Merger Sub (which shares will be cancelled)) that was issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.1845 shares of Viasat common stock as well as cash (without interest and less any applicable withholding taxes) in lieu of any fractional shares of Viasat common stock.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of Viasat or RigNet common stock changes.

Treatment of RigNet Equity Awards (Page 77)

RigNet equity awards that are held by RigNet employees or consultants who, as of immediately after the effective time, constitute an “employee” of Viasat within the meaning of Form S-8 and are outstanding immediately prior to the effective time, including options to purchase shares of RigNet common stock, which are referred to as “assumed RigNet options,” and RigNet RSUs with vesting criteria based solely on continuing employment or service (as opposed to performance vesting) and that are not deferred RigNet RSUs, as defined below, which are referred to as “assumed RigNet RSUs,” will be assumed by Viasat and converted into Viasat equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of Viasat common stock and, if applicable, have an exercise price determined using the exchange ratio.

Any RigNet stock option that does not constitute an assumed RigNet option will accelerate in full and be terminated for no consideration as of immediately prior to the effective time, and any RigNet RSU (other than a deferred RigNet RSU (as defined below)) that does not constitute an assumed RigNet RSU will accelerate in full and become settled in shares of RigNet common stock immediately prior to the effective time.

Any RigNet RSU that is subject to, and not exempt from the requirements of, Section 409A of the Code is referred to as a “deferred RigNet RSU.” Each deferred RigNet RSU with time-based vesting criteria (i.e., based on continuing employment or service) will accelerate in full immediately prior to the effective time and be terminated and settled in shares of RigNet common stock in a manner intended to comply with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(B). Each deferred RigNet RSU with performance-based vesting criteria (i.e., based on performance objectives), to the extent such RigNet RSU would be vested immediately prior to the effective time in accordance with its terms, will be terminated and become settled in shares of RigNet common stock in a manner intended to satisfy the plan termination requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(B). With respect to performance-based deferred RigNet RSUs, vesting for any completed performance period will be based on actual performance achieved, and for any incomplete performance period, the portion of the award that is vested as of immediately prior to the effective time will be determined by the compensation committee of the RigNet board of directors based on the relevant terms and conditions of the applicable award. Any deferred RigNet RSU that Viasat determines is not eligible to be treated in accordance with Treasury Regulation 1.409A-3(j)(4)(ix)(B) shall be treated as an assumed RigNet RSU.

Viasat’s Reasons for the Merger (Page 49)

For a description of some of the factors considered by the Viasat board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger—Viasat’s Reasons for the Merger.”

Recommendation of the RigNet Board of Directors; RigNet’s Reasons for the Merger (Page 52)

The RigNet board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For a description of some of the factors considered by the RigNet board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and additional information on the recommendation of the RigNet board of directors, see “The Merger—Recommendation of the RigNet Board of Directors; RigNet’s Reasons for the Merger.”

Opinion of RigNet’s Financial Advisor

Opinion of Stifel (Page 56; Annex B)

RigNet engaged Stifel to render an opinion to the RigNet board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of RigNet common stock (other than treasury shares and shares held by Viasat or Merger Sub). Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. RigNet selected Stifel because Stifel is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger.

The full text of the written opinion of Stifel, dated as of December 20, 2020, is attached as Annex B to this proxy statement/prospectus and is incorporated into this document by reference. The summary of Stifel’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. RigNet stockholders are urged to read the opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stifel in connection with its opinion. Stifel’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the RigNet board of directors (in its capacity as such) in connection with its consideration of the exchange ratio. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio to the holders of RigNet common stock (other than treasury shares and shares held by Viasat or Merger Sub). It did not address the underlying business decision of RigNet to engage in the merger or enter into the merger agreement or constitute a recommendation to the RigNet board of directors in connection with the merger, and it does not constitute a recommendation to any holder of RigNet common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the merger. See “The Merger—Opinion of RigNet’s Financial Advisor.”

The RigNet Special Meeting (Page 29)

The RigNet special meeting is scheduled to be held virtually via live webcast on April 21, 2021, beginning at 8:00 a.m., Central Time, unless postponed to a later date.

In light of ongoing developments related to the COVID-19 pandemic, the RigNet special meeting will be held solely in a virtual meeting format via live webcast. In order to attend the RigNet special meeting virtually via the Internet, RigNet stockholders must register in advance at www.proxydocs.com/RNET, which is referred to as the “RigNet special meeting website,” prior to the deadline of 4:00 p.m. Central Time on April 19, 2021.

The purpose of the RigNet special meeting is to consider and vote on each of the following proposals:

•	Proposal 1: Adoption of the Merger Agreement. To consider and vote on the merger proposal;

•

Proposal 2: Approval, on an Advisory Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with RigNet’s Named Executive Officers. To consider and vote on the compensation proposal; and

•	Proposal 3: Adjournment of the RigNet Special Meeting. To consider and vote on the adjournment proposal.

RigNet stockholders must approve the merger proposal as a condition to the completion of the merger. If RigNet stockholders fail to approve the merger proposal, the merger will not occur. The vote on the merger proposal is a vote separate and apart from the vote to approve either the compensation proposal or the adjournment proposal. Accordingly, a RigNet stockholder may vote to approve the merger proposal and vote not to approve the compensation proposal or the adjournment proposal, and vice versa.

Only holders of record of shares of RigNet common stock outstanding as of the close of business on the record date are entitled to notice of, and to vote at, the RigNet special meeting or any adjournment or postponement thereof. RigNet stockholders may cast one vote for each share of RigNet common stock that they own of record as of the record date.

A quorum of RigNet stockholders is necessary to conduct the RigNet special meeting. The presence, virtually via the RigNet special meeting website or by proxy, of the holders of a majority of the issued and outstanding shares of RigNet common stock entitled to vote at the RigNet special meeting will constitute a quorum. All shares of RigNet common stock represented by a valid proxy and all abstentions will be counted as present for purposes of establishing a quorum. All of the proposals for consideration at the RigNet special meeting are considered “non-routine” matters under Nasdaq rules, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the RigNet special meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the RigNet stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the RigNet special meeting.

Assuming a quorum is present at the RigNet special meeting, approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock entitled to vote at the RigNet special meeting on the merger proposal. Accordingly, an abstention or other failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

Assuming a quorum is present at the RigNet special meeting, approval of the compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock that are virtually present via the RigNet special meeting website or represented by proxy and entitled to vote at the RigNet special meeting. Accordingly, assuming a quorum is present at the RigNet special meeting, any shares not virtually present or represented by proxy (including due to the failure of a RigNet stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the compensation proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the RigNet special meeting on the compensation proposal to vote on the compensation proposal will have the same effect as a vote “AGAINST” the compensation proposal.

Whether or not a quorum is present at the RigNet special meeting, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock that are virtually present via the RigNet special meeting website or represented by proxy and entitled to vote at the RigNet special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a RigNet stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the RigNet special meeting on the adjournment proposal to vote on the adjournment proposal will have the same effect as a vote “AGAINST” the adjournment proposal.

Interests of Viasat Directors and Executive Officers in the Merger (Page 99)

As of the date of this proxy statement/prospectus, Viasat directors and executive officers do not have interests in the merger that are different from, or in addition to, the interests of other Viasat stockholders generally.

Interests of RigNet Directors and Executive Officers in the Merger (Page 100)

In considering the recommendations of the RigNet board of directors, RigNet stockholders should be aware that RigNet directors and executive officers have interests in the merger, including financial interests, which may be different from, or in addition to, the interests of other RigNet stockholders generally. The RigNet board of directors was aware of and considered these interests, among other matters, when it determined that the merger is fair to and in the best interests of RigNet and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommended that RigNet stockholders approve the merger proposal. These interests are discussed in more detail under “Interests of RigNet Directors and Executive Officers in the Merger.”

These interests include:

•	assumption of RigNet equity awards, including RigNet options and certain RigNet RSUs, held by continuing RigNet executive officers;

•	accelerated vesting of RigNet RSUs held by non-employee members of the RigNet board of directors and certain RigNet RSUs held by RigNet executive officers;

•	accelerated vesting of RigNet options and certain RigNet RSUs (other than deferred RigNet RSUs) held by any RigNet executive officer who is not a continuing employee of RigNet;

•

accelerated vesting and settlement of deferred RigNet RSUs, with the determination of shares eligible for vesting and settlement of certain deferred RigNet RSUs the vesting of which is performance-based to be determined based on the relevant terms and conditions of the applicable award;

•	payment of certain cash bonuses and the grant of awards of RSUs covering shares of Viasat common stock at the effective time to RigNet’s executive officers;

•	severance payments and benefits that may be payable to a RigNet executive officer upon certain qualifying terminations of employment in connection with or following a change of control; and

•	continuing rights to indemnification and continued coverage under directors’ and officers’ liability insurance policies for RigNet executive officers and directors following the merger.

For an estimate of the value of the benefits and financial interests that RigNet’s named executive officers may become eligible to receive as a result of their interests in the merger, assuming, among other things, that the merger was completed on March 12, 2021 and each such named executive officer experienced a qualifying termination of employment immediately thereafter, see “Interests of RigNet Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to RigNet Named Executive Officers—Golden Parachute Compensation.”

Governance of the Combined Company (Page 71)

Upon consummation of the merger, the executive management team of Viasat is expected to remain unchanged and consist of members of the Viasat executive management team prior to the merger, including Viasat’s executive officers set forth below in “Interests of Viasat Directors and Executive Officers in the Merger.”

Organizational Documents and Directors and Officers of the Surviving Corporation (Page 78)

At the effective time, RigNet’s certificate of incorporation will be amended and restated in its entirety to read substantially identically to the certificate of incorporation set forth in an exhibit to the merger agreement. At the effective time, RigNet’s bylaws will be amended and restated in their entirety to read as bylaws of Merger Sub, except that the name of the surviving corporation will be “RigNet, Inc.” Merger Sub’s directors and officers immediately prior to the effective time will become the initial directors and officers of RigNet as the surviving corporation.

Security Ownership of Certain Beneficial Owners and Management of RigNet (Page 120)

At the close of business on March 12, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, RigNet directors and executive officers and their affiliates (excluding Digital Oilfield Investments), as a group, owned and were entitled to vote approximately 1,110,060 shares of RigNet common stock, collectively representing approximately 5% of the shares of RigNet common stock outstanding on such date. Although none of them has entered into any agreement obligating them to do so, RigNet currently expects that all RigNet directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For more information regarding the security ownership of RigNet directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management of RigNet.”

In addition, pursuant to the support agreement, Digital Oilfield Investments (which owns approximately 24% of the outstanding shares of RigNet common stock as of March 12, 2021) has agreed, subject to the terms and the conditions thereof, to vote all shares of RigNet common stock held by Digital Oilfield Investments as of such date in favor of the merger proposal at the RigNet special meeting. For a more complete discussion of the support agreement, please see “Support Agreement.”

Regulatory Approvals (Page 88)

Viasat, Merger Sub and RigNet have each agreed to cooperate with each other and to use (and to cause their subsidiaries to use) their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to cause the conditions to the closing to be satisfied as promptly as reasonably practicable (and in any event no later than the end date) and to consummate the transactions contemplated by the merger agreement, including to obtain all necessary, proper or advisable regulatory clearances and approvals as promptly as reasonably practicable, subject to certain limits. See “The Merger—Regulatory Approvals.”

The obligations of Viasat and RigNet to consummate the merger are subject to, among other conditions, the expiration or termination of all waiting periods (and any agreed upon extensions of any waiting period or commitment not to consummate the merger for any period of time) applicable to the consummation of the merger under the HSR Act, the absence of any agreement pending or in effect between Viasat and any governmental entity not to close the merger, and the receipt of certain additional antitrust, competition and communications regulatory clearances and approvals.

Litigation Relating to the Merger (see page 71)

Since the announcement of the merger agreement, stockholders of RigNet have filed eight complaints against RigNet and its directors related to the merger agreement: Waterman v. RigNet, Inc., et al., No.

2:21-cv-01160-RBS (E.D. Pa.); Wilhelm v. RigNet, Inc., et al., No. 1:21-cv-00674-KMT (D. Colo.); Wheeler v. RigNet, Inc., et al., No. 1:21-cv-00341-CFC (D. Del.); DiMichele v. RigNet, Inc., No. 1:21-cv-01775-GHW (S.D.N.Y.); Baker v. RigNet, Inc., et al., No. 1:21-cv-00566-MEH (D. Colo.); Waugh v. RigNet, Inc., et al., No. 1:21-cv-01638-JPO (S.D.N.Y.); Waugh v. RigNet, Inc., et al., No. 1:21-cv-00499-RM-STV (D. Colo.); and Stein v. RigNet, Inc., et al., No. 3:21-cv-00289-JLS-BLM (S.D. Cal.). The complaints name as defendants RigNet and each member of the RigNet board of directors, and in the case of the Stein, Baker, and Waterman complaints, Viasat. The complaints allege that the registration statement, of which this proxy statement/prospectus is a part, omits material information or contains misleading disclosures and that, as a result, defendants violated Sections 14(a) and 20(a) of the Exchange Act. The complaints seek, among other things, (i) injunctive relief preventing the consummation of the transactions contemplated by the merger agreement, (ii) damages and (iii) plaintiff’s attorneys’ and experts’ fees and expenses. On February 25, 2021, the Waugh action filed in the Southern District of New York was voluntarily dismissed. The seven other actions are still pending. Each of Viasat and RigNet believes the claims asserted in the complaints are without merit and intends to vigorously defend against them.

Ownership of the Combined Company (Page 70)

Based on the anticipated treatment of equity-based awards and the number of shares of Viasat and RigNet common stock outstanding as of March 12, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, upon completion of the merger, former RigNet stockholders are expected to own approximately 6% of the outstanding shares of Viasat common stock and Viasat stockholders immediately prior to the merger are expected to own approximately 94% of the outstanding shares of Viasat common stock. The relative ownership interests of Viasat stockholders and former RigNet stockholders in the combined company immediately following the merger will depend on the number of shares of Viasat and RigNet common stock issued and outstanding immediately prior to the merger.

No Appraisal Rights (Page 119)

The RigNet stockholders are not entitled to appraisal of their shares or dissenters’ rights with respect to the merger.

Conditions to the Completion of the Merger (Page 92)

The obligations of each of Viasat and RigNet to complete the merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law), at or prior to the closing, of each of the following conditions:

•

the SEC having declared effective the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the absence of any stop order or pending (or threatened) proceedings by the SEC with respect thereto;

•	approval by RigNet stockholders of the merger proposal;

•

the expiration or termination of all waiting periods (and any agreed upon extensions of any waiting period or commitment not to consummate the merger for any period of time) applicable to the consummation of the merger under the HSR Act, the absence of any agreement pending or in effect between Viasat and any governmental entity not to close the merger, and the receipt of certain additional antitrust, competition and communications regulatory clearances and approvals;

•

the approval for listing by Nasdaq of the shares of Viasat common stock to be issued to RigNet stockholders in the merger, including shares of Viasat common stock to be issued in connection with assumed RigNet equity awards; and

•	the absence of any law or order by any governmental entity of competent jurisdiction preventing, enjoining or making illegal the consummation of the merger.

In addition, each party’s obligation to complete the merger is subject to, among other things, the accuracy of certain representations and warranties of the other party and the compliance by such other party with certain of its covenants, in each case, subject to the materiality standards set forth in the merger agreement, and the absence of the occurrence of any material adverse effect.

Neither Viasat nor RigNet can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Acquisition Proposals (Page 84)

As more fully described under “The Merger Agreement—No Solicitation of Acquisition Proposals,” subject to the exceptions summarized below, RigNet has agreed that it will not (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined under “The Merger Agreement—No Solicitation of Acquisition Proposals”), (b) furnish any information regarding such party or its subsidiaries in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal, (c) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, (d) approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment or agreement in principle with respect to any acquisition proposal or (e) resolve or agree to do any of the foregoing.

Notwithstanding the restrictions described above, if at any time prior to obtaining approval of the merger proposal, RigNet receives a bona fide, written acquisition proposal after the date of the merger agreement that did not result from a material breach of the non-solicitation provisions in the merger agreement and that the RigNet board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or could reasonably be expected to lead to a superior proposal (as defined under “The Merger Agreement—No Solicitation of Acquisition Proposals”), RigNet may (a) engage in discussions or negotiations with the party making the acquisition proposal and (b) furnish information with respect to RigNet to the party making the acquisition proposal, subject to certain conditions and obligations in the merger agreement. RigNet has also agreed to notify Viasat promptly following (and in any event, within one business day of the receipt of) any acquisition proposal or any request for information that is reasonably likely to lead to an acquisition proposal and to keep Viasat reasonably informed on a current basis (and in any event, within one business day) as to the status of any acquisition proposal, including informing Viasat of any material change to such acquisition proposal’s terms, the status of any negotiations, and any change in its intentions.

In addition, at any time prior to obtaining approval of the merger proposal, RigNet will be permitted, through its representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to the merger agreement, to engage in any negotiations with or provide any non-public information to) any person that has made an acquisition proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the RigNet board of directors to make an informed determination with respect to such acquisition proposal.

No Change of Recommendation (Page 86)

The merger agreement provides that, among other restrictions and subject to certain exceptions, the RigNet board of directors will not (a) withhold, withdraw, modify, amend or qualify (or publicly propose to do so), in a manner adverse to Viasat, the RigNet board of directors’ recommendation to RigNet stockholders to adopt the merger agreement or (b) approve, recommend or declare advisable (or publicly propose to do so) any acquisition proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the approval by RigNet stockholders of the merger proposal, the RigNet board of directors may make a change of recommendation and/or terminate the merger agreement to concurrently enter into a definitive agreement with respect to an acquisition proposal if it determines in good faith (after consultation with its outside legal counsel and financial advisor) that such acquisition proposal is a superior proposal and that failure to take such action with respect to such acquisition proposal would reasonably be expected to be inconsistent with the RigNet board of directors’ fiduciary duties to RigNet and its stockholders under applicable law (and subject to compliance with certain obligations set forth in the merger agreement, including providing Viasat with prior notice and the opportunity to negotiate for a period to match the terms of the superior proposal and payment of the termination fee concurrent with any such termination of the merger agreement).

In addition, the RigNet board of directors is permitted, under certain circumstances prior to obtaining stockholder approval of the merger proposal, and subject to compliance with certain obligations set forth in the merger agreement (including providing Viasat with prior notice and the opportunity to negotiate during such notice period to amend the terms of the merger agreement) to make a change of recommendation in response to an intervening event (unrelated to an acquisition proposal) if the RigNet board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties.

Termination of the Merger Agreement (Page 94)

The merger agreement may be terminated and the merger abandoned:

•	by mutual written consent of Viasat and RigNet at any time prior to the effective time;

•

by either Viasat or RigNet, if the merger has not been consummated on or prior to the end date, including any automatic extension thereof (however, a party may not terminate the merger agreement if such party’s material breach of any of its obligations under the merger agreement materially contributed to the failure of the closing to have occurred by the end date);

•

by either Viasat or RigNet, if a governmental authority of competent jurisdiction issues a final and non-appealable order or adopts or enacts a law that is final and non-appealable that permanently prevents, enjoins or makes illegal the consummation of the merger (however, a party may not terminate the merger agreement if the material breach by such party (or any affiliate of such party) of any such party’s obligations under the merger agreement shall have been the primary cause of, or primarily resulted in, the issuance or continued existence of such order or law);

•	by Viasat, if RigNet has made a change of recommendation, prior to RigNet obtaining its required stockholder approval;

•	by Viasat, if RigNet materially breaches the merger agreement non-solicitation provisions;

•	by either party, if the merger proposal is not approved at the RigNet special meeting, including any postponement or adjournment thereof;

•

by RigNet, if prior to obtaining RigNet’s stockholder approval, (a) RigNet’s board of directors shall have authorized RigNet to enter into a definitive agreement relating to a superior proposal, (b) concurrently with the termination of the merger agreement, RigNet enters into the definitive agreement relating to a superior proposal and pays Viasat the termination fee pursuant to the merger agreement, and (c) RigNet has not materially breached the no solicitation of acquisition proposals and special meeting provisions of the merger agreement; or

•

by either party, if any representation or warranty of the other party becomes inaccurate or the other party breaches any covenant in the merger agreement and such inaccuracy or breach (a) would result in the failure of certain conditions to closing and (b) is not curable by the end date or, if curable and the other party is using reasonable best efforts to cure, is not cured by the date that is 30 days following written notice describing such breach (however, the terminating party may not exercise this termination right if it is then in breach of any representation, warranty or agreement contained in the merger agreement which breach would give rise to the failure of a condition to the merger agreement regarding accuracy of representations and warranties and compliance with covenants).

Termination Fee (Page 95)

RigNet has agreed to pay a termination fee of $5.5 million in cash to Viasat if the merger agreement is terminated in certain circumstances involving a change of recommendation or termination of the merger agreement to enter into a superior proposal by RigNet. RigNet is also required to pay the applicable termination fee if RigNet enters into or consummates a superior proposal following certain terminations of the merger agreement, including a termination due to RigNet’s failure to obtain the required stockholder approval, after an alternative proposal has been made or due to a breach of RigNet’s non-solicitation obligations under the merger agreement.

RigNet will not be required to pay a termination fee on more than one occasion. Furthermore, except in the case of fraud with respect to RigNet’s representations and warranties set forth in the merger agreement, if Viasat receives the termination fee, then the termination fee will be Viasat’s sole and exclusive remedy against RigNet, its affiliates and its and their respective representatives in connection with the merger agreement.

The termination fee will be payable by RigNet only once and not in duplication even though the termination fee may be payable by RigNet pursuant to multiple circumstances.

Support Agreement (Page 98)

Contemporaneously with the execution of the merger agreement, Viasat and Digital Oilfield Investments LP, an affiliate of KKR, entered into the support agreement. Pursuant to the support agreement, Digital Oilfield Investments irrevocably and unconditionally agreed, among other things, that at any meeting of stockholders of RigNet, including the RigNet special meeting, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of RigNet is sought, that Digital Oilfield Investments shall (a) appear at such meeting or otherwise cause Digital Oilfield Investments shares to be counted for the purpose of establishing a quorum; and (b) vote all of Digital Oilfield Investments shares of RigNet common stock (i) in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement; (ii) in favor of any adjournment or postponement of such meeting recommended by RigNet if there are insufficient shares of RigNet common stock represented to constitute a quorum or adopt the merger agreement and approve the merger; (iii) against any acquisition proposal; (iv) against any proposal, action or agreement that would reasonably be expected to impede, frustrate, interfere with, delay or postpone, prevent or otherwise impair the merger or the other transactions contemplated by the merger agreement in any material respect; and (v) in favor of any other matters reasonably requested by Viasat or RigNet in furtherance of the foregoing.

Accounting Treatment (Page 71)

Viasat prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations, with Viasat representing the accounting acquirer under this guidance. Viasat will record assets acquired, including identifiable intangible assets, and liabilities assumed from RigNet at their respective fair values at the date of completion of the merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Viasat after completion of the merger will include the operating results of RigNet beginning from the closing date of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of RigNet. The earnings of Viasat following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Viasat determines that tangible or intangible assets (including goodwill) are impaired, Viasat would record an impairment charge at that time.

Material U.S. Federal Income Tax Consequences of the Merger (Page 107)

For U.S. federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, a U.S. Holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of RigNet common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of RigNet common stock for Viasat common stock in the merger, except with respect to cash received by RigNet stockholders in lieu of fractional shares of Viasat common stock.

See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of certain U.S. federal income tax consequences of the merger. Please consult your tax advisors as to the specific tax consequences to you of the merger.

Comparison of Stockholders’ Rights (Page 110)

Upon completion of the merger, RigNet stockholders receiving shares of Viasat common stock will become Viasat stockholders. The rights of Viasat stockholders will be governed by the DGCL and the Viasat charter and bylaws in effect at the effective time. As Viasat and RigNet are both Delaware corporations, the rights of Viasat and RigNet stockholders are not materially different. However, there are certain differences in the rights of Viasat stockholders under the Viasat charter and bylaws and of RigNet stockholders under the RigNet charter and bylaws. See “Comparison of Stockholders’ Rights.”

Listing of Viasat Common Stock; Delisting and Deregistration of RigNet Common Stock (Page 72)

It is a condition to the merger that the shares of Viasat common stock to be issued to RigNet stockholders in the merger be approved for listing on Nasdaq, subject to official notice of issuance. If the merger is completed, RigNet common stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which RigNet will no longer be required to file periodic reports with the SEC with respect to RigNet common stock.

RigNet has agreed to cooperate with Viasat prior to the closing to cause the RigNet common stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the effective time.

Risk Factors (Page 15)

In evaluating the merger agreement and the merger, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed under “Risk Factors.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The registration statement on Form S-4 of which this proxy statement/prospectus forms a part, the documents that Viasat and RigNet refer you to in the registration statement and oral statements made or to be made by Viasat and RigNet include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the “safe harbor provisions.” Statements contained or incorporated by reference in the registration statement of which this proxy statement/prospectus forms a part that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of Viasat and RigNet management relating to the merger and future financial condition and performance. Words such as “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions. Investors are cautioned that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond the control of both companies, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Although these forward-looking statements are based on assumptions that Viasat and RigNet management, as applicable, believe to be reasonable, they can give no assurance that these expectations will prove to be correct. Investors are cautioned not to place undue reliance on these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•

the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require RigNet to pay a termination fee to Viasat;

•

uncertainties related to the timing of the receipt of required regulatory approvals for the merger and the possibility that Viasat and RigNet may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all;

•

the price of Viasat and RigNet common stock could change before the completion of the merger, including as a result of uncertainty as to the long-term value of the common stock of the combined company or as a result of broader stock market movements;

•

the possibility that the parties are unable to complete the merger due to the failure of RigNet stockholders to adopt the merger agreement, or the failure to satisfy any of the other conditions to the completion of the merger, or unexpected delays in satisfying any conditions;

•	delays in closing, or the failure to close, the merger for any reason, could negatively impact Viasat, RigNet or the combined company;

•

risks that the pendency or completion of the merger and the other transactions contemplated by the merger agreement disrupt current plans and operations, which may adversely impact Viasat’s or RigNet’s respective businesses;

•	difficulties or delays in integrating the businesses of Viasat and RigNet following completion of the merger or fully realizing the anticipated synergies or other benefits expected from the merger;

•	certain restrictions during the pendency of the proposed merger that may impact the ability of Viasat or RigNet to pursue certain business opportunities or strategic transactions;

•	the risk of legal proceedings that may be instituted against Viasat, RigNet, their directors and/or others relating to the merger;

•	risks related to the diversion of the attention and time of Viasat or RigNet management from ongoing business concerns;

•

the risk that the proposed merger or any announcement relating to the proposed merger could have an adverse effect on the ability of Viasat or RigNet to retain and hire key personnel or maintain relationships with customers, suppliers, distributors, vendors, strategic partners or other third parties, including regulators and other governmental authorities or agencies, or on Viasat’s or RigNet’s respective operating results and businesses generally;

•	the potentially significant amount of any costs, fees, expenses, impairments or charges related to the merger;

•

the potential dilution of Viasat and RigNet stockholders’ ownership percentage of the combined company as compared to their ownership percentage of Viasat or RigNet, as applicable, prior to the merger;

•	the business, economic, political and other conditions in the countries in which Viasat or RigNet operate;

•

events beyond the control of Viasat and RigNet, such as acts of terrorism or the continuation or worsening of the COVID-19 pandemic and changes in applicable law, including changes in Viasat’s or RigNet’s estimates of their expected tax rate based on current tax law;

•	the potential dilution of the combined company’s earnings per share as a result of the merger; and

•	RigNet directors and executive officers having interests in the merger that are different from, or in addition to, the interests of RigNet stockholders generally.

For further discussion of these and other risks, contingencies and uncertainties applicable to Viasat and RigNet, their respective businesses and the proposed merger, see “Risk Factors” in this proxy statement/prospectus and in similarly titled sections in Viasat’s and RigNet’s other filings with the SEC that are incorporated by reference herein. See “Where You Can Find More Information.”

All subsequent written or oral forward-looking statements attributable to Viasat, RigNet or any person acting on either of their behalf are expressly qualified in their entirety by these cautionary statements. Neither Viasat nor RigNet is under any obligation to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, and each expressly disclaims any obligation to do so, except as may be required by law.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price

Shares of Viasat common stock are listed for trading on Nasdaq under the symbol “VSAT.” Shares of RigNet common stock are listed for trading on Nasdaq under the symbol “RNET.” The following tables set forth the high and low sales price of Viasat common stock and RigNet common stock as reported by Nasdaq.

	Viasat Common Stock		RigNet Common Stock
	High	Low	High	Low
Calendar quarters:
2019
First quarter	$78.65	$56.64	$16.15	$9.31
Second quarter	$97.31	$77.54	$11.28	$7.22
Third quarter	$84.62	$73.63	$11.34	$6.77
Fourth quarter	$77.80	$66.02	$7.70	$4.76
2020
First quarter	$74.05	$25.10	$6.87	$1.02
Second quarter	$48.00	$31.61	$4.69	$0.77
Third quarter	$43.43	$31.96	$5.79	$1.61
Fourth quarter	$37.49	$29.82	$6.48	$3.44
2021
January 1, 2021 to March 12, 2021	$61.35	$31.16	$11.19	$5.63

On December 18, 2020, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of Viasat common stock on Nasdaq was $31.41 and the closing sale price per share of RigNet common stock on Nasdaq was $5.72. As of March 12, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, the closing price per share of Viasat common stock on Nasdaq was $55.29 and the closing price per share of RigNet common stock on Nasdaq was $9.86.

Because the exchange ratio will not be adjusted for changes in the market price of either Viasat common stock or RigNet common stock, the market value of the shares of Viasat common stock that holders of RigNet common stock will have the right to receive on the effective date of the merger may vary significantly from the market value of the shares of Viasat common stock that holders of RigNet common stock would receive if the merger were completed on the date of this proxy statement/prospectus. As a result, you should obtain recent market prices of Viasat common stock and RigNet common stock prior to voting your shares. See “Risk Factors—Risks Related to the Merger” beginning on page 15.

Dividends

To date, neither Viasat nor RigNet has declared or paid any dividends on the Viasat common stock or RigNet common stock, respectively. Viasat currently intends to retain all future earnings, if any, for use in the operation and development of the combined business and, therefore, does not expect to declare or pay any cash dividends on the Viasat common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Viasat common stock and will be dependent upon Viasat’s financial condition, results of operations, capital requirements, general business conditions and such other factors as the Viasat board of directors may deem relevant.

RISK FACTORS

In considering how to vote on the proposals to be considered and voted on at the RigNet special meeting, you are urged to carefully consider all of the information contained or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.” You should also read and consider the risks associated with each of the businesses of Viasat and RigNet because those risks will affect the combined company. The risks associated with the business of Viasat can be found in Viasat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and the risks associated with the business of RigNet can be found in RigNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), each of which is incorporated by reference in this proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the merger and the businesses of Viasat, RigNet and the combined company.

Risks Relating to the Merger

Because the exchange ratio is fixed and will not be adjusted in the event of any change in the price of either Viasat or RigNet common stock, the value of the consideration that RigNet stockholders will receive in the merger is uncertain.

Upon completion of the merger, each share of RigNet common stock outstanding immediately prior to the merger, other than shares held in treasury by RigNet or held directly by Viasat or Merger Sub, will be converted into the right to receive 0.1845 shares of Viasat common stock (with cash, without interest and less any applicable withholding taxes, in lieu of any fractional shares of Viasat common stock). This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Viasat or RigNet common stock prior to the completion of the merger. The market prices of Viasat and RigNet common stock have fluctuated prior to and after the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the RigNet special meeting, and through the date the merger is consummated.

Because the value of the merger consideration will depend on the market price of Viasat common stock at the time the merger is completed, RigNet stockholders will not know or be able to determine at the time of the RigNet special meeting the market value of the merger consideration they would receive upon completion of the merger.

Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Viasat’s or RigNet’s respective businesses, operations and prospects, the uncertainty as to the extent of the duration, scope and impact of the COVID-19 pandemic, market assessments of the likelihood that the merger will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of Viasat and RigNet common stock, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which Viasat and RigNet operate, and the timing of the merger and receipt of required regulatory approvals.

Many of these factors are beyond the control of Viasat and RigNet, and neither Viasat nor RigNet is permitted to terminate the merger agreement solely due to a decline in the market price of the common stock of the other party. RigNet stockholders are urged to obtain current market quotations for Viasat and RigNet common stock in determining whether to vote in favor of the merger proposal.

The market price of Viasat common stock will continue to fluctuate after the merger.

Upon completion of the merger, RigNet stockholders will become holders of Viasat common stock. The market price of the common stock of the combined company will continue to fluctuate, potentially significantly, following completion of the merger, including for the reasons described above. As a result, former RigNet stockholders could lose some or all of the value of their investment in Viasat common stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the Viasat common stock received in the merger, regardless of the combined company’s actual operating performance.

The merger may not be completed and the merger agreement may be terminated in accordance with its terms.

The merger is subject to a number of conditions that must be satisfied, including the approval by RigNet stockholders of the merger proposal, or waived (to the extent permitted), prior to the completion of the merger. These conditions are described under “The Merger Agreement—Conditions to the Completion of the Merger.” These conditions to the completion of the merger, some of which are beyond the control of Viasat and RigNet, may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or not completed.

Additionally, either Viasat or RigNet may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by the end date. In addition, if the merger agreement is terminated under specified circumstances, including if the RigNet board of directors changes its recommendation, RigNet may be required to pay Viasat a termination fee of $5.5 million. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” for a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by RigNet.

The termination of the merger agreement could negatively impact Viasat or RigNet and the trading prices of the Viasat or RigNet common stock.

If the merger is not completed for any reason, including because RigNet stockholders fail to approve the merger proposal, the ongoing businesses of Viasat and RigNet may be adversely affected and, without realizing any of the expected benefits of having completed the merger, Viasat and RigNet would be subject to a number of risks, including the following:

•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	each company may experience negative reactions from its customers, suppliers, distributors and employees;

•

each company will be required to pay its respective costs relating to the merger, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the merger is completed;

•

the merger agreement places certain restrictions on the conduct of each company’s business prior to completion of the merger and such restrictions, the waiver of which is subject to the consent of the other company (not to be unreasonably withheld, conditioned or delayed), which may have prevented Viasat and RigNet from taking actions during the pendency of the merger that would have been beneficial (see “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” for a description of the restrictive covenants applicable to Viasat and RigNet); and

•

matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Viasat and RigNet management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to Viasat or RigNet, as applicable, as an independent company.

The market price for shares of Viasat common stock may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Viasat or RigNet common stock.

Upon consummation of the merger, Viasat stockholders and RigNet stockholders will both hold shares of common stock in the combined company. Viasat’s businesses differ from those of RigNet, and RigNet’s businesses differ from those of Viasat, and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently or historically affecting the independent results of operations of Viasat and RigNet. The results of operations of the combined company may also be affected by factors different from those that currently affect or have historically affected either Viasat or RigNet. For a discussion of the businesses of each of Viasat and RigNet and some important factors to consider in connection with those businesses, see “The Parties to the Merger” and the other information contained or incorporated in this proxy statement/prospectus. See “Where You Can Find More Information.”

Based on the anticipated treatment of equity-based awards and the number of shares of RigNet common stock outstanding as of March 12, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, it is expected that Viasat may issue up to approximately 4,280,155 shares of Viasat common stock in the merger. Former RigNet stockholders may decide not to hold the shares of Viasat common stock that they will receive in the merger, and Viasat stockholders may decide to reduce their investment in Viasat as a result of the changes to Viasat’s investment profile as a result of the merger. Other RigNet stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Viasat common stock that they receive in the merger. Such sales of Viasat common stock could have the effect of depressing the market price for Viasat common stock.

The shares of common stock of the combined company to be received by RigNet stockholders as a result of the merger will have rights different from the shares of RigNet common stock.

Upon completion of the merger, RigNet stockholders will no longer be stockholders of RigNet, but will instead become stockholders of Viasat. As Viasat and RigNet are both Delaware corporations, the rights of Viasat and RigNet stockholders are not materially different. However, there are certain differences in the rights of Viasat stockholders under Viasat’s second amended and restated certificate of incorporation, which is referred to as the “Viasat charter,” and Viasat’s second amended and restated bylaws, which are referred to as the “Viasat bylaws,” and of RigNet stockholders under RigNet’s amended and restated certificate of incorporation, which is referred to as the “RigNet charter,” and RigNet’s second amended and restated bylaws, which are referred to as the “RigNet bylaws.” See “Comparison of Stockholders’ Rights” for a discussion of these rights.

After the merger, RigNet stockholders will have a significantly lower ownership and voting interest in Viasat than they currently have in RigNet and will exercise less influence over management and policies of the combined company.

Based on the anticipated treatment of equity-based awards and the number of shares of Viasat and RigNet common stock outstanding on March 12, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, upon completion of the merger, former RigNet stockholders are expected to own approximately 6% of the outstanding shares of Viasat common stock and Viasat stockholders immediately prior to the merger are expected to own approximately 94% of the outstanding shares of Viasat common stock. Consequently, former RigNet stockholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of RigNet.

Until the completion of the merger or the termination of the merger agreement in accordance with its terms, Viasat and RigNet are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Viasat, RigNet and/or their respective stockholders.

From and after the date of the merger agreement and prior to completion of the merger, the merger agreement restricts Viasat and RigNet from taking specified actions without the consent of the other party and requires that the business of each company and its respective subsidiaries be conducted in the ordinary course in all material respects. These restrictions may prevent Viasat or RigNet, as applicable, from taking actions during the pendency of the merger that would have been beneficial. Adverse effects arising from these restrictions during the pendency of the merger could be exacerbated by any delays in consummation of the merger or termination of the merger agreement. See “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion.”

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the merger.

The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part registering the Viasat common stock issuable pursuant to the merger agreement and the absence of any stop order or proceedings by the SEC with respect thereto, the expiration or earlier termination of any applicable waiting period (or any extension thereof), and the receipt of required approvals, under U.S. and certain foreign competition laws, receipt of certain telecommunications regulatory consents, approval for listing on Nasdaq of the shares of Viasat common stock to be issued pursuant to the merger agreement, and the absence of governmental restraints or prohibitions preventing the consummation of the merger. To the extent required, foreign investment filings will also be made, though these are not closing conditions. The obligation of each of Viasat and RigNet to consummate the merger is also conditioned on, among other things, the truth and accuracy of the representations and warranties made by the other party on the date of the merger agreement and on the closing date (subject to certain materiality and material adverse effect qualifiers), and the performance by the other party in all material respects of its obligations under the merger agreement. No assurance can be given that the required stockholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Viasat and RigNet expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to the Completion of the Merger.”

Viasat and RigNet must obtain certain regulatory approvals and clearances to consummate the merger, which, if delayed, not granted or granted with burdensome or unacceptable conditions, could prevent, substantially delay or impair consummation of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.

The completion of the merger is subject to the expiration or termination of all waiting periods (and any agreed upon extensions of any waiting period or commitment not to consummate the merger for any period of time) applicable to the consummation of the merger under the HSR Act, the absence of any agreement pending or in effect between Viasat and any governmental entity not to close, and the receipt of certain additional regulatory clearances and approvals pursuant to antitrust, competition and communications laws in specified jurisdictions.

With respect to United States antitrust and competition laws, under the HSR Act, the merger may not be completed until Notification and Report Forms have been filed with the U.S. Federal Trade Commission, which is referred to as the “FTC,” and the U.S. Department of Justice, which is referred to as the “DOJ,” and the applicable waiting period (or any extension thereof) has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of the applicable 30-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period, at the earliest. If the FTC or the DOJ issues a Request for Additional Information and Documentary Material, which is referred to as a “Second Request,” prior to the expiration of the waiting period, the parties must observe an additional 30-day waiting period, which begins to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to consummate the merger for a specified period of time). Each of Viasat and RigNet filed an HSR Notification and Report Form with the FTC and the DOJ on January 5, 2021 and the applicable 30-day waiting period under the HSR Act expired on February 4, 2021.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC, or any state, could take such action under antitrust or competition laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. Under certain circumstances, private parties may also seek to take legal action against the merger under antitrust or competition laws.

The merger is also subject to clearance or approval by antitrust and competition authorities in certain other jurisdictions. The merger cannot be completed until Viasat and RigNet obtain clearance or approval to consummate the merger in each applicable jurisdiction. Viasat and RigNet, in consultation and cooperation with each other, will file notifications, as required by antitrust and competition authorities in those other jurisdictions, as promptly as reasonably practicable after the date of the merger agreement. The relevant antitrust and competition authorities could take such actions under applicable antitrust or competition laws as they deem necessary or desirable, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights.

Any one of these requirements, limitations, costs, divestitures or restrictions imposed by United States or other antitrust and competition authorities could jeopardize or delay the completion, or reduce the anticipated benefits, of the merger. There is no assurance that Viasat and RigNet will obtain all required regulatory clearances or approvals on a timely basis, or at all. Failure to obtain the necessary clearances and approvals in the United States or any other relevant jurisdictions could substantially delay or prevent the consummation of the merger, which could negatively impact both Viasat and RigNet.

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of the professionals currently employed by Viasat and RigNet. It is possible that these employees may decide not to remain with Viasat or RigNet, as applicable, while the merger is pending, or with the combined company. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Viasat and RigNet to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Viasat and RigNet may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms. In addition, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the combined company. No assurance can be given that the combined company will be able to attract or retain key employees of Viasat and RigNet to the same extent that those companies have been able to attract or retain their own employees in the past.

The merger, and uncertainty regarding the merger, may cause customers, suppliers, distributors or strategic partners to delay or defer decisions concerning Viasat or RigNet and adversely affect each company’s ability to effectively manage its respective business.

The merger will happen only if the stated conditions are met, including the approval of the merger proposal and the receipt of required regulatory approvals, among other conditions. Many of the conditions are beyond the control of Viasat and RigNet, and both parties also have certain rights to terminate the merger agreement.

Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers, distributors, vendors, strategic partners or others that deal with Viasat or RigNet to delay or defer entering into contracts with Viasat or RigNet or making other decisions concerning Viasat or RigNet or seek to change or cancel existing business relationships with Viasat or RigNet, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses of Viasat and RigNet, regardless of whether the merger is ultimately completed.

In addition, the merger agreement restricts Viasat, RigNet and their respective subsidiaries from taking certain actions during the pendency of the merger without the consent of the other party. These restrictions may prevent Viasat and RigNet from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” for a description of the restrictive covenants to which each of Viasat and RigNet is subject.

The opinion rendered to RigNet from its financial advisor will not reflect changes in circumstances between the date of such opinion and the completion of the merger.

Stifel delivered its oral opinion to the RigNet board of directors on December 20, 2020, which opinion was subsequently confirmed in a written opinion dated as of December 20, 2020, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken as set forth in the written opinion, the exchange ratio was fair, from a financial point of view, to the holders of RigNet common stock (other than treasury shares and shares held by Viasat or Merger Sub).

RigNet has not obtained, nor will it obtain, an updated opinion from Stifel regarding the fairness, from a financial point of view, of the exchange ratio, including as of the date of this proxy statement/prospectus or of the RigNet special meeting, or prior to the completion of the merger. The opinion of Stifel was necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to Stifel by RigNet or its advisors, as of the date of its opinion, and such opinion does not address the fairness of the exchange ratio, from a financial point of view, at the time the merger is completed. Subsequent developments may affect the conclusion reached by Stifel and Stifel does not have any obligations to update, revise or reaffirm its opinion. The recommendation of the RigNet board of directors that RigNet stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal are each made as of the date of this proxy statement/prospectus. For a description of the opinion that RigNet received from Stifel, see “The Merger—Opinion of RigNet’s Financial Advisor.”

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Viasat and RigNet, which could have an adverse effect on their respective businesses and financial results.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Viasat and RigNet, including by diverting the attention of Viasat and RigNet management toward the completion of the merger. In addition, Viasat and RigNet have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses. If the merger is not completed, Viasat and RigNet will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

RigNet directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of RigNet stockholders generally.

In considering the recommendations of the RigNet board of directors on how to vote on the proposals described in this proxy statement/prospectus, stockholders should be aware that RigNet directors and executive officers may have interests in the merger, including financial interests, which may be different from, or in addition to, the interests of RigNet stockholders generally.

RigNet stockholders should be aware of these interests when they consider the recommendations of the RigNet board of directors that they vote to approve the merger proposal. The RigNet board of directors was aware of and considered these interests, among other matters, in reaching its determination that the merger is fair to and in the best interests of RigNet and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommending that RigNet stockholders approve the merger proposal. The interests of RigNet directors and executive officers are described in more detail under “Interests of RigNet Directors and Executive Officers in the Merger.”

Viasat or RigNet may waive one or more of the closing conditions without re-soliciting stockholder approval from RigNet stockholders.

To the extent permitted by law, Viasat or RigNet may determine to waive, in whole or part, one or more of the conditions to their respective obligations to consummate the merger. RigNet currently expects to evaluate the materiality of any waiver and its effect on RigNet stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination as to whether to waive any condition to the merger, and as to whether to re-solicit stockholder approval and/or amend this proxy statement/prospectus as a result of such waiver, will be made by RigNet at the time of such waiver based on the facts and circumstances as they exist at that time.

The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with RigNet.

The merger agreement contains “no shop” provisions that restrict the ability of Viasat and RigNet to, among other things (each as described under “The Merger Agreement—No Solicitation of Acquisition Proposals”):

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

furnish any information regarding RigNet or its subsidiaries in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal; or

•

approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any acquisition proposal.

Furthermore, there are only limited exceptions to the requirement under the merger agreement that the RigNet board of directors not withdraw, modify, amend or qualify the RigNet recommendation (as defined under “The Merger Agreement—Change of Recommendation”). Although the RigNet board of directors is permitted to effect a change of recommendation, after complying with certain procedures set forth in the merger agreement, in response to a superior proposal or to an intervening event (if the RigNet board of directors determines in good faith that a failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law), such change of recommendation would entitle Viasat to terminate the merger agreement and collect a termination fee from RigNet. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee.”

These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the exchange ratio in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

The merger will involve substantial costs.

Viasat and RigNet have incurred and expect to incur non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, filing fees, printing expenses and other related charges. Some of these costs are payable by Viasat or RigNet regardless of whether the merger is completed.

The combined company will also incur restructuring and integration costs in connection with the merger. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of the combined company. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of RigNet’s business. Although Viasat expects that the elimination of duplicative costs, strategic benefits, and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by Viasat even if the merger is not completed. While Viasat has assumed that certain expenses would be incurred in connection with the merger and the other transactions contemplated by the merger agreement, there are many factors beyond Viasat’s control that could affect the total amount or the timing of the integration and implementation expenses.

RigNet stockholders will not be entitled to appraisal rights in the merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because Viasat common stock is listed on Nasdaq, a national securities exchange, and because RigNet stockholders are not required by the terms of the merger agreement to accept for their shares of RigNet common stock anything other than shares of Viasat common stock and cash in lieu of fractional shares, holders of RigNet common stock are not entitled to appraisal rights in connection with the merger. See “No Appraisal Rights.”

Lawsuits filed against Viasat or RigNet, or against Viasat or RigNet directors, challenging the merger, and an adverse ruling in any such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected time frame.

Transactions like the proposed merger are frequently subject to litigation or other legal proceedings, including actions alleging that the Viasat or RigNet board of directors breached their respective fiduciary duties to their stockholders by entering into the merger agreement, by failing to obtain a greater value in the transaction for their stockholders or otherwise. For a summary of litigation relating to the merger brought to date, please see the section titled “The Merger—Litigation Relating to the Merger” beginning on page 71 of this proxy statement/

prospectus. With respect to any litigation or other legal proceedings brought against Viasat or RigNet, or against the Viasat or RigNet board of directors, they will defend against it, but might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of Viasat, RigNet or the combined company, including through the possible diversion of either company’s resources or distraction of key personnel.

Furthermore, one of the conditions to the completion of the merger is that no injunction by any court or other governmental entity of competent jurisdiction will be in effect that prevents, enjoins or makes illegal the consummation of the merger. As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the merger, that injunction may prevent the merger from becoming effective or from becoming effective within the expected time frame.

Risks Relating to the Combined Company

Combining the businesses of Viasat and RigNet may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger, which may adversely affect the combined company’s business results and negatively affect the value of the combined company’s common stock.

The success of the merger will depend on, among other things, the ability of Viasat and RigNet to combine their businesses in a manner that facilitates growth opportunities. Viasat and RigNet have entered into the merger agreement because each believes that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of their respective stockholders and that combining the businesses of Viasat and RigNet will produce benefits. See “The Merger—Viasat’s Reasons for the Merger” and “The Merger—Recommendation of the RigNet Board of Directors; RigNet’s Reasons for the Merger.”

However, Viasat and RigNet must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, the combined company must achieve the anticipated growth without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and any potential cost savings, if achieved, may be lower than what Viasat and RigNet expect and may take longer to achieve than anticipated. If Viasat and RigNet are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.

The failure to successfully integrate the businesses and operations of Viasat and RigNet in the expected time frame may adversely affect the combined company’s future results.

Viasat and RigNet have operated and, until the completion of the merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Viasat or RigNet employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Viasat and RigNet in order to realize the anticipated benefits of the merger so the combined company performs as expected:

•	combining the companies’ operations and corporate functions;

•

combining the businesses of Viasat and RigNet and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve any cost savings or other synergies anticipated to result from the merger, the failure of which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

•	integrating personnel from the two companies, especially in the COVID-19 environment which has required employees to work remotely in many locations;

•	integrating the companies’ technologies and technologies licensed from third parties;

•	integrating and unifying the offerings and services available to customers;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•

maintaining existing agreements with customers, suppliers, distributors and vendors, avoiding delays in entering into new agreements with prospective customers, suppliers, distributors and vendors, and leveraging relationships with such third parties for the benefit of the combined company;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating distribution and marketing efforts;

•	managing the movement of certain positions to different locations;

•	coordinating geographically dispersed organizations; and

•	effecting actions that may be required in connection with obtaining regulatory or other governmental approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The combined company may not be able to retain customers, suppliers or distributors, or customers, suppliers or distributors may seek to modify contractual relationships with the combined company, which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with Viasat or RigNet.

As a result of the merger, the combined company may experience impacts on relationships with customers, suppliers (some of whom compete with Viasat) and distributors that may harm the combined company’s business and results of operations. Certain customers, suppliers or distributors may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers, suppliers and distributors will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the merger. If any customers, suppliers or distributors seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company will not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

Viasat and RigNet also have contracts with vendors, landlords, licensors and other business partners which may require Viasat or RigNet, as applicable, to obtain consent from these other parties in connection with the merger, or which may otherwise contain limitations applicable to such contracts following the merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the combined company’s business. In addition, third parties with whom Viasat or RigNet currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the merger or by a termination of the merger agreement.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, distributors, consumers and other third parties due to the combination of Viasat’s and RigNet’s businesses following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company will be uncertain.

Viasat and RigNet have not historically paid cash dividends on their common stock. Whether any dividends are declared or paid to stockholders of the combined company, and the amounts of any such dividends that are declared or paid, are uncertain and depend on a number of factors. The Viasat board of directors will have the discretion to determine the dividend policy of the combined company, including the amount and timing of dividends, if any, that the combined company may declare from time to time, which may be impacted by any of the following factors:

•	the combined company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Viasat board of directors, which could change its dividend practices at any time and for any reason;

•	the combined company’s desire to maintain or improve the credit ratings on its debt;

•

the amount of dividends that the combined company may distribute to its stockholders is subject to restrictions under Delaware law and is limited by restricted payment and leverage covenants in the combined company’s credit facilities and indentures and, potentially, the terms of any future indebtedness that the combined company may incur; and

•	certain limitations on the amount of dividends subsidiaries of the combined company can distribute to the combined company, as imposed by state law, regulators or agreements.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

The combined company is subject to risks arising from the ongoing COVID-19 pandemic.

The outbreak of COVID-19, which the World Health Organization declared a pandemic in March 2020, has spread across the globe and disrupted the global economy. Governmental actions to reduce the spread of

COVID-19 have negatively impacted the macroeconomic environment in many ways, while the pandemic itself has significantly increased economic uncertainty and abruptly reduced economic activity.

The extent to which the COVID-19 pandemic will impact the combined company is highly uncertain and is difficult to predict. The pandemic’s effects and their extent will depend on various factors, including, but not limited to, the duration, scope and impact of the pandemic, restrictions on business and social distancing guidelines that may be requested or mandated by governmental authorities and how quickly and to what extent normal economic and operating conditions can resume. Relevant adverse consequences of the pandemic could include reduced liquidity, increased volatility of the combined company’s stock price, operational disruption or failure due to spread of disease within the combined company or due to restrictions on business and social distancing guidelines imposed or requested by governmental authorities, unavailability of raw materials, disruption in the supply chain and increased cybersecurity and fraud risks due to increased online and remote activity, as well as the adverse consequences of a macroeconomic slowdown, recession or depression, particularly on Viasat’s in-flight connectivity customers and RigNet’s oil and gas customers.

Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the global economic impact of the COVID-19 pandemic, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.

Other Risk Factors of Viasat and RigNet

Viasat’s and RigNet’s businesses are and will be subject to the risks described above. In addition, Viasat and RigNet are, and will continue to be, subject to the risks described in, as applicable, Viasat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and RigNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), each of which are filed with the SEC and incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

THE PARTIES TO THE MERGER

Viasat, Inc.

6155 El Camino Real

Carlsbad, California 92009

(760) 476-2200

Viasat is an innovator in communications technologies and services, focused on making connectivity accessible, available and secure for all. Viasat’s end-to-end platform of high-capacity Ka-band satellites, ground infrastructure and user terminals enables Viasat to provide cost-effective, high-speed, high-quality broadband solutions to enterprises, consumers and government users around the globe, whether on the ground, in the air or at sea. In addition, Viasat’s government business includes a market-leading portfolio of military tactical data link systems, satellite communication products and services and cybersecurity and information assurance products and services. Viasat’s product, system and service offerings are often linked through common underlying technologies, customer applications and market relationships. Viasat believes that its portfolio of products and services, combined with its vertical integration strategy and ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides Viasat with a strong foundation to sustain and enhance its leadership in advanced communications and networking technologies. Viasat’s principal executive offices are located at 6155 El Camino Real, Carlsbad, California 92009, and its telephone number is (760) 476-2200.

Viasat is a Delaware corporation and the Viasat common stock is listed on Nasdaq under the ticker symbol “VSAT.”

For more information about Viasat, visit Viasat’s website at www.viasat.com. The information contained on or accessible through Viasat’s website (other than the documents incorporated by reference herein) does not constitute a part of this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Viasat is included in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

RigNet, Inc.

15115 Park Row Boulevard, Suite 300

Houston, Texas 77084

(281) 674-0100

RigNet delivers advanced software and communications infrastructure that allow its customers to realize the business benefits of digital transformation. With world-class, ultra-secure solutions spanning global IP connectivity, bandwidth-optimized OTT applications, IIoT big data enablement, and industry-leading machine learning analytics, RigNet supports the full evolution of digital enablement, empowering businesses to respond faster to high priority issues, mitigate the risk of operational disruption, and maximize their overall financial performance. RigNet is headquartered in Houston, Texas with operations around the world. RigNet’s principal executive offices are located at 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947, and its telephone number is (281) 674-0100.

RigNet is a Delaware corporation and the RigNet common stock is listed on Nasdaq under the ticker symbol “RNET.”

For more information about RigNet, visit RigNet’s website at www.rig.net. The information contained on or accessible through RigNet’s website (other than the documents incorporated by reference herein) does not constitute a part of this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about RigNet is included in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Royal Acquisition Sub, Inc.

6155 El Camino Real

Carlsbad, California 92009

(760) 476-2200

Merger Sub was formed by Viasat solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. By operation of the merger, Merger Sub will be merged with and into RigNet, with RigNet continuing as the surviving corporation and as a wholly owned subsidiary of Viasat.

THE RIGNET SPECIAL MEETING

General

This proxy statement/prospectus is first being mailed on or about March 22, 2021 and constitutes notice of the RigNet special meeting in conformity with the requirements of the DGCL and the RigNet bylaws.

This proxy statement/prospectus is being provided to RigNet stockholders in connection with the solicitation of proxies by the RigNet board of directors for use at the RigNet special meeting and at any adjournments or postponements thereof. RigNet stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the merger agreement and the transactions contemplated thereby.

Date, Time and Place

The RigNet special meeting is scheduled to be held virtually via live webcast on April 21, 2021, beginning at 8:00 a.m., Central Time, unless postponed to a later date.

In light of ongoing developments related to the COVID-19 pandemic, the RigNet special meeting will be held solely in a virtual meeting format via live webcast. In order to attend the RigNet special meeting virtually via the Internet, RigNet stockholders must register in advance at the RigNet special meeting website, prior to the deadline of 4:00 p.m. Central Time on April 19, 2021. You will be required to enter the control number found on your proxy card accompanying this proxy statement/prospectus. Upon completion of registration, you will receive further instructions via email, including unique links that will allow you to access the RigNet special meeting and permit you to submit questions during the RigNet special meeting.

Matters to Be Considered at the RigNet Special Meeting

The purpose of the RigNet special meeting is to consider and vote on each of the following proposals, each of which is further described in this proxy statement/prospectus:

•	Proposal 1: Adoption of the Merger Agreement. To consider and vote on the merger proposal;

•

Proposal 2: Approval, on an Advisory Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with RigNet’s Named Executive Officers. To consider and vote on the compensation proposal; and

•	Proposal 3: Adjournment of the RigNet Special Meeting. To consider and vote on the adjournment proposal.

RigNet stockholders must approve the merger proposal as a condition to the completion of the merger. If RigNet stockholders fail to approve the merger proposal, the merger will not occur. The vote on the merger proposal is a vote separate and apart from the vote to approve either the compensation proposal or the adjournment proposal. Accordingly, a RigNet stockholder may vote to approve the merger proposal and vote not to approve the compensation proposal or the adjournment proposal, and vice versa.

Other than the matters described above, RigNet does not expect a vote to be taken on any other matters at the RigNet special meeting or any adjournment or postponement thereof. However, if any other matters are properly brought before the RigNet special meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the RigNet Board of Directors

The RigNet board of directors unanimously recommends that RigNet stockholders vote:

•	Proposal 1: “FOR” the merger proposal;

•	Proposal 2: “FOR” the compensation proposal; and

•	Proposal 3: “FOR” the adjournment proposal.

After careful consideration, including consultation with its financial advisor, legal counsel and the strategic review committee of the RigNet board of directors, which is referred to as the “Strategic Review Committee,” the RigNet board of directors unanimously: (a) determined that the merger is fair to and in the best interests of RigNet and its stockholders; (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, on the terms and subject to the conditions set forth in the merger agreement; and (c) recommended that RigNet stockholders adopt the merger agreement. See “The Merger—Recommendation of the RigNet Board of Directors; RigNet’s Reasons for the Merger.”

Record Date for the RigNet Special Meeting and Voting Rights

The record date to determine RigNet stockholders who are entitled to receive notice of and to vote at the RigNet special meeting or any adjournments or postponements thereof is March 12, 2021. As of the close of business on the record date, there were 21,016,003 shares of RigNet common stock issued and outstanding and entitled to vote at the RigNet special meeting.

Each RigNet stockholder is entitled to one vote for each share of RigNet common stock such holder owned of record at the close of business on the record date with respect to each matter properly brought before the RigNet special meeting. Only RigNet stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the RigNet special meeting and any and all adjournments or postponements thereof.

A list of RigNet’s stockholders entitled to vote at the RigNet special meeting will be available at RigNet’s executive offices in Houston, Texas during ordinary business hours for examination by any RigNet stockholder for any purpose germane to the RigNet special meeting beginning ten days prior to the RigNet special meeting and ending on the date of the RigNet special meeting. If you would like to examine the list of RigNet stockholders of record, please contact RigNet’s Corporate Secretary at LegalDesk@Rig.Net to schedule an appointment or request access. If RigNet’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of stockholders will be made available for examination electronically upon request to RigNet’s Corporate Secretary, subject to satisfactory verification of stockholder status. The list of RigNet stockholders entitled to vote at the RigNet special meeting will also be available for examination by any RigNet stockholder during the RigNet special meeting via the RigNet special meeting website.

Quorum; Abstentions; Broker Non-Votes and Failure to Vote

A quorum of RigNet stockholders is necessary to conduct the RigNet special meeting. The presence, virtually via the RigNet special meeting website or by proxy, of the holders of a majority of the issued and outstanding shares of RigNet common stock entitled to vote at the RigNet special meeting will constitute a quorum. Shares of RigNet common stock represented at the RigNet special meeting by virtual attendance via the RigNet special meeting website or by proxy and entitled to vote, but not voted, including shares for which a RigNet stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the RigNet special meeting are considered “non-routine” matters under Nasdaq rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the RigNet stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the RigNet special meeting. If a quorum is not present, the RigNet special meeting will be adjourned or postponed until the holders of the number of shares of RigNet common stock required to constitute a quorum attend.

Under Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine”

proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under Nasdaq rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (b) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the RigNet special meeting are considered “non-routine” matters under Nasdaq rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the RigNet special meeting. As a result, RigNet does not expect any broker non-votes at the RigNet special meeting and if you hold your shares of RigNet common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the RigNet special meeting unless they have received voting instructions from the beneficial owners. The failure to issue voting instructions to your bank, broker or other nominee will have the same effect as voting “AGAINST” the merger proposal, but will have no effect on the outcome of the compensation proposal or the adjournment proposal.

Required Votes

Except for the adjournment proposal, the vote required to approve each of the proposals listed below assumes the presence of a quorum at the RigNet special meeting. As described above, RigNet does not expect there to be any broker non-votes at the RigNet special meeting.

Proposal	Required Vote	Effects of Certain Actions
Proposal 1: Merger proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock entitled to vote at the RigNet special meeting on the merger proposal.	An abstention or other failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

Proposal 2: Compensation proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock virtually present via the RigNet special meeting website or represented by proxy and entitled to vote at the RigNet special meeting.

Assuming a quorum is present at the RigNet special meeting, any shares not virtually present or represented by proxy (including due to the failure of a RigNet stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the compensation proposal.

An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the RigNet special meeting on the compensation proposal to vote on the compensation proposal will have the same effect as a vote “AGAINST” the compensation proposal.

Proposal	Required Vote	Effects of Certain Actions
Proposal 3: Adjournment proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock virtually present via the RigNet special meeting website or represented by proxy and entitled to vote at the RigNet special meeting.

Any shares not virtually present or represented by proxy (including due to the failure of a RigNet stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the adjournment proposal.

An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the RigNet special meeting on the adjournment proposal to vote on the adjournment proposal will have the same effect as a vote “AGAINST” the adjournment proposal.

Vote of RigNet Directors and Executive Officers

At the close of business on March 12, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, RigNet directors and executive officers, and their affiliates (excluding Digital Oilfield Investments), as a group, owned and were entitled to vote approximately 1,110,060 shares of RigNet common stock, collectively representing approximately 5% of the shares of RigNet common stock outstanding on such date. Although no RigNet director or executive officer has entered into any agreement obligating them to do so, RigNet currently expects that all RigNet directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. See “Interests of RigNet Directors and Executive Officers in the Merger” and the arrangements described in RigNet’s Definitive Proxy Statement on Schedule 14A for RigNet’s 2020 annual meeting of stockholders, as amended, filed with the SEC on April 8, 2020, which is incorporated by reference in this proxy statement/prospectus.

Methods of Voting

Registered Stockholders

If you are a RigNet stockholder of record, you may vote at the RigNet special meeting by proxy through the internet, by telephone or by mail, or by virtually attending and voting at the RigNet special meeting via the RigNet special meeting website, as described below.

•	By Internet: By following the instructions provided on your proxy card.

•	By Telephone: By following the instructions provided on your proxy card.

•	By Mail: If you have received a paper copy of the proxy materials by mail, you may complete and return by mail the enclosed proxy card in the postage-paid envelope.

•

Virtually via the RigNet Special Meeting Website: By visiting the RigNet special meeting website, you can virtually attend and vote at the RigNet special meeting. In order to virtually attend and vote at the RigNet special meeting, you must first register at the RigNet special meeting website in order to obtain a unique meeting invitation by electronic mail.

Unless revoked, all duly executed proxies representing shares of RigNet common stock entitled to vote at the RigNet special meeting will be voted at the RigNet special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, then the RigNet officers identified on the proxy will vote your shares consistent with the recommendation of the RigNet board of directors on such proposal. If you are a RigNet stockholder of record, proxies submitted over the internet or by telephone as described above must be received by 8:00 a.m., Central Time, on April 21, 2021. Although RigNet offers four different voting methods, RigNet encourages you to submit a proxy to vote either over the internet or by telephone to ensure that your shares are represented and voted at the RigNet special meeting.

By executing and delivering a proxy in connection with the RigNet special meeting, you designate certain RigNet officers identified therein as your proxies at the RigNet special meeting. If you deliver an executed proxy, but do not specify a choice for any proposal properly brought before the RigNet special meeting, such proxies will vote your shares of RigNet common stock on such uninstructed proposal in accordance with the recommendation of the RigNet board of directors. RigNet does not expect that any matter other than the proposals listed above will be brought before the RigNet special meeting, and the RigNet bylaws provide that the only business that may be conducted at the RigNet special meeting are those proposals brought before the RigNet special meeting pursuant to RigNet’s notice of the RigNet special meeting.

Beneficial (Street Name) Stockholders

If you hold your shares of RigNet common stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of RigNet common stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the RigNet special meeting. See “—Quorum; Abstentions; Broker Non-Votes and Failure to Vote.”

If you hold your shares of RigNet common stock through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a legal proxy from your bank, broker or other nominee in order to virtually attend and vote at the RigNet special meeting via the RigNet special meeting website. See “—Virtually Attending the RigNet Special Meeting.”

Revocability of Proxies

Other than with respect to Digital Oilfield Investments, who is party to the support agreement, any RigNet stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the RigNet special meeting. If you are a RigNet stockholder of record, you may revoke your proxy by any of the following actions:

•	by sending a signed written notice of revocation to RigNet’s Corporate Secretary, provided such notice is received no later than April 20, 2021;

•	by voting again over the internet or telephone as instructed on your proxy card before the closing of the voting facilities at 8:00 a.m., Central Time, on April 21, 2021;

•	by submitting a properly signed and dated proxy card with a later date that is received by RigNet no later than the close of business on April 20, 2021; or

•

by virtually attending the RigNet special meeting via the RigNet special meeting website and requesting that your proxy be revoked, or by virtually attending and voting at the RigNet special meeting via the RigNet special meeting website as described above.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect a RigNet stockholder’s right to virtually attend and vote at the RigNet special meeting via the RigNet special meeting website.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

RigNet, Inc.

Attn: Corporate Secretary

15115 Park Row Boulevard, Suite 300

Houston, Texas 77084

(281) 674-0100

If your shares of RigNet common stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your legal proxy and instructions from your bank, broker or other nominee and voting your shares at the RigNet special meeting via the RigNet special meeting website.

Proxy Solicitation Costs

RigNet is soliciting proxies to provide an opportunity to all RigNet stockholders to vote on agenda items, whether or not such RigNet stockholders are able to virtually attend the RigNet special meeting or any adjournment or postponement thereof. RigNet will pay all expenses of soliciting proxies from RigNet stockholders. In addition to the solicitation of proxies by mail, RigNet will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of RigNet common stock and secure their voting instructions, if necessary. RigNet may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

RigNet has also retained Alliance to assist in soliciting proxies and in communicating with RigNet stockholders and estimates that it will pay them a fee of approximately $25,000, plus reimbursement for certain out-of-pocket fees and expenses. RigNet also has agreed to indemnify Alliance against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of RigNet or RigNet directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. RigNet directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.

Virtually Attending the RigNet Special Meeting

If you wish to virtually attend the RigNet special meeting via the RigNet special meeting website, you must (a) be a RigNet stockholder of record at the close of business on March 12, 2021 (the “record date”), (b) hold your shares of RigNet common stock beneficially in the name of a broker, bank or other nominee as of the record date or (c) hold a valid proxy for the RigNet special meeting.

To enter the RigNet special meeting website and virtually attend the RigNet special meeting, you must first register at the RigNet special meeting website prior to the deadline of 4:00 p.m., Central Time on April 19, 2021. You will be required to enter the control number found on your proxy card accompanying this proxy statement/prospectus. Upon completion of registration, you will receive further instructions via email, including unique links that will allow you to access the RigNet special meeting and permit you to submit questions during or prior to the RigNet special meeting. All questions received from stockholders during or prior to the RigNet special meeting will be posted on RigNet’s website at www.proxydocs.com/RNET as soon as practicable following the RigNet special meeting. If you hold your shares of RigNet common stock in street name beneficially through a broker, bank or other nominee and you wish to virtually attend and vote at the RigNet special meeting via the RigNet special meeting website, you must provide a legal proxy from your bank, broker or other nominee during registration to obtain a virtual control number. If you are unable to obtain a legal proxy from your bank, broker or other nominee, you will be able to register to attend the RigNet special meeting, but may not vote your shares at the RigNet special meeting.

If you plan to virtually attend and vote at the RigNet special meeting via the RigNet special meeting website, RigNet still encourages you to vote in advance by the internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the RigNet special meeting via the RigNet special meeting website. Voting your proxy by the internet, telephone or mail will not limit your right to virtually attend and vote at the RigNet special meeting via the RigNet special meeting website if you later decide to do so.

No Appraisal Rights

RigNet stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger under Section 262 of the DGCL. See “The Merger—No Appraisal Rights.”

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This “householding” rule provides greater convenience for RigNet’s stockholders and cost savings for RigNet by reducing the number of duplicate documents that households receive. Also, this allows RigNet to be more environmentally friendly by reducing the unnecessary use of materials. RigNet stockholders with the same address and last name may receive only one copy of this proxy statement /prospectus. Please note that each RigNet stockholder will receive a separate proxy card, which will allow each RigNet stockholder to vote independently. Registered RigNet stockholders (those who hold shares of RigNet common stock directly in their name with RigNet’s transfer agent) may opt out of householding and receive a separate proxy statement/prospectus or other proxy materials by sending a written request to RigNet at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple RigNet stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

RigNet will promptly deliver a copy of this proxy statement/prospectus to any RigNet stockholder who received only one copy of these materials due to householding upon request in writing to: RigNet, Inc., Attn: Corporate Secretary, 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947 or by calling (281) 674-0100.

Tabulation of Votes

The RigNet board of directors will appoint an independent inspector of election for the RigNet special meeting. The inspector of election will, among other matters, determine the number of shares of RigNet common stock represented at the RigNet special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to RigNet stockholders at the RigNet special meeting.

Adjournments

If a quorum is present at the RigNet special meeting but there are insufficient votes at the time of the RigNet special meeting to approve the merger proposal, then RigNet stockholders may be asked to vote on the adjournment proposal.

At any subsequent reconvening of the RigNet special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the RigNet special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the RigNet special meeting, please contact Alliance, RigNet’s proxy solicitor for the RigNet special meeting, at:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

RigNet@allianceadvisors.com

(855) 200-7479

RIGNET STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, RIGNET STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This proxy statement/prospectus is being furnished to you as a RigNet stockholder in connection with the solicitation of proxies by the RigNet board of directors for use at the RigNet special meeting. At the RigNet special meeting, RigNet is asking RigNet stockholders to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into RigNet, with RigNet being the surviving corporation in the merger and becoming a wholly owned subsidiary of Viasat. Upon completion of the merger, RigNet stockholders will be entitled to receive 0.1845 shares of Viasat common stock for each share of RigNet common stock held immediately prior to the effective time of the merger (together with cash in lieu of any fractional shares of Viasat common stock).

The RigNet board of directors, after careful consideration, unanimously determined that the merger is fair to and in the best interests of RigNet and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger.

The RigNet board of directors accordingly unanimously recommends that RigNet stockholders vote “FOR” the merger proposal.

The merger and a summary of the terms of the merger agreement are described in more detail under “The Merger” and “The Merger Agreement,” and RigNet stockholders are encouraged to read the full text of the merger agreement, which is attached as Annex A hereto.

Assuming a quorum is present at the RigNet special meeting, approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock entitled to vote at the RigNet special meeting on the merger proposal. Accordingly, an abstention or other failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

It is a condition to the completion of the merger that RigNet stockholders approve the merger proposal.

THE RIGNET BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE MERGER PROPOSAL

(PROPOSAL 1)

PROPOSAL 2: ADVISORY NON-BINDING VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, RigNet is required to submit to a non-binding advisory stockholder vote certain compensation that may be paid or become payable to RigNet named executive officers that is based on or otherwise relates to the merger as disclosed under “Interests of RigNet Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to RigNet Named Executive Officers—Golden Parachute Compensation.” The compensation proposal gives RigNet stockholders the opportunity to express their views on the merger-related compensation of RigNet named executive officers.

Accordingly, RigNet is asking RigNet stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to RigNet named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Interests of RigNet Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to RigNet Named Executive Officers—Golden Parachute Compensation,” including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a RigNet stockholder, you may vote to approve the merger proposal and vote not to approve the compensation proposal, and vice versa. The vote on the compensation proposal is advisory and will not be binding on either RigNet or Viasat. As a result, if the merger is completed, the merger-related compensation may be paid to RigNet named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if RigNet stockholders do not approve the compensation proposal.

The RigNet board of directors unanimously recommends that RigNet stockholders vote “FOR” the compensation proposal.

Assuming a quorum is present at the RigNet special meeting, approval of the compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock that are virtually present via the RigNet special meeting website or represented by proxy and entitled to vote at the RigNet special meeting. Accordingly, assuming a quorum is present at the RigNet special meeting, any shares not virtually present or represented by proxy (including due to the failure of a RigNet stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the compensation proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the RigNet special meeting on the compensation proposal to vote on the compensation proposal will have the same effect as a vote “AGAINST” the compensation proposal.

THE RIGNET BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE COMPENSATION PROPOSAL

(PROPOSAL 2)

PROPOSAL 3: ADJOURNMENT OF THE RIGNET SPECIAL MEETING

The RigNet special meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to RigNet stockholders.

RigNet is asking RigNet stockholders to authorize the holder of any proxy solicited by the RigNet board of directors to vote in favor of any adjournment of the RigNet special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to RigNet stockholders.

The RigNet board of directors unanimously recommends that RigNet stockholders approve the proposal to adjourn the RigNet special meeting, if necessary or appropriate.

Whether or not a quorum is present at the RigNet special meeting, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of RigNet common stock that are virtually present via the RigNet special meeting website or represented by proxy and entitled to vote at the RigNet special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a RigNet stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the RigNet special meeting on the adjournment proposal to vote on the adjournment proposal will have the same effect as a vote “AGAINST” the adjournment proposal.

THE RIGNET BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ADJOURNMENT PROPOSAL

(PROPOSAL 3)

THE MERGER

The following is a description of material aspects of the merger. While Viasat and RigNet believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire proxy statement/prospectus, including the text of the merger agreement attached as Annex A hereto, for a more complete understanding of the merger. In addition, important business and financial information about each of Viasat and RigNet is contained or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

General

Viasat, Merger Sub and RigNet have entered into the merger agreement, which provides for the merger of Merger Sub with and into RigNet. As a result of the merger, the separate existence of Merger Sub will cease and RigNet will continue its existence under the DGCL as the surviving corporation and as a wholly owned subsidiary of Viasat. The surviving corporation will be named “RigNet, Inc.”

Merger Consideration

At the effective time, each share of RigNet common stock (other than shares held in treasury by RigNet or held directly by Viasat or Merger Sub (which shares will be cancelled)) that was issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.1845 shares of Viasat common stock as well as cash (without interest and less any applicable withholding taxes) in lieu of any fractional shares of Viasat common stock.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of Viasat or RigNet common stock changes. Therefore, the value of the merger consideration will depend on the market price of Viasat common stock at the effective time. The market price of Viasat common stock has fluctuated since the date of the announcement of the merger agreement and is expected to continue to fluctuate from the date of this proxy statement/prospectus to the date of the RigNet special meeting, through the date the merger is completed and thereafter. The market price of Viasat common stock, when received by RigNet stockholders in connection with the merger, could be greater than, less than or the same as the market price of Viasat common stock on the date of this proxy statement/prospectus or at the time of the RigNet special meeting. Accordingly, you should obtain current market quotations for Viasat and RigNet common stock before deciding how to vote on any of the proposals described in this proxy statement/prospectus. Viasat common stock is traded on Nasdaq under the symbol “VSAT” and RigNet common stock is traded on Nasdaq under the symbol “RNET.”

Background of the Merger

Each of Viasat’s and RigNet’s board of directors and senior management team regularly reviews their respective company’s performance and future growth prospects and overall strategic direction and considers potential opportunities to strengthen their respective businesses and enhance stockholder value. These reviews have included consideration of whether the continued execution of each company’s strategy or possible strategic opportunities, joint ventures or combinations with third parties offered the best avenue to maximize stockholder value.

From time to time over the past several years, Viasat and RigNet have had informal discussions regarding potential strategic partnerships, collaborations and a potential combination between the two companies. Specifically, Viasat had approached RigNet previously in 2016 regarding a possible combination, but those discussions did not progress. In addition, in the summer of 2019, representatives of Viasat met with Mattia Caprioli, one of RigNet’s directors and a partner at KKR, which manages the fund that is RigNet’s largest stockholder, regarding a potential transaction, though the parties did not pursue additional discussions at such time.

In July 2019, the RigNet board of directors formed the Strategic Review Committee, consisting of James H. Browning, Kevin J. O’Hara and Mattia Caprioli, to evaluate alternatives for raising liquidity given RigNet’s recent settlement of a dispute with Inmarsat plc and the ongoing depressed state of the oil and gas markets, particularly with respect to RigNet’s core offshore drilling markets, and to consider, analyze and negotiate potential transactions in connection therewith subject to the approval of the full RigNet board of directors. The Strategic Review Committee initially sought transactions that would provide liquidity while maintaining the independence of RigNet. Potential transactions considered by the Strategic Review Committee included transactions regarding a sale/leaseback of RigNet’s Gulf of Mexico microwave network assets or a sale of or potential third-party investment in RigNet’s Intelie business. In addition, the Strategic Review Committee considered a variety of debt and equity financing alternatives. In July 2019, the Strategic Review Committee authorized RigNet to engage Lazard to serve as its financial advisor with respect to a potential third-party investment in RigNet’s Intelie business. RigNet engaged Lazard, and Lazard thereafter began contacting potential counterparties for such a transaction and representatives of Lazard also regularly joined meetings of the Strategic Review Committee. In the course of various discussions, Lazard advised the Strategic Review Committee that marketing an investment in the Intelie business could lead to proposals for the whole of RigNet. The RigNet board of directors delegated to the Strategic Review Committee authority to evaluate proposals for the whole of RigNet and, if it determined that it would be advisable to pursue a potential proposal, to make a recommendation to the RigNet board of directors accordingly. The Strategic Review Committee also agreed with Lazard to expand its engagement to include advice related to potential proposals for the whole of RigNet. From November 2019, a total of 62 potential counterparties executed nondisclosure agreements with RigNet to explore a potential transaction relating to the Intelie division.

On February 5, 2020, in connection with the Intelie process, a financial sponsor (“Financial Sponsor A”) submitted an indication of interest to purchase 100% of RigNet’s outstanding equity for between $5.50 and $6.50 per share in cash. On February 7, 2020, another financial sponsor (“Financial Sponsor B”) submitted an indication of interest to purchase 100% of RigNet’s outstanding equity for between $5.25 and $5.75 per share in cash. The Strategic Review Committee reported these offers to the RigNet board of directors. With input from RigNet’s senior management team and representatives of Lazard, the RigNet board of directors determined that these offers did not provide RigNet’s stockholders with sufficient value, particularly as both of these offers were solely for cash, and RigNet did not pursue them further at the time. In early February 2020, three other parties submitted indications of interest to purchase a controlling interest or all of RigNet’s Intelie division on a cash-free, debt-free basis for an enterprise value ranging from $25 million to $40 million. RigNet continued to engage in discussions with each of these three other parties.

On March 23, 2020, Viasat’s President and Chief Executive Officer, Richard Baldridge, and Executive Vice President, Strategic Initiatives and Chief Commercial Officer, Keven Lippert, contacted Mr. Browning by email to inquire as to whether RigNet might be interested in partnering with Viasat in a potential transaction. Later that day, Mr. Browning informed the Strategic Review Committee of Viasat’s interest and his intent to speak with the Viasat representatives the next day. On March 24, 2020, Messrs. Baldridge and Lippert further discussed their interest in RigNet with Mr. Browning by telephone.

On March 27, 2020, the Strategic Review Committee held a meeting at which they discussed Viasat’s interest in a combination with RigNet. With input from RigNet’s senior management team and representatives of Lazard, the Strategic Review Committee decided to further explore a potential transaction with Viasat once Viasat provided an indication of its proposed valuation for RigNet. On March 30, 2020, Mr. Browning informed Mr. Lippert that RigNet was interested in discussions relating to a potential transaction, but wanted an indication of value from Viasat before proceeding. On April 1, 2020, Viasat and RigNet executed a preliminary confidentiality agreement to protect the confidentiality of their ongoing discussions and to facilitate preliminary valuation discussions.

On April 6, 2020, the Strategic Review Committee updated the RigNet board of directors at a meeting of the RigNet board of directors with respect to the initial interest from Viasat.

On April 8, 2020, Viasat submitted a written proposal to RigNet to acquire 100% of the equity interests of RigNet in exchange for Viasat common stock at a purchase price per share of RigNet common stock ranging from $4.00 to $5.00, with the final exchange ratio to be determined prior to signing a definitive agreement. On April 9, 2020, the Strategic Review Committee held a meeting to discuss Viasat’s written proposal, at which the Strategic Review Committee determined that, after taking into consideration the favorable aspects of an all-stock combination with Viasat as well as the challenges facing many of RigNet’s customers, further consideration of a potential business combination was warranted. Later that day, Mr. Browning updated the RigNet board of directors on Viasat’s proposal by email and informed Viasat that RigNet would respond to Viasat’s proposal following the conclusion of RigNet senior management’s analysis of the proposed terms.

Between April 9 and April 13, 2020, RigNet continued its analysis of Viasat’s proposal and held discussions with potential legal counsel to represent RigNet in a potential transaction with Viasat. With the approval of the Strategic Review Committee, RigNet retained Baker Botts as its legal counsel in connection with the merger with effect from April 13, 2020.

On April 15, 2020, Mr. Browning informed Messrs. Baldridge and Lippert by email that RigNet was interested in further discussions regarding Viasat’s proposal and that RigNet’s President and Chief Executive Officer, Steven E. Pickett, would lead the discussions for RigNet. On April 16, 2020, Messrs. Browning and Pickett had a call with Mr. Baldridge to provide feedback on Viasat’s offer, to introduce Lazard as RigNet’s financial advisor and to discuss a plan for due diligence efforts. On April 17, 2020, the Strategic Review Committee held a meeting, which representatives of Lazard and Baker Botts attended, to discuss the appropriate process and path forward with Viasat. Representatives of Baker Botts also provided an overview of the fiduciary duties of the members of the Strategic Review Committee with respect to the anticipated role of the Strategic Review Committee in evaluating Viasat’s proposal or other potential strategic transactions, and assisting the RigNet board of directors in that connection.

In connection with ongoing discussions about a potential business combination of the two companies, on April 24, 2020, Viasat and RigNet entered into an amended and restated mutual confidentiality agreement that contemplated exchange of confidential information and included a customary standstill commitment from Viasat. The Strategic Review Committee met again on April 24, 2020 to discuss overall process with Viasat and the status of negotiations.

On April 29, 2020, the RigNet board of directors held a meeting to discuss Viasat’s proposal, the potential to obtain other proposals for the whole of RigNet, and the potential to pursue a potential alternative transaction, including a potential transaction involving the Intelie business. Representatives of Lazard and Baker Botts also attended the meeting. Representatives of Baker Botts also provided an overview of the fiduciary duties of the RigNet board of directors with respect to strategic transactions. The RigNet board of directors authorized the Strategic Review Committee to continue to explore a potential business combination with Viasat, as well as any other potential strategic transaction proposed to RigNet, and to periodically update the RigNet board of directors as to developments in that connection when appropriate.

The Strategic Review Committee held a meeting again on May 1, 2020, at which representatives of Lazard and Baker Botts attended, to discuss overall process with Viasat, considerations in relation to whether to engage an additional advisor to provide an opinion as to the fairness, from a financial point of view, of the consideration to be paid to RigNet’s stockholders in connection with any potential transaction and plans for Lazard to follow up with each of Financial Sponsor A and Financial Sponsor B regarding their interest in acquiring RigNet.

In May 2020, Lazard contacted the remaining parties involved in the Intelie process to request updated valuations. In response to this request, Lazard received one indication of interest with respect to RigNet’s Intelie division on a cash-free, debt-free basis for an enterprise value of $30 million. RigNet continued to engage in discussions with this party, as well as two other parties that did not provide an updated valuation. Additionally, on May 6, 2020, Lazard followed up with each of Financial Sponsor A and Financial Sponsor B regarding their interest in acquiring RigNet. Each of these potential counterparties indicated that they would follow up with Lazard regarding their potential interest in pursuing a transaction.

On May 10, 2020, RigNet granted virtual data room access to Viasat and its representatives, including LionTree, for purposes of conducting financial due diligence in connection with the proposed transaction. During the weeks and months that followed, representatives of LionTree, Lazard, Viasat and RigNet engaged in numerous discussions regarding various financial and business due diligence matters.

On May 13, 2020, members of RigNet’s management team, accompanied by representatives of Lazard, presented an overview of the RigNet business to members of Viasat management and LionTree in order to further assess support for the proposed transaction. On May 18, 2020, members of RigNet management made a second presentation to the management of Viasat during which they gave a product demonstration of RigNet’s Intelie product in furtherance of such discussions.

On May 20, 2020, representatives of Viasat, LionTree, RigNet and Lazard held a meeting at which the parties discussed financial modeling for the proposed transaction. During the weeks that followed, representatives of Viasat and representatives of RigNet, together with their respective financial advisors, had numerous calls to discuss such financial models and related due diligence matters. Also on May 20, 2020, the RigNet board of directors held a meeting at which RigNet management and the Strategic Review Committee updated the RigNet board of directors regarding the ongoing discussions with Viasat and at which the RigNet board of directors approved engaging Stifel to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to RigNet’s stockholders.

On May 21, 2020, Financial Sponsor B informed Lazard that they were not interested in pursuing a transaction with RigNet at that time.

On May 26, 2020, RigNet executed an engagement letter with Stifel for purposes of Stifel rendering an opinion as to the fairness, from a financial point of view, of the exchange ratio to RigNet’s stockholders. On May 27 and May 29, 2020, RigNet management, Lazard and Stifel held discussions to bring Stifel up to date and discuss what information Stifel would need for its opinion process.

Between May 27, 2020 and July 17, 2020, the Strategic Review Committee held weekly meetings regarding the progress of discussions with Viasat along with progress on the potential sale of RigNet’s Intelie division. Representatives of Lazard regularly attended these meetings, and representatives of Baker Botts and Stifel also attended certain of these regular meetings.

On June 4, 2020, representatives from Financial Sponsor A reached out to Lazard expressing an interest in re-engaging discussions with RigNet regarding a potential transaction for the whole of RigNet and provided comments on a mutual confidentiality agreement previously provided by RigNet, which was executed on June 19, 2020.

On June 23, 2020, representatives of Viasat and RigNet held a meeting at which they discussed RigNet’s Intelie product in further detail. On June 25, 2020, representatives of Viasat and RigNet held a call to discuss RigNet’s managed communications services business segment.

On June 24, 2020, members of RigNet management gave a presentation to representatives from Financial Sponsor A.

On July 2, 2020, members of RigNet management held a call with representatives from Financial Sponsor A relating to financial matters. Following this call, Financial Sponsor A informed Lazard on July 17, 2020 that it would not be submitting an offer to acquire the whole of RigNet.

On July 16, 2020, Mr. Lippert called Mr. Pickett and informed him that Viasat would submit a revised offer in the near future with an offer price of $5.25 per share. Also on July 16, 2020, a financial sponsor (“Financial Sponsor C”) contacted Mr. Pickett and expressed an interest in acquiring RigNet in a “take private” transaction. The Strategic Review Committee met on July 17, 2020 to discuss these developments, concluding that Financial Sponsor C may proceed with conducting due diligence regarding a potential transaction.

On July 22, 2020, Viasat submitted a revised written proposal to RigNet to acquire 100% of the equity interests of RigNet in exchange for Viasat common stock at a purchase price per share of RigNet common stock equal to $5.25, with the final exchange ratio to be determined prior to signing a definitive agreement. Later in the day on July 22, 2020, the RigNet board of directors met with representatives from Lazard, Stifel and Baker Botts to discuss the updated proposal. Representatives of Lazard reviewed the letter received from Viasat and certain public information regarding Viasat with the RigNet board of directors. RigNet’s board of directors, RigNet’s management and Lazard’s representatives discussed the possible risks and benefits of a potential business combination, including the potential to commercialize RigNet’s offerings, particularly its Cyphre cybersecurity and Intelie machine learning offerings, outside of the oil and gas industry. The RigNet board of directors also considered the risks of a potential Viasat combination relative to other alternatives available to RigNet. Representatives of Stifel briefed the RigNet board of directors on methodologies Stifel would use to value any final Viasat offer to formulate an opinion on the fairness, from a financial point of view, of the exchange ratio to RigNet’s stockholders. Thereafter, representatives of Lazard and Stifel left the meeting and representatives of Baker Botts briefed the RigNet board of directors on their fiduciary duties in relation to a potential transaction. The RigNet board of directors elected to delegate to the Strategic Review Committee oversight of negotiations with Viasat and the due diligence process, with the RigNet board of directors expressly reserving the right to approve a final transaction.

During the weeks that followed, representatives of LionTree, Lazard, Viasat and RigNet engaged in numerous discussions regarding due diligence matters and exchanged additional due diligence information. During this period, the Strategic Review Committee continued to meet regularly to keep apprised of the progress of discussions with Viasat and kept the RigNet board of directors updated on the same. Representatives of Lazard regularly attended these meetings, and representatives of Baker Botts and Stifel also attended certain of these regular meetings.

From July 22, 2020 to August 12, 2020, representatives of Lazard interfaced with representatives of LionTree to better understand Viasat’s valuation of RigNet and their underlying assumptions related to such valuation, with an intent to support a higher price for RigNet and address any challenging assumptions. At a meeting of the Strategic Review Committee on August 7, 2020, Lazard summarized Viasat’s view regarding Viasat’s valuation of RigNet for the Strategic Review Committee.

On August 12, 2020, members of Viasat management presented an overview of the Viasat business to members of RigNet management and representatives of Lazard and Stifel. Following the presentation, on August 13, 2020 and August 17, 2020, respectively, representatives of Lazard sent certain financial data requests to representatives of LionTree and the RigNet Strategic Review Committee submitted certain follow-up questions to Viasat regarding Viasat’s satellite and connectivity business. Members of Viasat management provided responses to these questions over the next several days, after which representatives of Lazard discussed such responses with the Strategic Review Committee at a meeting on August 19, 2020, at which a proposed plan for responding to Viasat’s proposal was discussed.

On August 20, 2020, the RigNet board of directors held a meeting with members of RigNet management and representatives of Lazard and Baker Botts in attendance. At the meeting, Lazard’s representatives provided the RigNet board of directors with an update on the current status of the proposed transaction with Viasat, including the status of due diligence, Viasat’s view of RigNet’s projections and negotiating strategy. Representatives of Lazard also provided preliminary financial analyses with respect to the proposed transaction. Members of senior management and the Strategic Review Committee also updated the RigNet board of directors on the proposed plan for responding to Viasat’s proposal, with which the RigNet board of directors concurred.

On August 28, 2020, representatives of RigNet responded to Viasat’s July 22, 2020 proposal stating that RigNet believed a higher valuation would be required before the RigNet board of directors would be willing to move forward with the transaction, in part due to the impact of a new major customer contract. During the weeks that followed, representatives of Viasat and LionTree took steps to integrate the expected financial impact of such new contract into their financial analyses.

On September 4, 2020, representatives of Viasat and RigNet held a telephone conference to discuss potential in-person management sessions. On September 9, 2020, representatives of Lazard reached out to representatives of LionTree to communicate the fact that RigNet would like to proceed with holding such in-person management sessions by having certain members of Viasat management visit the RigNet headquarters in Houston.

On September 8, 2020, a financial sponsor (“Financial Sponsor D”) contacted Errol Olivier, RigNet’s Senior Vice President and Chief Operating Officer, and expressed an interest in the Intelie process and potentially acquiring all of RigNet. Lazard commenced discussions with Financial Sponsor D, during which Financial Sponsor D did not provide an indicative valuation range in its discussions with Lazard. Lazard discussed with Financial Sponsor D entering into a confidentiality agreement for the purpose of facilitating meaningful discussion, which was subsequently executed on September 14, 2020.

On September 17, 2020, Viasat submitted a further revised written proposal to RigNet to acquire 100% of the equity interests of RigNet in exchange for Viasat common stock at a purchase price per share of RigNet common stock equal to $6.00, with the final exchange ratio to be determined prior to signing a definitive agreement.

On September 22, 2020, a financial sponsor (“Financial Sponsor E”) contacted Mr. Pickett to request an introductory call to understand RigNet’s growth strategy and learn more about the company. A call was held between representatives of Financial Sponsor E and RigNet on October 5, 2020, at which time Financial Sponsor E said that it would follow up regarding its interest in potentially exploring a proposal.

On September 25, 2020, representatives from Lazard spoke with representatives of Financial Sponsor D. Following this discussion, Lazard informed RigNet that Financial Sponsor D would not pursue the opportunity further in light of the volatility of the oil and gas market and the size of the equity financing that would be required to pursue a transaction.

On October 2, 2020, Financial Sponsor C spoke with representatives of Lazard and indicated a valuation of RigNet of between $3.00 and $5.00 per share. Following this discussion, Financial Sponsor C did not submit a formal indication of interest in response to requests from Lazard.

On October 6, 2020, members of the management teams of RigNet and Viasat and representatives of Lazard met for dinner in Houston, Texas. The purpose of the dinner was so that the management teams could discuss trends in each party’s business. On October 7 and October 8, 2020, members of Viasat management conducted in-person site visits with members of RigNet management at RigNet’s headquarters in Houston to review the company’s organization, key contracts, sales pipeline, historical and projected bandwidth requirements, and Intelie and Cyphre products in more detail. These meetings were followed up by a call on October 16, 2020 to further discuss Viasat’s ViaSat-3 broadband satellites and perform reverse due diligence on Viasat’s business plans.

On October 15, 2020, members of Viasat management held a meeting with representatives of LionTree in attendance to discuss offer structure and next steps, including a diligence update, updated valuation analysis and discussion on specific deal considerations and anticipated timelines.

On October 17, 2020, representatives of Lazard provided updated financial information to representatives of LionTree and, on October 19, 2020, certain members of management of both Viasat and RigNet held a meeting with representatives from LionTree and Lazard in attendance, during which the parties discussed such information.

On October 20, 2020, representatives of LionTree and Lazard held a telephone conference to discuss the written proposal provided by Viasat to RigNet on September 17, 2020, including with respect to specific pricing considerations. During the conference, the parties discussed the status of due diligence and potential timing for a proposed announcement.

On October 21, 2020, certain members of management of each of Viasat and RigNet held a meeting to discuss the status of the proposed transaction. In light of both parties’ impending release of quarterly financial results and management’s focus thereon, the parties resolved to re-commence discussions following the public release of their respective earnings in early November 2020. The Strategic Review Committee at a meeting on October 30, 2020 concurred with the recommendation of senior management to continue discussions following such time.

On October 27, 2020, representatives of Financial Sponsor E notified Lazard that it would discontinue discussions regarding a potential transaction as it would prefer to wait another two to three quarters before proceeding with any management presentation in order to see more results from certain of RigNet’s business lines.

On November 3, 2020, representatives of Lazard provided additional updated financial information to representatives of Viasat and LionTree and, on November 5, 2020, RigNet announced its financial results for the fiscal quarter ended September 30, 2020. On November 7, 2020, following such announcement, representatives of Viasat and LionTree sent a list of related questions to representatives of Lazard and RigNet. On November 9, 2020, certain members of management of each of Viasat and RigNet held a meeting with representatives of LionTree and Lazard in attendance to discuss such updated financials and related questions.

On November 11, 2020, Viasat submitted a further revised written proposal to RigNet to acquire 100% of the equity interests of RigNet in exchange for Viasat common stock at a purchase price per share of RigNet common stock equal to $6.30, with the final exchange ratio to be determined prior to signing a definitive agreement. In addition, Viasat proposed a 45-day exclusivity period to execute a definitive agreement.

On November 12, 2020, the Strategic Review Committee met to discuss Viasat’s latest offer and the length of a potential exclusivity period and approved the basis on which RigNet would respond to Viasat’s proposal. Representatives of Lazard and Baker Botts also attended the meeting. Later in the day, representatives of RigNet communicated to representatives of Viasat the proposal approved by the Strategic Review Committee: RigNet would agree to use Viasat’s proposed valuation as a basis for negotiating a definitive agreement, subject to the parties agreeing on a fixed exchange ratio of 0.1845 shares of Viasat common stock for each share of RigNet common stock, representing a valuation per share of RigNet common stock of $6.30 based on the average share price of Viasat common stock over the trailing ten trading day period ended November 11, 2020.

On November 13, 2020, Viasat’s President, Global Enterprise and Mobility, Jimmy Dodd, communicated to Mr. Browning that Viasat would be willing to accept such fixed exchange ratio subject to the parties agreeing on a 30-day exclusivity period to negotiate the material terms and conditions of the proposed transaction. Over the course of the day, Mr. Browning and Mr. Dodd negotiated a mutually acceptable form of exclusivity letter in consultation with their respective legal counsel, and on November 14, 2020, Viasat and RigNet executed a letter agreement pursuant to which Viasat and RigNet agreed to continue the discussions regarding a potential business combination on an exclusive basis through December 14, 2020.

On November 16, 2020, members of management of each of Viasat and RigNet held a meeting at which the parties discussed anticipated timing, process and next steps with respect to reaching agreement on the proposed transaction.

During the period from November 16 through December 15, 2020, representatives of Viasat and representatives of RigNet, together with their respective financial advisors and outside legal counsel, had numerous calls to discuss due diligence, integration planning and related matters and exchanged associated due diligence documentation.

On November 19, 2020, representatives of Latham & Watkins, legal counsel to Viasat, sent an initial draft of a proposed definitive merger agreement to representatives of Baker Botts.

On November 25, 2020, the Strategic Review Committee met with representatives of Baker Botts and Lazard to discuss a proposed markup of the merger agreement and overall approach in returning a draft of the merger agreement to Latham & Watkins. The Strategic Review Committee also discussed compensation matters in connection with a potential transaction and decided to have members of the compensation committee of the RigNet board of directors address those matters directly with Viasat management. Later on November 25, 2020, Mr. Browning and Mr. Dodd spoke by telephone to discuss streamlining the due diligence process. In the evening of November 25, 2020, representatives of Baker Botts provided a revised draft of the definitive merger agreement to representatives of Latham & Watkins. Between November 25, 2020 and December 19, 2020, representatives of Latham & Watkins and representatives of Baker Botts exchanged drafts of the merger agreement and ancillary transaction documents, and together with representatives of Viasat, RigNet, LionTree and Lazard, held numerous telephonic discussions to negotiate the terms of the merger agreement and other definitive agreements for the transaction.

Also on November 25, 2020, representatives of RigNet, Baker Botts and Lazard were provided access to a Viasat virtual data room for the purposes of conducting reverse due diligence. During the period from November 25, 2020 through December 14, 2020, representatives of Viasat and representatives of RigNet, together with their respective financial advisors and outside legal counsel, addressed RigNet’s questions and exchanged corresponding information regarding reverse due diligence and related matters.

On December 1, 2020, representatives of Lazard requested final indications of interest from the parties that had continued to participate in the Intelie process with respect to a potential transaction involving RigNet’s Intelie business. By the December 7, 2020 deadline, no indications of interest were received.

On December 3, 2020, representatives from Latham & Watkins sent Baker Botts a proposed form of support agreement for KKR, which Baker Botts passed along to representatives from KKR. Between December 3, 2020 and December 18, 2020, Latham & Watkins and counsel for KKR negotiated the terms of the support agreement.

On December 4, 2020, representatives of Viasat, Latham & Watkins, RigNet and Baker Botts held a telephone conference to discuss certain compliance and trade control questions.

On December 8, 2020, representatives of Viasat and RigNet held a meeting with representatives of LionTree and Lazard in attendance to discuss human resources matters. On the same date, members of Viasat management held a meeting with representatives of LionTree in attendance to discuss open issues in the merger agreement. Following the meeting, representatives of LionTree communicated certain key takeaways to representatives of Lazard.

Also on December 8, 2020, the RigNet board of directors held a meeting with representatives from Lazard, Stifel and Baker Botts present. Members of the Strategic Review Committee updated the RigNet board of directors on the status of negotiations with Viasat and the outcome of the Intelie process. Representatives of Lazard and Stifel discussed preliminary financial analyses with the RigNet board of directors. Representatives of Baker Botts refreshed the RigNet board of directors on their fiduciary duties under Delaware law with respect to a transaction with Viasat.

Over the next several days, Mr. Browning and Mr. Dodd held calls to discuss various open points in the merger agreement and potential timing for execution of a transaction. Mr. O’Hara joined certain of these calls to discuss compensation-related actions under consideration by the compensation committee of the RigNet board of directors since the parties entered into the exclusivity agreement.

On December 10, 2020, members of Viasat management held a meeting with representatives of LionTree and Latham & Watkins in attendance. Members of Viasat management and representatives of Latham & Watkins provided the group with an update on the current status of the proposed transaction and related documentation and due diligence matters. Representatives of LionTree provided further updated financial analyses with respect to the proposed transaction.

On December 12, 2020, Mr. Pickett spoke with Viasat’s Vice President, Global Mobility, Doug Abts, regarding the open business points in connection with the transaction, including the appropriate allocation of antitrust risk, closing conditions relating to telecommunications regulatory approvals, the size of the termination fee payable by RigNet in certain circumstances and the sharing of financial results for the months of October through November between the parties. Mr. Pickett and Mr. Abts agreed to continue working with their respective teams to resolve the remaining open points.

On December 13, 2020, representatives of Viasat, Latham & Watkins, LionTree, RigNet, Baker Botts and Lazard held a telephonic meeting. At the meeting, the parties discussed certain key terms of the merger agreement and expected timing for signing definitive documents. On December 14, 2020, the exclusivity period expired.

During the period from December 13, 2020 through December 18, 2020, representatives of Viasat, Latham & Watkins, LionTree, RigNet, Baker Botts and Lazard continued to discuss and negotiate certain key terms of the merger agreement, including required antitrust approvals and efforts obligations, required communications consents and certain telecommunications regulatory and intellectual property matters.

On December 18, 2020, the Strategic Review Committee met to discuss the status of negotiations regarding the proposed transaction with Viasat, including matters relating to required antitrust approvals and consents to transfer communications licenses. The Strategic Review Committee also discussed the exchange ratio in light of the recent trading performance of the parties. After discussions with RigNet management and representatives of each of Lazard, and Baker Botts, the Strategic Review Committee authorized Messrs. Browning and Pickett to, among other things, propose an approach to antitrust approvals and consents to transfer communications licenses consistent with the Strategic Review Committee’s discussions.

Later that day, Mr. Browning spoke with Mr. Dodd about the open points in the merger agreement. During that conversation, Mr. Browning and Mr. Dodd also discussed RigNet’s ability to grant employees ordinary course incentive awards while the transaction was pending and reached an agreement regarding RigNet’s ability to seek certain waivers under its credit facility, if necessary, while the transaction was pending.

On December 18, 2020, the Viasat board of directors held a meeting with members of Viasat’s senior management and representatives of Latham & Watkins and LionTree in attendance. Representatives of LionTree provided financial analyses and representatives of Latham & Watkins and Viasat in-house legal counsel reviewed the transaction documentation and related matters. Representatives of Latham & Watkins and Viasat in-house legal counsel also reviewed the directors’ fiduciary duties in respect of the proposed transaction. Following a thorough review and consideration of the relevant factors, the Viasat board unanimously determined that the merger agreement, which was substantially in the final form executed by the parties, and the transactions contemplated thereby were fair to, advisable and in the best interests of Viasat and its stockholders.

Following the Viasat board meeting, in-house legal counsel at Viasat and RigNet discussed the open points in the merger agreement and confirmed the understanding on items agreed in the earlier conversations between Mr. Browning and Mr. Dodd. Later that evening, representatives of Baker Botts sent Latham & Watkins a revised draft of the merger agreement reflecting Mr. Browning’s proposal on antitrust and communications consent matters and reflecting the items agreed between Messrs. Browning and Dodd.

On December 19, 2020, the RigNet board of directors held a meeting with representatives of Lazard, Stifel and Baker Botts to receive an update on the transaction. The members of the Strategic Review Committee briefed the full RigNet board of directors on the progress of the negotiations and the key business terms. Representatives of Lazard reviewed the key financial terms of the proposed transaction, representatives of Stifel discussed their valuation analyses and representatives of Baker Botts discussed the key terms of the merger agreement and the remaining open items. The RigNet board of directors also discussed the exchange ratio in light of the recent trading performance of the parties. The members of the compensation committee of the RigNet board of directors also updated the full RigNet board of directors on the discussions they had with Viasat regarding compensation matters relating to a potential transaction, which matters are further described below under “Interests of RigNet Directors and Executive Officers in the Merger.” Later in the day, Latham & Watkins sent a revised draft of the merger agreement to Baker Botts.

On the morning of December 20, 2020, the Strategic Review Committee held a meeting to review the final terms of the proposed transaction with Viasat. After discussions with RigNet management and representatives of Baker Botts, Stifel and Lazard, the Strategic Review Committee formally recommended the transaction for approval by the RigNet board of directors. That same morning, the compensation committee of the RigNet board of directors held a meeting to formally recommend the applicable compensation actions in connection with the proposed transaction with Viasat to the RigNet board of directors.

Following the meetings of the Strategic Review Committee and the compensation committee of the RigNet board of directors, the RigNet board of directors held a meeting with members of RigNet’s senior management and representatives of Stifel, Lazard and Baker Botts in attendance. The members of the Strategic Review Committee discussed their recommendation with the full RigNet board of directors. Representatives of Baker Botts reviewed final updates to the transaction documentation as well as the directors’ fiduciary duties in respect of the proposed transaction. Representatives of Lazard reiterated the key financial terms of the proposed transaction. Representatives of Stifel then presented its financial analysis and delivered Stifel’s oral opinion, which was confirmed by delivery of a written opinion dated December 20, 2020, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications and limitations upon the review undertaken by Stifel in preparing its opinion, the exchange ratio was fair, from a financial point of view, to holders of RigNet common stock (other than the excluded shares). Following a thorough review and consideration of the relevant factors, the RigNet board of directors unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of RigNet and its stockholders and recommended that the stockholders of RigNet vote to adopt the merger agreement and the transactions contemplated thereby. The RigNet board of directors also approved certain compensation actions in connection with the proposed transaction with Viasat.

Later on December 20, 2020, following the approval of the merger agreement and the merger by the Viasat board of directors and the RigNet board of directors, Viasat and RigNet finalized and executed the merger agreement, and on the morning of December 21, 2020, prior to the opening of trading, issued press releases announcing that they had entered into the merger agreement.

Viasat’s Reasons for the Merger

At a special meeting held on December 18, 2020, the Viasat board of directors unanimously: (a) determined that the terms of the merger agreement and the merger are fair to and in the best interests of Viasat and its stockholders; and (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, each on the terms and subject to the conditions set forth in the merger agreement.

As described under “—Background of the Merger,” in evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Viasat board of directors held a number of meetings and consulted with Viasat senior management and its outside legal and financial advisors. In reaching its decision to approve the merger agreement, Viasat considered a number of factors, including but not limited to the following (which are not necessarily presented in order of their relative importance to Viasat):

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Benefits of the Acquisition. Viasat believes that the acquisition of RigNet will help to further accelerate Viasat’s strategy to provide high-quality, ubiquitous, affordable broadband connectivity and communications to the hardest-to-reach locations around the globe. RigNet provides premier, global end-to-end, secure managed communications service and installation capabilities, along with digital transformation solutions, which are expected to enable Viasat to quickly expand into new adjacent industries, including: energy, mining, shipping, maritime and additional enterprises. In this regard, Viasat noted that:

•	acquiring RigNet is expected to give Viasat access to additional customers and diversify Viasat’s commercial connectivity portfolio;

•

Viasat expects that acquiring RigNet will provide further complementary capabilities and support synergies to Viasat’s existing mobility businesses and will give Viasat access to complementary core technology and services, which Viasat expects to leverage in order to expand into new global services;

•	Viasat believes that RigNet’s international presence aligns with Viasat’s expanding global operations;

•	the transaction is expected to be immediately accretive to cashflow and to modestly improve Viasat’s leverage position; and

•	the cultures of Viasat and RigNet are aligned, including shared values and commitment to innovation, execution and customer relationships.

•

Exchange Ratio and Merger Consideration. Viasat considered the favorability of the exchange ratio relative to the exchange ratios historically implied by the relative trading prices of Viasat and RigNet common stock over various periods and relative to the current assessment of the valuation of each company and of the expected synergies and other benefits of the merger, in addition to the fact that, upon completion of the merger, Viasat stockholders and former RigNet stockholders are expected to own approximately 94% and 6%, respectively, of the combined company (based on fully diluted shares outstanding of the combined company).

•	Other Factors Considered by Viasat . In addition to considering the factors described above, Viasat considered the following additional factors that weighed in favor of the merger:

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historical information concerning Viasat’s and RigNet’s respective businesses, financial condition, results of operations, earnings, trading prices, technology positions, managements, competitive positions and prospects on standalone and forecasted combined bases; and

•

the current and prospective business environment in which Viasat and RigNet operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on Viasat and the combined company.

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Terms of the Merger Agreement. Viasat considered the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, and its belief such terms are reasonable. Viasat also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to various regulatory approvals, such approvals were likely to be satisfied on a timely basis.

Viasat weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:

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the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Viasat or RigNet common stock, the then-current trading price of the shares of Viasat common stock to be issued to holders of shares of RigNet common stock upon the consummation of the merger could be significantly higher than the trading price prevailing at the time the merger agreement was entered into;

•	the risk that RigNet’s financial performance may not meet Viasat’s expectations;

•

the risk that the merger may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to Viasat’s and RigNet’s businesses;

•

the potential length of the regulatory approval process and the possibility that governmental authorities might seek to require certain actions of Viasat or RigNet or impose certain terms, conditions or limitations on Viasat’s or RigNet’s businesses in connection with granting approval of the merger or might otherwise seek to prevent or delay the merger;

•

the potential challenges and difficulties in integrating the operations of Viasat and RigNet and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated cost benefits of the merger, might not be realized or might take longer to realize than expected;

•

the difficulties and challenges inherent in completing the merger and integrating the businesses, operations and workforce of RigNet with those of Viasat and the possibility of encountering difficulties in achieving expected revenue growth and other non-cost synergies;

•	the possible diversion of management attention for an extended period of time during the pendency of the merger and, following closing, the integration of the two companies;

•	the substantial costs to be incurred in connection with the merger, including those incurred regardless of whether the merger is consummated;

•	the risk that RigNet stockholders may not approve the adoption of the merger agreement at the RigNet special meeting;

•

the ability of the RigNet board of directors, subject to certain conditions, to change its recommendation supporting the merger in response to a superior proposal or an intervening event other than a superior proposal, if the RigNet board of directors determines that failure to take such action would reasonably be expected to be inconsistent with the RigNet board of directors’ fiduciary duties to its stockholders under applicable laws;

•	the ability of RigNet, subject to certain conditions, to terminate the merger agreement in order to enter into a definitive agreement providing for a superior proposal; and

•	risks of the type and nature described under entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Viasat considered all of these factors as a whole and, on balance, concluded that the potential benefits of the merger outweighed the risks and uncertainties of the merger.

As of the date of this proxy statement/prospectus, Viasat directors and executive officers do not have interests in the merger that are different from, or in addition to, the interests of other Viasat stockholders generally.

The foregoing discussion of the information and factors that Viasat considered is not intended to be exhaustive, but rather is meant to include the material factors that Viasat considered. The Viasat board of directors collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Viasat board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that Viasat considered in connection with its evaluation of the merger, the Viasat board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Viasat board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

It should be noted that this explanation of the reasoning of the Viasat board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the RigNet Board of Directors; RigNet’s Reasons for the Merger

On December 20, 2020, the RigNet board of directors unanimously determined (a) to approve and declare advisable the merger agreement, the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, (b) to submit the merger agreement to a vote of the holders of RigNet common stock and (c) to recommend adoption of the merger agreement by the holders of shares of RigNet common stock. The RigNet board of directors unanimously recommends that holders of RigNet common stock vote “FOR” the merger proposal and “FOR” the compensation advisory proposal and “FOR” the adjournment proposal.

In the course of reaching its determinations and recommendations, the RigNet board of directors consulted with RigNet’s senior management and its outside legal counsel and financial advisors and considered several potentially positive factors that weighed in favor of the merger, including the following (not necessarily presented in order of relative importance):

•	Benefits of a Combination with Viasat.

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Exchange ratio. The exchange ratio represented a premium of approximately 17.9% to RigNet’s trailing 20-day volume weighted average price through December 18, 2020, the last trading day before the public announcement of the merger.

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All-stock Consideration. The all-stock merger consideration was an important feature of the transaction to the RigNet board of directors, including due to the preference of the largest holder of RigNet common stock for all-stock consideration in the merger, and will allow holders of RigNet common stock to retain exposure to the potential upside of the combined company going forward.

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Fixed Exchange Ratio. The exchange ratio is fixed, which affords RigNet stockholders the opportunity to benefit from any appreciation in the value of the Viasat common stock after the announcement of the merger. The exchange ratio resulted from extensive negotiation between the parties and, as a result, the RigNet board of directors believes that the final exchange ratio represented the highest and best value that RigNet could obtain from Viasat.

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Potential Stockholder Value. The RigNet board of directors’ consideration, from time to time, with the assistance of RigNet management and RigNet’s financial and legal advisors, of the various strategic alternatives available to RigNet, including remaining an independent company and continuing to execute on RigNet’s strategic plan, and the RigNet board of directors’ belief that the merger presents a more favorable opportunity for RigNet stockholders than the potential value that may result from remaining a standalone company or pursuing other strategic alternatives.

•

Complementary Businesses. The belief of the RigNet board of directors that RigNet’s former stockholders will be well positioned to generate additional returns by combining with Viasat, including from the following:

•	the opportunity to combine with a well-capitalized company with a strong balance sheet and improved liquidity relative to RigNet as a standalone company;

•

Viasat’s strong position in verticals in the satellite communications industry within RigNet’s focus, such as government, which the RigNet board believes will provide diversification and growth opportunities that may benefit RigNet’s stockholders as a result of the merger as compared to RigNet continuing as a standalone company;

•

the potential for the merger to enhance RigNet’s ability to compete effectively in existing market environments and expand into additional end markets, including the ability to capitalize on new growth opportunities by having access to Viasat’s high throughput satellite capabilities as well as a broader customer base for RigNet to offer Apps & IoT solutions, including from Intelie and Cyphre;

•	Viasat’s plans to expand its global satellite coverage significantly are expected to create opportunities for RigNet to capture additional market share in the energy industry; and

•	the complementary nature of RigNet’s operations to Viasat’s business.

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Stockholder Support. The RigNet board of directors considered the support of the merger by Digital Oilfield Investments, as subsequently evidenced by Digital Oilfield Investments’ execution of the support agreement, and that Digital Oilfield Investments is receiving the same per-share consideration in the merger as all other holders of RigNet common stock generally and is not receiving, in connection with the merger, any other consideration or benefit not received by all other holders of RigNet common stock generally.

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Tax Considerations. The RigNet board of directors considered that the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with the result that U.S. holders of shares of RigNet common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of any portion of the merger consideration delivered in the form of Viasat common stock.

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Superior Alternative to Continuing RigNet on an Independent, Standalone Basis. The RigNet board of directors determined that entering into the merger agreement with Viasat was preferable to continuing to operate on a standalone basis in light of certain risks associated with continuing to operate as a standalone company, including risks associated with RigNet’s relative size and financial position and concentrated exposure to the oil and gas industry, which has experienced a significant and protracted downturn in recent years.

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Receipt of Fairness Opinions from Stifel. The RigNet board of directors considered the oral opinion of Stifel to the RigNet board of directors, which was subsequently confirmed by the delivery of a written opinion dated as of December 20, 2020, to the effect that, as of such date, based on and subject to certain assumptions, qualifications and limitations set forth in such opinion, the exchange ratio was fair, from a financial point of view, to holders of RigNet common stock (other than certain excluded shares), together with the related financial analyses. See the section entitled “—Opinion of RigNet’s Financial Advisor” beginning on page 56.

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Likelihood of Completion. The RigNet board of directors reviewed, in consultation with RigNet’s legal advisors, and considered that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The RigNet board of directors also reviewed and considered the conditions to the completion of the merger, including required regulatory approvals from antitrust authorities and consents with respect to certain material communications permits and licenses.

•

Strategic Review; Strategic Review Committee Recommendation. Since the formation of the Strategic Review Committee in July 2019, the Strategic Review Committee or Lazard were in contact with a number of potential strategic counterparties and financial sponsors to determine their interest in a potential transaction with RigNet. These contacts included a process primarily focused on analyzing and evaluating a potential sale of a portion of or all of RigNet’s Intelie business, but also resulted in several unsolicited discussions with certain parties regarding a business combination involving RigNet. On December 20, 2020, the Strategic Review Committee provided its unanimous recommendation to the RigNet board of directors that the RigNet board of directors approve the merger. Following the recommendation of the Strategic Review Committee, the RigNet board of directors determined that the combination with Viasat was the most attractive option because of, among other things, Viasat’s assets and the other reasons described in this section.

•

Terms of the Merger Agreement. The RigNet board of directors considered the terms of the merger agreement relating to RigNet’s ability to respond to unsolicited acquisition proposals, and the other terms of the merger agreement, including:

•

that RigNet and Viasat agreed to use their respective reasonable best efforts to complete the merger and obtain the necessary approvals and clearances required under applicable antitrust laws, including the obligation of Viasat to agree to make divestitures, license, hold assets separate and implement other changes or restrictions in its business if necessary to obtain antitrust approval for the merger unless such remedies would or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of RigNet or Viasat;

•

the fact that RigNet has the right, subject to certain conditions, to provide non-public information in response to, and to discuss and negotiate, certain unsolicited acquisition proposals made before holders of RigNet common stock approve the merger proposal;

•

the right of the RigNet board of directors to change its recommendation that RigNet stockholders vote to adopt the merger agreement in response to a superior proposal or certain intervening events, subject to certain conditions, and the RigNet board of directors’ view that the termination fee of $5.5 million payable to Viasat under certain circumstances is customary and reasonable and, while it could discourage other potential counterparties from making an alternative acquisition proposal, such termination fee would not preclude or deter a willing and financially capable third party from making an acquisition proposal for an alternative transaction;

•

the nature of the closing conditions included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either RigNet or Viasat for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions contemplated by the merger agreement;

•	the fact that there are no financing conditions or contingencies, and that Viasat does not require financing in order to complete the merger; and

•	the fact that RigNet has the right under certain circumstances to specifically enforce Viasat’s obligations under the merger agreement.

The RigNet board of directors also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the merger and the merger agreement, including the following (not necessarily in order of relative importance):

•

Fixed Exchange Ratio. The fact that the merger consideration is based on a fixed exchange ratio rather than a fixed value, and, as such, holders of RigNet common stock cannot be certain at the time of the RigNet special meeting of the market value of the merger consideration they will receive, and the possibility that holders of RigNet common stock could be adversely affected by a decrease in the trading price of Viasat common stock before the closing of the merger.

•

Relative Trading Performance. The fact that the market price of Viasat’s common stock declined during a period of time prior to the signing of the merger agreement, while the market price of RigNet’s common stock increased during such period, resulting in a relatively lower premium to RigNet’s trading price when measured as of the most recently completed trading day prior to the signing of the merger agreement, as compared to a premium based on the applicable 10-day or 20-day VWAP of the companies. The board of directors discussed the possible factors affecting the companies’ trading performance as of such period with Lazard, and believed that the performance was influenced by end of year trading factors rather than being indicative of a change in the fundamentals of either RigNet’s or Viasat’s business.

•

Impacts on the Market Price of RigNet Common Stock. The fact that the market price of RigNet common stock could be affected by many factors, including: (a) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting RigNet; (b) the possibility that, as a result of the termination of the merger agreement, possible acquirers may consider RigNet to be an unattractive acquisition candidate; and (c) the possible sale of RigNet common stock by short-term investors following an announcement that the merger agreement was terminated.

•

Risks Associated with the Pendency of the Merger. The risks and contingencies relating to the announcement and pendency of the merger, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of RigNet’s business during the period between the execution of the merger agreement and the completion of the transactions contemplated thereby as set forth in the merger agreement. Additionally, the RigNet board of directors considered the possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of RigNet or Viasat, including the failure to obtain a required antitrust approval or communication consent, which could result in significant costs and disruptions to RigNet’s normal business.

•

Integration Risks. The potential challenges and difficulties in integrating the operations of RigNet with Viasat and the risk that the anticipated cost savings and operational and other synergies between the two companies, or other anticipated benefits of the merger, might not be realized, may only be achieved over time or might take longer to realize than expected.

•

Termination Fees and Expenses. The requirement that RigNet would be required to pay Viasat a termination fee of $5.5 million if the RigNet board of directors were to terminate the merger agreement in order for RigNet to enter into a superior proposal, should one be made, or if the merger agreement were to be terminated by Viasat in connection with a change in the RigNet board of directors’ recommendation to the holders of RigNet common stock with respect to adoption of the merger agreement. Although the RigNet board of directors believed that this termination fee is consistent with fees in comparable transactions and would not be preclusive of other offers, it is possible that the termination fee could discourage other potential parties from making an alternative acquisition proposal. In addition, RigNet will generally be required to pay its own expenses associated with the transaction, including if the merger agreement is terminated.

•

Restrictions on Third-Party Discussions. The fact that there are restrictions in the merger agreement on RigNet’s ability to solicit competing bids to acquire it and to entertain other acquisition proposals, including with respect to its Intelie business, unless certain conditions are satisfied.

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Less Influence over Business Decisions. Current holders of RigNet common stock will have a reduced ownership and voting interest after the merger and will exercise significantly less influence over the policies of the combined company than they now have on the policies of RigNet.

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Interim Operating Covenants. The fact that the restrictions on RigNet’s conduct of business prior to completion of the transaction could delay or prevent RigNet from taking certain actions with respect to its operations during the pendency of the transaction.

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Merger Costs. The RigNet board of directors considered the substantial transaction costs associated with entering into the merger agreement, whether or not the merger is completed, as well as the possible diversion of management and employee time and energy, potential opportunity cost and disruption of RigNet’s business operations.

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Fairness Opinion. The fact that the opinion of Stifel as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger speaks only as of the date of such opinion and did not and will not take into account events occurring or information that has become available after such date, including any changes in the operations and prospects of RigNet or Viasat, financial, economic, monetary, market and other conditions and other factors that may be beyond the control of RigNet and Viasat and on which such opinion was based, any of which may be material.

•	No Appraisal Rights. The fact that RigNet stockholders will not be entitled to appraisal rights in connection with the merger.

•	Litigation. The risks associated with potential litigation relating to the merger and the associated costs, burden and inconvenience involved in defending those proceedings.

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Other Risks. The RigNet board of directors considered risks of the type and nature described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 12 and 15, respectively.

After taking into account the factors set forth above, as well as others, the RigNet board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction to RigNet stockholders.

The foregoing discussion of factors considered by RigNet is not intended to be exhaustive but summarizes the material factors considered by the RigNet board of directors. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the transaction, RigNet did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the RigNet board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The RigNet board of directors based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, RigNet’s senior management and the RigNet board of directors’ outside legal and financial advisors.

In considering the recommendation of the RigNet board of directors to adopt the merger agreement, holders of RigNet common stock should be aware that the executive officers and directors of RigNet have certain interests in the transaction that may be different from, or in addition to, the interests of RigNet stockholders generally. The RigNet board of directors was aware of and considered these interests, among the other matters described above, in reaching its determination that the merger is fair to and in the best interests of RigNet and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommending that RigNet stockholders approve the merger proposal. The interests of RigNet directors and executive officers are described in more detail under “Interests of RigNet Directors and Executive Officers in the Merger” beginning on page 100.

It should be noted that this explanation of the reasoning of the RigNet board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of RigNet’s Financial Advisor

RigNet engaged Stifel to render an opinion to the RigNet board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of RigNet common stock (other than treasury shares and shares held by Viasat or Merger Sub). Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. RigNet selected Stifel because Stifel is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger.

The full text of the written opinion of Stifel, dated as of December 20, 2020, is attached as Annex B to this proxy statement/prospectus and is incorporated into this document by reference. This summary of Stifel’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. RigNet stockholders are urged to read the opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stifel in connection with its opinion. Stifel’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the RigNet board of directors (in its capacity as such) in connection with its consideration of the exchange ratio. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio to the holders of RigNet common stock (other than treasury shares and shares held by Viasat or Merger Sub). It did not address the underlying business decision of RigNet to engage in the merger or enter into the merger agreement or constitute a recommendation to the RigNet board of directors in connection with the merger, and it does not constitute a recommendation to any holder of RigNet common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the merger.

Stifel’s opinion was reviewed and approved by Stifel’s Fairness Opinion Committee. In rendering its opinion, Stifel, among other things:

•

discussed the merger and related matters with RigNet’s counsel and reviewed a draft copy of the merger agreement, dated as of December 19, 2020, such draft being the latest draft available and provided to Stifel (the “draft merger agreement”);

•

reviewed the audited consolidated financial statements of RigNet contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2019 and December 31, 2018, and the unaudited consolidated financial statements of RigNet contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

•

reviewed the audited consolidated financial statements of Viasat contained in its Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and the unaudited consolidated financial statements of Viasat contained in its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020;

•

reviewed certain internal financial analyses and forecasts of RigNet prepared by the management of RigNet and provided to Stifel relating to RigNet’s business (the “RigNet projections”), and utilized per instruction of RigNet;

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reviewed certain internal financial analyses and forecasts of Viasat prepared by the management of Viasat and provided to Stifel by the management of RigNet (together with certain assumptions relating to such analyses and forecasts reviewed with the management of RigNet) relating to Viasat’s business (the “Viasat projections”), and utilized per instruction of RigNet;

•	reviewed and discussed with the management of RigNet and Viasat, as applicable, certain other publicly available information concerning RigNet and Viasat, as applicable;

•

reviewed certain non-publicly available information concerning RigNet and Viasat, as applicable, and held discussions with the management of RigNet and Viasat, as applicable, regarding recent developments;

•	held discussions with RigNet’s management regarding estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the merger on RigNet;

•	reviewed the reported prices and trading activity of the RigNet common stock and the Viasat common stock;

•

reviewed and analyzed, based on the RigNet projections and the Viasat projections, the cash flows generated by RigNet and Viasat, as applicable, on a standalone basis to determine the present value of RigNet’s and Viasat’s respective discounted cash flows;

•

analyzed the pro forma cash flows which may be generated by the combined company based upon the RigNet projections and the Viasat projections to determine the present value of the pro forma discounted cash flows of the combined company;

•	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to Stifel’s analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and

•

took into account Stifel’s assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of RigNet’s and Viasat’s respective industries generally.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of RigNet and Viasat, as the case may be, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by RigNet, Stifel assumed, at the direction of RigNet, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of RigNet and Viasat, as the case may be, as to the future operating and financial performance of RigNet and Viasat, as the case may be, and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel relied on this projected financial information without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either RigNet or Viasat, as the case may be, since the date of the last financial statements of each company made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of either RigNet’s or Viasat’s assets or liabilities, nor was Stifel furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

Stifel assumed, with the RigNet board of directors’ consent, that there were no factors that would materially delay or subject to any material adverse conditions, any necessary regulatory or governmental approval and that all conditions to the merger would be satisfied and not waived. In addition, Stifel assumed that the definitive merger agreement would not differ materially from the draft merger agreement. Stifel also assumed that the merger would be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by RigNet, Viasat or any other party and without any anti-dilution or other adjustment to the merger consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger would not have a material adverse effect on RigNet, Viasat or the merger. Stifel assumed that the merger will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Stifel further assumed that RigNet relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to RigNet, the merger and the merger agreement.

Stifel’s opinion is limited to the fairness of the exchange ratio to holders of RigNet common stock (other than treasury shares and shares held by Viasat or Merger Sub), from a financial point of view, and does not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, any consequences of the merger on RigNet, its stockholders, creditors or any other constituency or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. Stifel’s opinion also does not consider, address or include: (a) any other strategic alternatives currently (or which have been or may be) contemplated by the RigNet board of directors or RigNet; (b) the legal, tax or accounting consequences of the merger on RigNet or the holders of RigNet’s securities; (c) the fairness of the amount or nature of any compensation to any of RigNet’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of RigNet’s securities; (d) the effect of the merger on, or the fairness of the consideration to be received by, holders of any class of securities of RigNet (other than the RigNet common stock), including holders of RigNet Options or RigNet RSUs, or any class of securities of any other party to any transaction contemplated by the merger agreement; or (e) whether Viasat has sufficient cash, available lines of credit or other sources of funds to enable it to pay cash in lieu of fractional shares with respect to the merger consideration. Furthermore, Stifel did not express any opinion as to the prices, trading range or volume at which RigNet’s securities or Viasat’s securities will trade following public announcement or consummation of the merger.

Stifel’s opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it by or on behalf of RigNet or its advisors, or information otherwise reviewed by Stifel, as of the date of its opinion. Subsequent developments may affect the conclusion reached in its opinion and Stifel does not have any obligation to update, revise or reaffirm its opinion, except in accordance with the terms and conditions of Stifel’s engagement letter with RigNet. Stifel’s opinion is for the information of, and directed to, the RigNet board of directors for its information and assistance in connection with its consideration of the financial terms of the merger. Stifel’s opinion does not constitute a recommendation to the RigNet board of directors as to how the RigNet board of directors should vote on the merger or to any RigNet stockholder as to how any such stockholder should vote at any stockholders’ meeting at which the merger is considered, or whether or not any RigNet stockholder should enter into a voting, support, stockholders’ or affiliates’ agreement with respect to the merger. In addition, the opinion does not compare the relative merits of the merger with any other alternative transactions or business strategies which may have been available to RigNet and does not address the underlying business decision of the RigNet board of directors or RigNet to proceed with or effect the merger. Stifel are not legal, tax, regulatory or bankruptcy advisors. Stifel did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the SEC or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Stifel’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of RigNet, Viasat or Merger Sub either before or after the merger.

Stifel’s opinion was provided to the RigNet board of directors in connection with its evaluation of the merger and was only one of many factors considered by the RigNet board of directors in evaluating the merger. Neither Stifel’s opinion nor its analyses were determinative of the exchange ratio or of the views of the RigNet board of directors or RigNet management with respect to the merger. The type and amount of consideration payable in the merger were determined through negotiation between RigNet and Viasat, and the decision to enter into the merger was solely that of the RigNet board of directors.

The following is a summary of the material financial analyses performed by Stifel in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. Some of the summaries of the financial analyses performed by Stifel include information presented in tabular format. In order to understand the financial analyses performed by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary data set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel made its determination as to the fairness, from a financial point of view, of the exchange ratio to the holders of RigNet common stock (other than treasury shares and shares held by Viasat or Merger Sub) on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data presented and the corresponding imputed ranges of value for RigNet and Viasat should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses.

Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before December 18, 2020 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

RigNet Financial Analyses

Selected Comparable Company Analysis

Stifel compared RigNet, from a financial point of view, to seven publicly-traded business-to-business communications services companies that Stifel deemed to be relevant based on their business profiles using estimated financial metrics prepared by RigNet management and provided to Stifel as well as available public sources. Stifel believed that the companies listed below have business models similar to those of RigNet, but noted that none of these companies have the same management, composition, size, operations or financial profile as RigNet. The group of selected publicly-traded companies reviewed are as follows:

•	Comtech Telecommunications Corp.

•	Eutelsat Communications S.A.

•	Iridium Communications Inc.

•	KVH Industries, Inc.

•	ORBCOMM Inc.

•	SES S.A.

•	Viasat, Inc.

Based on this information, Stifel calculated and compared multiples for the selected public companies of enterprise value (“EV”), which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to estimated calendar year 2020 and 2021 (a) revenue and (b) earnings before one-time charges, interest, taxes, depreciation and amortization (“Adjusted EBITDA”), to the corresponding multiplier for RigNet implied by the exchange ratio. The following table summarizes this analysis.

Multiple:	Low	Median	Range of Multiples Utilized in the Analysis	Multiples Implied by the Exchange Ratio
CY 2020E EV/Revenue	1.0x	2.9x	1.0x–2.9x	1.0x
CY 2021E EV/Revenue	0.9x	2.7x	0.9x–2.7x	0.9x
CY 2020E EV/Adjusted EBITDA	5.0x	7.9x	5.0x–7.9x	6.5x
CY 2021E EV/Adjusted EBITDA	5.1x	7.9x	5.1x–7.9x	4.9x

Considering the discount at which RigNet has traded relative to its peers historically and other factors such as RigNet’s size, growth prospects, profitability level, and degree of operational risk, Stifel applied the low and median multiples of the selected companies to the corresponding estimated calendar year 2020 and 2021 revenue and Adjusted EBITDA for RigNet and took the average implied per share equity value for each calendar year to derive the following ranges of implied per share equity values and compared such values to RigNet’s then-current per share price of $5.72 and RigNet’s per share price implied by the exchange ratio of $5.80:

Benchmark:	Range of Implied Per Share Equity Values
EV/Revenue	$5.76-$24.18
EV/Adjusted EBITDA	$4.83-9.86

Stifel noted in particular that the price per share of RigNet common stock implied by the exchange ratio fell within the range implied by this analysis.

No company utilized in the selected company analysis is identical to RigNet. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond RigNet’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in RigNet’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the low or median) is not in itself a meaningful method of using peer group data.

Selected Precedent Transactions Analysis

Based on public information available to Stifel, Stifel calculated the multiples of EV to last twelve months (“LTM”) revenue and LTM EBITDA implied in the following seven precedent transactions involving communications services companies that Stifel deemed to have certain characteristics that are similar to those of RigNet, although Stifel noted that none of the selected transactions or the companies that participated in the selected transactions were directly comparable to the merger or to RigNet, respectively. The group of selected transactions reviewed are as follows:

Announcement Date	Acquirer	Target
1/22/20	Groupe Circet S.A.	Eltel AB (German Comm. Business)
3/25/19	Apax / Warburg Pincus / CPPIB / OTPP	Inmarsat Group Holdings Limited
8/27/18	Speedcast International Limited	Globecomm Systems Inc.
6/16/17	Hytera Communications Co., Ltd.	Norsat International Inc.
11/1/16	Speedcast International Limited	CapRock Communications
5/9/16	Global Eagle Entertainment Inc.	Emerging Markets Communications
11/6/14	ORBCOMM Inc.	Skywave Mobile Communications

Stifel utilized the low and median multiples implied by the precedent transactions for the reasons discussed above in “Selected Comparable Company Analysis.” The following table compares these multiples to the corresponding multiples for RigNet implied by the exchange ratio:

Multiple:	Low	Median	Multiples Implied by the Exchange Ratio (1)
LTM EV/Revenue	0.5x	1.3x	1.0x
LTM EV/Adjusted EBITDA	7.1x	7.9x	6.5x

(1)	Based on CY 2020E multiples.

Stifel applied the low and median multiples to the corresponding CY 2020E revenue and Adjusted EBITDA of RigNet as prepared by RigNet management and provided to Stifel to derive the following range of implied equity values per share and compared such values to RigNet’s then-current per share price of $5.72 and RigNet’s per share price implied by the exchange ratio of $5.80:

Benchmark	Range of Implied Equity Values per Share (1)
LTM EV/Revenue	$0.90-$8.51
LTM EV/Adjusted EBITDA	$6.76-$8.01

(1)	Value range based on the low and median statistics.

Stifel noted that the price per share of RigNet common stock implied by the exchange ratio was within the range of implied equity values per share implied by the LTM EV/Revenue analysis and below the range of implied equity values per share implied by the LTM EV/Adjusted EBITDA analysis.

No transaction used in the precedent transactions analysis is identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies involved in the precedent transactions which, in turn, affect the enterprise value and equity value of the companies involved in the transactions to which RigNet is being compared. In evaluating the precedent transactions, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, such as the impact of competition, industry growth and the absence of any adverse material change in the financial condition of RigNet or the companies involved in the precedent transactions or the industry or in the financial markets in general, which could affect the value of the companies involved in the precedent transaction which, in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the merger is being compared.

Discounted Cash Flow Analysis

Stifel performed a discounted cash flow analysis of RigNet using the RigNet projections by: (a) applying a range of exit multiples Stifel deemed relevant to RigNet’s estimated 2025 EBITDA, which multiples ranged from 5.0x to 7.0x; and (b) applying a range of perpetuity growth percentages from 0.00% to 2.00% which Stifel deemed relevant to RigNet’s estimated 2025 unlevered free cash flow, calculated using discount rates of 12.0% -14.0% based on RigNet’s weighted average cost of capital (“WACC”) using the Capital Asset Pricing Model (“CAPM”). The following table reflects the ranges of implied equity values per share resulting from these analyses:

Methodology:	Discounted Cash Flow Analysis
Implied Equity Value Per Share Reference Range (Terminal Growth)	$15.07–$20.03
Implied Equity Value Per Share Reference Range (Perpetuity Growth)	$13.91–$16.28

Stifel noted that the per share price of RigNet common stock was below each of these ranges.

Historical Share Price Analysis

Stifel reviewed the 52-week high and low intraday share prices for RigNet, as of December 18, 2020. RigNet’s 52-week low intraday share price was $0.77 and its 52-week high intraday share price was $6.91.

Historical share prices were used for informational purposes only and were not included in the financial analysis.

Viasat Financial Analyses

Selected Comparable Company Analysis

Stifel compared Viasat, from a financial point of view, to nine publicly-traded satellite communications services companies and five aerospace and defense companies that Stifel deemed to be relevant based on their business profiles using estimated financial metrics prepared by Viasat management and provided to Stifel by RigNet management as well as available public sources. Stifel believed that the companies listed below have business models similar to those of Viasat given that Viasat has both satellite communications services and government business segments, but noted that none of these companies have the same management, composition, size, operations or financial profile as Viasat. The group of selected publicly-traded companies reviewed are as follows:

Satellite Communications Services

•	Comtech Telecommunications Corp.

•	EchoStar Corporation

•	Eutelsat Communications S.A.

•	Gogo Inc.

•	Iridium Communications Inc.

•	KVH Industries, Inc.

•	ORBCOMM Inc.

•	RigNet, Inc.

•	SES S.A.

Aerospace and Defense

•	BAE Systems plc

•	General Dynamics Corporation

•	L3Harris Technologies, Inc.

•	Northrup Grumman Corporation

•	Thales S.A.

Based on this information, Stifel calculated and compared multiples for Viasat via three methodologies: (a) using the selected satellite communications services companies, (b) using the aerospace and defense companies, and (c) on a sum of the parts basis by applying the satellite communications services multiples to Viasat’s satellite services and commercial segment and applying the aerospace and defense multiples to Viasat’s government segment and adding the two values together. Stifel utilized multiples of EV, to estimated calendar year 2020 and 2021: (a) revenue and (b) Adjusted EBITDA. The following tables set forth the first and third quartile multiples implied by this analysis which Stifel utilized to calculate ranges of implied equity values for Viasat:

(a)

Multiple:	1st Quartile	3rd Quartile
CY 2020E EV/Revenue	1.0x	3.8x
CY 2021E EV/Revenue	0.9x	3.9x
CY 2020E EV/Adjusted EBITDA	6.0x	14.6x
CY 2021E EV/Adjusted EBITDA	5.1x	16.7x

(b)

Multiple:	1st Quartile	3rd Quartile
CY 2020E EV/Revenue	1.1x	1.7x
CY 2021E EV/Revenue	1.0x	1.6x
CY 2020E EV/Adjusted EBITDA	9.0x	12.2x
CY 2021E EV/Adjusted EBITDA	7.4x	11.1x

(c)

Multiple:	1st Quartile	3rd Quartile
CY 2020E EV/Revenue (Satellite + Commercial)	1.0x	3.8x
CY 2020E EV/Revenue (Government)	1.1x	1.7x
CY 2021E EV/Revenue (Satellite + Commercial)	0.9x	3.9x
CY 2021E EV/Revenue (Government)	1.0x	1.6x
CY 2020E EV/Adjusted EBITDA (Satellite + Commercial)	6.0x	14.6x
CY 2020E EV/Adjusted EBITDA (Government)	9.0x	12.2x
CY 2021E EV/Adjusted EBITDA (Satellite + Commercial)	5.1x	16.7x
CY 2021E EV/Adjusted EBITDA (Government)	7.4x	11.1x

Based on its review of the multiples, Stifel applied the first and third quartile multiples of the selected companies, which such quartile multiples Stifel determined to be most relevant based on its judgment and experience, to the corresponding estimated calendar year 2020 and 2021 revenue and Adjusted EBITDA for Viasat and took the average implied per share equity value for each calendar year to derive the following ranges of implied per share equity values and compared such values to Viasat’s then-current per share price of $31.41:

(a)

Benchmark:	Range of Implied Per Share Equity Values
EV/Revenue	$14.04-$111.43
EV/Adjusted EBITDA	$21.44-$97.10

Stifel noted in particular that the then-current price per share of Viasat fell within the range implied by this analysis.

(b)

Benchmark:	Range of Implied Per Share Equity Values
EV/Revenue	$16.97-$38.30
EV/Adjusted EBITDA	$41.09-$66.92

Stifel noted in particular that the then-current price per share of Viasat fell within the range implied by the EV/Revenue analysis and fell below the range implied by the EV/Adjusted EBITDA analysis.

(c)

Benchmark:	Range of Implied Per Share Equity Values
EV/Revenue	$15.44-$93.62
EV/ Adjusted EBITDA	$33.17-$76.42

Stifel noted in particular that the then-current price per share of Viasat fell within the range implied by the EV/Revenue analysis and fell below the range implied by the EV/Adjusted EBITDA analysis.

No company utilized in the selected company analysis is identical to Viasat. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Viasat’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in Viasat’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining first or third quartile) is not in itself a meaningful method of using peer group data.

Discounted Cash Flow Analysis

Stifel performed a discounted cash flow analysis of Viasat using the Viasat projections by: (a) applying a range of exit multiples from 5.0x to 7.0x and 8.5x to 10.5x that Stifel deemed relevant to Viasat’s estimated 2024 EBITDA for its Satellite Services / Commercial segment and Government segment, respectively; and (b) applying a range of perpetuity growth percentages from 1.00% to 3.00% which Stifel deemed relevant to Viasat’s estimated 2024 unlevered free cash flow, calculated using discount rates of 7.0% - 9.0% based on Viasat’s WACC using the CAPM. The following table reflects the ranges of implied equity values per share resulting from these analyses:

Methodology:	Discounted Cash Flow Analysis
Implied Equity Value Per Share Reference Range (Terminal Multiple)	$92.17–$115.95
Implied Equity Value Per Share Reference Range (Perpetuity Growth)	$64.17–$88.60

Stifel noted in particular that the then-current price per share of Viasat fell below the range implied by this analysis.

Historical Share Price Analysis

Stifel reviewed the 52-week high and low intraday share prices for Viasat, as of December 18, 2020. Viasat’s 52-week low intraday share price was $25.10 and its 52-week high intraday share price was $74.26.

Historical share prices were used for informational purposes only and were not included in the financial analysis.

Relative Valuation Financial Analyses

Pro Forma Combined Company Discounted Cash Flow Analysis

Stifel performed an illustrative discounted cash flow analysis to determine indicators of illustrative implied equity values for the pro forma combined company using pro forma combined company financial forecasts that were based on the standalone company financial forecasts provided by the managements of RigNet and Viasat and reflected estimates of financial benefits and other synergies provided by RigNet. Stifel calculated a range of indications of the present value of unlevered free cash flows for the pro forma combined company for projected calendar years 2021 through 2024 using discount rates ranging from 7.0% to 9.0%. The range of discount rates, reflecting an estimated range of WACCs of the pro forma combined company, were calculated based on a WACC analysis conducted on RigNet and Viasat’s public comparable companies while taking into account the relative contributions of RigNet and Viasat for the pro forma company.

Stifel then calculated a range of illustrative terminal values at the end of 2024 by using (a) the “terminal multiple” method and (b) the “perpetuity growth” method. Using the terminal multiple method, Stifel applied multiples ranging from 6.5x to 8.5x to estimated calendar year 2024 pro forma combined company EBITDA. The range of multiples was selected by Stifel utilizing trading multiples of RigNet and Viasat’s public comparable companies and the companies’ historical trading performance relative to peers while taking into account the relative contributions of RigNet and Viasat for the pro forma company. Using the perpetuity growth method, Stifel estimated the terminal value by applying a growth range for the combined company in perpetuity of 1.0% to 3.0%, which range was derived by Stifel utilizing its professional judgment and experience, taking into account the standalone financial projections and the relative contribution of RigNet and Viasat to projected sales for the pro forma company, their historical growth and market expectations regarding long-term growth of gross domestic product and inflation. These illustrative terminal values were then discounted to December 31, 2020 to calculate ranges of implied indications of present values using the same ranges of discount rates, 7.0% to 9.0%, as described above.

Stifel then added the ranges of the implied present values of the pro forma combined company’s unlevered free cash flows for the projected years to the ranges of implied present values of the pro forma combined company’s terminal values to derive a range of illustrative implied present enterprise values of the pro forma combined company. Stifel then subtracted pro forma combined net debt based on net debt as of September 30, 2020 for Viasat and October 31, 2020 for RigNet, to derive a range of illustrative implied present equity values. Stifel then divided this range by the pro forma fully diluted share count of the combined company to derive a range of illustrative implied present equity values per share. Stifel then applied the exchange ratio to the range to derive the implied RigNet equity value per share from the pro forma discounted cash flow analysis. The following table reflects the ranges of implied equity values per share resulting from these analyses.

Discounted Cash Flow Analysis
Implied Equity Value Per Share Reference Range (Terminal Multiple)	$18.49–$23.36
Implied Equity Value Per Share Reference Range (Perpetuity Growth)	$13.26–$18.16

Stifel noted in particular that based on the terminal multiple method, the offer implies accretion of 31% to 43% to RigNet’s standalone value, and based on the perpetuity growth method, the offer implies accretion of 17% to 35% to RigNet’s standalone value.

Exchange Ratio Implied by Discounted Cash Flow Analysis

With respect to RigNet, Stifel calculated a range of implied total equity values per share of RigNet common stock based on estimates of future unlevered free cash flows from 2021 through 2024 with the same methodology as described in “Discounted Cash Flow Analysis—RigNet Financial Analyses.” With respect to Viasat, Stifel calculated a range of implied total equity values per share of Viasat common stock based on estimates of future unlevered free cash flows from 2021 through 2024 with the same methodology as described in “Discounted Cash Flow Analysis—Viasat Financial Analyses.”

Stifel then calculated the exchange ratio range implied by the discounted cash flow analyses. Stifel compared the lowest implied per share value for RigNet common stock to the highest implied per share value for Viasat common stock to derive the lowest exchange ratio implied by the analyses. Similarly, Stifel compared the highest implied per share value for RigNet common stock to the lowest implied per share value for Viasat common stock to derive the highest exchange ratio implied by the analyses. The implied exchange ratio range resulting from the analysis is shown in the table below.

Discounted Cash Flow Exchange Ratio Analysis
Implied Equity Value Per Share Reference Range (Terminal Multiple)	0.112x–0.193x
Implied Equity Value Per Share Reference Range (Perpetuity Growth)	0.127x–0.210x

Stifel noted in particular that the exchange ratio falls within each of the ranges resulting from this analysis.

Miscellaneous

RigNet paid Stifel a fee, which is referred to in this proxy statement/prospectus as the opinion fee, of $350,000 for providing the Stifel opinion to the RigNet board of directors (not contingent upon the consummation of the merger). Stifel will not receive any payment or compensation contingent upon the successful consummation of the merger. In addition, RigNet agreed to reimburse Stifel for certain expenses in connection with its engagement, subject to certain limitations, and to indemnify Stifel for certain liabilities arising out of its engagement. Other than the services provided by Stifel to RigNet in connection with the merger and Stifel’s opinion, there were no material relationships that existed during the two years prior to the date of Stifel’s opinion or that were mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Stifel and any party to the merger.

Stifel may seek to provide investment banking services to RigNet, Viasat or their respective affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of its business, Stifel, its affiliates and their respective clients may transact in the securities of each of RigNet or Viasat and may at any time hold a long or short position in such securities.

RigNet Unaudited Forecasted Financial Information

RigNet does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, RigNet management provided the RigNet projections to the RigNet board of directors, Viasat and Stifel in connection with its preparation of its fairness opinion. The inclusion of the RigNet projections should not be regarded as an indication that any of RigNet, its advisors or other representatives, or any other recipient of the RigNet projections considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

The RigNet projections were prepared treating RigNet on a standalone basis, without giving effect to the merger, including any impact of the negotiation or execution of the merger, the expenses that may be incurred in connection with the merger or the consummation thereof, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the merger, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger.

The RigNet projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of RigNet management were prepared on a reasonable basis, reflecting the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of RigNet. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the RigNet projections. Although RigNet management believes there is a reasonable basis for the RigNet projections, RigNet cautions stockholders that future results could be materially different from the RigNet projections. This summary of the RigNet projections is not being included in this proxy statement/prospectus to influence any decision whether to vote for the merger proposal, but because the RigNet projections were provided to RigNet’s financial advisors and the RigNet board of directors for purposes of considering and evaluating the merger. The prospective financial information of RigNet included in this proxy statement/prospectus has been prepared by, and is the responsibility of, RigNet management. Neither RigNet’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The RigNet projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the RigNet projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by RigNet’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including, among others, RigNet’s future results, general economic conditions, including the effects of the COVID-19 pandemic, and the risks discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Also see “Where You Can Find More Information.” The RigNet projections also reflect assumptions as to certain business decisions that are subject to change. Because the RigNet projections were developed for RigNet on a standalone basis without giving effect to the merger, they do not reflect any restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the merger or any changes to RigNet’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the RigNet projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the RigNet projections relate, the less predictable and more unreliable the information becomes.

The RigNet projections contain certain non-GAAP financial measures that RigNet believes are helpful in understanding its past financial performance and future results. RigNet management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While RigNet believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze RigNet’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of RigNet’s competitors or Viasat and may not be directly comparable to similarly titled measures of RigNet’s competitors or Viasat due to potential differences in the exact method of calculation.

None of RigNet, Viasat, the combined company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the RigNet projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the RigNet projections to reflect circumstances existing after the date the RigNet projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the RigNet projections are shown to be in error. Except as required by applicable securities laws, RigNet does not intend to make publicly available any update or other revision to the RigNet projections even in the event that any or all assumptions are shown to be in error. None of RigNet or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any RigNet stockholder or other person regarding RigNet’s ultimate performance compared to the information contained in the RigNet projections or that forecasted results will be achieved. RigNet has made no representation to Viasat, in the merger agreement or otherwise, concerning the RigNet projections.

Summary of Certain RigNet Unaudited Prospective Financial Information

The following table presents certain unaudited prospective financial information of RigNet prepared by RigNet management for RigNet’s fiscal years ending 2021 through 2025, which information was provided to the RigNet board of directors, Viasat and Stifel. RigNet management instructed Stifel to use and rely upon the prospective information as a basis for its analysis in rendering its opinion described in the section of this proxy statement/

prospectus entitled “The Merger—Opinion of RigNet’s Financial Advisor,” with such adjustments as are discussed in such section.

(in thousands)	FY2021E	FY2022E	FY2023E	FY2024E	FY2025E
Revenue	$232,388	$257,283	$291,237	$343,521	$372,985
Net income attributable to RigNet	$16,536	$13,454	$31,381	$53,606	$66,128
Adjusted EBITDA (1)	$44,030	$52,422	$68,639	$87,093	$100,595
Unlevered free cash flow (2)	$27,857	$34,950	$51,168	$69,622	$83,124

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers net income (loss) plus interest expense; income tax expense (benefit); depreciation and amortization; impairment of goodwill, intangibles, property, plant and equipment; (gain) loss on sales of property, plant and equipment, net of retirements; change in fair value of earn-outs and contingent consideration; stock-based compensation; mergers and acquisitions costs; executive departure costs; restructuring charges; one-time costs directly related to COVID-19, such as costs associated with cleaning, testing, quarantine of employees, and modifications to our Gulf of Mexico microwave network, and non-recurring items.

(2)	Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA less capital expenditures.

Closing and Effective Time of the Merger

The closing of the merger will take place on a date to be designated jointly by Viasat and RigNet, which date will be no later than the second business day after the satisfaction or waiver (to the extent permitted) of the last of the conditions to closing (described under “The Merger Agreement—Conditions to the Completion of the Merger”) to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), unless another date is agreed to in writing by Viasat and RigNet.

At the closing, the parties to the merger agreement will cause a certificate of merger relating to the merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with effecting the merger. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by Viasat and RigNet and specified in the certificate of merger.

Viasat and RigNet currently expect the merger to close by mid-calendar year 2021 and are working to complete the merger on this timeline and prior to the end date of September 30, 2021 (which is subject to extension in certain circumstances related to the receipt of required regulatory approvals and the absence of restraints under certain competition or communications laws to December 31, 2021 pursuant to the terms of the merger agreement). However, it is possible that factors outside the control of the parties to the merger agreement could result in the merger being completed at a different time, or not at all.

Regulatory Approvals

Under the merger agreement, Viasat, Merger Sub, and RigNet have each agreed to cooperate with each other and to use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to cause the conditions to the closing to be satisfied as promptly as reasonably practicable (and in any event no later than the end date) and to consummate the transactions contemplated by the merger agreement, including to prepare and file (and to cooperate with each other in preparing and filing) the regulatory filings and obtain (and to cooperate with each other in obtaining) regulatory approvals from any government entity or third party as promptly as reasonably practicable (and in any event no later than the end date), subject to the limitations described below.

The parties agreed, in consultation and cooperation with each other, to prepare and file the applications or petitions as may be necessary or advisable to obtain each consent, approval, or authorization required to be obtained under any communications law and other specified consents, the notifications required under the HSR Act within ten business days after the date of the agreement, and all other filings required or advisable with respect to any other antitrust laws (or pre-file with regard to any governmental entity that requires such pre-filing prior to any formal filing). The parties agreed to use their respective reasonable best efforts to respond as promptly as reasonably practical to any reasonable inquiries or requests for additional information from any government entity in connection with communications or antitrust laws.

In connection with seeking or obtaining approvals or consent for the merger, or eliminating any objections or impediments by any governmental entity that would prevent, prohibit, or delay the consummation of the merger, Viasat will not be required to do any of the following (and RigNet shall not do the following without the prior written consent of Viasat, but must do the following if requested in writing by Viasat): offer, propose, negotiate, agree to, consent to, or effect any accommodation, concession, commitment, condition, or remedy of any kind (financial or otherwise) to or with any governmental entity or any third party, by consent degree or otherwise to (a) sell, license, transfer, or otherwise dispose of assets (including intellectual property assets or licenses), businesses, or interests; (b) create, terminate, amend, or assign relationships, joint ventures, or contractual rights or obligations; or (c) agree to or implement any restrictions, impairments, agreements, or actions that limit the freedom of action or ability to own, manage, operate, conduct, or retain any assets, businesses, or interests detailed above if such accommodation, concession, commitment, condition, or remedy would, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, financial condition, or results of operations of RigNet or Viasat.

If reaching agreement with the applicable governmental entity would require Viasat to agree to or effect any undertaking in excess of the limitations described above, Viasat may either agree to or effect such an undertaking or continue to attempt to obtain approval of the applicable governmental entity. If such an agreement is not reached or undertaking not effected prior to the end date, the conditions to the closing of the merger would not be satisfied, and Viasat or RigNet would be permitted to terminate the merger agreement.

Viasat, the Merger Sub and RigNet have agreed that Viasat will have the ultimate right to devise the strategy and direct all matters for obtaining approvals under antitrust laws, including any filings, submissions, and communications with or to any governmental entity in connection with such approvals, taking into account in good faith any comments of RigNet. However, each party will consult and coordinate with each other with respect to interactions with and filings submitted to the government, except where prohibited by applicable legal requirements or any governmental entity. Additionally, each party is required to (a) permit the other to review anticipated treatment of equity-based awards and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs, and white papers before making or submitting any of the foregoing to any governmental entity by or on behalf of any party in connection with the transactions contemplated hereby; (b) coordinate with the other in preparing and exchanging such information; (c) promptly provide the other party’s counsel with copies of all filings, analyses, presentations, memoranda, letters, responses to requests, briefs, and white papers (and a summary of any oral presentations) made or submitted by such party with or to any governmental entity in connection with the transactions contemplated; and (d) consult with the other party in advance of any meeting, video conference, or teleconference with any governmental entity and, to the extent not prohibited by the governmental entity, give the other party the opportunity to attend and participate in such meetings, video conferences, and teleconferences.

See “Risk Factors—Risks Relating to the Merger.”

Ownership of the Combined Company

Based on the anticipated treatment of equity-based awards and the number of shares of Viasat and RigNet common stock outstanding on March 12, 2021, the latest practicable date prior to the date of this proxy statement/prospectus, upon completion of the merger, former RigNet stockholders are expected to own approximately 6% of the outstanding shares of Viasat common stock and Viasat stockholders immediately prior to the merger are expected to own approximately 94% of the outstanding shares of Viasat common stock. The relative ownership interests of Viasat stockholders and former RigNet stockholders in the combined company immediately following the merger will depend on the number of shares of Viasat and RigNet common stock issued and outstanding immediately prior to the merger.

Governance of the Combined Company

Upon consummation of the merger, the executive management team of Viasat is expected to remain unchanged and consist of members of the Viasat executive management team prior to the merger, including Viasat’s executive officers set forth below in “Interests of Viasat Directors and Executive Officers in the Merger.”

U.S. Federal Securities Law Consequences

Assuming the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, the shares of Viasat common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Viasat common stock issued to any RigNet stockholder who may be deemed an “affiliate” of Viasat after the completion of the merger. This proxy statement/prospectus does not cover resales of shares of Viasat common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus, or the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, in connection with any resale of shares of Viasat common stock.

Accounting Treatment

Viasat prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with Viasat representing the accounting acquirer under this guidance. Viasat will record assets acquired, including identifiable intangible assets, and liabilities assumed from RigNet at their respective fair values at the date of completion of the merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Viasat after completion of the merger will include the operating results of RigNet beginning from the closing date of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of RigNet. The earnings of Viasat following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Viasat determines that tangible or intangible assets (including goodwill) are impaired, Viasat would record an impairment charge at that time.

Litigation Relating to the Merger

Since the announcement of the merger agreement, stockholders of RigNet have filed eight complaints against RigNet and its directors related to the merger agreement: Waterman v. RigNet, Inc., et al., No. 2:21-cv-01160-RBS (E.D. Pa.); Wilhelm v. RigNet, Inc., et al., No. 1:21-cv-00674-KMT (D. Colo.); Wheeler v. RigNet, Inc., et al., No. 1:21-cv-00341-CFC (D. Del.); DiMichele v. RigNet, Inc., No. 1:21-cv-01775-GHW (S.D.N.Y.); Baker v. RigNet, Inc., et al., No. 1:21-cv-00566-MEH (D. Colo.); Waugh v. RigNet, Inc., et al., No. 1:21-cv-01638-JPO (S.D.N.Y.); Waugh v. RigNet, Inc., et al., No. 1:21-cv-00499-RM-STV (D. Colo.); and Stein v. RigNet, Inc., et al., No. 3:21-cv-00289-JLS-BLM (S.D. Cal.). The complaints name as defendants RigNet and each member of the RigNet board of directors, and in the case of the Stein, Baker, and Waterman complaints,

Viasat. The complaints allege that the registration statement, of which this proxy statement/prospectus is a part, omits material information or contains misleading disclosures and that, as a result, defendants violated Sections 14(a) and 20(a) of the Exchange Act. The complaints seek, among other things, (i) injunctive relief preventing the consummation of the transactions contemplated by the merger agreement, (ii) damages and (iii) plaintiff’s attorneys’ and experts’ fees and expenses. On February 25, 2021, the Waugh action filed in the Southern District of New York was voluntarily dismissed. The seven other actions are still pending. Each of Viasat and RigNet believes the claims asserted in the complaints are without merit and intends to vigorously defend against them.

Exchange of Shares

Prior to the closing date, Viasat will select its transfer agent or, after consultation with RigNet, another reputable bank or trust company reasonably satisfactory to both parties to act as exchange agent with respect to the merger. At or prior to the effective time, Viasat will deposit with the exchange agent (a) certificates or evidence of book-entry shares representing the shares of Viasat common stock issuable pursuant to the merger agreement and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the merger agreement.

At the effective time, each share of RigNet common stock outstanding immediately prior to the effective time will automatically be cancelled and retired and will cease to exist, and all holders of RigNet stock certificates and of RigNet book-entry shares (each as defined under “The Merger Agreement—Exchange of Shares”) will cease to have any rights as RigNet stockholders, except the right to receive the merger consideration, any cash in lieu of fractional shares, and any dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

As promptly as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of shares of RigNet common stock that are represented by a stock certificate (a) a notice advising such holder of the effectiveness of the merger, (b) a letter of transmittal and (c) instructions for surrendering such holder’s RigNet stock certificates in exchange for the merger consideration.

Holders of RigNet stock certificates, after providing the proper documentation to the exchange agent, will receive from the exchange agent a statement reflecting the shares of Viasat common stock such holder was entitled to receive (in book-entry form) and cash in lieu of fractional shares of Viasat common stock to which such holders are entitled (without interest and less any applicable withholding taxes).

Holders of book-entry shares of RigNet common stock, whether through DTC or otherwise, will not be required to take any specific actions to exchange their shares of RigNet common stock for shares of Viasat common stock.

Book-entry shares not held through DTC will be exchanged for shares of Viasat common stock (in book-entry form) and cash in lieu of fractional shares of Viasat common stock to which such holders are entitled without any action on the part of the applicable holder. Viasat, RigNet and the exchange agent will implement customary procedures with respect to the surrender and exchange of shares held of record by DTC and its nominees.

More information can be found under “The Merger Agreement—Exchange of Shares.”

Listing of Viasat Common Stock; Delisting and Deregistration of RigNet Common Stock

It is a condition of the merger that the shares of Viasat common stock to be issued to RigNet stockholders in the merger be approved for listing on Nasdaq, subject to official notice of issuance.

If the merger is completed, RigNet common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and RigNet will no longer be required to file periodic reports with the SEC with respect to RigNet common stock.

RigNet has agreed to cooperate with Viasat prior to the closing to cause the RigNet common stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the effective time.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the merger agreement, which is attached as Annex A hereto and incorporated by reference in this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus and the documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the merger agreement. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in the public filings Viasat and RigNet make with the SEC. See “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Viasat and RigNet are responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement/prospectus not misleading. Factual disclosures about Viasat and RigNet contained in this proxy statement/prospectus and in the public filings Viasat and RigNet make with the SEC may supplement, update or modify the factual disclosures about Viasat and RigNet contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Viasat, Merger Sub and RigNet are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the public filings Viasat and RigNet make with the SEC.

Additional information about Viasat and RigNet can be found elsewhere in this proxy statement/prospectus and in the public filings Viasat and RigNet make with the SEC. See “Where You Can Find More Information.”

Structure of the Merger

At the effective time, Merger Sub will be merged with and into RigNet in accordance with the DGCL and on the terms and subject to the conditions set forth in the merger agreement, whereupon the separate existence of Merger Sub will cease and RigNet will be the surviving corporation and a wholly owned subsidiary of Viasat. At the effective time, all of the property, rights, powers, privileges and franchises of RigNet and Merger Sub will vest in RigNet as the surviving corporation, and all of the debts, obligations, liabilities, restrictions and duties of RigNet and Merger Sub will become debts, obligations, liabilities, restrictions and duties of RigNet as the surviving corporation.

Completion and Effectiveness of the Merger

The closing of the merger will take place on a date to be designated jointly by Viasat and RigNet, which date will be no later than the second business day after the satisfaction or waiver (to the extent permitted) of the last of the conditions to closing (described under “—Conditions to the Completion of the Merger”) to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), unless another date is agreed to in writing by Viasat and RigNet. The date on which the closing occurs is referred to as the “closing date.”

At the closing, the parties to the merger agreement will cause a certificate of merger relating to the merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the merger. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by Viasat and RigNet and specified in the certificate of merger.

Merger Consideration

At the effective time, automatically, by virtue of the merger and without any further action on the part of RigNet, RigNet stockholders, Viasat or Merger Sub:

•

all shares of RigNet common stock that are held in treasury by RigNet or are held directly by Viasat or Merger Sub immediately prior to the effective time will be cancelled and will cease to exist and no consideration will be paid or payable in respect thereof;

•

except as described in the preceding bullet, each share of RigNet common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive, without interest, 0.1845 validly issued, fully paid and non-assessable shares of Viasat common stock; and

•

each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the effective time will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of RigNet as the surviving corporation

Treatment of Fractional Shares

No fractional shares of Viasat common stock will be issued in connection with the merger. Each RigNet stockholder who would otherwise have been entitled to receive in the merger a fractional share of Viasat common stock pursuant to the merger agreement will, in lieu of such fractional share and upon surrender of such holder’s certificates representing shares of RigNet common stock or book-entry positions representing non-certificated shares of RigNet common stock, in each case outstanding as of immediately prior to the effective time, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by the average of the volume-weighted average trading prices per share of Viasat common stock on Nasdaq (as reported by Bloomberg L.P.) on each of the five consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the effective time (as adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events). No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share of Viasat common stock that would otherwise have been issuable as part of the merger consideration. The payment of cash in lieu of fractional share interests merely represents a mechanical rounding-off of the fractions in the exchange.

Exchange of Shares

Exchange Agent

Prior to the closing date, Viasat will select its transfer agent or, after consultation with RigNet, another reputable bank or trust company reasonably satisfactory to both parties to act as exchange agent with respect to the merger.

At or prior to the effective time, Viasat will deposit with the exchange agent (a) certificates or evidence of book-entry shares representing the shares of Viasat common stock issuable pursuant to the merger agreement and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the merger agreement.

Exchange of RigNet Stock Certificates and RigNet Book-Entry Shares

With respect to certificates representing shares of RigNet common stock, which are referred to collectively as “RigNet stock certificates,” as promptly as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of the shares represented by any RigNet stock certificate (a) a notice advising such holder of the effectiveness of the merger, (b) a letter of transmittal and (c) instructions for surrendering RigNet stock certificates in exchange for the merger consideration.

Upon surrender of a RigNet stock certificate and a duly executed letter of transmittal to the exchange agent in compliance with the instructions for surrender, the exchange agent will mail to each holder of record, as promptly as reasonably practicable thereafter:

•

a statement reflecting the number of whole shares of Viasat common stock, if any, that such holder is entitled to receive pursuant to the merger agreement in non-certificated book-entry form in the name of such record holder; and

•

a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) of (a) any cash in lieu of fractional shares of Viasat common stock plus (b) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

With respect to book-entry positions representing non-certificated shares of RigNet common stock, which are referred to as “RigNet book-entry shares,” that are not held through DTC, the exchange agent will pay and deliver to each holder of record of any such share as promptly as reasonable practicable after the effective time, but in any event within three business days thereafter:

•	the merger consideration; and

•

a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) of (a) any cash in lieu of fractional shares of Viasat common stock plus (b) any unpaid cash dividends and any other dividends or distributions that such holder has the right to receive pursuant to the merger agreement. The exchange agent will promptly cancel each such non-DTC book-entry share.

With respect to RigNet book-entry shares that are held through DTC, Viasat and RigNet will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as practicable after the effective time, but in any event within three business days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures:

•	the merger consideration;

•	any cash in lieu of fractional shares of Viasat common stock; and

•	any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

In the event of a transfer of ownership of shares of RigNet common stock that is not registered in RigNet’s transfer records, the exchange agent may deliver the merger consideration and any cash in lieu of fractional shares of Viasat common stock to such transferee if:

•	in the case of RigNet book-entry shares, written instructions authorizing the transfer of the RigNet book-entry shares are presented to the exchange agent;

•	in the case of RigNet stock certificates, the RigNet stock certificates formerly representing such shares of RigNet common stock are surrendered to the exchange agent; and

•

such RigNet stock certificates or RigNet book-entry shares are presented to the exchange agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to Viasat and the exchange agent.

Lost, Stolen or Destroyed Certificates

In the event that any RigNet stock certificate has been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such RigNet stock certificate to be lost, stolen or destroyed and the posting by such person of a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such RigNet stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed RigNet stock certificate, the merger consideration, any cash in lieu of fractional shares of Viasat common stock, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to the merger agreement, as if such lost, stolen or destroyed RigNet stock certificate had been surrendered.

Dividends and Distributions with Respect to Unexchanged Shares of RigNet Common Stock

No dividends or other distributions declared or made with respect to shares of Viasat common stock with a record date after the effective time will be paid or otherwise delivered to the holder of any unsurrendered RigNet stock certificate or RigNet book-entry shares with respect to the shares of Viasat common stock that such holder has the right to receive in the merger until the later to occur of:

•	the date on which the holder surrenders such RigNet stock certificate or RigNet book-entry shares in accordance with the merger agreement; and

•

the payment date for such dividend or distribution with respect to shares of Viasat common stock (at which time such holder will be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

Rights of RigNet Stockholders Following the Effective Time and Transfers Following the Effective Time

At the effective time, all shares of RigNet common stock outstanding immediately prior to the effective time will automatically be cancelled and will cease to exist, and all holders of RigNet stock certificates and of RigNet book-entry shares will cease to have any rights as RigNet stockholders, except the right to receive the merger consideration, any cash in lieu of fractional shares of Viasat common stock, and any dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

Neither Viasat nor RigNet as the surviving corporation will be liable to any holder or former holder of shares of RigNet common stock or to any other person with respect to any portion of the merger consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar law. If any RigNet stock certificate or RigNet book-entry share has not been surrendered prior to the date on which any portion of the merger consideration and any dividends or distributions, in each case, that a holder of such RigNet stock certificate or RigNet book-entry share has the right to receive pursuant to the merger agreement in respect of such RigNet stock certificate or RigNet book-entry share would otherwise escheat to or become property of any governmental entity, any such shares, cash, dividends or distributions in respect of such RigNet stock certificate or RigNet book-entry share will, to the extent permitted by applicable law, become the property of Viasat, free and clear of all claims or interests of any person previously entitled thereto.

Withholding Rights

Viasat, the exchange agent, Merger Sub, RigNet and RigNet as the surviving corporation will each be entitled to deduct and withhold any amounts required to be deducted or withheld pursuant to applicable tax laws from the amounts that would otherwise be payable under the terms of the merger agreement. Any such amounts that are deducted or withheld and, if required, paid over to the appropriate governmental authorities will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of RigNet Equity Awards

Stock Options

At the effective time, each outstanding RigNet stock option held by an employee or consultant of RigNet, including any executive officer, who, as of immediately after the effective time, constitutes an “employee” of Viasat within the meaning of Form S-8 (each, an “assumed RigNet option”), will be assumed by Viasat and automatically converted into a stock option to acquire a number of shares of Viasat common stock determined based on the exchange ratio (with the exercise price with respect to such option being adjusted based on the exchange ratio). Additionally, at the effective time, each outstanding and unexercised RigNet stock option that does not constitute an assumed RigNet option, including those RigNet stock options held by RigNet’s non-employee directors, will accelerate in full and be terminated for no consideration as of immediately prior to the effective time. Aside from the foregoing adjustments, RigNet stock options will generally remain subject to the same vesting and other terms and conditions that applied to such awards immediately prior to the effective time.

Restricted Stock Units

At the effective time, each outstanding award of RigNet RSUs with vesting criteria based solely on continuing employment or service (as opposed to performance vesting) that is outstanding and held by an employee or consultant of RigNet who, as of immediately after the effective time, constitutes an “employee” of Viasat within the meaning of Form S-8 and that is not a deferred RigNet RSU (each, an “assumed RigNet RSU”), will be assumed by Viasat and automatically converted into an award of Viasat RSUs covering shares of Viasat common stock based on the exchange ratio. Additionally, immediately prior to the effective time, each outstanding award of RigNet RSUs (other than deferred RigNet RSUs) that does not constitute an assumed RigNet RSU, including those RigNet RSUs held by RigNet’s non-employee directors, will accelerate in full and become settled in shares of RigNet common stock.

Aside from the foregoing adjustments, RigNet RSUs will generally remain subject to the same vesting, settlement and other terms and conditions that applied to such awards immediately prior to the effective time.

Deferred Restricted Stock Units

Any RigNet RSU that is subject to, and not exempt from the requirements of, Section 409A of the Code is referred to as a “deferred RigNet RSU”. At the effective time, each outstanding award of deferred RigNet RSUs with time-based vesting criteria (i.e., based on continuing employment or service) will accelerate in full immediately prior to the effective time and be terminated and become settled in shares of RigNet common stock in a manner intended to satisfy the plan termination requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(B). Additionally, at the effective time, each outstanding award of deferred RigNet RSUs with performance-based vesting criteria (i.e., based on performance objectives), to the extent such award would be vested immediately prior to the effective time in accordance with its terms as a result of the consummation of the merger, will be terminated and become settled in shares of RigNet common stock in a manner intended to satisfy the plan termination requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(B). With respect to the performance-based deferred RigNet RSUs, performance conditions for any completed performance period will be based on actual performance achieved. Further, for any performance period for which the last day occurs after the effective time, the compensation committee of the RigNet board of directors will determine what portion of the award will become vested as of immediately prior to the effective time based on the relevant terms and conditions of the applicable award, and any unvested portion will be cancelled for no consideration as of the effective time. Any deferred RigNet RSU that Viasat determines is not eligible to be treated in accordance with Treasury Regulation 1.409A-3(j)(4)(ix)(B) will be treated as an assumed RigNet RSU and payment of the shares of Viasat common stock underlying such award will be made at the earliest time permitted under Section 409A of the Code.

Organizational Documents and Directors and Officers of the Surviving Corporation

Subject to the requirements described under “—Indemnification; Directors’ and Officers’ Insurance,” at the effective time:

•

the certificate of incorporation of RigNet, as in effect immediately prior to the effective time, will be amended and restated in its entirety to read substantially identically to the certificate of incorporation set forth in an exhibit to the merger agreement; and

•

the bylaws of RigNet, as in effect immediately prior to the effective time, will be amended and restated in its entirety to read as the bylaws of Merger Sub, except that the name of the surviving corporation will be “RigNet, Inc.”

Following the merger, the directors and officers of Merger Sub immediately prior to the effective time will become the initial directors and officers of RigNet as the surviving corporation.

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Viasat, Merger Sub and RigNet that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and qualified by certain information filed by the parties with the SEC, excluding, in each case, any disclosures set forth in any risk factor section or “forward-looking statements” sections.

The reciprocal representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business and subsidiaries’ organization, good standing and qualification to do business;

•	capitalization;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•

the absence of any violation of organizational documents, any conflict with or violation of applicable laws, any violation of or default under contracts, or any lien on the properties, rights or assets of a party or its subsidiaries as a result of the execution and delivery of the merger agreement and completion of the merger;

•	the proper filing of reports, schedules, forms, documents and financial statements required by the SEC and compliance with certain provisions of the Sarbanes-Oxley Act;

•	the maintenance of internal controls and procedures;

•	the absence of certain material changes or events in the respective businesses of each of Viasat and RigNet;

•	investigations, litigations and proceedings;

•

the absence of any need for action by governmental authorities in order to complete the merger, except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable competition laws, applicable state securities takeover and “blue sky” laws or Nasdaq rules and regulations;

•	the inapplicability of state anti-takeover statutes;

•	opinions of financial advisors;

•	broker’s and finder’s fees;

•	intended tax treatment; and

•	information provided by a party for inclusion in this proxy statement/prospectus.

The merger agreement also contains additional representations and warranties by RigNet relating to, among other things, the following:

•	RigNet’s required stockholder approval;

•	the absence of undisclosed liabilities;

•	intellectual property and information technology;

•	real property owned and leased by RigNet;

•	RigNet’s significant contracts and agreements;

•	compliance with applicable laws and the holding of necessary permits;

•	regulatory matters, including compliance with (a) anti-corruption laws (b) money laundering related laws and (c) economic sanctions/trade laws

•	tax matters;

•	employee benefit plans and employment and labor practices;

•	compliance with environmental laws and regulations;

•	insurance policies;

•	the absence of ownership (as defined in Section 203(c) of the DGCL) of shares of Viasat common stock by RigNet and its subsidiaries; and

•	related party transactions.

The merger agreement also contains additional representations and warranties by Viasat relating to, among other things, the following:

•	the absence of ownership (as defined in Section 203(c) of the DGCL) of shares of RigNet common stock by Viasat and its subsidiaries; and

•	ownership and operation of Merger Sub.

The representations and warranties will not survive the merger. Many of the representations and warranties contained in the merger agreement are qualified by a “materiality” standard or by a “material adverse effect” standard.

Material Adverse Effect

A material adverse effect, with respect to Viasat or RigNet, as applicable, means any fact, circumstance, condition, event, change, development, occurrence, result, effect, action or omission that, individually or in the aggregate, (a) prevents, materially impairs, materially impedes or materially delays the consummation of the merger and the other transactions contemplated by the merger agreement on or before the end date or (b) results in a material adverse effect on the business, financial condition or results of operations of the party and its subsidiaries, taken as a whole, excluding with respect to clause (b) any fact, circumstance, condition, event, change, development, occurrence, result, effect, action or omission that results from or arises out of:

•	general economic, political, business, financial or market conditions;

•

a pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God;

•	changes in applicable laws;

•	changes in GAAP or any other applicable accounting standards;

•	any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism;

•

a failure by the party or any of its subsidiaries to meet any internal or external projections or forecasts or any decline in stock price or trading volume (except that in each case the underlying causes of such failure or decline may be taken into account in determining whether there has been or would be a material adverse effect, to the extent otherwise permitted by the definition of material adverse effect);

•	the public announcement or pendency of the merger and the other transactions contemplated by the merger agreement;

•	any action expressly required to be taken by the party pursuant to the terms of the merger agreement or at the express written direction or consent of the other party; or

except that with respect to the first five bullets above, to the extent that such change or event has a disproportionate adverse impact (but solely to the extent of such disproportionate impact) on the party and its subsidiaries as compared to other participants that operate in the industry in which the party and its subsidiaries operate, the change or event may be taken into account in determining the occurrence of a material adverse effect.

Conduct of Business Prior to the Merger’s Completion

Viasat and RigNet have agreed that, except (a) in connection with any COVID-19 Measure, (b) as may be required by applicable laws, (c) as expressly permitted or required by the merger agreement, (d) as set forth in the other party’s disclosure schedule, or (e) unless the other party approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), Viasat and RigNet, as applicable, will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course consistent in all material respects with past practice to:

•	maintain and preserve intact its business organization; and

•

maintain satisfactory relationships with customers, suppliers and distributors and other persons with whom Viasat and RigNet, as applicable, and their respective subsidiaries have material business relations.

RigNet has also agreed that, except (a) in connection with any COVID-19 Measure, (b) as may be required by applicable laws, (c) as expressly permitted or required by the merger agreement, (d) as set forth in RigNet’s disclosure schedule, or (e) unless Viasat approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), RigNet will not, and will not permit its subsidiaries to:

•	amend its or its subsidiaries’ organizational documents;

•	split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of RigNet’s capital stock or other equity interests of RigNet or any of its subsidiaries;

•

declare, set aside, make or pay any dividend or other distribution on any shares of its capital stock or equity interest, other than dividends or distributions to the extent paid by any wholly owned subsidiary of a party to such party or to another wholly owned subsidiary of such party;

•

acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (i) any other entity, (ii) any equity interest in any other entity, (iii) any business or (iv) any assets, except (A) acquisitions by RigNet from any of its wholly owned subsidiaries or among any of its wholly owned subsidiaries; (B) the purchase of equipment, services, supplies and inventory in the ordinary course of business consistent with past practice, or (C) inbound licenses of intellectual property in the ordinary course of business;

•

except in connection with any transaction between RigNet and any of its wholly owned subsidiaries or among any of its wholly owned subsidiaries, issue, sell or grant any additional shares of its capital stock or other equity interests, any securities convertible into or exchangeable for any such shares, or any options, warrants or rights to acquire any such shares, other than shares of RigNet common stock issuable upon exercise of RigNet stock options or the vesting of RigNet RSUs, in each case, to the extent such RigNet options or RigNet RSUs are outstanding as of the date of the merger agreement and such exercise or settlement is in accordance with the merger agreement’s terms;

•

except as expressly contemplated by the merger agreement, take any action to accelerate the vesting of any assumed RigNet option or any assumed RigNet RSU (other than to implement any existing agreements or arrangement for such acceleration in effect as of the date of the merger agreement and set forth in the RigNet disclosure schedule);

•

except in connection with any transaction between RigNet and any of its subsidiaries or among any of its subsidiaries, sell, assign, transfer, lease or license to any third party, or encumber, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), any of RigNet’s intellectual property, certain material communications permits or rights conferred thereby, or material assets (including any RigNet owned real property), other than (i) sales of inventory, goods or services in the ordinary course of business consistent with past practice or of obsolete equipment or assets in the ordinary course of business consistent with past practice; (ii) pursuant to written contracts or commitments existing as of the date of the merger agreement and set forth in RigNet’s disclosure schedule; (iii) non-exclusive licenses granted to customers or other third parties in the ordinary course of business consistent with past practice; or (iv) dispositions of assets that do not constitute RigNet’s intellectual property, and with respect to which the fair market value of all such assets does not exceed $500,000 in the aggregate;

•

directly or indirectly repurchase, redeem or otherwise acquire any shares of RigNet’s or any of its subsidiaries’ capital stock or equity interests, or any other securities or obligations convertible into or exchangeable for any shares of RigNet’s or any of its subsidiaries’ capital stock or equity interests, except (i) shares of RigNet common stock repurchased from employees or consultants or former employees or consultants pursuant to the exercise of repurchase rights existing prior to the date of the merger agreement, or (ii) shares of RigNet common stock accepted as payment for the exercise price of options to purchase RigNet common stock pursuant to RigNet’s stock incentive plans or for withholding taxes incurred in connection with the exercise, vesting or settlement of RigNet stock options or RigNet RSUs, as applicable, in accordance with the terms of the applicable award;

•

incur or guarantee any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities or make any loans or advances or capital contributions, except for (i) indebtedness among RigNet and its wholly owned subsidiaries, (ii) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments at any time, not exceeding $2 million in the ordinary course of business consistent with past practice, (iii) repayment of indebtedness and reborrowings of such repaid amounts under the existing RigNet credit facility in accordance with the terms thereof and (iv)advancement obligations under the organizational documents of RigNet or the RigNet subsidiaries or indemnification agreements with RigNet or the RigNet subsidiaries;

•

except as permitted by the merger agreement, (i) adopt, terminate or amend any RigNet employee benefit plan, (ii) increase, or accelerate the vesting or payment of, the compensation or benefits of any service provider, (iii) grant any rights to severance, retention, change in control or termination pay to any current or former service provider, (iv) hire or promote any employee above the level of Vice President or whose annual base compensation exceeds $250,000 or (v) terminate any employee of RigNet or any RigNet subsidiary above the level of Vice President other than for cause;

•	change any methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

•

except for renewals or extensions of any existing material contract entered into in the ordinary course of business consistent with past practice, materially amend or terminate certain material contracts or material property leases or waive, release or assign any materials rights under any material contracts or material property leases;

•

enter into any contract or agreement that would constitute a material contract or material property lease other than contracts with certain top customers or top suppliers of RigNet in the ordinary course of business consistent with past practice;;

•

change or revoke any material tax election, change or adopt any tax accounting period or material method of tax accounting, amend any material tax return if such amendment would reasonably be expected to result in a material tax liability, file any material tax return prepared in a manner materially inconsistent with past practice, settle or compromise any material liability for taxes or any tax audit, claim, or other proceeding relating to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. legal requirement) if such agreement would reasonably be expected to result in a material tax liability or have a material impact on taxes, request any tax ruling from any governmental entity, surrender any right to claim a material refund of taxes, or, other than in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•

sell, transfer, assign, license, or otherwise dispose of to (by merger, consolidation, operation of law, division or otherwise), or mortgage, encumber or exchange any material intellectual property owned, or purported to be owned, by RigNet or any of its subsidiaries, including, for the avoidance of doubt, any sale, transfer, assignment, license, or other disposition of, or mortgage, encumbrance or exchange of any such material intellectual property to or with any affiliate of RigNet (other than non-exclusive licenses granted in the ordinary course of business), or modify, amend, cancel, terminate, waive, release or assign any RigNet IP license or any rights, claims, obligations or benefits thereunder or enter into any contract that would have been a RigNet IP license had it been entered into prior to the effective time, in each case, with respect to any nonmaterial RigNet IP license, except in the ordinary course of business;

•	make aggregate capital expenditures in excess of one hundred ten percent (110%) of the amounts contemplated by the annual capital expenditure budget set forth in the RigNet disclosure schedule;

•

except as expressly required by law or RigNet’s organizational documents, convene (i) any special meeting of RigNet stockholders, other than the RigNet special meeting, or (ii) any other meeting of RigNet stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the transactions contemplated by the merger agreement; provided, RigNet will not be prevented from holding its annual meeting of stockholders for the election of directors and such other matters that shall be required to be brought before any such meeting under any applicable law, rule or regulation or that shall be brought before any such meeting by a stockholder of RigNet who complies with the applicable requirements of the RigNet bylaws;

•

enter into any arrangement with respect to the voting of any of RigNet’s capital stock or other equity interests (including any voting trust), other than with respect to awards under RigNet’s stock incentive plans otherwise permitted under the merger agreement or in connection with the granting of revocable proxies in connection with any meeting of RigNet stockholders;

•	adopt a plan of (i) complete or partial liquidation or (ii) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization;

•

commence, settle or compromise any litigation or proceeding, except those that (i) involve solely monetary remedies with a value not exceeding $500,000 in the aggregate (ii) do not impose any restriction on RigNet’s business or the business of its subsidiaries, (iii) do not relate to any stockholder litigation in connection with the merger agreement or the merger and (iv) do not include an admission of liability or fault on the part of RigNet or any of its subsidiaries;

•	materially reduce insurance coverage or fail to renew material existing insurance policies;

•	amend or terminate any permits in a manner that adversely impacts RigNet’s ability to conduct its business in any material respect;

•

fail to make any payments that become due with respect to any of RigNet’s material registered intellectual property or otherwise abandon, cancel or permit to lapse any material RigNet’s material registered intellectual property, other than in its reasonable business judgment or in the ordinary course of business consistent with past practice, or authorize the disclosure to any third party of any material trade secret in a way that results in loss of trade secret protection, other than in the ordinary course of business consistent with past practice; or

•	authorize, approve, enter or commit to do any of the foregoing.

Viasat has also agreed that, except (a) in connection with any COVID-19 Measure, (b) as may be required by applicable laws, (c) as expressly permitted or required by the merger agreement, (d) as set forth in Viasat’s disclosure schedule, or (e) unless RigNet approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), Viasat will not, and will not permit its subsidiaries to:

•

amend its or Merger Sub’s organizational documents in a manner that would be adverse to the holders of RigNet common stock (after giving effect to the merger) relative to other holders of Viasat common stock;

•	split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of Viasat’s capital stock or other equity interests;

•	declare, set aside, make or pay any dividend or other distribution on any shares of its capital stock;

•

directly or indirectly repurchase, redeem or otherwise acquire any shares of Viasat common stock, except (i) shares of Viasat common stock repurchased from employees or consultants or former employees or consultants of Viasat pursuant to the exercise of repurchase rights existing prior to the date of the merger agreement, or (ii) shares of Viasat common stock accepted as payment for the exercise price of Viasat stock options or for withholding taxes incurred in connection with the exercise, vesting or settlement of equity awards, as applicable, in accordance with the terms of the applicable award;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization that would (i) materially impede, interfere with, hinder or delay the consummation of the merger or the other transactions contemplated by the merger agreement or (ii) provide for or otherwise result in disparate treatment of holders of RigNet common stock (after giving effect to the merger) vis-a-vis the other holders of Viasat common stock; or

•	authorize, approve, enter or commit to do any of the foregoing.

“COVID-19 Measure” means any action, quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any similar legal requirement, order, directive or guidelines by any governmental entity in connection with or in response to COVID-19 (but only, in the case of discretionary items, to the extent they are reasonable and prudent in light of the business of RigNet or any of RigNet’s subsidiaries or Viasat or any of Viasat’s subsidiaries, as applicable, and applied in good faith to the business of RigNet or any of RigNet’s subsidiaries or Viasat or any of Viasat’s subsidiaries, as applicable), in each case, whether in place currently or adopted or modified hereafter.

No Solicitation of Acquisition Proposals

Except as expressly permitted by the merger agreement and described under “—No Change of Recommendation—Permitted Change of Recommendation—Superior Proposal” and “—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event,” RigNet has agreed that it will not, and will cause its subsidiaries’ and its and their respective directors, officers and U.S. employees, and will use reasonable best efforts to cause their other respective representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below);

•

furnish any information in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•

approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any acquisition proposal; or

•	resolve or agree to do any of the foregoing.

Notwithstanding the restrictions described above, prior to obtaining approval of the merger proposal, RigNet and its representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any person that has made a bona fide written acquisition proposal after the date of the merger agreement that did not result from any material breach of the foregoing restrictions by RigNet, its subsidiaries, or their representatives, as applicable, if:

•

prior to taking such action, the RigNet board of directors receiving such acquisition proposal determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal either constitutes, or could reasonably be expected to lead to, a superior proposal; and

•

prior to providing any information regarding RigNet or any of its subsidiaries to such third party in response to such acquisition proposal, RigNet receives from such third party an executed confidentiality agreement with nondisclosure provisions at least as restrictive as the non-disclosure agreement with Viasat and which does not prohibit the compliance of RigNet with the merger agreement’s non-solicitation provisions.

RigNet has also agreed that prior to providing any non-public information to such third party, RigNet will make such non-public information available to Viasat.

RigNet has further agreed that, except to the extent that the RigNet board of directors determines in good faith, after consultation with outside legal counsel that failure to take such action would reasonably be expected to be inconsistent with the RigNet board of director’s fiduciary duties, it will not, and will cause its controlled affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which RigNet or any of its controlled affiliates, as applicable, is a party.

An “acquisition proposal” means any bona fide offer, indication of interest or proposal contemplating or otherwise relating to an alternative transaction (as defined below).

An “alternative transaction” means any transaction or series of related transactions (other than the merger) involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving RigNet;

•

any acquisition by any person or group of persons of 20% or more of the outstanding voting power of RigNet, or any transaction in which RigNet issues securities representing 20% or more of the outstanding voting power of RigNet;

•

any sale, exchange, transfer, acquisition or disposition of 20% or more of the consolidated assets, including equity securities, of RigNet and its subsidiaries, taken as a whole, or of any business or businesses that constitute or account for 20% or more of the consolidated net revenues or net income of RigNet and its subsidiaries, taken as a whole;

•	any tender offer or exchange offer that, if consummated, would result in any person or group of persons acquiring beneficial ownership of 20% or more of the voting power of RigNet;

•

any combination of the foregoing if the sum of the percentage of the voting power of RigNet, as applicable, or of the consolidated net revenues, net income or assets of RigNet and its subsidiaries, taken as a whole, involved is 20% or more; or

•

any combination of the foregoing if such transaction(s) involve RigNet’s Intelie business (whether or not such transaction(s) involve 20% or more of the percentage of the voting power of RigNet or of the consolidated net revenues, net income or assets of RigNet and its subsidiaries, taken as a whole).

A “superior proposal” means any bona fide, unsolicited written acquisition proposal made after the date of the merger agreement that:

•

if consummated, would result in any person or group of persons directly or indirectly becoming the beneficial owner of (a) any business or businesses that constitute or account for 50% or more of the net revenues, net income or assets of RigNet, or (b) 50% or more of the outstanding total voting power of the equity securities of RigNet; and

•

the RigNet board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is reasonably capable of being consummated on the terms proposed and which, taking into account all financial, regulatory, legal and other aspects thereof, including the timing, likelihood of consummation, confidentiality, legal, financial, regulatory, financing and other aspects of such acquisition proposal would be more favorable to the holders of shares of common stock of RigNet from a financial point of view than the transactions contemplated by the merger agreement (after giving effect to any revisions to the terms of the merger agreement proposed by Viasat in response to such acquisition proposal pursuant to the merger agreement).

Existing Discussions or Negotiations; Notice Regarding Acquisition Proposals; Clarification of Acquisition Proposals

RigNet has agreed that it will, will cause its subsidiaries and its and their directors, officers and U.S. employees, and will use reasonable best efforts to cause its and their other respective representatives to immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with any person (other than Viasat) that was ongoing at the execution of the merger agreement and any access any such persons may have to any physical or electronic data room relating to any potential acquisition proposal.

RigNet has also agreed that if it receives an acquisition proposal or any inquiry or request for information with respect to an acquisition proposal or that is reasonably likely to lead to an acquisition proposal, then RigNet will promptly (and in any event, within one business day after its receipt of such acquisition proposal or request) notify Viasat in writing of such acquisition proposal or request (which notification must include the identity of the person making or submitting such request or acquisition proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), together with copies of any proposed transaction agreements. RigNet must keep Viasat reasonably informed in writing, on a current basis (and, in any event, within one business day), of the status of such acquisition proposal or request, including informing Viasat of any material change to the terms of such proposal, and the status of any negotiations, including any change in its intentions as previously notified.

Notwithstanding the foregoing, prior to obtaining approval of the merger proposal, RigNet shall be permitted, through its representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to the merger agreement, to engage in any negotiations with or provide any non-public information to) any Person that has made an acquisition proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the RigNet board of directors to make an informed determination with respect to such acquisition proposal.

Change of Recommendation

RigNet has agreed that, except as otherwise set forth in the merger agreement, the RigNet board of directors, will not:

•

withhold, withdraw, modify, amend or qualify (or publicly propose to do so), in a manner adverse to Viasat and Merger Sub, the RigNet board of directors’ required recommendation to RigNet stockholders to adopt the merger agreement, which is referred to as the “RigNet recommendation”;

•	approve, recommend or declare advisable (or publicly propose to do so) any acquisition proposal;

•

fail to publicly announce, within ten business days after a tender exchange offer relating to the equity securities of RigNet has been commenced by any third party (and in no event later than one business day prior to the date of the RigNet special meeting, as it may be postponed or adjourned pursuant to the merger agreement), a statement disclosing that the RigNet board of directors recommends rejection of such tender or exchange offer, with the RigNet board of directors taking of no position or a neutral position in respect of the acceptance of any such tender or exchange offer constituting a failure to publicly announce that the RigNet board of directors recommends rejection of such tender or exchange offer;

•

if requested by Viasat, fail to issue, within ten business days after an acquisition proposal is publicly announced (and in no event later than one business day before the date of the RigNet special meeting, as it may be postponed or adjourned pursuant to the merger agreement), a press release reaffirming the RigNet recommendation (any actions described in this bullet and the preceding three bullets are referred to as a “change of recommendation”);

•

cause or permit RigNet, as the case may be, to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other arrangement or understanding (other than a confidentiality agreement entered into in compliance with the merger agreement) contemplating or relating to an acquisition transaction;

•	take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any acquisition proposal or counterparty thereto; or

•	publicly propose to do any of the foregoing.

Permitted Change of Recommendation—Superior Proposal

However, RigNet, at any time prior to its stockholders voting on the merger proposal, may make a change of recommendation related to an acquisition proposal if RigNet receives from a third party a bona fide written acquisition proposal that has not been withdrawn and that did not result from a material breach of the merger agreement’s non-solicitation provisions, if, prior to making such change of recommendation:

•

RigNet’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal constitutes a superior proposal and that failure to take such action would reasonably be expected to be inconsistent with the recipient’s board of directors’ fiduciary duties to RigNet and its stockholders under applicable law;

•	RigNet delivers to Viasat a written notice at least four business days in advance stating that the recipient’s board intends to make a change of recommendation;

•

during such four business day period, if requested by Viasat, RigNet engages in good faith negotiations with Viasat regarding a possible amendment of the merger agreement so that the acquisition proposal that is the subject of the superior proposal notice ceases to be a superior proposal; and

•

after the expiration of such four business day period, the RigNet board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, after taking into account any amendments to the merger agreement that the other party has committed to in writing, that such acquisition proposal continues to constitute a superior proposal.

If there is any material development with respect to such acquisition proposal, RigNet must deliver to Viasat an additional notice, and a new negotiation period will commence equal to the longer of three business days and the period remaining under the original four business day notice period.

In the case of terminating the merger agreement to enter into a definitive agreement with respect to a superior proposal, RigNet shall have paid, or caused the payment of, the applicable termination fee in accordance with the merger agreement and described under “—Termination of the Merger Agreement.”

Permitted Change of Recommendation—Intervening Event

In addition, RigNet, at any time prior to its stockholders voting on the merger proposal, may make a change of recommendation if an intervening event (as defined below) arises and prior to making such change of recommendation:

•

the RigNet board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that, in light of such intervening event, a failure to effect a change of recommendation would be reasonably expected to be inconsistent with the RigNet board of directors’ fiduciary duties to RigNet and its stockholders under applicable law;

•	RigNet delivers to Viasat a written notice at least four business days in advance stating that the RigNet board of directors intends to make a change of recommendation;

•

during such four business day period, if requested by Viasat, RigNet engages in good faith negotiations with Viasat regarding a possible amendment of the merger agreement that obviates the need for such change of recommendation; and

•

after the expiration of such four business day period, RigNet determines in good faith, after consultation with its outside legal counsel and financial advisor and, after taking into account any amendments to the merger agreement that Viasat has committed to in writing, that in light of such intervening event, a failure to make a change of recommendation would be reasonably expected to be inconsistent with the RigNet board of directors’ fiduciary duties to its stockholders under applicable law.

An “intervening event” means any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, that arises following the date of the merger agreement that (a) was neither known to nor reasonably foreseeable by the RigNet board of directors as of the date of the merger agreement and (b) is material to RigNet and its subsidiaries, taken as a whole, and (c) is not related to:

•	an acquisition proposal or a superior proposal or any inquiry or communications relating thereto; or

•

in each case in and of itself, any changes in the market price or trading volume of the RigNet common stock or the fact that RigNet meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (except that any underlying cause of any of the foregoing may be taken into account unless excluded pursuant the other bullet points);

Special Meeting

As promptly as reasonably practicable after the registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC (and in any event within 60 days thereafter), RigNet must take all actions necessary to convene the RigNet special meeting. Except as described above with respect to a change of recommendation, RigNet must use reasonable best efforts to solicit proxies in favor of the merger proposal.

RigNet may postpone or adjourn the RigNet special meeting if Viasat provides its prior written consent and:

•

to the extent reasonably necessary to ensure that any supplement or amendment to this proxy statement/prospectus which the RigNet board of directors has determined in good faith, after consultation with Viasat and its outside counsel, is required by applicable law is disclosed and promptly disseminated to RigNet stockholders prior to such special meeting;

•	if required by applicable law or a request from the SEC; or

•

if, as of the time for which the RigNet special meeting, as applicable, is scheduled, there are insufficient shares of RigNet common stock represented to constitute a quorum necessary to conduct the business to be conducted at the RigNet special meeting.

In addition, RigNet may, and if Viasat so requests must, postpone or adjourn the RigNet special meeting in order to solicit additional proxies in favor of the merger proposal if on the date for which the RigNet special meeting is scheduled, there would be insufficient votes to obtain approval of the merger proposal, whether or not a quorum is present. In such case, except where the RigNet board of directors has made a change of recommendation in compliance with the merger agreement, RigNet must use reasonable best efforts to solicit and obtain such proxies in favor of such proposal as soon as reasonably practicable.

However, without Viasat’s consent, no single adjournment or postponement may be for more than five business days, and, subject to certain exceptions, all such adjournments and postponements together may not postpone RigNet special meeting for more than 20 business days.

Furthermore, unless the merger agreement is earlier terminated (including in order to enter into a definitive agreement with respect to a superior proposal), nothing in the merger agreement, including a change of recommendation by RigNet, will relieve RigNet of its obligation to submit the merger proposal to its stockholders for a vote.

Regulatory Approvals

Under the merger agreement, Viasat, Merger Sub, and RigNet have each agreed to cooperate with each other and to use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to cause the conditions to the closing to be satisfied as promptly as reasonably practicable (and in any event no later than the end date) and to consummate the transactions contemplated by the agreement, including to prepare and file (and to cooperate with each other in preparing and filing) the regulatory filings and obtain (and to cooperate with each other in obtaining) regulatory approvals from any government entity or third party as promptly as reasonably practicable (and in any event no later than the end date), subject to the limitations described below.

The parties agreed, in consultation and cooperation with each other, to prepare and file the applications or petitions as may be necessary or advisable to obtain each consent, approval, or authorization required to be obtained under any communications law and certain other specified consents, the notifications required under the HSR Act within ten business days after the date of the agreement, and all other filings required or advisable with respect to any other antitrust laws (or pre-file with regard to any governmental entity that requires such pre-filing prior to any formal filing). The parties agreed to use their respective reasonable best efforts to respond as promptly as reasonably practical to any reasonable inquiries or requests for additional information from any government entity in connection with communications or antitrust laws.

In connection with seeking or obtaining approvals or consent for the merger, or eliminating any objections or impediments by any governmental entity that would prevent, prohibit, or delay the consummation of the merger, Viasat will not be required to do any of the following (and RigNet shall not do the following without the prior written consent of Viasat, but must do the following if requested in writing by Viasat): offer, propose, negotiate, agree to, consent to, or effect any accommodation, concession, commitment, condition, or remedy of any kind (financial or otherwise) to or with any governmental entity or any third party, by consent degree or otherwise to (a) sell, license, transfer, or otherwise dispose of assets (including intellectual property assets or licenses), businesses, or interests; (b) create, terminate, amend, or assign relationships, joint ventures, or contractual rights or obligations; or (c) agree to or implement any restrictions, impairments, agreements, or actions that limit the freedom of action or ability to own, manage, operate, conduct, or retain any assets, businesses, or interests detailed above if such accommodation, concession, commitment, condition, or remedy would, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, financial condition, or results of operations of RigNet or Viasat.

Viasat, Merger Sub and RigNet have agreed that Viasat will have the ultimate right to devise the strategy and direct all matters for obtaining approvals under antitrust laws, including any filings, submissions, and communications with or to any governmental entity in connection with such approvals, taking into account in good faith any comments of RigNet. However, each party will consult and coordinate with each other with respect to interactions with and filings submitted to the government, except where prohibited by applicable legal requirements or any governmental entity. Additionally, each party is required to (a) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs, and white papers before making or submitting any of the foregoing to any governmental entity by or on behalf of any party in connection with the transactions contemplated hereby; (b) coordinate with the other in preparing and exchanging such information; (c) promptly provide the other party’s counsel with copies of all filings, analyses, presentations, memoranda, letters, responses to requests, briefs, and white papers (and a summary of any oral presentations) made or submitted by such party with or to any governmental entity in connection with the transactions contemplated; and (c) consult with the other party in advance of any meeting, video conference, or teleconference with any governmental entity and, to the extent not prohibited by the governmental entity, give the other party the opportunity to attend and participate in such meetings, video conferences, and teleconferences.

Access to Information

Subject to certain limitations, prior to the effective time, RigNet will afford Viasat and its representatives reasonable access, during normal business hours upon prior notice, to RigNet’s and its subsidiaries’ personnel, properties, contracts, filings, books and records and, during such period, will furnish promptly to Viasat all available information concerning RigNet’s business as Viasat may reasonably request.

Publicity

Unless RigNet has made a change of recommendation, Viasat and RigNet must consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement or statement with respect to the merger agreement or the merger and may not issue any such public announcement or statement prior to such consultation, except as may be required by applicable law or by Nasdaq rules and regulations (in which event Viasat or RigNet, as applicable, must endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement in advance, and must give due consideration to all reasonable additions, deletions or changes suggested thereto). Notwithstanding the foregoing:

•

each of Viasat and RigNet may make public announcements concerning the merger agreement or the merger that consist solely of information previously disclosed in previous public announcements made by Viasat, RigNet or both in compliance with the publicity provisions of the merger agreement;

•

each of Viasat and RigNet may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such public statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Viasat, RigNet or both in compliance with the publicity provisions of the merger agreement; and

•	RigNet need not consult with (or obtain the consent of) Viasat in connection with any public announcement or statement to be made with respect to any acquisition proposal or change of recommendation.

Employee Matters

For twelve months following the closing of the merger, RigNet employees who continue employment with Viasat or any of its subsidiaries will receive (a) base salary or base wage rates and a target annual cash bonus opportunity no less favorable than such employee’s pre-closing salary or wage rates and target annual cash bonus opportunity and (b) other employee benefits that are no less favorable in the aggregate to either (i) those provided to RigNet employees by RigNet and its subsidiaries prior to closing or (ii) those provided to similarly situated employees of Viasat or its subsidiaries.

Viasat also agrees to honor and maintain certain designated plans and compensatory arrangements of RigNet and acknowledges a change in control will occur at closing under specified arrangements of RigNet.

Viasat will use commercially reasonable efforts to (a) cause prior service to RigNet or its subsidiaries to be recognized for purposes of eligibility and vesting under Viasat benefit plans, subject to certain exceptions, (b) waive pre-existing condition limitations, exclusions or waiting periods with respect to participation and coverage requirements under Viasat welfare benefits plans, subject to certain exceptions, and (c) provide credit to RigNet continuing employees for deductibles, co-payments or out of pocket expenses incurred with respect to any RigNet medical plan during the same plan year of such plan to any Viasat medical plan when such employees begin participation in a Viasat medical plan.

Upon advance request at least ten business days before closing, Viasat may also require RigNet to terminate its 401(k) plan prior to closing, distribute the assets of such 401(k) plan to participants and, to the extent permitted by Viasat’s 401(k) plan, permit RigNet continuing employees to make rollover contributions of “eligible rollover distributions” to Viasat’s 401(k) plan.

Certain Tax Matters

Viasat, Merger Sub and RigNet intend to report and, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. legal requirement), will report, for U.S., state and other relevant tax purposes, the merger as a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the “intended tax treatment.” Each of Viasat, Merger Sub and RigNet will use reasonable best efforts to cause the merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the merger from qualifying, for the intended tax treatment. The merger agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and each of Viasat, Merger Sub and RigNet have adopted it as such.

Each of Viasat, Merger Sub and RigNet will use reasonable best efforts to obtain an opinion of counsel that the merger qualifies for the intended tax treatment. Viasat and Merger Sub and RigNet, respectively, will deliver to each of Latham & Watkins and Baker Botts (or such other reputable law firm or firms of national standing that may be engaged to provide either tax opinion) a letter setting forth the tax opinion representations and assumptions (as defined under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of RigNet Common Stock”). Each of Viasat, Merger Sub and RigNet will use reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the tax opinion representations and assumptions.

Indemnification; Directors’ and Officers’ Insurance

For at least six years following the effective time:

•

Viasat and RigNet as the surviving corporation must indemnify and hold harmless, and provide advancement of expenses to, all current or former directors and officers of RigNet or any of its subsidiaries, any person who becomes a director or officer of RigNet or any of its subsidiaries prior to the effective time and any current or former director of officer of RigNet or any of its subsidiaries who is, was or at any time prior to the effective time does serve as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan at the request of or for the benefit of RigNet or any of its subsidiaries (which individuals are referred to as the “indemnified parties”) to the fullest extent permitted by applicable laws; and

•

RigNet as the surviving corporation must maintain in effect the provisions in the organizational documents of RigNet and each of its subsidiaries and other agreements of RigNet or any of its subsidiaries with any indemnified party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers, and directors or other fiduciaries and advancement of expenses that are in existence on the date of the merger agreement (including acts or omissions in connection with the approval of the merger agreement and the consummation of the merger and the related transactions) and set forth in RigNet’s disclosure schedule, and no such provision may be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including with respect to the approval of the merger agreement and the consummation of the merger) without the consent of such indemnified party.

Furthermore, for at least six years following the effective time, Viasat and RigNet as the surviving corporation must maintain in effect RigNet’s existing directors’ and officers’ liability insurance policy, which is referred to as the “D&O Policy,” for claims arising from facts or events that occurred at or prior to the effective time (including with respect to the approval of the merger agreement and the consummation of the merger) and covering each of RigNet’s current directors and officers on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of the merger agreement. However, in no event will Viasat or RigNet as the surviving corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by RigNet for such insurance. Therefore, in lieu of the foregoing obligation, RigNet may, or if RigNet is unable to, Viasat may on its behalf, purchase, prior to the effective time, a six- year “tail” prepaid policy on the D&O Policy with an annual cost not exceeding such 300% of the current annual premium paid by RigNet for such insurance. Each of the indemnified parties or other persons who are beneficiaries under the D&O Policy or such “tail” policy (and, after the death of any of the foregoing persons, such person’s heirs and representatives) are intended to be third party beneficiaries of the merger agreement’s indemnification provisions, with full rights of enforcement as if a party thereto.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, regulatory filings and approvals (which are described under entitled “The Merger—Regulatory Approvals”), the delisting of shares of RigNet common stock from Nasdaq and the deregistration of RigNet under the Exchange Act (which are described under “The Merger—Listing of Viasat Common Stock; Delisting and Deregistration of RigNet Common Stock”), reporting requirements under Section 16 of the Exchange Act, notification of certain events and regulatory matters, coordination with respect to litigation relating to the merger and treatment of RigNet’s existing indebtedness.

Conditions to the Completion of the Merger

The obligations of each of Viasat and RigNet to complete the merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law), at or prior to the closing, of each of the following conditions:

•

the registration statement on Form S-4 of which this proxy statement/prospectus forms a part must have become effective in accordance with the provisions of the Securities Act, no stop order must have been issued by the SEC and remain in effect with respect to the Form S-4 and no proceedings for that purpose may have been commenced or threatened in writing by the SEC and not withdrawn;

•	approval by RigNet stockholders of the merger proposal must have been obtained;

•

all waiting periods (and any agreed upon extensions thereof or commitment not to consummate the merger for any period of time) applicable to the consummation of the merger under the HSR Act must have expired or been terminated and there shall be no agreement pending or in effect between Viasat and any governmental entity not to close and all approvals with respect to certain additional antitrust, competition and communications laws must have been obtained and remain in full force and effect;

•

the shares of Viasat common stock to be issued pursuant to the merger, including the shares of Viasat common stock to be issued upon the exercise of converted RigNet stock options and upon vesting of converted RigNet RSUs, must have been approved for listing (subject to notice of issuance) on Nasdaq; and

•

no law or order preventing, enjoining or making illegal the consummation of the merger may have been entered, issued or adopted by any governmental entity of competent jurisdiction and remain in effect.

The obligation of Viasat to complete the merger is subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•

RigNet’s representations and warranties regarding capitalization must have been true and accurate, other than de minimis inaccuracies, at and as of the date of the merger agreement and must be true and accurate, other than de minimis inaccuracies, at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time);

•

RigNet’s representations and warranties regarding (a) RigNet’s incorporation and good standing, (b) corporate authority and approval, (c) RigNet’s required stockholder approval, (d) non-violation of RigNet’s or its subsidiaries’ organizational documents, (e) takeover statutes and (f) brokers must have been true and accurate in all material respects at and as of the date of the merger agreement and must be true and accurate in all material respects at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all material respects as of such particular date or period of time), without giving effect to any materiality or material adverse effect qualifications contained therein;

•

RigNet’s remaining representations and warranties must have been true and accurate in all respects at and as of the date of the merger agreement and must be true and accurate at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all respects as of such particular date or period of time), except where the failure to be true and accurate, individually or in the aggregate, has not constituted or resulted in or would not reasonably be expected to constitute or result in, a material adverse effect, without giving effect to any materiality or material adverse effect qualifications contained therein;

•	RigNet’s covenants required to be complied with or performed at or prior to the closing must have been complied with and performed in all material respects;

•

Since the date of the merger agreement, there must not have occurred any effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a material adverse effect for RigNet;

•

Viasat must have received a certificate, dated as of the closing date and executed by the Chief Executive Officer or Chief Financial Officer of RigNet, confirming that the conditions described in the preceding five bullets have been satisfied; and

•	Viasat must have received the Viasat closing tax opinion and a copy of the RigNet closing tax opinion.

The obligation of RigNet to complete the merger are subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•

Viasat’s representations and warranties regarding capitalization must have been true and accurate, other than de minimis inaccuracies, at and as of the date of the merger agreement and must be true and accurate, other than de minimis inaccuracies, at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time);

•

Viasat’s representations and warranties regarding (a) Viasat’s and Merger Sub’s incorporation and good standing, (b) corporate authority and approval, (c) non-violation of Viasat’s or its subsidiaries’ organizational documents, (d) takeover statutes and (e) brokers must have been true and accurate in all material respects at and as of the date of the merger agreement and must be true and accurate in all material respects at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all material respects as of such particular date or period of time), without giving effect to any materiality or material adverse effect qualifications contained therein;

•

Viasat’s remaining representations and warranties must have been true and accurate in all respects at and as of the date of the merger agreement and must be true and accurate at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all respects as of such particular date or period of time), except where the failure to be true and accurate, individually or in the aggregate, has not constituted or resulted in or would not reasonably be expected to constitute or result in, a material adverse effect, without giving effect to any materiality or material adverse effect qualifications contained therein;

•	Viasat’s covenants required to be complied with or performed at or prior to the closing must have been complied with and performed in all material respects;

•

Since the date of the merger agreement, there must not have occurred any effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a material adverse effect for Viasat;

•

RigNet must have received a certificate, dated as of the closing date and executed by the Chief Executive Officer or Chief Financial Officer of Viasat, confirming that the conditions described in the preceding five bullets have been satisfied; and

•	RigNet must have received the RigNet closing tax opinion and a copy of the Viasat closing tax opinion.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned:

•	by mutual written consent of Viasat and RigNet at any time prior to the effective time;

•

by either Viasat or RigNet, if the merger has not been consummated on or prior to close of business on September 30, 2021, which is referred to as the “end date” (however, (a) if all of the conditions to closing, other than conditions relating to competition or communications laws, have been satisfied or waived or are capable of being satisfied at such time, the end date will be automatically extended to December 31, 2021, (b) if the satisfaction of the last to be satisfied or waived of the conditions set forth in the conditions to the completion of the merger (other than those conditions that by their nature are to be satisfied at the closing, so long as such conditions are reasonably capable of being satisfied if the closing were to occur on the end date) occurs less than two business days prior to the end date, the end date shall be deemed extended to the extent necessary to permit the closing to occur, and (c) a party may not terminate the merger agreement pursuant to this provision if such party’s material breach of any of its obligations under the merger agreement materially contributed to the failure of the closing to have occurred by the end date);

•

by either Viasat or RigNet, if a governmental authority of competent jurisdiction has entered or issued a final and non-appealable order or adopted or enacted a law that is final and non-appealable that permanently prevents, enjoins or makes illegal the consummation of the merger (however, (a) the party seeking to terminate the agreement must have used reasonable best efforts to prevent the entry of and to remove such relevant legal restraint, and (b) a party may not terminate the merger agreement pursuant to this provision if the material breach by such party (or any affiliate of such party) of any of such party’s obligations under the merger agreement shall have been the primary cause of, or primarily resulted in, the issuance or continued existence of such order or law);

•	by Viasat, if RigNet has failed to include the RigNet recommendation in this proxy statement/prospectus or made a change of recommendation, prior to RigNet obtaining its required stockholder approval;

•	by Viasat, if RigNet materially breaches the merger agreement non-solicitation provisions;

•

by either Viasat or RigNet, if the approval by RigNet stockholders of the merger proposal has not been obtained after a vote on approval of such proposal has been taken at the RigNet special meeting (including any postponement or adjournment thereof);

•

by RigNet, if prior to obtaining RigNet’s required stockholder approval, (a) RigNet’s board shall have authorized RigNet to enter into a definitive agreement relating to a superior proposal, (b) concurrently with the termination of the merger agreement, RigNet enters into the definitive agreement relating to a superior proposal and pays Viasat the applicable termination fee pursuant to the merger agreement, and (c) RigNet has not materially breached the solicitation of acquisition proposals and special meeting provisions of the merger agreement;

•

by either Viasat or RigNet, if any of the other party’s representations and warranties contained in the merger agreement shall be inaccurate such that the conditions to the completion of the merger would not be satisfied; or

•

by either Viasat or RigNet, if the other party has breached any representation, warranty or covenant in the merger agreement and such breach (a) would result in the failure of conditions to closing and (b) is not curable by, or is not cured by, the earlier of the end date and the date that is 30 days following written notice describing such breach (however, the terminating party may not exercise this termination right if it is then in material breach of any representation, warranty or agreement contained in the merger agreement).

Termination Fee

RigNet will be obligated to pay to Viasat a termination fee of $5.5 million in cash if the merger agreement is terminated:

•

by RigNet if prior to obtaining required stockholder approval, (a) the RigNet board of directors shall have authorized RigNet to enter into a definitive agreement relating to a superior proposal, (b) concurrently with the termination of the merger agreement, RigNet enters into the definitive agreement relating to a superior proposal and pays Viasat such termination fee pursuant to the merger agreement, and (c) RigNet has not materially breached the applicable no solicitation of acquisition proposals and special meeting provisions of the merger agreement, (i) by Viasat if RigNet has failed to include the RigNet recommendation in this proxy statement/prospectus or made a change of recommendation prior to approval of the merger proposal, (ii) by either Viasat or RigNet if the merger has not been consummated on or prior to close of business on the end date, or (iii) by either Viasat or RigNet due to the failure of RigNet to obtain approval by RigNet stockholders of the merger proposal, in each of the previous cases, at a time when Viasat would have been entitled to terminate the merger agreement if RigNet has failed to include the RigNet recommendation in this proxy statement/prospectus or has made a change of recommendation, prior to RigNet obtaining its required stockholder approval;

•	by either Viasat or RigNet due to the failure of RigNet to obtain approval by RigNet stockholders of the merger proposal;

•

by Viasat, subject to certain exceptions, if (a) any of RigNet’s representations and warranties contained in the merger agreement shall be inaccurate such that the conditions to the completion of the merger would not be satisfied or (b) any of RigNet’s covenants contained in the merger agreement shall have been breached such that the conditions to the completion of the merger would not be satisfied; or

•

by either Viasat or RigNet if the merger has not been consummated on or prior to close of business on the end date at a time when the merger agreement could have terminated pursuant to the bullet point above; and

•

for previous three bullet points, (a) at or prior to the RigNet special meeting or triggering breach, an intention to make an acquisition proposal shall have been publicly announced or an acquisition proposal for RigNet has been publicly disclosed, publicly announced, commenced, submitted or made and has not been publicly withdrawn at least five business days prior to such termination and (b) within 12 months after termination of the merger agreement, either (i) an alternative transaction with respect to RigNet is consummated or (ii) a definitive agreement relating to an alternative transaction is entered into by RigNet (except that the parties have agreed that in the case of a definitive agreement being entered into as described in this clause (ii), each reference to “20%” in the definition of alternative transaction will be deemed to be a reference to “50%”).

The termination fee will be payable by RigNet only once and not in duplication even though the termination fee may be payable by RigNet pursuant to all of the circumstances described above.

Post-Termination Liability

Except in the case of fraud with respect to RigNet’s representations and warranties set forth in the merger agreement, if Viasat receives the termination fee, then the receipt of the termination fee will be Viasat’s sole and exclusive remedy against RigNet, its affiliates and its and their respective representatives in connection with the merger agreement.

Amendment and Waiver

The merger agreement may be amended at any time prior to the effective time by an instrument in writing signed on behalf of each of the parties to the merger agreement, except that if the merger proposal is approved, no amendment may be made which by applicable law or Nasdaq rule or regulation requires further approval of RigNet stockholders without the further approval of such RigNet stockholders.

Except as otherwise provided in the merger agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition therein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver will not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the merger agreement, will operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Assignment

The merger agreement is not assignable by any party to the merger agreement, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties thereto.

Third-Party Beneficiaries

Viasat, Merger Sub and RigNet have agreed that their respective representations and warranties set forth in the merger agreement are solely for the benefit of the other parties thereto, in accordance with and subject to the merger agreement’s terms. The merger agreement is not intended to, and does not, confer upon any person other than Viasat, Merger Sub and RigNet and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, thereunder, including the right to rely upon the representations and warranties set forth in the merger agreement, except with respect to the sections regarding indemnification and directors’ and officers’ insurance and, after the effective time, the provisions of the merger agreement relating to payment of the merger consideration, any cash in lieu of fractional shares of Viasat common stock, and any dividends or other distributions, which provisions inure to the benefit of, and are enforceable by, holders of RigNet common stock and RigNet equity awards as of immediately prior to the effective time to the extent necessary to receive the consideration and amount due to such persons thereunder. The representations and warranties in the merger agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the merger agreement without notice or liability to any other person.

Jurisdiction; Specific Performance

Each of Viasat, Merger Sub and RigNet has consented to the exclusive personal jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery does not have jurisdiction, any federal court within the State of Delaware) in any legal actions or proceedings relating to the merger agreement or any of the transactions contemplated thereby.

Each of Viasat, Merger Sub and RigNet has also agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed or were threatened to be not performed, or were otherwise breached. Accordingly, and in addition to any other remedy that each may be entitled to, including monetary damages, Viasat, Merger Sub and RigNet have agreed that each will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Each of Viasat, Merger Sub and RigNet has also irrevocably waived any requirement for the securing or posting of any bond in connection with such injunctions.

SUPPORT AGREEMENT

The following description sets forth the principal terms of the support agreement, which is attached as Annex C hereto and incorporated by reference in this proxy statement/prospectus. The rights and obligations of Viasat and Digital Oilfield Investments are governed by the express terms and conditions of the support agreement and not by this summary or any other information contained in or incorporated by reference into this proxy statement/prospectus. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the support agreement. You are encouraged to read the support agreement carefully and in its entirety, as well as this proxy statement/prospectus and the documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this proxy statement/prospectus.

Contemporaneously with the execution of the merger agreement, Viasat and Digital Oilfield Investments entered into the support agreement. Pursuant to the support agreement, Digital Oilfield Investments irrevocably and unconditionally agreed, among other things, that at any meeting of stockholders of RigNet, including the RigNet special meeting, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of RigNet is sought, that Digital Oilfield Investments shall (a) appear at such meeting or otherwise cause Digital Oilfield Investments’ shares to be counted for the purpose of establishing a quorum; and (b) vote all of Digital Oilfield Investments’ shares of RigNet common stock (i) in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement; (ii) in favor of any adjournment or postponement of such meeting recommended by RigNet if there are insufficient shares of RigNet common stock represented to constitute a quorum or adopt the merger agreement and approve the merger; (iii) against any acquisition proposal; (iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, interfere with, delay or postpone, prevent or otherwise impair the merger or the other transactions contemplated by the merger agreement in any material respect, (B) result in a breach of any covenant, representation, warranty or any other obligation or agreement of RigNet under the merger agreement, (C) result in any of the conditions precedent set forth in the merger agreement not being fulfilled or (D) except as expressly contemplated by the merger agreement, change in any manner the voting rights of any class of capital stock of RigNet; and (v) in favor of any other matters reasonably requested by Viasat or RigNet in furtherance of the foregoing.

Under the support agreement, subject to certain exceptions, Digital Oilfield Investments has agreed, prior to obtaining RigNet’s required stockholder approval, not to transfer, pledge, hypothecate, encumber, assign or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of any of its shares of RigNet common stock or the beneficial ownership thereof.

The support agreement also contains provisions providing that Digital Oilfield Investments will not (a) take any action that, if taken by RigNet, would constitute a material breach of RigNet’s obligations to not solicit acquisition proposals as set forth in the merger agreement or (b) knowingly take any action that would make any representation or warranty of Digital Oilfield Investments contained in the support agreement untrue or in any way restrict, limit or interfere with the performance of Digital Oilfield Investments’ obligations under the support agreement or the transactions contemplated by the merger agreement. In addition, Digital Oilfield Investments agreed to waive any appraisal or dissenters’ rights that it may have in connection with the merger.

The support agreement shall terminate upon the earliest of (a) the mutual agreement of Viasat and Digital Oilfield Investments, (b) the effective time and (c) the termination of the merger agreement in accordance with its terms.

The obligations of Digital Oilfield Investments under the support agreement apply whether or not the merger is recommended by the RigNet board of directors or if the RigNet board of directors makes a change of recommendation in accordance with the merger agreement.

As of March 12, 2021, Digital Oilfield Investments beneficially owned an aggregate of 5,000,254 shares of RigNet common stock, representing approximately 24% of the outstanding shares of RigNet common stock.

INTERESTS OF VIASAT DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

As of the date of this proxy statement/prospectus, Viasat directors and executive officers do not have interests in the merger that are different from, or in addition to, the interests of other Viasat stockholders generally.

Viasat’s “named executive officers” are:

•	Mark Dankberg, Executive Chairman;

•	Richard Baldridge, Chief Executive Officer and President;

•	Shawn Duffy, Senior Vice President and Chief Financial Officer;

•	Kevin Harkenrider, Executive Vice President, Global Operations and Chief Operations Officer; and

•	Ken Peterman, Senior Vice President and President, Government Systems.

Viasat’s “executive officers” since the beginning of Viasat’s last fiscal year ended March 31, 2020 are:

•	its named executive officers;

•	Robert Blair, Vice President, General Counsel and Secretary;

•	Girish Chandran, Vice President and Chief Technical Officer;

•	James Dodd, President, Global Enterprise and Mobility;

•	Melinda Kimbro, Senior Vice President, People and Culture and Chief People Officer;

•	Keven Lippert, Executive Vice President, Strategic Initiatives and Chief Commercial Officer;

•	Mark Miller, Executive Vice President and Chief Technical Officer; and

•	David Ryan, Vice President and President, Viasat Commercial Networks.

INTERESTS OF RIGNET DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendations of the RigNet board of directors, RigNet stockholders should be aware that RigNet directors and executive officers may have interests in the merger, including financial interests, which may be different from, or in addition to, the interests of RigNet stockholders generally. These interests are described in more detail below and, with respect to RigNet named executive officers, are quantified under “—Quantification of Payments and Benefits to RigNet Named Executive Officers.” The RigNet board of directors was aware of and considered these interests, among other matters, in reaching its determination that the merger is fair to and in the best interests of RigNet and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommending that RigNet stockholders approve the RigNet merger proposal. See “The Merger—Background of the Merger” and “The Merger—Recommendation of the RigNet Board of Directors; RigNet’s Reasons for the Merger.” The closing of the merger is expected to constitute a “ change of control” (or similar phrase) for purposes of each of the RigNet compensation plans and agreements described below, if applicable.

Executive Officers

RigNet’s “named executive officers,” who are the individuals listed as such in RigNet’s most recent definitive proxy statement filed with the SEC, are:

•	Steven E. Pickett, President and Chief Executive Officer;

•	Lee M. Ahlstrom, Senior Vice President and Chief Financial Officer; and

•	Brad Eastman, Senior Vice President and General Counsel.

RigNet’s “executive officers” as of December 31, 2020 were:

•	its named executive officers;

•	James Barnett, Jr., Senior Vice President, Government Services;

•	Benjamin A. Carter, Principal Accounting Officer;

•	Egbert Clarke, Senior Vice President, Global Operations;

•	Errol Olivier, Senior Vice President and Chief Operating Officer;

•	Brendan Sullivan, Chief Technology/Information Officer; and

•	Edward Traupman, Senior Vice President and General Manager, Products and Services.

Share Ownership

RigNet’s directors and executive officers will receive the same merger consideration as other RigNet stockholders for each share of RigNet common stock that they own at the effective time. For information regarding beneficial ownership of RigNet common stock by each of RigNet’s current directors, named executive officers and all directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of RigNet.”

Accelerated Vesting and/or Settlement of RigNet Equity Awards

The treatment of RigNet equity awards generally is described above under the heading “The Merger Agreement—Treatment of RigNet Equity Awards.” The discussion below highlights certain aspects of such treatment that will or may result in accelerated vesting or settlement of equity awards held by RigNet executive officers and directors.

Awards Held by Non-Employee Directors

Any outstanding RigNet RSUs held by non-employee members of the RigNet board of directors will accelerate in full and be settled in shares of RigNet common stock as of immediately prior to the effective time. None of the RigNet non-employee directors hold options to purchase shares of RigNet common stock.

Awards Held by Non-Continuing Employees

Any outstanding RigNet options or RigNet RSUs (other than deferred RigNet RSUs) held by an executive officer who is not a continuing employee of RigNet will accelerate in full and, in the case of such RigNet RSUs, will be settled in shares of RigNet common stock as of immediately prior to the effective time.

Deferred RigNet RSUs

All executive officers also hold deferred RigNet RSUs, which provide for deferred settlement of vested RSUs at a designated time following the applicable vesting date. The merger agreement provides for accelerated settlement of such deferred RigNet RSUs (if such accelerated settlement can be done in compliance with Section 409A of the Code) in connection with the consummation of the merger. In addition, certain deferred RigNet RSUs the vesting of which is performance-based will be subject to accelerated vesting in connection with the consummation of the merger, as follows:

•	If the deferred RigNet RSUs are subject to vesting solely on continuing employment or service, such RSUs will accelerate in full;

•

Certain deferred RigNet RSUs with performance-based vesting criteria provide that on a change in control, the number of RSUs deemed to be “earned” will be determined as if RigNet achieved the performance criteria at target level as of the consummation of the merger, regardless of actual performance;

•

Certain deferred RigNet RSUs with performance-based vesting criteria provide that on a change in control, the number of RSUs deemed to be “earned” will be determined based on the greater of target or actual performance through the consummation of the merger; and

•

Certain deferred RigNet RSUs with performance-based vesting criteria require that actual performance is above the target level as of the consummation of the merger, which we refer to as the “Maximum Performance RSUs,” in order for any RSUs to be deemed to be “earned.”

Summary of Outstanding Equity Awards held by RigNet Directors and Officers

The table below summarizes the number of currently outstanding RigNet options and RigNet RSUs held by RigNet executive officers and directors as of March 12, 2021, and the estimated aggregate value of such RigNet stock options and RSUs, with the number of shares subject to any deferred RigNet RSUs reflected at “target” levels, and calculated based on the average closing market price of RigNet common stock over the five trading day period commencing on December 22, 2020, or $6.13.

	Number of RigNet Options (#)	Estimated Value of RigNet Options ($)	Number of Time-Based RigNet RSUs (#)	Estimated Value of Time- Based RigNet RSUs ($)	Number of Performance- Based RigNet RSUs (#)(1)	Estimated Value of Performance RigNet RSUs ($)(1)	Number of Maximum Performance- Based RigNet RSUs (#)		Estimated Value of Maximum Performance- Based RigNet RSUs ($)
Named Executive Officers

Steven E. Pickett	131,591	6,006	94,252	577,388	70,263	430,431		(2)		(2)

Lee Ahlstrom	16,455	4,264	67,601	414,124	42,377	259,602		(2)		(2)

Brad Eastman	19,294	3,655	55,509	340,048	42,831	262,383		(2)		(2)

Other Executive Officers

James A. Barnett, Jr.	5,062	1,301	22,021	134,901	13,016	79,736		(2)		(2)

Benjamin Carter	4,238	517	9,362	57,352	5,823	35,672		(2)		(2)

Egbert Clarke	8,359	1,750	28,857	176,778	19,123	117,147		(2)		(2)

Errol Olivier (3)	10,299	—	48,424	296,645	42,273	258,964		(2)		(2)

Brendan Sullivan	10,830	2,235	32,578	199,573	24,511	150,154		(2)		(2)

Edward Traupman	15,021	2,108	36,391	222,931	24,550	150,393		(2)		(2)

Non-Employee Directors

James H. Browning	—	—	33,426	204,768	—	—

Mattia Caprioli	—	—	—	—	—	—

Ditlef de Vibe	—	—	33,426	204,768	—	—

Kevin Mulloy	—	—	33,426	204,768	—	—

Kevin O’Hara	—	—	33,426	204,768	—	—

Keith Olsen	—	—	33,426	204,768	—	—

Gail P. Smith	—	—	33,426	204,768	—	—

Brent K. Whittington	—	—	33,426	204,768	—	—

(1)

Represents outstanding deferred RigNet RSUs the vesting of which is performance-based (excluding the Maximum Performance RSUs), with the number of shares subject to such awards reflected at “target” levels. For performance-vested deferred RigNet RSUs granted prior to November 2019, an executive officer can vest in more than the “target” RSUs under such awards, with the maximum percentage that may vest not to exceed 250%. The actual number of deferred RigNet RSUs that will vest upon the closing of the merger is not yet determinable, as the vesting of certain of such deferred RigNet RSUs is dependent on the company’s actual performance measured as of the date of the merger in accordance with the terms of the award agreements.

(2)

Represents the Maximum Performance RSUs granted to the executive officers in November 2019, and to Mr. Olivier in January 2020, pursuant to which an executive officer can vest in up to approximately 500% of the corresponding “target” RSUs granted concurrently with such awards. The Maximum Performance RSUs vest based on the achievement of certain adjusted EBITDA and stock price achievement goals, with 0% vesting upon achievement of the “target” value for either metric and 100% vesting upon achievement of “maximum” values for either metric, with interpolation between such values. The “target” level of performance for aggregate adjusted EBITDA for performance periods 2020-2022 is $139,500,000 and the “target” level of performance relative to the stock price is $10.91. If the target for either metric is exceeded as of the date of the merger, a portion of the Maximum Performance RSUs may vest. The actual number of Maximum Performance RSUs that will vest upon the closing of the merger is not yet determinable, as the vesting of such RSUs is dependent on the company’s actual performance as of the date of the merger, and because performance at “target” levels under such awards will result in a 0% payout, these awards are not reflected in the table above. The number of Maximum Performance RSUs held by each executive officer is as follows: Mr. Pickett, 232,652; Mr. Ahlstrom, 165,155; Mr. Eastman, 141,561; Mr. Barnett, 50,394; Mr. Carter, 20,043; Mr. Clarke, 67,794; Mr. Olivier, 117,425; Mr. Sullivan, 85,865; and Mr. Traupman, 81,645.
(3)	All of Mr. Olivier’s outstanding RigNet options have an exercise price above $6.13 per share.

Retention Arrangements

In connection with the execution of the merger agreement, the RigNet board approved a retention program for certain of the RigNet executive officers, including its named executive officers. Pursuant to the retention program, subject to the completion of the merger, an executive that remains employed by RigNet through the effective time will be entitled to receive (1) a lump sum cash bonus payable on the first regular payroll date following the effective time (each, a “Retention Bonus”) and (2) a grant of restricted stock units covering shares of Viasat common stock at the effective time (the “Retention RSUs”). The awards payable to RigNet’s executive officers under the retention program are as follows:

Name	Retention Bonus	Retention RSUs
Steven E. Pickett	$300,000	8,786
Lee M. Ahlstrom	$245,000	7,175
Brad Eastman	$210,000	6,150
Errol Olivier	$105,000	3,075
Brendan Sullivan	$70,000	2,050

The Retention RSUs will vest on the 12-month anniversary of the closing of the merger, subject to such executive officer’s continued employment or service with Viasat or a subsidiary of Viasat (including RigNet) through such date; provided that vesting will accelerate in full if such executive officer is terminated without “cause” or such executive officer resigns for “good reason” prior to such date.

The retention awards also provide that any payments and benefits to the executives, including the retention awards and the Retention RSUs, will be subject to a cutback in the event that such payments and benefits would otherwise be subject to adverse tax consequences under Sections 280G and 4999 of the Code.

Additionally, on March 2, 2021, the compensation committee of the RigNet board approved the grant of RigNet RSUs as a retention award to employees, including certain RigNet executive officers, with a grant date target value equal to 35% of each such employee’s 2020 annual bonus (the “RigNet Retention RSUs”). The RigNet Retention RSUs will vest and settle on the earliest to occur of (1) the first anniversary of the grant date, (2) the occurrence of a change of control of RigNet (including the merger), and (3) the employee’s termination due to death or disability. The RigNet Retention Awards granted to RigNet executive officers are listed below:

Name	RigNet Retention RSUs
James A. Barnett, Jr.	3,681
Benjamin A. Carter	1,464
Egbert Clarke	3,301
Edward Traupman	3,408

Severance Agreements

RigNet Chief Executive Officer Employment Agreement

RigNet maintains an employment agreement with Steven E. Pickett providing for Mr. Pickett’s employment with RigNet as President and Chief Executive Officer.

Under Mr. Pickett’s employment agreement, if RigNet terminates Mr. Pickett’s employment at any time without “cause” or if Mr. Pickett voluntarily terminates his employment for “good reason” (as each such term is defined in his employment agreement), or if RigNet, or its successor, terminates Mr. Pickett’s employment for any reason on or within two years following a “change of control event,” as defined in the Treasury Regulations issued under Section 409A of the Internal Revenue Code, then he will be eligible to receive:

•	A lump sum cash payment in an amount equal to two times the sum of (i) his then-current annual base salary and (ii) his target annual bonus for the year in which the termination occurs; and

•

Company-paid COBRA premiums for up to 18 months, with such premiums paid to Mr. Pickett on a fully grossed-up after-tax basis, if necessary, for Mr. Pickett not to be subject to tax under Section 105 of the Internal Revenue Code.

In addition, if Mr. Pickett’s employment is terminated by him for good reason or is terminated by RigNet for any reason other than cause and such termination occurs on or within two years after a change of control event, or due to his death or disability, all RigNet stock options, restricted stock awards and other RigNet equity-based awards (other than performance-vested restricted stock units and the Retention RSUs) will automatically vest in full notwithstanding anything in any award agreement to the contrary and, as applicable, will remain exercisable for the term specified in the applicable award agreement. In addition, if any equity award is not assumed or continued after a change in control event, then such award will accelerate and vest in full on the date of the change in control event.

The severance benefits summarized above are subject to Mr. Pickett’s execution of a release of claims in favor of RigNet. In addition, Mr. Pickett is subject to certain noncompetition and non-solicitation restrictive covenants for a period of 24 months from his termination date.

RigNet Senior Vice President, Government Services

RigNet maintains an employment agreement with James Barnett, Jr. providing for Mr. Barnett’s employment with RigNet as Senior Vice President, Government Services.

Under Mr. Barnett’s employment agreement, if RigNet terminates Mr. Barnett’s employment at any time without “cause,” or if Mr. Barnett voluntarily terminates his employment for “good reason” on or within two years following a “change in control” which results in a diminished role and diminished responsibilities, then he will be eligible to receive salary continuation payments for a period of 12 months. Such severance benefits are subject to Mr. Barnett’s execution and non-revocation of a release of claims in favor of RigNet.

RigNet Executive Severance Program

During 2019, RigNet adopted an executive severance program (the “RigNet Severance Program”). All of RigNet’s current executive officers other than Mr. Pickett and Mr. Barnett are participants in the RigNet Severance Program.

Under the RigNet Severance Program, an eligible executive officer whose employment is terminated without “cause” or who resigns for “good reason” (each as defined in the RigNet Severance Plan) will be entitled to receive the following benefits based on their “tier” level:

•	Salary continuation payments for a period of either 12 months (tier 2 participants) or 18 months (tier 1 participants);

•	Pro-rata target bonus for the year of termination, in the case of tier 2 participants; and

•	Company-paid COBRA premiums for up to 12 months (up to an amount equal to the employer-paid portion of monthly premiums prior to termination in the case of tier 2 participants).

Mr. Sullivan is a tier 1 participant in the RigNet Severance Program, and Messrs. Olivier, Traupman, Clarke, Carter, Eastman, and Ahlstrom are tier 2 participants in the RigNet Severance Program. The severance benefits summarized above are subject to an executive officer’s execution and non-revocation of a release of claims in favor of RigNet, and compliance with certain noncompetition and non-solicitation restrictive covenants for a period of 12 months from the executive officer’s termination date.

New Compensation Arrangements with Viasat

Any RigNet executive officers who become officers or employees or who otherwise are retained to provide services to Viasat or the surviving corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Viasat. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and Viasat and/or its affiliates have been established other than the Retention RSUs described above under “—Retention Program.”

In addition, for a description of benefits that will be provided by Viasat or the surviving entity to certain individuals who remain employees of RigNet at the effective time, please see “The Merger Agreement—Employee Matters.”

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, certain directors and officers of RigNet and its subsidiaries will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the merger. See “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Quantification of Payments and Benefits to RigNet Named Executive Officers

The following information, table and the related footnotes present information about the compensation payable to RigNet named executive officers in connection with the merger.

Golden Parachute Compensation

The narrative and tables that follow are estimates based on multiple assumptions that may or may not actually occur. They describe potential payments and benefits to the named executive officers under their existing agreements described above, including payments and benefits that would be due to them in connection with the occurrence of a change of control, assuming the closing date occurred on March 12, 2021 and that each named executive officer experienced a qualifying termination of employment on such closing date. The RigNet equity award values are calculated based on the average closing market price of RigNet common stock over the five-day period commencing on December 22, 2020, or $6.13, and the Retention RSU values are calculated based on the average closing market price of Viasat common stock over the five-day period commencing on December 22, 2020, or $33.41. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Name	Cash ($)(1)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(2)(4)	Total ($)(5)
Steven E. Pickett	2,331,328	1,304,011	37,777	3,673,116
Lee M. Ahlstrom	663,721	916,270	12,520	1,592,512
Brad Eastman	548,355	810,327	12,520	1,371,202

(1)

For Mr. Pickett, the amount represents the sum of (a) $2,031,328, representing cash severance equal to 24 months of his base salary plus to two years of his target annual bonus for 2021, payable in a lump sum, plus

(b) $300,000, representing the Retention Bonus payable to him in connection with the closing of the merger. For Messrs. Ahlstrom and Eastman, such amount represents the sum of (a) $418,721 and $338,355, respectively, representing cash severance equal to twelve months of their respective base salaries, payable in the form of salary continuation, plus a prorated portion of such executive’s target annual bonus for 2021, payable in a lump sum at the same time annual bonuses are paid to continuing employees, plus (b) $245,000 and $210,000, respectively, representing the Retention Bonus payable to such executives in connection with the closing of the merger. The Retention Bonuses are solely payable as a result of the closing of the merger, without regard to a termination of employment, and accordingly these amounts are “single trigger” payments. The cash severance has been calculated using each named executive officer’s base salary prior to the salary reductions implemented in May 2020 in response to the impacts of COVID-19.
(2)

Cash severance and company-paid COBRA premiums for Mr. Pickett are payable in connection with a qualifying termination of employment following a change of control (including the merger), and accordingly these amounts are “double trigger” payments. Cash severance and company-paid COBRA premiums for the other named executive officers are payable on a qualifying termination regardless of whether it occurs in connection with or following a change of control, but are considered “double trigger” payments for purposes of this table since a qualifying termination is required for such payments and benefits to be triggered. The Retention Bonuses are earned and payable if the named executive officer remains employed through the closing of the merger, and are therefore “single trigger” payments.

(3)

Amounts represent (a) accelerated vesting of (i) unvested RigNet Options and RigNet RSUs (excluding deferred RigNet RSUs), and (ii) Retention RSUs, in each case assuming the named executive officer experiences a qualifying termination of employment within twelve months following a change of control (including the merger), and accordingly these amounts are “double trigger” payments, and (b) accelerated vesting and settlement of deferred RigNet RSUs, which will occur as of the closing of the merger assuming the named executive officer remains employed through such date, and accordingly these amounts are “single trigger” payments. The value of the accelerated vesting of the deferred RigNet RSUs has been calculated assuming such awards vest at “target” levels as of the closing of the merger. For performance-vested deferred RigNet RSUs granted prior to November 2019, the executive officer can vest in up to 250% of the “target” RSUs under such awards. For the Maximum Performance RSUs granted to executive officers in November 2019, the executive officer can vest in up to approximately 500% of the corresponding “target” RSUs granted concurrently with such awards. The Maximum Performance RSUs vest based on the achievement of certain adjusted EBITDA and stock price achievement goals, with 0% vesting upon achievement of “target” values and 100% vesting upon achievement of “maximum” values, with interpolation between such values. If the target for either metric is exceeded as of the date of the merger, a portion of the Maximum Performance RSUs may vest. Because the actual number of Maximum Performance RSUs that will vest upon the closing of the merger is not yet determinable, as the vesting of such RSUs is dependent on the company’s actual performance as of the date of the merger, and because performance at “target” levels under such awards will result in a 0% payout, these awards have been excluded from the table above.

(4)

For Mr. Pickett, the amount represents the cost of COBRA premiums for 18 months’ continuation of health insurance coverage. For the other named executive officers, such amount represents the cost of COBRA premiums for twelve months’ continuation of health insurance coverage, with the monthly amount capped at the amount of employer-paid insurance premiums paid by RigNet on behalf of such executive prior to termination.

(5)

The payments and benefits to be paid or provided to the executives are subject to a cutback in the event that such payments and benefits would otherwise be subject to adverse tax consequences under Sections 280G and 4999 of the Code.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) who exchange shares of RigNet common stock for Viasat common stock in the merger. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this discussion and could adversely affect a U.S. Holder. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the merger. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

This discussion applies only to U.S. Holders who hold shares of RigNet common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances and does not apply to U.S. Holders subject to special treatment under U.S. federal income tax laws including, without limitation:

•	banks, insurance companies and other financial institutions;

•	tax-exempt and governmental organizations;

•	partnerships, S corporations and other pass-through entities or arrangements (and investors in partnerships, S corporations and other pass-through entities or arrangements);

•	regulated investment companies and real estate investment trusts;

•	controlled foreign corporations and passive foreign investment companies;

•	brokers and dealers in stocks, securities, commodities, or currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	persons who acquired RigNet common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation;

•	persons who actually or constructively own more than 1% (by vote or value) of the outstanding stock of RigNet;

•	persons whose functional currency is not the U.S. dollar;

•	persons who hold shares of RigNet common stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction;

•	accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code; and

•	U.S. expatriates and former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of RigNet common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (a) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds RigNet common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds RigNet common stock and any partners in such partnership should consult their tax advisors regarding the tax consequences of the merger to them.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. ALL HOLDERS OF RIGNET COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of RigNet Common Stock

For U.S. federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Viasat’s obligation to consummate the merger that Viasat receive an opinion from Latham & Watkins, dated as of the closing date, to the effect that, based on the facts, representations, assumptions and exclusions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the “Viasat closing tax opinion,” and a copy of the RigNet closing tax opinion (as defined below). It is a condition to RigNet’s obligation to consummate the merger that RigNet receive an opinion from Baker Botts, dated as of the closing date, to the effect that, based on the facts, representations, assumptions and exclusions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the “RigNet closing tax opinion,” and a copy of the Viasat closing tax opinion.

The Viasat closing tax opinion and the RigNet closing tax opinion will be based on customary assumptions and representations from Viasat and RigNet, as well as certain warranties, covenants and undertakings by Viasat, Merger Sub and RigNet, which are collectively referred to as the “tax opinion representations and assumptions.” If any of the tax opinion representations and assumptions or any other facts, representations, assumptions and exclusions set forth in such opinions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Viasat nor RigNet intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge whether the merger qualifies as a “reorganization,” the tax consequences would differ materially from those described in this proxy statement/prospectus as discussed below under “—Tax Consequences if the Merger Fails to Qualify as a Reorganization.”

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, generally, a U.S. Holder that exchanges shares of RigNet common stock for Viasat common stock in the merger:

•

will not recognize any gain or loss upon the exchange of RigNet common stock for Viasat common stock in the merger, except with respect to cash received in lieu of fractional shares of Viasat common stock (as discussed below);

•

will have an aggregate tax basis in the Viasat common stock received in the merger (including fractional shares of Viasat common stock deemed received and exchanged for cash, as discussed below) equal to the aggregate tax basis of the RigNet common stock surrendered in exchange therefor; and

•

will have a holding period for the Viasat common stock received in the merger (including fractional shares of Viasat common stock deemed received and exchanged for cash, as discussed below) that includes its holding period for its RigNet common stock surrendered in exchange therefor.

The Viasat common stock received in the merger (including fractional shares of Viasat common stock deemed received and exchanged for cash, as discussed below) by a U.S. Holder that acquired different blocks of RigNet common stock at different times or at different prices will be allocated pro rata to each block of RigNet common stock of such U.S. Holder, and the basis and holding period of such shares of Viasat common stock will be determined using a block for block approach and will depend on the basis and holding period of each block of RigNet common stock exchanged for such Viasat common stock.

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of Viasat common stock in the merger will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged such fractional share with Viasat for cash, and will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share of Viasat common stock and the U.S. Holder’s tax basis in such fractional share. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such fractional share of Viasat common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder generally would recognize gain or loss for U.S. federal income tax purposes on each share of RigNet common stock surrendered in the merger in an amount equal to the difference between the fair market value, at the time of the merger, of the Viasat common stock received in the merger (including any cash received in lieu of a fractional shares of Viasat common stock) and such U.S. Holder’s tax basis in the RigNet common stock surrendered in the merger. Gain or loss must be calculated separately for each block of RigNet common stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of RigNet common stock is more than one year at the effective time of the merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Viasat common stock received in the merger would be equal to the fair market value thereof as of the effective time of the merger, and such U.S. Holder’s holding period in such shares would begin on the day following the merger.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Viasat and RigNet are Delaware corporations and the rights of Viasat and RigNet stockholders are governed by the DGCL. RigNet stockholders’ rights are also governed by the RigNet charter and bylaws. If the merger is completed, the rights of RigNet stockholders who become Viasat stockholders will be governed by the Viasat charter and bylaws.

As Viasat and RigNet are both Delaware corporations, the rights of Viasat and RigNet stockholders are not materially different. However, there are certain differences in the rights of Viasat stockholders under the Viasat charter and bylaws and of RigNet stockholders under the RigNet charter and bylaws, as summarized in the table below. This summary does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to. Further, the identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Viasat and RigNet stockholders should carefully read the relevant provisions of the Viasat charter, the Viasat bylaws, the RigNet charter, the RigNet bylaws and the DGCL. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Viasat	RigNet

Authorized and Outstanding Capital Stock

Viasat is authorized to issue 105,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. Of the authorized shares of preferred stock, 3,225,000 shares are designated Series A Convertible Preferred Stock (“Series A Preferred Stock”).

As of the close of business on the record date, there were 68,528,560 shares of Viasat common stock and no shares of preferred stock issued and outstanding.

RigNet is authorized to issue 200,000,000 shares of stock, consisting of 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

As of the close of business on the record date, there were 21,016,003 shares of RigNet common stock and no shares of preferred stock issued and outstanding.

Rights of Preferred Stock

Viasat is authorized to issue preferred stock in one or more series. Except with respect to the Series A Preferred Stock, the Viasat board of directors may, in connection with the establishment of any such series by resolution or resolutions, determine and fix rights, powers and preferences, and qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences, all to the fullest extent permitted by the DGCL. The resolution or resolutions providing for the establishment of any series may provide that such series shall be superior to, rank equally with or be junior to the preferred stock of any other series. Except as otherwise provided in the resolution or resolutions, no vote of the holders of shares of preferred stock or common stock shall be a prerequisite to the issuance of any shares of

RigNet is authorized to issue preferred stock in one or more series. The RigNet board of directors may fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of any wholly unissued series of preferred stock, including authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The RigNet board of directors is further authorized to increase (but not above the total

Viasat	RigNet
any series of the preferred stock authorized by and complying with the conditions of Viasat’s charter.	number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of preferred stock. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Voting Rights

Each common stockholder is entitled to one vote for each share held. Holders of Series A Preferred Stock are entitled to vote on all matters and are entitled to the number of votes equal to the largest number of full shares of common stock into which such shares of Series A Preferred Stock could be converted according to the Viasat charter, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

Other than with respect to the election of directors, if a quorum is present at any meeting, all actions taken by the holders of a majority of the votes cast on a matter at any meeting will be valid and binding, unless otherwise provided by applicable law, Viasat’s charter or bylaws, or the rules and regulations of any stock exchange applicable to Viasat or its securities.

Each share of common stock entitles the holder to one vote on each matter submitted to a vote at any meeting of stockholders.

Other than with respect to the election of directors, for all matters as to which no other voting requirement is specified by the DGCL, RigNet’s charter or bylaws, the affirmative vote required for stockholder action is that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting).

Distributions and Dividends

The Viasat board of directors may declare dividends at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock. Before payment of any dividend there may be set aside out of any funds available for dividends such sum or sums as the Viasat board of directors, in their discretion, think proper as a refund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any Viasat property, or for such other purpose that is conducive to the interests of Viasat, and the directors may abolish any such reserve.

Pursuant to the Viasat charter, the holders of Series A preferred stock will be entitled to receive, as declared by the Viasat board of directors, cumulative dividends at an annual rate of $.009 per share. After requirements related to preferential dividends have been paid, common stockholders may receive dividends declared by the Viasat board of directors.

The RigNet board of directors may declare and pay dividends. Dividends may be paid in cash, in property or in shares of stock. The RigNet board of directors may set apart out of any of the funds of RigNet available for dividends a reserve or reserves for any proper purpose and may abolish such reserve.

Viasat	RigNet

Quorum

The Viasat bylaws provide that, unless otherwise provided by law, Viasat’s charter or its bylaws, the presence (in person or by proxy) of the holders of a majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders constitutes a quorum.

The RigNet bylaws provide that the presence (in person or by proxy, regardless of whether the proxy has authority to vote on all matters) of a majority of the outstanding shares entitled to vote at the meeting constitutes a quorum.

Record Date

The Viasat board of directors may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at any stockholder meeting and determining the identity of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights.

In the case of determining stockholders entitled to vote at a stockholder meeting, the record date cannot be more than 60 nor less than ten days before the date of the meeting. In the case of any other lawful action, the record date cannot be more than 60 days before such meeting.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. For determining stockholders for any other purpose, the record date shall be at the close of business on the day on which the Viasat board of directors adopts the resolution relating thereto.

The RigNet board of directors may fix a record date, not less than ten or more than 60 days preceding the date of any meeting of stockholders, for purposes of, among other things, determining the rights of stockholders to notice of or to vote at such meeting.

Number of Directors

The Viasat bylaws provide that the Viasat board of directors must consist of no less than four and no more than 11 members. Within those parameters, the number of directors is determined by resolution of the Viasat board of directors or by stockholders at an annual meeting. There are currently seven Viasat directors.

The RigNet bylaws provide that the RigNet board of directors must initially consist of seven members. The number of directors shall be fixed, and may be increased or decreased, exclusively by resolution adopted by a majority of the RigNet board of directors. There are currently nine RigNet directors.

Viasat	RigNet

Election of Directors

Pursuant to the Viasat bylaws, directors are elected at the annual meeting of the stockholders by a plurality of the votes cast.

Vacancies on Viasat’s board of directors, by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled solely by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

The Viasat charter expressly provides that the election of directors need not be by written ballot unless the Viasat bylaws so provide.

Pursuant to the RigNet bylaws, directors are elected at each annual meeting of stockholders. In the event of a contested election, a director is elected by a plurality of the votes cast. In the event of an uncontested election, a director is elected by a majority of the votes cast (meaning the number of shares voted “for” a candidate must exceed the number of shares voted “against” such candidate).

Newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause are filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of RigNet’s board of directors, or by the sole remaining director.

Cumulative Voting

Viasat stockholders do not have cumulative voting rights.	RigNet stockholders do not have cumulative voting rights.

Removal of Directors

The Viasat directors may be removed for cause by the holders of a majority of the total voting power of all outstanding shares entitled to vote in an election of directors, voting together as a single class.

The RigNet directors may be removed with or without cause by the holders of a majority of total voting power of all classes of the then outstanding shares entitled to vote in an election of directors.

Director Nominations by Stockholders

The Viasat bylaws provide that stockholders who comply with the notice provisions set forth in the Viasat bylaws, are beneficial owners of shares both at the time of giving notice and at the time of the meeting and are entitled to vote at an annual meeting of stockholders may nominate a candidate to the Viasat board of directors for election at such meeting. These notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination

The RigNet bylaws provide that stockholders who comply with the notice provisions set forth in the RigNet bylaws, are stockholders of record on the date of giving such notice and are entitled to vote at an annual meeting of stockholders may nominate a candidate to the RigNet board of directors for election at such meeting. These notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination

Viasat	RigNet

containing specified information, representations and consents to Viasat’s Secretary no less than 90 days and no more than 120 days prior to the anniversary of the date of immediately precedent annual meeting of stockholders.

Separately, a stockholder (or a group of up to 20 stockholders) who complies with or meets, as applicable, the procedural, informational and stockholder eligibility requirements set forth in the proxy access provision of the Viasat bylaws may also nominate a candidate to the Viasat board of directors at a meeting of stockholders pursuant to such provisions, in which case any such nominees nominated pursuant to such provisions shall be included by Viasat in its proxy statement or form of proxy and ballot.

To nominate a candidate pursuant to such proxy access bylaw, the stockholder must meet certain requirements and, among other things, submit certain information to Viasat’s Secretary, as prescribed by the Viasat bylaws, no less than 120 days and no more than 150 days prior to the first anniversary of the date of Viasat’s proxy materials released to stockholders in connection with the preceding year’s annual meeting.

no less than 90 days and no more than 120 days prior to the anniversary of the date of immediately precedent annual meeting of stockholders. RigNet does not have a proxy access bylaw.

Stockholder Proposals

Business may be properly brought before an annual meeting by any stockholder so long as he or she is a stockholder of record both at the time the written notice provided for in the Viasat bylaws is delivered and at the time of the meeting. The stockholder must also be entitled to vote at the meeting and comply with the notice requirements set forth in the Viasat bylaws.

To be timely, a stockholder’s notice must generally be delivered to Viasat’s Secretary no less than 90 days and no more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders.

Business may be properly brought before an annual meeting by any stockholder so long as he or she is a stockholder of record both at the time the written notice provided for in the RigNet bylaws is delivered and at the time of the meeting. The stockholder must also be entitled to vote at the meeting and comply with the notice requirements set forth in the RigNet bylaws.

To be timely, a stockholder’s notice must generally be delivered to RigNet’s Secretary no less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

Stockholder Action by Written Consent

The Viasat charter prohibits stockholder action by written consent and requires that any action taken by Viasat stockholders be taken at an annual or special meeting of stockholders.	The RigNet charter prohibits stockholder action by written consent and requires that any action taken by RigNet stockholders be taken at an annual or special meeting of stockholders.

Viasat	RigNet

Special Stockholder Meetings

A special meeting of stockholders may only be called by the chairman of the Viasat board of directors or by the President upon written request of the Viasat board of directors. The only matters to be brought before a special meeting are those specified in the meeting notice. Stockholders are not permitted to propose business to be brought before a special meeting of stockholders.

Except as otherwise provided by any resolution or resolutions providing for the issuance of a class or series of preferred stock adopted by RigNet’s board of directors, a special meeting of stockholders may be called only by the RigNet board of directors upon approval by a majority of the entire board of directors. The only matters to be brought before a special meeting are those specified in the meeting notice.

Notice of Stockholder Meetings

Whenever stockholders are required or permitted to take any action at a meeting, they must be given notice that states the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose of the meeting. Notice must be given no less than ten and no more than 60 days before the date of the meeting.

Whenever stockholders are required or permitted to take any action at a meeting, they must be given notice that states the place, date and time of the meeting. Notice must be given no less than ten and no more than 60 days before the date of the meeting.

Adjournment of Stockholder Meetings

If a quorum is not present or represented at any meeting of the stockholders, the chairman of the meeting or a majority of the voting stock represented in person or by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented.

If a quorum is present at an adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is longer than 30 days, or if a new record date is fixed for the adjourned meeting after the adjournment, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the adjourned meeting.

Any meeting of the stockholders may be adjourned, without notice other than by announcement at the meeting at which such adjournment is taken, and at any such adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called; provided that notice must be given to any stockholder entitled to vote at the adjourned meeting if the adjournment is longer than 30 days or if a new record date is fixed for the adjourned meeting.

Limitation of Personal Liability of Directors

The Viasat charter provides that no Viasat director will be personally liable to Viasat or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for breach of the director’s duty of loyalty, (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) under Section 174 of the

The RigNet charter provides that no RigNet director will be personally liable to RigNet or its stockholders for monetary damages for breach of his or her fiduciary duty as a director to the fullest extent permitted by the DGCL.

Viasat	RigNet
DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

The Viasat bylaws provide that Viasat will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Viasat is also obligated to indemnify any such person against expenses with respect to actions or proceedings by or in the right of Viasat. However, no indemnification will be made if the person was adjudged to be liable to Viasat, unless and only to the extent that the relevant court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

Any indemnification (unless ordered by a court) must be made by Viasat only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because he has met the applicable standard of conduct. Such determination must be made (a) by the Viasat board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

Viasat has also entered into indemnity agreements with certain directors and executive officers. These agreements, among other things, indemnify Viasat directors and executive officers for certain expenses

The RigNet charter and bylaws provide that RigNet will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of RigNet) by reason of the fact that such person is or was a director or officer of RigNet, or is or was a director or officer of RigNet serving at the request of RigNet as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of RigNet, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

RigNet is also obligated to indemnify any such person against expenses with respect to actions or proceedings by or in the right of RigNet. However, no indemnification will be made if the person was adjudged to be liable to RigNet, unless and only to the extent that the relevant court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

RigNet has also entered into indemnity agreements with certain directors and executive officers. These agreements, among other things, indemnify RigNet directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement payments incurred in any action in connection with the good faith performance of their duties as a director or officer.

Viasat	RigNet
(including attorneys’ fees), judgments, fines and settlement payments incurred in any action in connection with the good faith performance of their duties as a director or officer.

Rights Upon Liquidation

Pursuant to the Viasat charter, upon the liquidation, dissolution or winding up of Viasat, the holders of Series A Preferred Stock will be entitled to be paid, before any payment to common stockholders, an amount equal to $0.10 plus all accrued, but unpaid dividends, if any, per share (the “Preference Price”). After holders of Series A Preferred Stock and the holders of any other preferred stock have been paid their full preferential amounts, the remaining assets will be distributed ratably among common stockholders until each holder has received an amount equal to the Preference Price. Thereafter, any remaining assets will be distributed ratably among all of the stockholders.

In the event of a liquidation, dissolution or winding up of RigNet, the holders of RigNet shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any outstanding shares of preferred stock.

Stockholder Rights Plan

The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law. Viasat does not have a stockholder rights plan currently in effect.

The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law. RigNet does not have a stockholder rights plan currently in effect.

Certain Business Combinations

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (a) together with its affiliates and associates, owns or (b) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two-thirds of the

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (a) together with its affiliates and associates, owns or (b) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the

Viasat	RigNet

corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Viasat charter has not opted out of Section 203.

Although the DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above, the Viasat charter does not require a greater vote.

affirmative vote of at least two-thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the RigNet charter has not opted out of Section 203.

Although the DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above, the RigNet charter does not require a greater vote.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from certain mergers or consolidations, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with such transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because Viasat common stock is listed on Nasdaq, a national securities exchange, and because RigNet stockholders are not required by the terms of the merger agreement to accept for their shares of RigNet common stock anything other than shares of Viasat common stock and cash in lieu of fractional shares, holders of RigNet common stock are not entitled to appraisal rights in connection with the merger.

LEGAL MATTERS

The legality of the shares of Viasat common stock offered hereby will be passed upon for Viasat by Latham & Watkins. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for Viasat by Latham & Watkins and for RigNet by Baker Botts.

EXPERTS

Viasat

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

RigNet

The financial statements incorporated in this proxy statement/prospectus by reference from RigNet’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF RIGNET

The following table sets forth as of March 12, 2021, the number of shares of RigNet common stock beneficially owned by: (a) each person who is known to RigNet to beneficially own 5.0% or more of the outstanding shares of RigNet common stock; (b) each current director of the RigNet board of directors; (c) each executive officer of RigNet; and (d) all current members of the RigNet board of directors and RigNet’s executive officers as a group. Unless otherwise noted in the footnotes to the table below, to RigNet’s knowledge, each beneficial owner has sole voting power and sole investment power, subject to community property laws for individuals that may apply to create shared voting and investment power. Unless indicated in the footnotes below, the address of each beneficial owner listed in the table below is c/o RigNet, Inc., 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947.

Except as otherwise noted in the table below, RigNet calculated the percentage of shares outstanding based on 21,016,003 shares of RigNet common stock outstanding on March 12, 2021. In accordance with SEC regulations, RigNet also includes (a) shares of RigNet common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 12, 2021, and (b) shares of RigNet common stock issuable upon settlement of restricted stock units that are vested, or will become vested within 60 days of March 12, 2021. Those shares of RigNet common stock are deemed to be outstanding and beneficially owned by the person holding such option or restricted stock unit for purposes of computing the percentage ownership of that person, but they are not treated as outstanding for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner (>5%)	Shares of RigNet Common Stock Owned	Percentage of Total Outstanding RigNet Common Stock (%) (1)
5% Stockholders
Digital Oilfield Investments LP (2)	5,000,254	23.79%
FMR LLC (3)	1,080,857	5.14%
ArrowMark Colorado Holdings LLC (4)	1,326,595	6.31%
AMH Equity LLC (5)	1,000,000	4.76%
Directors and Executive Officers
James H. Browning	83,877	*
Mattia Caprioli	—	*
Ditlef de Vibe	75,667	*
Kevin Mulloy	58,626	*
Kevin O’Hara	92,362	*
Keith Olsen	70,936	*
Gail P. Smith	54,239	*
Brent K. Whittington	86,277	*
Steven Pickett (6)	278,447	1.32%
Lee M. Ahlstrom (7)	65,990	*
Brad Eastman (8)	61,797	*
Brendan Sullivan (9)	46,776	*
Edward Traupman (10)	51,043	*
James A. Barnett Jr. (11)	19,046	*
Egbert Carver Clarke (12)	29,653	*
Benjamin A. Carter (13)	27,486	*
Errol Olivier (14)	7,838	*
All Directors and Executives as a group (17 persons)	1,110,060	5.17%

*	Less than one percent
(1)	Applicable percentage ownership is based on 21,016,003 shares of RigNet common stock outstanding as of March 12, 2021.

(2)

Based on Amendment No. 3 to Schedule 13D filed with the SEC on December 28, 2020, the 5,000,254 shares of common stock are held directly by Digital Oilfield Investments. As disclosed, each of Digital Oilfield Investments GP Limited, KKR European Fund III, Limited Partnership, KKR Associates Europe III, Limited Partnership, KKR Europe III Limited, KKR Group Partnership L.P., KKR Group Holdings Corp., KKR Management LLP, KKR & Co, Inc., Henry R. Kravis and George R. Roberts have voting and dispositive power over all the securities held directly by Digital Oilfield Investments and may be deemed to be the beneficial owner of the securities held directly by Digital Oilfield Investments, and each disclaims beneficial ownership of the securities. The address of each such beneficial owner (except Mr. Roberts) is c/o Kohlberg Kravis Roberts & Co. L. P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L. P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(3)

Based on Amendment No. 6 to Schedule 13G filed with the SEC on February 8, 2021, FMR LLC (“FMR”) reported that it, Abigail P. Johnson and members of the Johnson family have sole voting power over none of the shares, shared power to vote and dispose of none of the shares, and sole dispositive power as to 1,080,857 shares. Abigail P. Johnson is a director, the Chair, and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, directly or through trusts represent 49.0% of the voting power of FMR, and have entered into a voting agreement with other shareholders forming a controlling group with respect to FMR, LLC. The Schedule 13G further states neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under or advised by Fidelity Management & Research Company (FMR Co), a wholly owned subsidiary of FMR. The address for each such beneficial owner is 245 Summer Street, Boston, Massachusetts 02210.

(4)

Based on Amendment No. 8 to Schedule 13G filed with the SEC on March 10, 2021, ArrowMark Colorado Holdings LLC, formerly Asset Management, LLC reported that it has sole dispositive and voting power as to all such shares. The address for ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(5)

Based on Amendment No. 1 to Schedule 13G filed with the SEC on November 2, 2020, AMH Equity LLC reported that it has sole voting power over 59,397 shares, shared power to vote and dispose of none of the shares, and sole dispositive power as to 59,397 shares. Leviticus Partners, L.P. reported that it has sole voting power over 940,603 shares, shared power to vote and dispose of none of the shares, and sole dispositive power as to 940,603 shares. The address for each such beneficial owner is 200 Park Avenue, Suite 1700, New York, New York 10166.

(6)	Includes 119,882 shares of RigNet common stock subject to options and 11,992 restricted stock units, which are exercisable or will vest within 60 days of March 12, 2021.
(7)	Includes 6,976 shares of RigNet common stock subject to options and 6,470 restricted stock units, which are exercisable or will vest within 60 days of March 12, 2021.
(8)	Includes 9,871 shares of RigNet common stock subject to options and 5,433 restricted stock units, which are exercisable or will vest within 60 days of March 12, 2021.
(9)	Includes 5,340 shares of RigNet common stock subject to options and 2,750 restricted stock units, which are exercisable or will vest within 60 days of March 12, 2021.
(10)	Includes 9,613 shares of RigNet common stock subject to options and 4,155 restricted stock units, which are exercisable or will vest within 60 days of March 12, 2021.
(11)	Includes 2,156 shares of RigNet common stock subject to options and 1,223 restricted stock units, which are exercisable or will vest within 60 days of March 12, 2021.
(12)	Includes 4,094 shares of RigNet common stock subject to options and 2,087 restricted stock units, which are exercisable or will vest within 60 days of March 12, 2021.
(13)	Includes 6,448 shares of RigNet common stock subject to options and 897 restricted stock units, which are exercisable or will vest within 60 days of March 12, 2021.
(14)	Includes 3,433 shares of RigNet common stock subject to options and 0 restricted stock units, which are exercisable or will vest within 60 days of March 12, 2021.

STOCKHOLDER PROPOSALS

RigNet will hold an annual meeting of stockholders in 2021, which is referred to as the “RigNet 2021 annual meeting,” only if the merger has not already been completed.

Any stockholder proposals intended to be presented at the RigNet 2021 annual meeting and considered for inclusion in RigNet’s proxy materials must have been received by RigNet by December 8, 2020. Such proposals must be submitted in writing to: RigNet, Inc., Attn: Corporate Secretary, 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholder proposals.

In addition, in accordance with the RigNet bylaws, any stockholder entitled to vote at the RigNet 2021 annual meeting may propose business (other than proposals to be included in RigNet’s proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the RigNet 2021 annual meeting and/or nominate persons to serve on the RigNet board of directors at the RigNet 2021 annual meeting only if written notice of such stockholder’s intent is given in accordance with the requirements the RigNet bylaws. Such proposal must be submitted in writing at the address shown above, so that it is received between January 7, 2021 and February 5, 2021. However, in the event that the RigNet 2021 annual meeting is scheduled to be held before April 6, 2021, or after July 5, 2021, such stockholder notice will be timely if it is delivered not earlier than the close of business on the 120th day prior to the date of the RigNet 2021 annual meeting and not later than the close of business on the later of the 90th day prior to the RigNet 2021 annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by RigNet.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This “householding” rule provides greater convenience for RigNet’s stockholders and cost savings for RigNet by reducing the number of duplicate documents that households receive. Also, this allows RigNet to be more environmentally friendly by reducing the unnecessary use of materials. RigNet stockholders with the same address and last name may receive only one copy of this proxy statement /prospectus. Please note that each RigNet stockholder will receive a separate proxy card, which will allow each RigNet stockholder to vote independently. Registered RigNet stockholders (those who hold shares of RigNet common stock directly in their name with RigNet’s transfer agent) may opt out of householding and receive a separate proxy statement/prospectus or other proxy materials by sending a written request to RigNet at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple RigNet stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this proxy statement/prospectus should be directed to: RigNet, Inc., Attn: Corporate Secretary, 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947 or by calling RigNet Investor Relations at (281) 674-0100.

WHERE YOU CAN FIND MORE INFORMATION

Viasat and RigNet file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both Viasat and RigNet, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Viasat and RigNet file with the SEC, including the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, by going to Viasat’s and RigNet’s websites at www.viasat.com and www.rig.net, respectively. The websites of Viasat and RigNet are provided as inactive textual references only. The information contained on or accessible through the websites of Viasat and RigNet (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this proxy statement/prospectus, and is not incorporated by reference herein.

Statements contained or incorporated by reference in this proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Viasat and RigNet to “incorporate by reference” in this proxy statement/prospectus documents that Viasat and RigNet file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. This means that Viasat and RigNet can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this proxy statement/prospectus, and later information that Viasat and RigNet file with the SEC will update and supersede that information. Each of Viasat and RigNet incorporate by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the RigNet special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Viasat’s and RigNet’s businesses and financial performance.

Viasat (SEC File No. 000-21767)

•	Viasat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on May 29, 2020;

•

the information specifically incorporated by reference in Viasat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 from Viasat’s definitive proxy statement on Schedule 14A for Viasat’s 2020 annual meeting of stockholders, filed with the SEC on July 23, 2020;

•

Viasat’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2020, September 30, 2020 and December 31, 2020 filed with the SEC on August 7, 2020, November  6, 2020 and February 8, 2021, respectively;

•

Viasat’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on June  17, 2020, June  18, 2020, June  24, 2020, July  24, 2020, September  9, 2020, November  5, 2020 and December 21, 2020; and

•

any description of shares of Viasat common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

If you are a Viasat stockholder, you may request a copy of this proxy statement/prospectus, any of the documents incorporated by reference in this proxy statement/prospectus or other information concerning Viasat, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Viasat, Inc.

Investor Relations

6155 El Camino Real

Carlsbad, California 92009

(760) 476-2200

RigNet (SEC File No. 001-35003)

•	RigNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 15, 2021; and

•

any description of shares of RigNet common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

If you are a RigNet stockholder, you may request a copy of this proxy statement/prospectus, any of the documents incorporated by reference to this proxy statement/prospectus or other information concerning RigNet, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

RigNet, Inc.

Attn: Corporate Secretary

15115 Park Row Boulevard, Suite 300

Houston, Texas 77084

(281) 674-0100

TRADEMARK NOTICE

This proxy statement/prospectus includes the trademarks, trade names and service marks of Viasat and its subsidiaries and RigNet and its subsidiaries, which are protected under applicable intellectual property laws and are the property of either Viasat or RigNet, as applicable.

This proxy statement/prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners.

Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that Viasat, RigNet or the applicable owner will not assert, to the fullest extent permitted under applicable law, its respective rights or the right of any applicable licensor to these trademarks, trade names and service marks.

Neither Viasat nor RigNet intend the use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Viasat or RigNet by, these other parties.

Trademarks, trade names and service marks of RigNet include, without limitation, the following marks and phrases: Blacktie, C, Centricview, CENTRICVIEW and Design, Crewconnect, Cyphre, Intelie, Intelie Live, Intelie Pipes, RigNet, RigNet Interchange and Design (Logo), STRATOSITEK, Stratosmax.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

VIASAT, INC.,

a Delaware corporation;

ROYAL ACQUISITION SUB, INC.,

a Delaware corporation;

and

RIGNET, INC.,

a Delaware corporation

Dated as of December 20, 2020

A-ii

A-iii

Page
7.10	Counterparts	A-63
7.11	Specific Performance	A-64
7.12	Disclosure Schedules	A-64
7.13	Construction	A-64

Exhibits

Exhibit A Certain Definitions

Exhibit B Form of Support Agreement

Exhibit C Form of Certificate of Incorporation of Surviving Corporation

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 20, 2020, by and among: Viasat, Inc., a Delaware corporation (“Parent”); Royal Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and RigNet, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The parties intend that Acquisition Sub be merged with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Acquisition Sub will cease to exist and the Company will continue as the Surviving Corporation and a wholly owned Subsidiary of Parent.

B. The Company Board has unanimously: (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and (iii) recommended that the Company’s stockholders adopt this Agreement.

C. The Parent Board has unanimously: (i) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, Parent and its stockholders; and (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the issuance of shares of Parent Common Stock in connection therewith, each on the terms and subject to the conditions set forth in this Agreement.

D. The board of directors of Acquisition Sub has: (i) determined that it is advisable and in the best interests of Acquisition Sub and its sole stockholder for Acquisition Sub to enter into this Agreement; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (iii) recommended that its sole stockholder adopt this Agreement.

E. Contemporaneously with the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, certain holders of shares of Company Common Stock have entered into a Support Agreement, dated as of the date hereof (the “Support Agreement”), in the form attached hereto as Exhibit B, with Parent.

F. It is intended that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

AGREEMENT

The parties to this Agreement, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, agree as follows:

SECTION 1. THE MERGER

1.1 The Merger. At the Effective Time, Acquisition Sub shall be merged with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly owned Subsidiary of Parent. From and after the Effective Time, all the property, rights, powers, privileges and franchises of the Company and Acquisition Sub shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of the Company and Acquisition Sub shall become the debts, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

1.2 Closing. The consummation of the Merger (the “Closing”) shall be held (a) at the offices of Latham & Watkins, 12670 High Bluff Drive, San Diego, CA 92130, or (b) remotely by exchange of documents and signatures (or their electronic counterparts), in either case unless another place is agreed to in writing by the parties to this Agreement, on a date to be designated jointly by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or, to the extent permitted hereunder and by applicable Legal Requirements, waiver of the last to be satisfied or waived of all conditions to the parties’ respective obligations to effect the Merger set forth in Sections 5.1, 5.2 and 5.3, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing, unless another time or date is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and make all other filings or recordings required by the DGCL in connection with effecting the Merger. The Merger shall become effective on the date and at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such later time as may be mutually agreed to in writing by Parent and the Company and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

1.3 Certificate of Incorporation and Bylaws.

(a) Subject to the requirements set forth in Section 4.10(a), at the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in the form of certificate of incorporation of the Surviving Corporation attached hereto as Exhibit C and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as set forth therein or by applicable Legal Requirement.

(b) Subject to Section 4.10(a), at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth in the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “RigNet, Inc.” and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as set forth therein or by applicable Legal Requirement.

1.4 Directors and Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the Surviving Corporation’s Organizational Documents: (i) the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

1.5 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, automatically, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

(a) all shares of Company Common Stock that are held in the Company’s treasury or are held directly by Parent or Acquisition Sub immediately prior to the Effective Time (the “Excluded Shares”) shall be cancelled and shall cease to exist, and no consideration shall be paid or payable in respect thereof;

(b) except as provided in Section 1.5(a), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the per share consideration payable in accordance with this Section 1.5(b), the “Merger Consideration”); and

(c) each share of common stock, par value $0.001 per share, of Acquisition Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

1.6 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed or converted into a different number or class or series of shares by reason of any stock split, division, subdivision, combination, change, exchange or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 1.6 shall be construed to permit the parties to take any action except to the extent consistent with, or not otherwise prohibited by, the terms of this Agreement.

1.7 Treatment of Equity Awards.

(a) Effective as of the Effective Time, each Company Option held by an individual who, as of immediately after the Effective Time, constitutes an “employee” of Parent within the meaning of Form S-8 that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time (each, an “Assumed Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically into a Parent Option on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to such Assumed Company Option immediately prior to the Effective Time, except that: (i) the number of shares of Parent Common Stock subject to each Assumed Company Option shall be determined by multiplying: (A) the number of shares of Company Common Stock subject to such Assumed Company Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such product down to the nearest whole share; (ii) the per share exercise price of each Assumed Company Option shall be determined by dividing: (A) the per share exercise price of the Assumed Company Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent; and (iii) all references to the “Company” in the applicable Company Equity Plans and the Company Option agreements will be references to Parent.

(b) Effective as of the Effective Time, each award of Company RSUs (i) that is held by an individual who, as of immediately after the Effective Time, constitutes an “employee” of Parent within the meaning of Form S-8, (ii) that is outstanding immediately prior to the Effective Time and (iii) that vests solely on the basis of continued employment or service (as opposed to performance vesting) (each, an “Assumed Company RSU Award”) shall cease to represent a right to acquire shares of Company Common Stock upon vesting and shall be assumed by Parent and converted automatically into a restricted stock unit award with respect to shares of Parent Common Stock and shall otherwise remain subject to the same vesting, settlement and other terms and conditions that applied to the underlying Company RSU immediately prior to the Effective Time, except that: (i) the number of shares of Parent Common Stock subject to each such Assumed Company RSU Award shall be determined by multiplying: (A) the number of shares of Company Common Stock subject to such Assumed Company RSU Award immediately prior to the Effective Time; by (B) the Exchange Ratio, rounded down to the nearest whole number; and (ii) all references to the “Company” in the applicable Company Equity Plans and the Assumed Company RSU Award agreements will be references to Parent.

(c) Prior to the Effective Time, the Company shall take all corporate action necessary to provide that (i) each Company Option that does not constitute an Assumed Company Option shall accelerate in full and be terminated for no consideration as of immediately prior to the Effective Time to the extent not exercised prior to such time, (ii) each Company RSU (other than a Deferred RSU) that does not constitute an Assumed Company RSU Award shall accelerate in full and be settled in shares of Company Common Stock as of immediately prior to the Effective Time, (iii) each Deferred Time-Based RSU shall accelerate in full as of immediately prior to the Effective Time and be terminated and settled in shares of Company Common Stock as of immediately prior to the Effective Time in a manner intended to satisfy the plan termination requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(B), and (iv) each Deferred Performance-Based RSU shall, to the extent such Deferred Performance-Based RSU would be vested immediately prior to the Effective Time in accordance with its terms as a result of the consummation of the transactions contemplated by this Agreement, be terminated and settled in shares of Company Common Stock as of immediately prior to the Effective Time in a manner intended to satisfy the plan termination requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(B). With respect to the Deferred Performance-Based RSUs, (x) performance conditions for any performance periods of the Company that have ended before the Effective Time will conclusively be based on the actual performance achieved, and (y) in the case of a performance period in which the last day occurs after the Effective Time, the Compensation Committee of the Company Board shall, in good faith, determine the portion of the award that shall become vested as of immediately prior to the Effective Time based on the relevant terms and conditions of the applicable award agreement, and any unvested portion shall be cancelled for no consideration as of the Effective Time. The Company shall take all actions necessary to ensure that the termination and settlement of the Deferred RSUs in accordance with this Section 1.7(c) satisfies the plan termination requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(B). Notwithstanding anything herein to the contrary, with respect to any Deferred RSU that Parent determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such Deferred RSU will be treated as an Assumed Company RSU Award hereunder and payment of the underlying shares of Parent Common Stock issuable under such award following the Effective Time will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Notwithstanding the foregoing, the conversions described in this Section 1.7 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock issuable upon exercise of such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Following the Effective Time, (i) Parent shall assume sponsorship of the Company Equity Plans; provided that references to the Company therein shall be deemed references to Parent and references to Company Common Stock therein shall be deemed references to Parent Common Stock, (ii) each Company Equity Award that has been converted in accordance with this Section 1.7 shall be subject to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Equity Award as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the transactions contemplated by this Agreement, subject to such adjustments as reasonably determined by Parent to be necessary or appropriate to give effect to the conversion or the transactions contemplated by this Agreement, and (iii) the number of shares of Parent Common Stock available for future issuance under the Company Equity Plans (which shares Parent may instead cause to make available for issuance under the Parent Equity Plan) shall be determined by adjusting the number of shares of Company Common Stock available for future issuance of awards under the Company Equity Plans immediately prior to the Effective Time in accordance with the Exchange Ratio (provided that, following the Effective Time, awards may only be granted with respect to such shares described in this clause (iii) to individuals who were not employees or consultants of Parent or its Subsidiaries or members of the Parent Board prior to the Effective Time). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to all Assumed Company Options and Assumed Company RSU Awards. Parent shall file and cause to be effective as of no later than two (2) Business Days following the Effective Time, a registration statement under the Securities Act on Form S-8 or other appropriate form under the Securities Act, relating to shares of Parent Common Stock issuable with respect to all Assumed Company Options and Assumed Company RSU Awards, and Parent shall use its reasonable best efforts to cause such registration statement to remain effective for so long as such Assumed Company Options and Assumed Company RSU Awards remain outstanding.

(e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Assumed Company Options and Assumed Company RSU Awards notices setting forth the effect of the Merger on such holders’ rights and describing the treatment of such awards in accordance with this Section 1.7.

1.8 No Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.

(b) Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 1.5(b) (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder pursuant to Section 1.5(b)) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificates representing shares of Company Common Stock outstanding as of immediately prior to the Effective Time (“Company Stock Certificates”) or book-entry positions representing non-certificated shares of Company Common Stock outstanding as of immediately prior to the Effective Time (“Company Book-Entry Shares”) in accordance with Section 1.10, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by the Average Parent Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests pursuant to this Section 1.8(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

1.9 Closing of Transfer Books.

At the Effective Time:

(a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and all holders of Company Stock Certificates and of Company Book-Entry Shares shall cease to have any rights as stockholders of the Company, except (unless such holder is subject to Section 1.5(a)) the right to receive the Merger Consideration pursuant to Section 1.5(b), cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.8(b) and any dividends or other distributions pursuant to Section 1.10(f); and

(b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and no further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or a Company Book-Entry Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Company Book-Entry Share shall be cancelled and shall be exchanged as provided in Section 1.10.

1.10 Exchange of Certificates and Cancellation of Book-Entry Positions.

(a) Prior to the Closing Date, Parent shall select Parent’s transfer agent or (after consultation with the Company) another reputable bank or trust company reasonably satisfactory to Parent and the Company to act as exchange agent with respect to the Merger (the “Exchange Agent”). Prior to or concurrent with the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.8(b). The shares of Parent Common

Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 1.10(a), together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, and any interest or other income with respect to such cash amount, are referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest the cash available in the Exchange Fund in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to this Section 1 (and Parent shall promptly deliver to the Exchange Agent cash in an amount sufficient to replenish any deficiency in the Exchange Fund).

(b) With respect to Company Stock Certificates, as promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of the share represented by each such Company Stock Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form and reasonably acceptable to each of Parent and the Company specifying that delivery shall be effected, and risk of loss and title to a Company Stock Certificate shall pass, only upon delivery of the Company Stock Certificate (or affidavit of loss in lieu of a Company Certificate as provided in Section 1.10(e)) to the Exchange Agent (the “Letter of Transmittal”) and (iii) instructions for surrendering a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.10(e)) to the Exchange Agent. Upon surrender to the Exchange Agent of a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.10(e)) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, Parent shall cause the Exchange Agent to mail to each holder of record of the share represented by any such Company Stock Certificate in exchange therefor, as promptly as reasonably practicable thereafter, (i) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to this Section 1 in non-certificated book-entry form in the name of such record holder (subject to Section 1.10(i)), and (ii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.12) of (A) any cash in lieu of fractional shares plus (B) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Section 1. Any Company Stock Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(c) With respect to Company Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), Parent shall cause the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the Effective Time, but in any event within three (3) Business Days thereafter, the applicable Merger Consideration and a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.12) of any cash in lieu of fractional shares plus any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Section 1, and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent. Subject to Section 1.10(i), payment of the Merger Consideration with respect to Non-DTC Book-Entry Shares shall only be made to the person in whose name such Non-DTC Book-Entry Shares are registered.

(d) With respect to Company Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, but in any event within three (3) Business Days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Section 1.

(e) In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such

Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Section 1, as if such lost, stolen or destroyed Company Stock Certificate had been surrendered.

(f) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Company Book-Entry Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until the later to occur of: (A) the date on which the holder surrenders such Company Stock Certificate or Company Book-Entry Shares in accordance with this Section 1.10; and (B) the payment date for such dividend or distribution with respect to Parent Common Stock (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(g) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Company Book-Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand. Any holders of Company Stock Certificates or Company Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or Company Book-Entry Shares in accordance with this Section 1.10 shall thereafter be entitled to look to Parent for, and be entitled to receive from Parent, the Merger Consideration pursuant to the provisions of Section 1.5, cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.8(b) and any dividends or distributions with respect to shares of Parent Common Stock pursuant to Section 1.10(f).

(h) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of shares of Company Common Stock or to any other Person with respect to any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement. If any Company Stock Certificate or Company Book-Entry Share has not been surrendered prior to the date on which any portion of the Merger Consideration and any dividends or distributions, in each case, that a holder of the share represented by such Company Stock Certificates or Company Book-Entry Share has the right to receive pursuant to this Section 1 in respect of such Company Stock Certificate or Company Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Company Stock Certificate or Company Book-Entry Share shall, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(i) In the event of a transfer of ownership of any shares of Company Common Stock that is not registered in the transfer records of the Company, the Exchange Agent may deliver the Merger Consideration (and, to the extent applicable, cash in lieu of fractional shares pursuant to Section 1.8(b) or any dividends or distributions pursuant to Section 1.10(f)) to such transferee if (A) in the case of Company Book-Entry Shares, written instructions authorizing the transfer of the Company Book-Entry Shares are presented to the Exchange Agent, (B) in the case of shares represented by Company Stock Certificates, the Company Stock Certificates formerly representing such shares of Company Common Stock are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Company Stock Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any shares of Parent Common Stock are to be delivered to a Person other than the holder in whose name any shares of Company Common Stock are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Common Stock to a Person other than the registered holder of any shares of Company Common Stock, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary to carry out the purposes of this Agreement, the officers and directors of Parent shall (in the name of Acquisition Sub, in the name of the Company or otherwise) be fully authorized to take such action.

1.12 Tax Withholding. Each of Parent, the Exchange Agent, Acquisition Sub, the Company and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable Legal Requirement relating to Taxes. To the extent that amounts are so deducted or withheld and, if required, paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

1.13 No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub that, except as set forth or incorporated by reference in the Company SEC Documents filed and publicly available after January 1, 2019 but prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or, subject to Section 7.12, in the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”):

2.1 Due Organization and Good Standing; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Company Material Adverse Effect. The Company is duly qualified and has all necessary Governmental Authorizations to do business, and is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

(b) Exhibit 21.1 of the Most Recent Company 10-K is a correct and complete list of each Entity that is a Company Subsidiary as of the date of this Agreement (other than the Company Subsidiaries that, in the aggregate, would not constitute a “significant subsidiary” (as defined in Rule 1.02(w) of Regulation S-X)). Neither the Company nor any Company Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Exhibit 21.1 of the Most Recent Company 10-K and any other wholly owned Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to constitute or result in a Company Material Adverse Effect. Each Company Subsidiary is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the jurisdiction in which it is organized) is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to constitute or result in a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, except for restrictions on transfer under applicable securities laws.

2.2 Organizational Documents. Prior to the date of this Agreement, the Company has made available to Parent copies of the Organizational Documents of the Company and each material Company Subsidiary, including all amendments thereto, as in effect on the date hereof. The Organizational Documents of the Company and each Company Subsidiary are in full force and effect and neither (a) the Company nor (b) except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect, any Company Subsidiary is in violation of any of the provisions of such Organizational Documents.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 190,000,000 shares of Company Common Stock, of which 21,011,109 were issued and outstanding as of December 18, 2020 (the “Company Capitalization Date”); and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the Company Capitalization Date. All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock reserved for issuance pursuant to the Company Equity Agreements will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable.

(b) Except as set forth in the Company’s Organizational Documents or the Company Equity Agreements: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company or any Company Subsidiary; (iii) there are no bonds, debentures, notes or other indebtedness of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote; and (iv) there is no Contract to which the Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. Except as set forth in the Company Equity Agreements, the Company is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or any other securities.

(c) As of the Company Capitalization Date: (i) 384,870 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options; (ii) 2,433,424 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs, including 1,483,999 shares of Company Common Stock subject to Company RSUs that vest based on the achievement of performance goals; and (iii) except as set forth in Section 2.3(a), no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Prior to the date of this Agreement, the Company has made available to Parent correct and complete copies of: (A) the Company Equity Plans; and (B) the forms of all stock option agreements evidencing Company Options outstanding as of the date of this Agreement and the forms of all restricted stock unit agreements evidencing Company RSUs outstanding as of the date of this Agreement. The per share exercise price of each such Company Option was at least equal to the fair market value of one (1) share of Company Common Stock on the date of grant of such Company Option. Part 2.3(c) of the Company Disclosure Schedule sets forth a correct and complete list of all Company Options and awards of Company RSUs, in each case, including the holder of such Company Option or award of Company RSUs, the number of shares of Company Common Stock subject to such Company Option or award of Company RSUs, the grant date of such Company Option or award of Company RSUs, any acceleration terms applicable to such Company Option or award of Company RSUs, the date on which such Company Option expires, and for each Company Option, whether it is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the

Code. Part 2.3(c) of the Company Disclosure Schedule sets forth a correct and complete list of all Company RSUs that are Deferred RSUs. All Company Equity Awards were granted in accordance with the terms of the Company Equity Plans and applicable Legal Requirements.

(d) Except as set forth in Section 2.3(c), as of the Company Capitalization Date, there was no: (i) subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other equity interests, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other equity interest of the Company or any Company Subsidiary, in each case, to which the Company or any Company Subsidiary is a party; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Company Subsidiary; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity interest or any other securities.

(e) From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any shares of Company Common Stock or other equity interests of the Company or any Company Subsidiary, other than pursuant to Company Options or Company RSUs, in each case, that were outstanding as of the Company Capitalization Date.

(f) Except as set forth in any Company Subsidiary’s Organizational Documents: (i) none of the outstanding capital or other equity interests of any Company Subsidiary is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding capital or other equity interests of any Company Subsidiary is subject to any right of first refusal in favor of the Company or any Company Subsidiary; (iii) there are no bonds, debentures, notes or other indebtedness of any Company Subsidiary issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of a Company Subsidiary may vote; and (iv) there is no Contract to which any Company Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any capital or other equity interests of any Company Subsidiary. No Company Subsidiary is under any obligation, nor is any Company Subsidiary bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding capital or other equity interests of any Company Subsidiary or other securities.

2.4 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote, to consummate the Merger. The Company Board has unanimously: (a) duly and validly authorized and approved the execution, the delivery and, subject to the receipt of the Required Company Stockholder Vote, the performance of this Agreement and the consummation of the Merger by the Company; (b) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (c) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger; and (d) subject to the terms and conditions hereof, directed that this Agreement be submitted to a vote of the Company’s stockholders, recommended that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”), and resolved to include the Company Board Recommendation in the Proxy Statement/Prospectus, subject to Section 4.2. Assuming the accuracy of the representations and warranties set forth in Section 3.10, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, in each case other than, with respect to the consummation of the Merger, the receipt of the Required Company Stockholder Vote and the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Acquisition Sub and the accuracy of the representations and warranties set forth in Section 3.10, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5 Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 3.10, the adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date for the Company Stockholder Meeting and entitled to vote on the proposal to adopt this Agreement (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Legal Requirements and the Company Organizational Documents to approve or adopt this Agreement or for the Company to consummate the transactions contemplated hereby, including the Merger.

2.6 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company and, assuming receipt of the Required Company Stockholder Vote and the accuracy of the representations and warranties set forth in Section 3.10, the consummation by the Company of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of the Company or any Company Subsidiary; (ii) assuming the consents and filings referred to in Section 2.6(b) and Section 3.5(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iii) subject to Section 4.5, result in any loss, limitation or impairment of any right of the Company or any Company Subsidiary to own or use any assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than Company Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any Company Subsidiary, except, in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect.

(b) Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, applicable state securities takeover and “blue sky” laws or the rules and regulations of Nasdaq, and except as set forth in Part 2.6(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit, clearance, waiver or approval from, any Governmental Entity for the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the Merger, in each case, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

2.7 Reports; Financial Statements; Internal Controls.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by the Company with the SEC under the Exchange Act or Securities Act since January 1, 2018 (the “Company SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, with respect to clause (i) below, if amended or superseded, then on the date of such amended or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of Nasdaq, each as in effect on the date such Company SEC Document was filed; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2018. Since January 1, 2018 no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor, to the knowledge of the Company, any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of the Company and the Company’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of the Company and the Company’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments; and (iv) have been prepared from, and are in accordance with, the books and records of the Company and the Company’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than the Company and the Company’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company.

(c) The Company maintains, and at all times since January 1, 2018 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2019. Management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(d) Since January 1, 2018, (i) none of the Company or any Company Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or any material complaint, allegation, assertion or claim from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters with respect to the Company or any Company Subsidiary, and (ii) to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

(e) The Company maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date hereof, the Company is in compliance in all material respects with all current listing requirements of the Nasdaq Global Select Market (“Nasdaq”).

(f) Neither the Company nor any Company Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or investigation.

(h) Neither the Company nor any Company Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a condensed consolidated balance sheet of the Company and its consolidated Company Subsidiaries, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Company Balance Sheet; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Company Balance Sheet; (iii) liabilities that individually or in the aggregate, do not constitute and would not reasonably be expected to constitute or result in a Company Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

2.8 Absence of Certain Changes.

(a) Since the date of the Most Recent Company Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) From the date of the Most Recent Company Balance Sheet to the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice (other than in connection with the COVID-19 Measures), and neither the Company nor any Company Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require Parent’s consent pursuant to Sections 4.1(a)(iii), (iv), (vi), (vii), (viii), (ix), (xi), (xii), (xvii), (xviii), (xix), (xxi) or, as it relates to any of the foregoing clauses, Section 4.1(a)(xxiii).

2.9 Intellectual Property and Related Matters.

(a) Part 2.9(a) of the Company Disclosure Schedule sets forth: a correct and complete list of all applications for registration and issuance and registrations and issuances for Marks, Copyrights, domain names and Patents that are included in the Company Owned IP, including for each item: (i) the current recorded owner and any other Person that has an ownership interest in such item of Company Owned IP; (ii) the jurisdiction of application or registration; (iii) the application or registration number and, where applicable, the title; (iv) the date of filing or of registration and the current status; and (v) any Liens with respect to such item of Company Owned IP. To the knowledge of the Company, such Company Owned IP is valid, subsisting and enforceable. The Company has made all necessary filings, maintenance and renewals, and timely payment of requisite fees necessary to maintain such Company Owned IP. All such Company Owned IP is registered or applied for solely in the name of the Company or a Company Subsidiary.

(b) Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has sent or received any written charge, complaint, demand, notice or claim (including unsolicited offers, demands, or requests to license or cease and desist letters), and no Legal Proceeding is pending or threatened in writing by or against the Company or any Company Subsidiary, in each case: (A) alleging that the Company or any Company Subsidiary, the businesses of the Company and the Company Subsidiaries or any Company Product is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person; (B) alleging that any other Person is infringing, misappropriating or otherwise violating any of the Company IP or (C) relating to the enforceability, use or misuse, ownership, scope, licensing, or validity of any Company IP. To the knowledge of the Company, since January 1, 2017 the conduct of the businesses of the Company and the Company Subsidiaries and each Company Product has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company IP. No Company IP is bound by any Order restricting or otherwise limiting the use, validity, enforceability, scope, licensing or ownership thereof or any right, title or interest of the Company or the Company Subsidiaries with respect thereto. No Person has exercised or caused the exercise of any right under any Contract with respect to any obligation of the Company or the Company Subsidiaries to indemnify, defend, hold harmless, or reimburse, or to assume, discharge or otherwise take responsibility for any existing or potential liability of, such Person with respect to any Intellectual Property infringement, misappropriation or violation, and no written requests or demands for indemnification or defense as a result of a claim that the conduct of the businesses of the Company and the Company Subsidiaries or a Company Product infringes Third Party Intellectual Property has been received by the Company or any Company Subsidiary from any Person.

(c) The Company IP constitutes all of the Intellectual Property used in, held for use in and material to the business of the Company and the Company Subsidiaries, taken as a whole. The Company exclusively owns, or has valid, enforceable and sufficient rights to use, and as of the Closing will own or have valid, enforceable and sufficient rights to use, all the Company IP free and clear of all Liens, other than Company Permitted Encumbrances.

(d) The execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause: (i) a loss of, or Lien on, any Company IP; (ii) a material breach of, termination of, or acceleration or modification of any right under any Company IP License; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; (iv) Parent or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses; or (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(e) The Company and each Company Subsidiary has taken commercially reasonable steps to protect all Trade Secrets within the Company IP, or owned by any third party and held by the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, there has been no unauthorized use, theft, loss or disclosure of any such Trade Secrets.

(f) Each Person who, since January 1, 2017, has participated in the authorship, conception, creation, reduction to practice or development of any Company Owned IP material to the business of the Company and the

Company Subsidiaries, taken as a whole, has executed a valid and enforceable written contract providing (i) the assignment by such Person to the Company of all right, title and interest in and to such Company Owned IP and (ii) commercially reasonable protections concerning the non-disclosure of Trade Secrets of the Company. To the knowledge of the Company, no Person is in material breach of any such Contract or has otherwise misappropriated or used or disclosed in any unauthorized manner any Trade Secret or other Know-How within the Company IP. To the knowledge of the Company, no employee of the Company or any Company Subsidiary is in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to their activities as an employee of the Company or any Company Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect.

(g) Part 2.9(g)(1) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of all material In-Bound Licenses and Part 2.9(g)(2) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of all material Out-Bound Licenses. Neither the Company nor any Company Subsidiary is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or a Company Subsidiary to use, exploit, assert, or enforce any of its Intellectual Property anywhere in the world with the exception of certain embargoed countries. Except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect, each Company IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company or its applicable Company Subsidiary and each other party thereto, and is enforceable in accordance with its terms. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to any Company IP License is, and no Person has provided written notice to the Company or any Company Subsidiary alleging it to be, in material default or breach under any such Company IP License, and no Person has provided written notice to the Company or any Company Subsidiary indicating an intention to terminate (including by non-renewal) any such Company IP License.

(h) Neither the Company nor any Company Subsidiary has received any support, funding, resources or assistance (including the use of personnel or facilities) from any government entities, or from any university, college, other academic institutions, or non-profit research centers (other than in connection with customer agreements in the ordinary course of business consistent with past practice) in the development of any Company IP. To the knowledge of the Company, neither the Company nor any Company Subsidiary, nor any Company IP, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, patent pool, trade association, or similar organization, including any requirement or obligation to grant or offer to any other Person any license or right to or otherwise impair the Company’s or any Company Subsidiary’s or Parent’s or its Affiliates’ control of any Company IP, in each case, to the extent that could materially affect the Company or any Company Subsidiaries’ rights with respect to any Company IP.

(i) The IT Systems material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted are adequate and suitable for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted. Since January 1, 2017, there has been no (i) failure, breakdown or other adverse event that caused a material disruption to or the unavailability of the IT Systems or (ii) Security Incident. The Company and the Company Subsidiaries have implemented and continue to maintain commercially reasonable actions to protect the confidentiality, availability, integrity, and security of the IT Systems (and all information, including Personal Data, and transactions stored or contained therein or transmitted thereby) owned or controlled by the Company against any Security Incident (including contractually requiring all processors and third parties who Process Personal Data on behalf of the Company and the Company Subsidiaries on the same). The Company, for both the Company and the Company Subsidiaries, has implemented and maintains commercially reasonable disaster recovery and business continuity procedures.

(j) The execution, delivery, and performance of this Agreement: (i) complies and will comply with Data Security Requirements; (ii) will not give rise to any right of termination or other right to impair or limit Parent’s or its Subsidiaries’ rights to own or Process any Personal Data provided under this Agreement; and (iii) will not otherwise prohibit the transfer of Personal Data in the possession or control of the Company or the Company Subsidiaries. The Processing of Personal Data by the Company and the Company Subsidiaries is and, since January 1, 2017, has been in compliance in all respects with all Data Security Requirements. The Company and the Company Subsidiaries have not been, and currently are not, the subject of any Legal Proceeding, or any claim, charge, complaint, demand or other notice, asserting non-compliance with or otherwise relating to any Data Security Requirement, misuse or mistreatment of Personal Data, or Security Incident.

(k) No source code of any Company Product has been disclosed, licensed, released, escrowed or made available to or for any Person and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver or otherwise grant any right thereto. No event has occurred, and no circumstance exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, delivered, escrowed or made available to or for, or any other grant of any right be made with respect thereto, any other Person by the Company.

(l) With respect to any Open Source Software incorporated, embedded, linked or distributed with any Company Product, including any component piece manufactured or produced by a third-party that is incorporated, embedded, linked or distributed with any Company Product that constitutes Open Source Software, the Company has been in compliance with all applicable licenses. Except as set forth in Part 2.9(l) of the Company Disclosure Schedule, no such Open Source Software, and no Software within any Company Product, is subject to any “copyleft” or non-permissive license or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) requires, or conditions the use or distribution of such Software on, (A) the disclosure, licensing, or distribution of the source code for such Software or portion thereof or (B) the granting to licensees of the right to make derivative works or other modifications to such Software or portion thereof; (ii) imposes any restriction on the consideration to be charged for the distribution thereof; (iii) creates, or purports to create, obligations for the Company or any Company Subsidiary with respect to any such Software or grants, or purports to grant, to any third party, any rights or immunities under any such Software, or imposes restrictions on future Patent or other licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means; or (iv) imposes any other limitation, restriction, or condition on the right of the Company or any Company Subsidiary with respect to its use or distribution.

(m) The Company and the Company Subsidiaries have sufficient licenses to use all Software used in the conduct of the business of the Company and the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect, the Company has sufficiently documented source code with respect to all Company Products commercialized since January 1, 2018 enabling a reasonably-skilled software developer to understand, modify, compile and otherwise utilize the documentation included therewith without reference to other sources of information, and is properly catalogued and in the possession and control of the Company or the Company Subsidiaries.

2.10 Title to Assets; Real Property.

(a) The Company or a Company Subsidiary owns, and has good and marketable title to, or in the case of assets purported to be leased by the Company or a Company Subsidiary, leases and has valid leasehold interest in, each of the material tangible assets owned or leased by the Company or a Company Subsidiary, free and clear of all Liens (other than Company Permitted Encumbrances).

(b) Part 2.10(b) of the Company Disclosure Schedule sets forth the address of each parcel of real property owned by the Company or a Company Subsidiary (such real property, together with all buildings, structures, improvements and fixtures located thereon, collectively, the “Company Owned Real Property”). The Company or a Company Subsidiary has good and marketable indefeasible fee simple title (or the equivalent in any applicable foreign jurisdiction) to each Company Owned Real Property, free and clear of all Liens (other than Company Permitted Encumbrances). Neither the Company nor any Company Subsidiary has (i) received written notice of any pending or threatened condemnation, expropriation or similar proceeding with respect to any Company Owned Real Property, and to the knowledge of the Company no such proceeding is threatened, (ii) leased to any Person the right to use or occupy any such Company Owned Real Property or (iii) otherwise granted to any Person the right to use or occupy any such Company Owned Real Property in a manner that would reasonably be expected to materially and adversely affect the operations of the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, none of the Company Owned Real Property is subject to or encumbered by any rights of first refusal, rights of first offer, purchase options or similar encumbrances with respect to such Company Owned Real Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect, either the Company or a Company Subsidiary has a good, valid and binding leasehold interest in each lease, sublease, license, easement agreement or other use or occupancy agreement (such leases, including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto, collectively, the “Company Lease Documents”) under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property (such real property, collectively, the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”), in each case free and clear of all Liens (other than Company Permitted Encumbrances). Except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect, (i) All Company Lease Documents are in full force and effect and are valid and enforceable in accordance with their respective terms, against the Company or a Company Subsidiary and, to the knowledge of the Company, each other party thereto and (ii) none of the Company or any Company Subsidiary is in existing default of any provision of any such lease. The Company has made available to Parent a true and correct copy of each material Company Lease Document.

(d) Neither the Company nor any of the Company Subsidiaries has received written notice of any, and to the knowledge of the Company there is no, material default under any restrictive covenants affecting the Company Owned Real Property.

2.11 Contracts. Part 2.11 of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following Contracts to which the Company or a Company Subsidiary is a party (each such Contract (x) required to be listed in Part 2.11 of the Company Disclosure Schedule or (y) that is required to be filed as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as an exhibit to the Most Recent Company 10-K under the Exchange Act prior to the date of this Agreement (other than any Company Plan), being referred to as a “Material Contract”):

(a) each Contract that restricts in any material respect the ability of the Company, any Company Subsidiary or any Affiliate of any of them to (i) engage or compete in any geographic area or line of business, market or field, or to develop, sell, supply, manufacture, market, distribute, or support any material product or service, (ii) transact with any Person or (iii) solicit any client or customer (or that would so restrict Parent, any Parent Subsidiary or any Affiliate of any of them following the Closing);

(b) each joint venture agreement, partnership agreement or similar agreement with a third party;

(c) each material acquisition or divestiture Contract that contains any material indemnification obligations or any material “earnout” or other material contingent payment obligations that are outstanding obligations of the Company or any Company Subsidiary as of the date of this Agreement;

(d) each Contract (other than any Organizational Document) between the Company or any Company Subsidiary, on the one hand, and any director, officer or Affiliate (other than a wholly owned Company

Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such director, officer, Affiliate or “associate” or “immediate family” member, but excluding any Company Plan;

(e) each Contract evidencing indebtedness for money borrowed by the Company or any Company Subsidiary from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any Company Subsidiary, in each case in excess of $500,000;

(f) each Contract expressly limiting or restricting the ability of the Company or any Company Subsidiary (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to pledge their capital stock or other equity interests, (iii) to issue any guaranty, (iv) to make loans to the Company or any Company Subsidiary, or (v) to grant Liens on the property of the Company or any Company Subsidiary;

(g) each Contract that obligates the Company or any Company Subsidiary to make any loans, advances or capital contributions to, or investments in, any Person in excess of $500,000 individually, except for prepayment of Taxes for repatriated employees of the Company or any Company Subsidiary;

(h) each Contract that grants any right of first refusal, first notice, first negotiation or right of first offer or similar right with respect to any material assets, rights or properties of the Company and the Company Subsidiaries, taken as a whole;

(i) each Contract or series of related Contracts (excluding (i) purchase orders given or received in the ordinary course of business consistent with past practice, (ii) any Contract for sales of Company Products of up to $2,000,000 and (iii) Contracts between the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries) under which the Company or any Company Subsidiary (A) paid in excess of $2,000,000 in fiscal year 2020, or is expected to pay in excess of $2,000,000 in fiscal year 2021 or (B) received in excess of $2,000,000 in fiscal year 2020, or is expected to receive in excess of $2,000,000 in fiscal year 2021;

(j) each material “single source” supply Contract pursuant to which goods or materials are required to be supplied to the Company or a Company Subsidiary from a sole source;

(k) each material Contract containing any “take or pay,” minimum commitments or similar provisions (other than bandwidth purchase Contracts with fixed term and pricing in the ordinary course of business consistent with past practice);

(l) each collective bargaining or other labor or works council agreement covering employees of the Company or a Company Subsidiary;

(m) each lease involving real property pursuant to which the Company or any Company Subsidiary is required to pay a monthly base rental in excess of $30,000;

(n) each lease or rental Contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any Company Subsidiary is required to make rental payments in excess of $30,000 per month (excluding leases or rental Contracts for vehicles or office equipment entered into in the ordinary course of business);

(o) each Contract relating to the acquisition, sale or disposition of any business unit or product line of the Company or any Company Subsidiary and with any outstanding obligations that are material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement;

(p) each Contract (i) between the Company or any Company Subsidiary and any Governmental Entity or (ii) between the Company or any Company Subsidiary, as a subcontractor and any prime contractor to any Governmental Entity (excluding, in each case, Contracts in the ordinary course of business consistent with past practice with (i) national oil companies or any prime contractors thereof or (ii) government-owned telecommunications providers);

(q) each material Contract with any “most favored nation” provision or that otherwise requires the Company or any Company Subsidiary (or, following the Closing, would require Parent or any Parent Subsidiary) to conduct business with any Person on a preferential or exclusive basis, or that includes a price protection or rebate provision in favor of the counterparty to such Contract;

(r) each settlement agreement, consent decree, commitment letter, or similar arrangement entered into with a Governmental Entity that imposes material ongoing obligations or restrictions on the Company or any Company Subsidiary;

(s) each settlement agreement (i) that requires the Company or any Company Subsidiary to pay more than $500,000 after the date of this Agreement or (ii) that imposes any material restrictions on the business of the Company or any Company Subsidiary;

(t) each Contract (excluding purchase, work or similar orders pursuant to master service or similar Contracts) with any Top Customer or Top Supplier of the Company and its Subsidiaries;

(u) each Contract relating to the creation of a Lien (other than Company Permitted Encumbrances) with respect to any Governmental Authorization or material asset of the Company or any Company Subsidiary; and

(v) (i) each employment Contract or consulting Contract that (A) is not terminable at will or for convenience by the Company on thirty (30) days’ or less notice and (B) obligates the Company or any Company Subsidiary to make payments or provide compensation in excess of $250,000 annually; and (ii) any Contract relating to any retention, change in control or transaction bonus or severance or other termination obligation to any current or former employee, individual, consultant, officer or director of the Company or any Company Subsidiary, in each case other than Company Equity Plans.

There are no existing breaches or defaults on the part of the Company or any Company Subsidiary under any Material Contract, and, to the knowledge of the Company, there are no existing breaches or defaults on the part of any other Person under any Material Contract, in each case except where, individually or in the aggregate, such breaches or defaults would not reasonably be expected to constitute or result in a Company Material Adverse Effect. No event has occurred or not occurred through the Company’s or any Company Subsidiary’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that, with notice or the lapse of time or both, would constitute a breach of or default under the terms of any Material Contract, in each case except where, individually or in the aggregate, such breaches or defaults would not reasonably be expected to constitute or result in a Company Material Adverse Effect. Each Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against the Company or the applicable Company Subsidiary that is a party to such Material Contract, and, to the knowledge of the Company, is enforceable against the other parties thereto, in each case subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and, in each case, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Company Material Adverse Effect. To the knowledge of the Company, none of the Company or any Company Subsidiary has any outstanding dispute with a Top Customer or Top Supplier, other than disputes arising in the ordinary course of business that are not material to the business of the Company and the Company Subsidiaries, taken as a whole. Prior to the date of this Agreement, the Company has made available to Parent correct and complete copies of each Material Contract in effect as of the date of this

Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Prior to the date of this Agreement, no Top Customer or Top Supplier to the Company or a Company Subsidiary has canceled, terminated or substantially curtailed its relationship with the Company or any Company Subsidiary, given written notice to the Company or any Company Subsidiary of any intention to cancel, terminate or substantially curtail its relationship with the Company or any Company Subsidiary, or, to the knowledge of the Company, threatened to do any of the foregoing.

2.12 Compliance with Legal Requirements.

(a) The Company and each Company Subsidiary is, and since January 1, 2018 has been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2018, neither the Company nor any Company Subsidiary has: (i) to the knowledge of the Company, received any written notice or verbal notice from any Governmental Entity regarding any violation by the Company or any Company Subsidiaries of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any violation by the Company or any Company Subsidiary of any Legal Requirement, in each case that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b) The Company and the Company Subsidiaries hold, and have at all times since January 1, 2018 held, all Governmental Authorizations necessary for the lawful operation of the businesses of the Company and the Company Subsidiaries, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) all Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened; and (ii) the Company and each Company Subsidiary is in compliance with the terms and requirements of all Company Permits. Part 2.12(b) of the Company Disclosure Schedule sets forth a correct and complete list of those licenses, permits, approvals, consents, and other authorizations issued by any Governmental Entity with jurisdiction over the provision of communications, telecommunications, information, or video services, or the use of radiofrequency spectrum that are material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (the “Material Communications Permits”).

(c) (i) The Company and each Company Subsidiary have at all times during the five (5) years prior to the date of this Agreement complied with applicable Sanctions Laws and Export Control Laws, and (ii) neither the Company nor any Company Subsidiary has been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other Legal Proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and neither the Company nor any Company Subsidiary has been notified of any such pending or threatened actions. Neither the Company, any Company Subsidiary, any director, officer, or employee, nor, to the knowledge of the Company, independent contractor, consultant, agent or other person acting on behalf of the Company or any Company Subsidiary, is a Prohibited Person or is subject to debarment or any list-based designations under the Export Control Laws. During the five (5) years prior to the date of this Agreement, the Company and the Company Subsidiaries have secured and maintained all necessary material permits, registrations, agreements or other authorizations, including amendments thereof pursuant to applicable Export Control Laws or Sanctions Laws required for (i) the export, import and re-export of its products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (the “Export Approvals”), and each of the Company and the Company Subsidiaries is and, during the five (5) years prior to the date of this Agreement, has been in compliance in all material respects with the terms of all Export

Approvals. To the knowledge of the Company, there are no pending or threatened claims against the Company or any Company Subsidiary with respect to such Export Approvals.

2.13 Legal Proceedings; Investigations; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or affecting any of their respective properties or assets that: (i) would adversely affect the Company’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b) There are no subpoenas, civil investigative demands or other written requests for information issued to the Company or any Company Subsidiary relating to potential or actual violations of any Legal Requirement that are pending or, to the knowledge of the Company, threatened, or any investigations or claims against or affecting the Company or any Company Subsidiary, or any of their respective properties, relating to potential or actual violations of any Legal Requirement that, individually or in the aggregate, would reasonably be material to the Company and the Company Subsidiaries, taken as a whole.

(c) There is no Order under which the Company or any Company Subsidiary is subject to ongoing obligations that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

2.14 Certain Business Practices. Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, during the five (5) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary nor to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, (a) violated or taken any action that would result in a violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or its predecessor laws, or any other Legal Requirements concerning bribery or corrupt payments applicable to the Company or any Company Subsidiary (collectively, the “Anti-Corruption Laws”) or (b): (i) used any funds of the Company or a Company Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity; (ii) made, offered, promised, or authorized any unlawful payment to foreign or domestic Government Officials; (iii) established or maintained any unlawful fund of monies or other assets of the Company or any Company Subsidiary; (iv) made any fraudulent entry on the books or records of the Company or any Company Subsidiary; (v) made any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, in any form or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. To the knowledge of the Company, neither the Company nor any Company Subsidiary is (x) under external or internal investigation by any Governmental Entity for any material actual or potential violation of any Anti-Corruption Laws or (y) has received any written or other notice from any Governmental Entity regarding any material actual or potential violation of, or failure to comply with, any Anti-Corruption Laws. During the five (5) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws. During the five (5) years prior to the date of this Agreement: (A) the Company and each Company Subsidiary has instituted and maintained an anti-corruption compliance program reasonably designed to ensure their respective compliance with applicable Anti-Corruption Laws; (B) the books, records, and accounts of the Company and the Company Subsidiaries have accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets; and (C) the Company and the Company Subsidiaries have devised and implemented a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed and access to assets is given only in accordance with management’s general or specific authorization.

2.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole:

(i) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them (the “Company Returns”) and all such Company Returns are true, correct and complete.

(ii) The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or any Company Subsidiary.

(iii) Each of the Company and the Company Subsidiaries has (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied with all applicable Legal Requirements relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(iv) Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction.

(v) Neither the Company nor any Company Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, or (ii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date.

(b) There are no: (i) examinations, investigations, audits, or other proceedings pending or threatened in writing with respect to any material Taxes of the Company or any Company Subsidiary or any material Company Returns; (ii) extensions or waivers of the limitation period applicable to any material Company Return or the period for the assessment of any material Taxes of the Company or the Company Subsidiaries; (iii) deficiencies for material Taxes that have been claimed, proposed or assessed by any Governmental Entity against the Company or any Company Subsidiary that have not been fully satisfied by payment; or (iv) Liens in respect of or on account of material Taxes (other than Company Permitted Encumbrances) upon any of the property or assets of the Company or any Company Subsidiary.

(c) Neither the Company nor any of the Company Subsidiaries (i) is or has been, within the last ten (10) years, a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which the Company or a Company Subsidiary is the common parent or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as a transferee or successor.

(d) Neither the Company nor any Company Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than: (i) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes; and (ii) any agreement or arrangement solely between or among the Company and/or the Company Subsidiaries.

(e) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes.

(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or would have its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).

(h) Neither the Company nor any Company Subsidiary has taken or agreed to take any action or believes or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying for the Intended Tax Treatment.

2.16 Employee Benefit Plans.

(a) Part 2.16(a) of the Company Disclosure Schedule (i) sets forth a list of all material Company Plans as of the date of this Agreement; and (ii) identifies each Company Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company or any Company Subsidiary (or any dependent thereof) who resides outside of the United States (each, a “Foreign Plan”).

(b) The Company has made available to Parent copies of, to the extent applicable: (i) the plan document for each material Company Plan; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto) with respect to each material Company Plan; (iii) the most recent summary plan description with respect to each material Company Plan; (iv) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code; (v) any trust or annuity agreements, insurance contracts, insurance policies or other funding Contracts related to any material Company Plan; (vi) the three most recent financial statements and actuarial or other valuation reports prepared with respect to each material Company Plan, if applicable; and (vii) all material correspondence from any Governmental Entity regarding any active or threatened Legal Proceeding regarding any Company Plan.

(c) No Company Plan is, and neither the Company nor any Commonly Controlled Entity contributes to, has at any time in the previous six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “defined benefit plan” (as defined in Section 414 of the Code), (iv) a multiple employer plan (within the meaning of Section 413(c) of the Code), (v) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), or (vi) voluntary employee benefit association under Section 501(a)(9) of the Code. No Company Plan is a defined benefit pension plan or scheme.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Company Plan is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Company Plan. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each Company Plan has been operated in compliance with its terms and with all applicable Legal Requirements.

(e) As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened in writing on behalf of or against any Company Plan, the assets of any trust under any Company Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(f) None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any of its respective directors, officers, employees or agents has, with respect to any Company Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Company Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Neither the Company nor any Company Subsidiary has any liability in respect of, or obligation to provide, post-retirement health, medical, disability or life insurance benefits for retired, former or current employees, consultants or directors of the Company (or the spouses, dependents or beneficiaries of any of the foregoing), whether under an Company Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Legal Requirement.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary to any payment or benefit under any Company Plan; (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary under any Company Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits under any Company Plan; in each case except as contemplated in Section 1.7 hereof.

(i) Except as set forth in Part 2.16(i) of the Company Disclosure Schedule, none of the transactions contemplated in this Agreement nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment at or following the Effective Time), will result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary.

(j) No Company Plan provides for any gross-up, make-whole or other similar payment or benefit in respect of any taxes under Section 4999 of the Code or Section 409A of the Code.

(k) Part 2.16(k) of the Company Disclosure Schedule sets forth each Company Plan that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, including which Company RSUs are Deferred RSUs, and each Contract, Company Plan or Contract, including any Company RSU, that constitutes “nonqualified deferred compensation” that would be aggregated with the Deferred RSUs under Treasury Regulation 1.409A-1(c)(2). Each Company Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(l) With respect to each Foreign Plan, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, such Foreign Plan has been maintained, funded and administered in compliance with applicable laws and the requirements of such Foreign Plan’s governing documents and any applicable collective bargaining or other works council agreements. Each material Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the applicable Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

2.17 Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, nor does the Company or any Company Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and, as of the date of this Agreement, there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company or any Company Subsidiary.

(b) As of the date of this Agreement (i) there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any similar activity or dispute, affecting the Company, any Company Subsidiary or any of their employees and (ii) there is not now pending, and, to the knowledge of the Company, no Person has currently threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement there is no claim or grievance pending or, to the knowledge of the Company, threatened, relating to any employment Contract, wages and hours, mass layoffs or reductions in force, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any current or former employee or independent contractor of the Company or any Company Subsidiary, including charges of unfair labor practices or harassment complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the knowledge of the Company, threatened by or on behalf of any current or former employees or independent contractors of the Company or Company Subsidiary.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are in compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, mass layoffs or reductions in force, plant closing notification, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have properly classified all of their service providers as either employees or independent contractors, and as exempt or non-exempt (where applicable) within the meaning of U.S. state and federal wage and hour Legal Requirements.

(e) Since January 1, 2020, neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Legal Requirement) affecting any site of employment or facility of the Company or any Company Subsidiary, in either case that resulted in a material liability to the Company or any Company Subsidiary.

2.18 Environmental Matters. The Company and the Company Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by the Company and each Company Subsidiary of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, in each case, except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. During the three-year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity that alleges that the Company or any Company Subsidiary is violating, or has or may have, violated any Environmental Law, or may have any liability or obligation arising under, retained or assumed by contract or by operation of law, except for such violations, liabilities and obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2018, there has been no release of any hazardous materials by the Company or any Company Subsidiary at or from any facilities owned or leased by the Company or any Company Subsidiary or, to the knowledge of the Company, at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by the Company or any Company Subsidiary and, in each case, for which the Company or any Company Subsidiary would reasonably be expected to be subject to any liability, except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. For purposes of this Section 2.18, “Environmental Law” shall mean any Legal Requirement relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including any such Legal Requirement regulating emissions, discharges or releases of pollutants, contaminants, wastes, toxic substances, exposure to or release of, or the management of any hazardous materials.

2.19 Insurance. Since January 1, 2018, neither the Company nor any Company Subsidiary has received any written communication notifying the Company or any Company Subsidiary of any: (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary; or (b) refusal of any coverage or rejection of any material claim under any insurance policy held by the Company or any Company Subsidiary. As of the date of this Agreement, there is no pending material claim by the Company or any Company Subsidiary against any insurance carrier under any insurance policy held by the Company or any Company Subsidiary. The Company and the Company Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate in all material respects. Except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect, all insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries are in full force and effect, all premiums and other payments due on such policies have been paid by the Company or a Company Subsidiary and all claims thereunder have been filed in due and timely fashion, and neither the Company nor any of Company Subsidiary is in breach or default under, has received any written notice of, or has taken any action that could permit cancellation, termination or modification of, any such insurance policies.

2.20 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.10, the Company Board has taken all action necessary to render Section 203 of the DGCL, all other potentially applicable state anti-takeover statutes and any similar provisions of the Company Organizational Documents inapplicable to the Merger.

2.21 Ownership of Parent Common Stock. During the three (3) years prior to the date of this Agreement, none of the Company or any Company Subsidiary has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the disposition or voting of the capital stock or other equity interest of Parent or any Parent Subsidiary.

2.22 Opinion of Financial Advisor. The Company Board has received the opinion of Stifel, Nicolaus & Company, Incorporated (the “Company Financial Advisor”), financial advisor to the Company, dated as of the date of this Agreement, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of the Company Common Stock (other than the Excluded Shares). The Company will make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for information purposes only.

2.23 Brokers. Except as set forth in Part 2.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

2.24 Related Party Transactions. Except as disclosed in the Company SEC Documents, neither the Company nor any Company Subsidiary is party to any transaction or arrangement that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act.

2.25 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Form S-4 (including the Proxy Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent for inclusion therein.

2.26 PPP Loan. The Company has complied with the terms of the PPP Loan and has used the proceeds therefrom in accordance with the terms of the PPP Loan and otherwise in compliance with all Legal Requirements and guidance issued in respect of the Paycheck Protection Program and the CARES Act. On December 1, 2020, the Company submitted an application for forgiveness of the PPP Loan to Bank of America, and such application, including all representations and certifications contained therein, was correct and complete and was otherwise completed in accordance with all applicable Legal Requirements and guidance issued in respect of the Paycheck Protection Program and the CARES Act.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that, except as set forth or incorporated by reference in the Parent SEC Documents filed and publicly available after January 1, 2019 but prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or, subject to Section 7.12, in the disclosure schedule delivered to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

3.1 Due Organization and Good Standing; Subsidiaries.

(a) Parent and Acquisition Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent and Acquisition Sub have the requisite corporate power and authority to own, lease and operate their respective assets and to carry on their respective businesses as it is being conducted as of the date of this Agreement, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Parent Material Adverse Effect. Parent and Acquisition Sub are duly qualified and have all necessary Governmental Authorizations to do business, and are in good standing, in each other jurisdiction where the nature of their business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to constitute or result in a Parent Material Adverse Effect.

(b) Except as identified in Exhibit 21.1 of Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (filed with the SEC on May 29, 2020), no Parent Subsidiary would qualify as a “significant subsidiary” pursuant to Rule 1-02(w) of Regulation S-X. Each Parent Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to constitute or result in a Parent Material Adverse Effect. All of the outstanding shares of capital stock of each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens, except for restrictions on transfer under applicable securities laws.

3.2 Organizational Documents. Prior to the date of this Agreement, Parent has made available to the Company copies of the Organizational Documents of Parent and Acquisition Sub, including all amendments thereto, as in effect on the date hereof. The Organizational Documents of Parent, Acquisition Sub and each Parent Subsidiary are in full force and effect and neither (a) Parent or Acquisition Sub nor (b) except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect, any Parent Subsidiary is in violation of any of the provisions of such Organizational Documents.

3.3 Capitalization.

(a) The authorized capital stock of Parent consists of: (i) 100,000,000 shares of Parent Common Stock, of which 68,147,704 shares were issued and outstanding as of December 18, 2020 (the “Parent Capitalization Date”); and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share, none of which were outstanding as of the Parent Capitalization Date. All of the outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock reserved for issuance pursuant to the Parent Equity Plan and the Parent ESPP will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable. All shares of Parent Common Stock to be issued in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable, and all of the Parent Options and Parent restricted stock unit awards to be issued pursuant to Section 1.7 of this Agreement in connection with the Merger will be duly authorized and validly issued, in each case when issued in accordance with the terms of this Agreement and subject to no preemptive or similar rights or other Liens, except for restrictions on transfer under applicable securities laws. All shares of Parent Common Stock to be issued upon the exercise of, or otherwise pursuant to the terms of, any Parent Option or restricted stock unit award with respect to shares of Parent Common Stock to be issued pursuant to Section 1.7 of this Agreement in respect of any Assumed Company Option or Assumed Company RSU Award, respectively, in connection with the Merger, will be, when issued in accordance with the terms of this Agreement (and the terms of such Parent Option or restricted stock unit award, as the case may be), duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights or other Liens, except for restrictions on transfer under applicable securities laws.

(b) Except as set forth in Parent’s Organizational Documents or the Parent Equity Agreements: (i) none of the outstanding shares of Parent Common Stock is, and none of the shares of Parent Common Stock to be issued pursuant to Section 1 of this Agreement (or in respect of any Parent Options or Parent restricted stock unit award to be issued pursuant to Section 1.7 of this Agreement) in connection with the Merger will be, entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of Parent Common Stock is, and none of the shares of Parent Common Stock to be issued pursuant to Section 1 of this Agreement (or in respect of any Parent Options or Parent restricted stock unit award to be issued pursuant to Section 1.7 of this Agreement) in connection with the Merger will be, subject to any right of first refusal in favor of Parent; (iii) there are no bonds, debentures, notes or other indebtedness of Parent issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote; and (iv) there is no Contract to which Parent is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in the Parent Equity Agreements, Parent is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(c) As of the Parent Capitalization Date: (i) 5,174,787 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options; (ii) 3,494,740 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent RSUs; (iii) 695,302 shares of Parent Common Stock were reserved for issuance pursuant to the Parent ESPP and (iv) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Prior to the date of this Agreement, Parent has made available to the Company correct and complete copies of: (A) the Parent Equity Plan and the Parent ESPP; and (B) the forms of all stock option agreements evidencing Parent Options outstanding as of the date of this Agreement and the forms of all restricted stock unit agreements evidencing Parent RSUs outstanding as of the date of this Agreement.

(d) Except as set forth in Section 3.3(c), as of the Parent Capitalization Date, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other equity interests, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other equity interest of Parent; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity interest or any other securities.

(e) From the Parent Capitalization Date through the date of this Agreement, neither Parent nor any of its Subsidiaries has issued any shares of Parent Common Stock or other equity interests of Parent or any Parent Subsidiary, other than pursuant to Parent Options, Parent RSUs or the Parent ESPP, in each case, that were outstanding as of the Parent Capitalization Date.

3.4 Authority; Binding Nature of Agreement.

(a) Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Merger. On or prior to the date hereof, the Parent Board has unanimously: (i) duly and validly authorized and approved the execution, the delivery and the performance of this Agreement and the consummation of the Merger, by Parent; (ii) determined that the Merger is fair to and in the best interests of Parent and its stockholders; (iii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger; and (iv) subject to the terms and conditions hereof, approved the issuance of shares of Parent Common Stock in the Merger as contemplated by this Agreement (the “Parent Share Issuance”) and the issuance of the Parent Options and Parent restricted stock unit awards in connection with the Merger pursuant to Section 1.7 of this Agreement. Assuming the accuracy of the Company’s representations and warranties set forth in Section 2.21, the execution and delivery of this Agreement by Parent and the consummation by Parent of the Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, in each case other than the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub (which shall occur immediately following the execution of this Agreement) and the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company and the accuracy of the Company’s representations and warranties set forth in Section 2.21, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Acquisition Sub is a newly formed, wholly owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Acquisition Sub has: (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Acquisition Sub and its stockholder; (ii) declared that this Agreement is advisable and recommended that its sole stockholder adopt this Agreement; and (iii) duly and validly authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger: (A) the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub (which shall occur immediately following the execution of this Agreement); and (B) the filing of the Certificate of Merger as required by the DGCL. Parent, as the sole stockholder of Acquisition Sub, will duly adopt this Agreement by written consent in lieu of a meeting of stockholders of Acquisition Sub immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Parent and, assuming the accuracy of the Company’s representations and warranties set forth in Section 2.21, the consummation by Parent of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or any Parent Subsidiary; (ii) assuming the consents and filings referred to in Section 2.6(b) and Section 3.5(b) are made and obtained, conflict with or violate in any applicable Legal Requirements; or (iii) subject to Section 4.5, result in any loss, limitation or impairment of any right of Parent or any Parent Subsidiary to own or use any assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than Parent Permitted Encumbrances) upon any of the properties, rights or assets of Parent or any Parent Subsidiary, except, in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect.

(b) Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, applicable state securities takeover and “blue sky” laws or the rules and regulations of Nasdaq, and except as set forth in Part 2.6(b) of the Company Disclosure Schedule, neither Parent nor Acquisition Sub, nor any Parent Subsidiary, is required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit, clearance, waiver or approval from, any Governmental Entity for the execution and delivery of this Agreement by Parent, the performance by Parent of its covenants and obligations hereunder or the consummation by Parent of the Merger, in each case, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Parent Material Adverse Effect.

3.6 Reports; Financial Statements; Internal Controls.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by Parent with the SEC under the Exchange Act or Securities Act since April 1, 2018 (the “Parent SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, with respect to clause (i) below, if amended or superseded, then on the date of such amended or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of Nasdaq, each as in effect on the date such Parent SEC Document was filed; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since April 1, 2018, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither Parent nor, to the knowledge of Parent, any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of Parent and Parent’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of Parent and Parent’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments; and (iv) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than Parent and Parent’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, PricewaterhouseCoopers LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent.

(c) Parent maintains, and at all times since April 1, 2018 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and the Parent Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries that could have a material effect on the financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2020, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued an attestation report concluding that Parent maintained effective internal control over financial reporting as of March 31, 2020. Management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

(d) Since April 1, 2018, (i) none of Parent or any Parent Subsidiary nor, to the knowledge of Parent, any director or officer of Parent or any Parent Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or any material complaint, allegation, assertion or claim from employees of Parent or any Parent Subsidiary regarding questionable accounting or auditing matters with respect to Parent or any Parent Subsidiary, and (ii) to the knowledge of Parent, no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent, any Parent Subsidiary or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(e) Parent maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date hereof, Parent is in compliance in all material respects with all current listing requirements of Nasdaq.

(f) Neither Parent nor any Parent Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation.

(h) Neither Parent nor any Parent Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a condensed consolidated balance sheet of Parent and its consolidated Parent Subsidiaries, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Parent Balance Sheet; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Parent Balance Sheet; (iii) liabilities that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

3.7 Absence of Certain Changes.

(a) Since the date of the Most Recent Parent Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b) From the date of the Most Recent Parent Balance Sheet to the date of this Agreement, the businesses of Parent and the Parent Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice (other than in connection with the COVID-19 Measures), and neither Parent nor any Parent Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require the Company’s consent pursuant to Sections 4.1(b).

3.8 Legal Proceedings; Investigations; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of Parent, threatened) against Parent, Acquisition Sub or any Parent Subsidiary or affecting any of their respective properties or assets that: (i) would adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) individually or in the aggregate, has been or would reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

(b) There are no subpoenas, civil investigative demands or other written requests for information issued to Parent or any Parent Subsidiary relating to potential or actual violations of any Legal Requirement that are pending or, to the knowledge of Parent, threatened, or any investigations or claims against or affecting Parent or any Parent Subsidiary, or any of their respective properties, relating to potential or actual violations of any Legal Requirement that, individually or in the aggregate, has been or would reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

(c) There is no Order under which Parent, Acquisition Sub or any Parent Subsidiary is subject to ongoing obligations that, individually or in the aggregate, has been or would reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

3.9 Takeover Statutes. Assuming the accuracy of the Company’s representation in Section 2.21, the Parent Board has taken all action necessary to render Section 203 of the DGCL, all other potentially applicable state anti-takeover statutes and any similar provisions of the Parent’s Organizational Documents inapplicable to the Merger and the Parent Share Issuance.

3.10 Ownership of Company Common Stock. During the three (3) years prior to the date of this Agreement, none of Parent, Acquisition Sub or any other Parent Subsidiary has “owned” (as such term is defined in Section 203(c) of the DGCL) any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

3.11 Brokers. Except as set forth in Part 3.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

3.12 Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 (including the Proxy Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion therein.

3.13 Acquisition Sub. Parent is the sole stockholder of Acquisition Sub. Since its date of incorporation, Acquisition Sub has not carried on any business or conducted any operation other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

3.14 Tax Matters. Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or believes or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying for the Intended Tax Treatment.

SECTION 4. COVENANTS

4.1 Interim Operations.

(a) The Company agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent Parent shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(a) of the Company Disclosure Schedule, (3) as may be required by applicable Legal Requirements, (4) in connection with any COVID-19 Measures or (5) as expressly required by this Agreement, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course consistent in all material respects with past practice and to maintain and preserve intact its business organization and maintain satisfactory relationships with customers, suppliers and distributors and other Persons with whom the Company or any Company Subsidiary has material business relations. Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent Parent shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(a) of the Company Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly permitted or required by this Agreement, the Company shall not (and shall not permit any Company Subsidiary to), in each case by merger, consolidation, division, operation of law, or otherwise:

(i) amend the Company’s Organizational Documents or the Organizational Documents of any Company Subsidiary;

(ii) split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of the Company’s capital stock or other equity interests of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock or the capital stock or other equity interest of any Company Subsidiary, other than dividends or distributions only to the extent paid by any wholly owned Company Subsidiary to the Company or another wholly owned Subsidiary of the Company;

(iv) acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (A) any other Person, (B) any equity interest in any other Person, (C) any business, or (D) any assets, except (1) acquisitions by the Company from any wholly owned Subsidiary or among any wholly owned Subsidiaries of the Company, (2) the purchase of equipment, services, supplies and inventory in the ordinary course of business consistent with past practice, or (3) inbound licenses of Intellectual Property in the ordinary course of business consistent with past practice;

(v) except in connection with any transaction between the Company and any wholly owned Subsidiary of the Company or among any wholly owned Subsidiaries of the Company, issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, other than shares of Company Common Stock issuable upon exercise of Company Options or the vesting of Company RSUs, in each case, to the extent such Company Options or Company RSUs are outstanding as of the date of this Agreement and such exercise or settlement is in accordance with the terms thereof;

(vi) except as expressly contemplated by this Agreement, take any action to accelerate the vesting of any Assumed Company Option or any Assumed Company RSU Award (other than to implement any existing agreements or arrangement for such acceleration in effect as of the date of this Agreement and set forth on the Company Disclosure Schedule);

(vii) except in connection with any transaction between the Company and any wholly owned Subsidiary of the Company or among any wholly owned Subsidiaries of the Company, sell, assign, transfer, lease or license to any third party, or encumber, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), any Company IP, Material Communications Permit, or right conferred thereby, or material assets of the Company (including any Company Owned Real Property), other than: (A) sales of inventory, goods or services in the ordinary course of business consistent with past practice or of obsolete equipment or assets in the ordinary course of business consistent with past practice; (B) pursuant to written Contracts or commitments existing as of the date of this Agreement and set forth in Part 4.1(a)(vii) of the Company Disclosure Schedule; (C) non-exclusive licenses granted to customers or other third parties in the ordinary course of business consistent with past practice or (D) dispositions of assets which do not constitute Company IP, and with respect to which the fair market value of all such assets does not exceed $500,000 in the aggregate;

(viii) directly or indirectly repurchase, redeem or otherwise acquire any shares of the Company’s or any Company Subsidiary’s capital stock or equity interests, or any other securities or obligations convertible

(currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Company’s or any Company Subsidiary’s capital stock or equity interests, except: (A) shares of Company Common Stock repurchased from employees or consultants or former employees or consultants of the Company pursuant to the exercise of repurchase rights existing prior to the date of this Agreement; or (B) shares of Company Common Stock accepted as payment for the exercise price of options to purchase Company Common Stock pursuant to the Company Equity Plans or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Options and Company RSUs, as applicable, in accordance with the terms of the applicable award;

(ix) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or advances or capital contributions to any other Person, except for: (1) repayment of indebtedness and reborrowings of such repaid amounts under the Existing Company Credit Facility in accordance with the terms thereof; (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments at any time, not to exceed $2,000,000 in the ordinary course of business consistent with past practice; (3) advancement obligations under the Organizational Documents of the Company or the Company Subsidiaries or indemnification agreements with the Company or the Company Subsidiaries and (4) any indebtedness among the Company and its wholly owned Subsidiaries or among any wholly owned Subsidiaries of the Company (and guarantees by the Company or its Subsidiaries in respect thereof);

(x) (A) adopt, terminate or amend any Company Plan, (B) increase, or accelerate the vesting or payment of, the compensation or benefits of any director, independent contractor or current or former employee of the Company or any Company Subsidiary, (C) grant any rights to severance, retention, change in control or termination pay to any current or former director, independent contractor or current or former employee of the Company or any Company Subsidiary, (D) hire or promote any employee above the level of Vice President or whose annual base compensation exceeds $250,000, or (E) terminate the employment of any employee of the Company or any Company Subsidiary above the level of Vice President (other than for cause); except, in each case, for: (1) amendments to Company Plans determined by the Company in good faith to be required to comply with applicable Legal Requirements; (2) as permitted by the terms of the Company Plans in effect on the date of this Agreement or as otherwise expressly contemplated by this Agreement; (3) hiring or promotion of employees below the level of Vice President and whose annual base compensation does not or will not (after giving effect to any such promotion) exceed $250,000; and (4) the grant of annual equity awards and payment of cash incentive compensation as contemplated by Part 4.1(a)(x) of the Company Disclosure Schedule;

(xi) except for renewals or extensions of any existing Material Contract entered into in the ordinary course of business consistent with past practice, (i)(A) materially amend or terminate (except for terminations pursuant to the expiration of the existing term of any Material Contract) any Material Contract or (B) waive, release or assign any material rights under any Material Contracts, or (ii) enter into any Contract or agreement that, if in effect on the date of this Agreement, would constitute a Material Contract (other than Contracts entered into with Top Customers or Top Suppliers in the ordinary course of business consistent with past practice);

(xii) change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

(xiii) change or revoke any material Tax election, change or adopt any Tax accounting period or material method of Tax accounting, amend any material Company Return if such amendment would reasonably be expected to result in a material Tax liability, file any material Tax Return prepared in a manner materially inconsistent with past practice, settle or compromise any material liability for Taxes or any Tax audit, claim, or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. Legal Requirement) if such agreement would reasonably be expected to result in a material Tax liability or have a material impact on Taxes, request any Tax ruling from any Governmental Entity, surrender any right to claim a material refund of Taxes, or, other than in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xiv) sell, transfer, assign, license, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), or mortgage, encumber or exchange any material Intellectual Property owned, or purported to be owned, by the Company or any Subsidiary of the Company, including, for the avoidance of doubt, any sale, transfer, assignment, license, or other disposition of, or mortgage, encumbrance or exchange of any such material Intellectual Property to or with any Affiliate of the Company (other than non-exclusive licenses granted in the ordinary course of business), or modify, amend, cancel, terminate, waive, release or assign any Company IP License or any rights, claims, obligations or benefits thereunder or enter into any Contract that would have been a Company IP License had it been entered into prior to the Effective Time, in each case, with respect to any nonmaterial Company IP License, except in the ordinary course of business;

(xv) make aggregate capital expenditures in excess of one hundred ten percent (110%) of the amounts contemplated by the annual capital expenditure budget set forth in Part 4.1(a)(xv) of the Company Disclosure Schedule;

(xvi) except as expressly required by applicable Legal Requirements or the Company’s Organizational Documents, convene (A) any special meeting of the Company’s stockholders other than the Company Stockholder Meeting or (B) any other meeting of the Company’s stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby; provided, that nothing in this clause (xvi) shall prevent the Company from holding its annual meeting of stockholders for the election of directors and such other matters that shall be required to be brought before any such meeting under any applicable law, rule or regulation or that shall be brought before any such meeting by a stockholder of the Company who complies with the requirements of Section 1.3 of the bylaws of the Company;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of any capital stock or other equity interests of the Company (including any voting trust), other than with respect to awards under the Company Equity Plans otherwise permitted under this Agreement or in connection with the granting of revocable proxies in connection with any meeting of the Company’s stockholders;

(xviii) adopt a plan of (A) complete or partial liquidation of the Company or any Subsidiary of the Company or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization;

(xix) commence, settle or compromise any litigation, claim, suit, action or proceeding, except for settlements or compromises that (A) involve solely monetary remedies with a value not in excess of $500,000 in the aggregate to be paid by the Company and its Subsidiaries, (B) do not impose any restriction on the Company’s business or the business of the Company Subsidiaries, (C) do not relate to any litigation, claim, suit, action or proceeding by the Company’s stockholders in connection with this Agreement or the Merger and (D) do not include an admission of liability or fault on the part of the Company or any Company Subsidiary;

(xx) materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;

(xxi) amend or terminate any Company Permits in a manner that adversely impacts the Company’s ability to conduct its business in any material respect;

(xxii) (A) fail to pay any issuance, renewal, maintenance and other payments that become due with respect to any material Company Registered IP or otherwise abandon, cancel, or permit to lapse any material Company Registered IP, other than in its reasonable business judgment or in the ordinary course of business consistent with past practice, or (B) authorize the disclosure to any third party of any material Trade Secret included in the Company IP in a way that results in loss of trade secret protection, other than in the ordinary course of business consistent with past practice; or

(xxiii) authorize, approve or enter into any agreement or make any commitment to take any of the actions described in clauses “(i)” through “(xxii)” of this sentence.

(b) Parent agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent the Company shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(b) the Parent Disclosure Schedule, (3) as may be required by applicable Legal Requirements, (4) in connection with any COVID-19 Measures or (5) as expressly required by this Agreement, Parent shall, and shall cause the Parent Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course consistent in all material respects with past practice and to maintain and preserve intact its business organization. Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent the Company shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(b) of the Parent Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly permitted or required by this Agreement, Parent and Acquisition Sub shall not (and shall not permit any Parent Subsidiary to), in each case by merger, consolidation, division, operation of law, or otherwise:

(i) amend Parent’s or Acquisition Sub’s Organizational Documents or amend the Organizational Documents of any Parent Subsidiary in any manner that would be adverse to the holders of Company Common Stock (after giving effect to the Merger) relative to other holders of Parent Common Stock;

(ii) split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of the Parent’s capital stock or other equity interests of Parent;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of Parent’s capital stock;

(iv) directly or indirectly repurchase, redeem or otherwise acquire any shares of Parent Common Stock, except: (A) shares of Parent Common Stock repurchased from employees or consultants or former employees or consultants of Parent pursuant to the exercise of repurchase rights existing prior to the date of this Agreement; or (B) shares of Parent Common Stock accepted as payment for the exercise price of Parent Options or for withholding Taxes incurred in connection with the exercise, vesting or settlement of equity awards, as applicable, in accordance with the terms of the applicable award;

(v) adopt a plan of complete or partial liquidation or dissolution;

(vi) undertake a merger, acquisition, consolidation, restructuring, recapitalization or other reorganization that would (A) materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement or (B) provide for or otherwise result in disparate treatment of holders of Company Common Stock (after giving effect to the Merger) vis-a-vis the other holders of Parent Common Stock; or

(vii) authorize, approve or enter into any agreement or make any commitment to take any of the actions described in clauses “(i)” through “(vi)” of this sentence.

4.2 Company No Solicitation.

(a) The Company will not, and the Company will cause each of its Subsidiaries and its and their respective directors, officers and U.S. employees, and will use its reasonable best efforts to cause its other Representatives, not to, except as expressly permitted by this Section 4.2 or Section 4.4, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii) furnish any information regarding the Company or any Subsidiary of the Company (other than to Parent and its Subsidiaries) in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal;

(iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal;

(iv) approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing.

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Required Company Stockholder Vote, the Company and its Representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any Person (or its Representatives) that has made a bona fide written Company Acquisition Proposal after the date hereof that did not result from any material breach of this Section 4.2(a) or Section 4.2(c) by the Company, any of its Subsidiaries or any of its or their respective Representatives if: (A) prior to taking any such action, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal; and (B) prior to providing any information regarding the Company or any Subsidiary of the Company to such third party in response to such Company Acquisition Proposal, the Company receives from such third party (or there is then in effect with such party) an executed confidentiality agreement that contains nondisclosure provisions that are at least as restrictive of such third party as the Non-Disclosure Agreement and that does not prohibit compliance by the Company with this Section 4.2. Prior to or concurrently with providing any non-public information to such third party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent). The Company shall promptly (and in any event within one (1) Business Day) inform Parent if the Company furnishes non-public information and/or enters into discussions or negotiations as provided for in this Section 4.2(a) and will keep Parent reasonably informed, on a current basis (and, in any event, within one (1) Business Day), of the status and terms of any Company Acquisition Proposal (including any material changes to the terms thereof) and the status of any discussions and negotiations with respect thereto.

(b) If the Company receives a Company Acquisition Proposal or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than one (1) Business Day after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), together with copies of any proposed transaction agreements, and the Company shall thereafter keep Parent reasonably informed, on a current basis (and, in any event, within one (1) Business Day), of the status of such Company Acquisition Proposal or request, including informing Parent of any material change to the terms of such Company Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.

(c) Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective directors, officers and U.S. employees, and shall use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made prior to the date hereof and any access any such Persons may have to any physical or electronic data room relating to any potential Company Acquisition Proposal. Except to the extent that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel that failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable law, the Company shall not, and shall cause its controlled Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company or any of its controlled Affiliates is a party.

(d) Any violation of the restrictions contained in this Section 4.2 by any of the Company’s Subsidiaries or any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.2 by the Company.

(e) Notwithstanding anything to the contrary contained in this Section 4.2, prior to the receipt of the Required Company Stockholder Vote, the Company shall be permitted, through its Representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to engage in any negotiations with or provide any non-public information to) any Person that has made a Company Acquisition Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board to make an informed determination under Section 4.2(a).

4.3 Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus, in preliminary form, and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus, in preliminary form, will be included as a prospectus. Each of the parties shall: (i) use reasonable best efforts to cause the Form S-4 Registration Statement and the Proxy Statement/ Prospectus to comply in all material respects with all applicable rules, regulations and requirements of the Exchange Act or Securities Act; (ii) promptly notify the other upon receipt of, and cooperate with each other and use reasonable best efforts to respond to, any comments or requests of the SEC or its staff, including for any amendment or supplement to the Form S-4 Registration Statement or Proxy Statement/Prospectus; (iii) promptly provide the other party with copies of all written correspondence and a summary of all oral communications between it or its Representatives, on the one hand, and the SEC or its staff, on the other hand, relating to the Form S-4 Registration Statement or the Proxy Statement/Prospectus; (iv) use reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (v) use reasonable best efforts to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger; and (vi) cooperate with, and provide the other party with a reasonable opportunity to review and comment in advance on the Form S-4 Registration Statement and the Proxy Statement/Prospectus (including any amendments or supplements to the Form S-4 Registration Statement or the Proxy Statement/Prospectus) and any substantive correspondence (including all responses to SEC comments), prior to filing with the SEC or mailing, and shall provide to the other a copy of all such filings or communications made with the SEC, except to the extent such disclosure or communication relates to a Company Acquisition Proposal. The Company will, prior to filing the preliminary Proxy Statement/Prospectus, use its reasonable best efforts to obtain all necessary consents of the Company Financial Advisor to permit the Company to include in the Proxy Statement/Prospectus the opinion of the Company Financial Advisor that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of the Company Common Stock (other than the Excluded Shares).

(b) Parent shall advise the Company, promptly after receipt of notice thereof, of the time when the Form S-4 Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order relating thereto, or the suspension of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC or its staff for any amendment of or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information, and Parent shall use its reasonable best efforts to as promptly as practicable have any stop order relating to the Form S-4 Registration Statement or any such suspension of the shares of Parent Common Stock lifted, reversed or otherwise terminated. The Company shall cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the parties shall promptly furnish the other parties all information concerning such party, its Subsidiaries, directors, officers and (to the extent reasonably available to such party) stockholders that may be required by applicable Legal Requirements or reasonably requested by the other party or its Representatives in connection with any action contemplated by this Section 4.3. If, at any time prior to obtaining the Required Company Stockholder Vote, any party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus in order to make any statement therein, in the light of the circumstances under which it is made, not false or misleading with respect to a material fact, or in order to avoid the omission of a material fact necessary to make the statements in the Form S-4 Registration Statement or the Proxy Statement/Prospectus not misleading, then such party: (A) shall promptly inform the other party thereof; (B) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus prior to it being filed with the SEC; (C) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (D) if mailing is required by law or otherwise appropriate, shall cooperate in mailing such amendment or supplement to the stockholders of the Company.

(c) Prior to the Effective Time, Parent shall use its reasonable best efforts to take all other actions required to be taken under the Securities Act and the rules and regulations of the SEC promulgated thereunder, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the issuance of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting of converted Company RSUs; provided, however, that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

4.4 Meeting of the Company’s Stockholders; Company Change in Recommendation.

(a) The Company: (i) shall take all action necessary under all applicable Legal Requirements and the Company’s Organizational Documents to, as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective (and in any event within 60 days thereafter), duly call, give notice of and hold a meeting of the holders of shares of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholder Meeting”); and (ii) shall submit such proposal to, and, except in the case where the Company Board has made a Company Change in Recommendation in compliance with Section 4.4(c) or Section 4.4(d), use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholder Meeting, and the Company shall not submit any other proposal to its stockholders in connection with the Company Stockholder Meeting without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for determining the Persons entitled to notice of, and to vote at, the Company Stockholder Meeting. The Company shall ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, (A) the Company shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent, other than: (1) to the extent reasonably necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the Company Board has determined in good faith after consultation with outside counsel is required by applicable Legal Requirements is disclosed to the Company’s stockholders and for such supplement or amendment to be promptly disseminated to the Company’s stockholders within a reasonable amount of time (as determined by the Company Board in good faith after consultation with outside counsel) prior to the Company Stockholder Meeting; (2) if required by applicable Legal Requirement or a request from the SEC or its Staff; or (3) if as of the time for which the Company Stockholder Meeting is scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholder Meeting; and (B) the Company may, and if Parent so requests, shall, postpone or adjourn the Company Stockholder Meeting in order to solicit additional proxies in favor of the adoption of this Agreement if, on the date for which the Company Stockholder Meeting is scheduled, there would be insufficient votes to obtain the Required Company Stockholder Vote, whether or not a quorum is present, in which case, except in the case where the Company Board has made a Company Change in Recommendation in compliance with Section 4.4(c) or Section 4.4(d), the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable; provided that without the prior written consent of Parent (not to be unreasonably withheld, in the cases of clauses (A)(1) and (A)(2)), (x) no single such adjournment or postponement pursuant to clauses (A) or (B) shall be for more than five (5) Business Days, except as may be required by applicable Legal Requirements and (y) all such adjournments and postponements together shall not cause the date of the Company Stockholder Meeting to be more than twenty (20) Business Days after the date for which the Company Stockholder Meeting was originally scheduled or, in the case of the foregoing clauses (A)(3) and (B), less than five (5) Business Days prior to the End Date. The Company shall, during the ten (10) Business Days prior to the date of the Company Stockholder Meeting, keep Parent reasonably informed as to the aggregate number of shares of Company Common Stock entitled to vote at the Company Stockholder Meeting for which proxies have been received by the Company with respect to the Required Company Stockholder Vote and the number of such proxies authorizing the holder thereof to vote in favor of the Required Company Stockholder Vote.

(b) Subject to Section 4.4(c) or Section 4.4(d), the Proxy Statement/Prospectus shall include the Company Board Recommendation. Neither the Company Board nor any committee thereof shall, except as otherwise expressly permitted by this Agreement, including by Section 4.4(c) and Section 4.4(d): (i) withhold, withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify), in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation, or fail to include the Company Board Recommendation in the Proxy Statement/Prospectus; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Parent and its Affiliates (and in no event later than one (1) Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a)), a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Parent, fail to issue, within ten (10) Business Days after a Company Acquisition Proposal is publicly announced (and in no event later than one (1) Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a)), a press release reaffirming the Company Board Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”); (v) cause or permit the Company to enter into any Contract, letter of intent, memorandum of understanding, agreement in principle or other arrangement or understanding (other than a confidentiality agreement entered into in compliance with Section 4.2(a)) contemplating or relating to a Company Acquisition Transaction; (vi) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any Company Acquisition Proposal or counterparty thereto; or (vii) publicly propose to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Stockholder Vote, the Company Board may make a Company Change in Recommendation related to a Company Acquisition Proposal if (x) the Company receives from a third party a bona fide written Company Acquisition Proposal after the date of this Agreement that has not been withdrawn and did not result from a material breach of Section 4.2(a) or (c) and (y) prior to making such Company Change in Recommendation:

(i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable law;

(ii) the Company delivers to Parent a written notice (the “Company Superior Proposal Notice”) no less than four (4) Business Days in advance stating that the Company Board intends to make a Company Change in Recommendation, which notice shall include the identity of the Person making such Company Acquisition Proposal and a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, the material terms and conditions thereof);

(iii) (A) during the four (4) Business Day period commencing on the date of Parent’s receipt of such Company Superior Proposal Notice (subject to any applicable extensions), if requested by Parent, the Company engages in good faith negotiations with Parent regarding a possible amendment of this Agreement so that the Company Acquisition Proposal that is the subject of the Company Superior Proposal Notice ceases to be a Company Superior Proposal; and (B) after the expiration of the negotiation period described in clause (A) above, the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement that Parent and Acquisition Sub have committed in writing to make as a result of the negotiations contemplated by clause (A) above, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal; provided that if there is any material development with respect to such Company Acquisition Proposal, the Company shall, in each case, be required to deliver to Parent an additional notice consistent with that described in clause (ii) above and a new negotiation period under clause “(A)” above shall commence (except that the original four (4) Business Day notice period referred to in clause “(A)” above shall instead be equal to the longer of (1) three (3) Business Days and (2) the period remaining under the original four (4) Business Day noticed period of clause “(A)” above, during which time the Company shall be required to comply with the requirements of Section 4.4(c)(iii) anew with respect to such additional notice (but substituting the time periods therein with the foregoing three (3) Business Day period); and

(iv) in the case of the Company terminating this Agreement to enter into a definitive agreement with respect to a Company Superior Proposal, the Company shall have paid, or caused the payment of, the Termination Fee in accordance with Section 6.3(a).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Stockholder Vote, the Company Board may make a Company Change in Recommendation that is not related to a Company Acquisition Proposal if any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, arises following the date of this Agreement (i) that (x) was neither known to nor reasonably foreseeable by the Company Board as of the date of this Agreement, and (y) is material to the Company and its Subsidiaries, taken as a whole, and (ii) that is not related to (A) a Company Acquisition Proposal or a Company Superior Proposal or any inquiry or communications relating thereto, or (B) in each case in and of itself, any changes in the market price or trading volume of Company Common Stock or the fact that the Company meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing may be taken into account unless excluded pursuant to clause (A)) (any such state of fact, event, change, effect, circumstance, occurrence, development, condition, circumstance, or combination thereof, being referred to as a “Company Intervening Event”); and, prior to making such Company Change in Recommendation, (1) the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation would be reasonably expected to be inconsistent with the Company Board’s fiduciary duties to its stockholders under applicable law; (2) less than four (4) Business Days prior to the making of such Company Change in Recommendation, Parent receives a written notice from the Company confirming that the Company Board intends to effect such Company Change in Recommendation, specifying the reasons therefor in reasonable detail; (3) during such four (4) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect a Company Change in Recommendation; and (4) following the end of such four (4) Business Day period, the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor and after taking into account any amendments to this Agreement that Parent and Acquisition Sub have committed in writing to make as a result of the negotiations contemplated by clause (3) above, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation would be reasonably expected to be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable law, even if such changes committed to in writing were to be given effect.

(e) Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier terminated in accordance with Section 6.1 (including by the Company in order to enter into a definitive agreement with respect to a Company Superior Proposal), this Agreement shall be submitted to the holders of shares of Company Common Stock at the Company Stockholder Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(f) Nothing contained in this Agreement shall prohibit the Company, the Company Board or their Representatives from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or making any disclosure that is required by applicable Legal Requirements or (ii) directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 4.4; provided, however, that in the case of either clause (i) or clause (ii), no such communication or statement that would constitute a Company Change in Recommendation shall be permitted, made or taken except in accordance with Section 4.4(c) or Section 4.4(d).

4.5 Filings; Other Action.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the End Date) and to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary and advisable filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Communications Laws or Antitrust Laws) (collectively, “Filings”) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement; (ii) obtain as promptly as reasonably practicable (and in any event no later than the End Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party (collectively, “Approvals”) that are or may become necessary, proper or advisable to consummate the transactions contemplated by this Agreement; and (iii) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Legal Requirements issued by a Governmental Entity that are designed or intended to (x) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or (y) restrict or regulate foreign investment.

(b) Each party shall use their respective reasonable best efforts to file, as promptly as reasonably practicable and advisable after the date of this Agreement, all Filings required to be filed by such party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit as promptly as reasonably practicable any additional information reasonably requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of Parent and the Company shall, in consultation and cooperation with the other: (i) as promptly as reasonably practicable and advisable after the date of this Agreement, but in no event later than as required by applicable Legal Requirements, prepare and file the applications or petitions as may be necessary or advisable to obtain each consent, approval, or authorization required to be obtained under any Communications Law and any other consents set forth in Part 2.6(b) of the Company Disclosure Schedule; (ii) within ten (10) Business Days after the date of this Agreement (or such other date as may be mutually agreed to by Parent and the Company), prepare and file the notifications required under the HSR Act; and (iii) as promptly as reasonably practicable and advisable after the date of this Agreement, but in no event later than as required by applicable Legal Requirements, prepare and file, or pre-file with regard to any Governmental Entity that requires such pre-filing prior to any formal filing of, all other Filings required or advisable with respect to any other Antitrust Laws. Parent and the Company shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any reasonable inquiries or requests for additional information or documentary material received from: (i) any Governmental Entity in connection with communications or related matters; and (ii) any Governmental Entity in connection with Antitrust Laws.

(c) Parent and the Company each shall promptly supply the other with any information that may be required in order to effectuate any Filings pursuant to (and to otherwise comply with its obligations set forth in) Section 4.5(a) and Section 4.5(b). Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient. Except where prohibited by applicable Legal Requirements or any Governmental Entity, each of Parent and the Company shall: (i) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs and white papers before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party in connection with the transactions contemplated hereby; (ii) coordinate with the other in preparing and exchanging such information; (iii) promptly provide the other party’s counsel with copies of all Filings, analyses, presentations, memoranda, letters, responses to requests, briefs and white papers (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Entity in connection with the transactions contemplated hereby; and (iv) consult with the other party in advance of any meeting, video conference or teleconference with any Governmental Entity and, to the extent not prohibited by the Governmental Entity, give the other party the opportunity to attend and participate in such meetings, video conferences and teleconferences. Parent shall be responsible for the payment of all filing fees pursuant to Communications Laws or Antitrust Laws and in connection with the transactions contemplated hereby. Without limiting the foregoing, the parties agree that it is Parent’s ultimate right to devise the strategy and direct all matters for obtaining Approvals under Antitrust Laws, including any Filings, submissions and communications with or to any Governmental Entity in connection therewith, and taking into account in good faith any comments of the Company relating to such strategy.

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent and its Subsidiaries and Affiliates shall not be required to (and the Company and its Subsidiaries and Affiliates (i) shall not, without the prior written consent of Parent, and (ii) shall, if requested in writing by Parent) offer, propose, negotiate, agree to, consent to, or effect any accommodation, concession, commitment, condition or remedy of any kind (financial or otherwise) to or with any Governmental Entity or any third party, by consent decree or otherwise, in connection with seeking or obtaining Approvals or consents for the transactions contemplated by this Agreement or eliminating any objections or impediments by any Governmental Entity that would prevent, prohibit or delay the consummation of the transactions contemplated by this Agreement, including but not limited to (A) selling, licensing, transferring or otherwise disposing of, or holding separate and agreeing to sell, license, transfer or otherwise dispose of, assets (including Intellectual Property assets or licenses), businesses or interests, (B) creating, terminating, amending or assigning relationships, joint ventures or contractual rights or obligations or (C) agreeing to or implementing any restrictions, impairments, agreements or actions that limit the freedom of action with respect to, or limit or restrict the ability to own, manage, operate, conduct or retain, any assets, businesses or interests, in each case of clauses (A), (B) and (C), of Parent, the Company or their respective Subsidiaries and Affiliates, if such accommodation, concession, commitment, condition or remedy would, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole.

4.6 Access.

(a) Upon reasonable prior notice, the Company shall afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company’s and its Subsidiaries personnel, properties, Contracts, filings with Governmental Entities and books and records and, during such period, the Company shall furnish promptly to Parent all available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of the Company would: (i) violate any obligation of the Company under any Contract with respect to confidentiality or privacy; (ii) jeopardize protections afforded the Company under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (iii) violate any Legal Requirement; or (iv) result in the disclosure of any Trade Secrets of any third parties or personal information that would expose the Company to the risk of liability; provided that in each case the Company shall inform Parent of the nature of the information being withheld, and shall use its reasonable best efforts to make alternative arrangements that would allow Parent (or its applicable Representative) access to such information. All information obtained by or provided to Parent and its Representatives pursuant to this Agreement shall be treated as “Confidential Information” of the Company for purposes of the Non-Disclosure Agreement.

(b) To the extent that the Company or a Company Subsidiary elects to furnish any information or material pursuant to this Agreement that includes material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(c) No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement. No exchange of information or investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.

(d) The Company shall use reasonable best efforts to provide, no later than ten (10) Business Days prior to the Closing Date, a complete and accurate (in all material respects) list of each filing, payment, or other similar action that must be made or taken on or before the date that is ninety (90) days after the Closing Date in order to obtain, perfect or maintain in full force and effect each item of Company Owned IP.

4.7 Publicity. Unless the Company has made a Company Change in Recommendation, Parent and the Company shall consult with one another prior to issuing, and shall provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger and shall not issue any such public announcement or statement prior to such consultation, except as may be required by applicable Legal Requirement or by the rules and regulations of Nasdaq (in which event Parent or the Company, as applicable, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement or statement in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto); provided that (i) each of the Company and Parent may make public announcements, statements or other disclosures concerning this Agreement or the Merger that consist solely of information previously disclosed in previous public announcements, statements or other disclosures made by the Company and/or Parent in compliance with this Section 4.7, (ii) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 4.7 and (iii) the Company need not consult with (or obtain the consent of) Parent in connection with any public announcement, statement or other disclosure to be issued or made with respect to any Company Acquisition Proposal or Company Change in Recommendation.

4.8 Employee Matters.

(a) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall, or shall cause one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to provide: (i) each employee of the Company or any Subsidiary of the Company who continues employment with Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) after the Effective Time (a “Continuing Employee”) with an annual base salary or base wage rate (excluding overtime and shift differential) and a target annual cash bonus opportunity that is no less favorable than the annual base salary or base wage rate and target annual cash bonus opportunity that was provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time; and (ii) each Continuing Employee with employee benefits that are no less favorable in the aggregate to either (x) those provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time pursuant to the Company Plans, or (y) those provided to similarly situated employees of Parent or Parent’s Subsidiaries; provided, however, that no defined benefit pension, post-retirement medical, deferred compensation, equity-based compensation, severance benefits, retention, change-in-control or other special or non-recurring compensation or benefits provided prior to the Closing shall be taken into account for purposes of Parent’s obligations under this Section 4.8(a).

(b) Parent shall or shall cause one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to honor and maintain the Company Plans as in effect on the date of this Agreement and listed in Part 4.8(b) of the Company Disclosure Schedule (the “Change in Control Arrangements”) and provide, to each Continuing Employee, payments and benefits in accordance with the terms thereof, including on a termination of employment in a manner that would entitle such Continuing Employee to payments or benefits under such Change in Control Arrangements. Parent hereby acknowledges that the consummation of the transactions contemplated hereby will constitute a “change in control” of the Company (or similar phrase) within the meaning of such Company Plans and the Company Equity Plans.

(c) Parent shall use commercially reasonable efforts to cause all service of the Continuing Employees to the Company and its Subsidiaries and their respective predecessors to be recognized for purposes of determining eligibility to participate, vesting and accrual and level of benefits with respect to, without limitation, each Parent Plan (including, but not limited to, any Parent Plan providing for vacation, paid time off or severance benefits, but excluding any equity compensation plan, defined benefit pension or post-retirement medical plan) pursuant to which service credit is provided to any Parent Employee, in each case in which any Continuing Employee will participate after the Effective Time and to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time, except to the extent such recognition would result in the duplication of benefits. In addition, Parent or the Subsidiaries of Parent (including the Surviving Corporation and its Subsidiaries), as applicable, shall use commercially reasonable efforts to cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under the analogous welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) recognize for each Continuing Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under an analogous Company Plan during the plan year of such plan in which occurs the date on which the Continuing Employee begins participation in such Parent Plan.

(d) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. In the event that Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable prior review and comment by Parent) not later than the day preceding the Closing Date and (ii) following the Effective Time and as soon as reasonably practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s 401(k) plan (the “Parent 401(k) Plan”), permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) to the Parent 401(k) Plan, in the form of cash, in an amount equal to the full account balance (including any promissory notes) distributed to such Continuing Employees from the Company 401(k) Plan.

(e) Nothing in this Section 4.8 or elsewhere in this Agreement, expressed or implied, shall be construed to create a right in any employee of the Company or any of its Subsidiaries to employment with Parent, the Surviving Corporation or any of their Subsidiaries or shall interfere with or restrict in any way the rights of Parent or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any of their respective Affiliates and the Continuing Employee. Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit arrangement of Parent, the Company or their respective Affiliates. Nothing herein shall be construed to limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to amend or terminate any Parent Plan, any Company Plan or any other employee benefit plan. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.8 shall create any third party rights, benefits or remedies of any nature whatsoever in any employee of the Company or any of its Subsidiaries (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

4.9 Certain Tax Matters.

(a) For U.S. federal income Tax purposes, (i) the parties hereto intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Parent, Acquisition Sub and the Company are parties under Section 368(b) of the Code.

(b) The parties hereto (i) shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the

Merger from qualifying, for the Intended Tax Treatment and (ii) shall not take any tax reporting position inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Legal Requirement).

(c) Each of the parties hereto shall use its reasonable best efforts to obtain (i) the Parent Registration Statement Tax Opinion, (ii) the Company Registration Statement Tax Opinion, (iii) the Parent Closing Tax Opinion and (iv) the Company Closing Tax Opinion, including by (1) delivering to Latham & Watkins LLP (“Latham & Watkins”) and Baker Botts L.L.P. (“Baker Botts”) (or such other reputable law firm or firms of national standing that may be engaged to provide either Tax opinion) prior to the filing of the Form S-4 Registration Statement, tax representation letters substantially in the forms set forth in Part 4.9(c)(1) of the Company Disclosure Schedule and Part 4.9(c)(1) of the Parent Disclosure Schedule, respectively, and (2) delivering to Latham & Watkins and Baker Botts (or such other reputable law firm or firms of national standing), dated and executed as of the dates of such Tax opinions, tax representation letters in substantially the forms set forth in Part 4.9(c)(2) of the Company Disclosure Schedule and Part 4.9(c)(2) of the Parent Disclosure Schedule, respectively. Each of the parties hereto shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 4.9(c).

4.10 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of no less than six (6) years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, all current or former directors and officers of the Company or any of its Subsidiaries, any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time and any current or former director of officer of the Company or any of its Subsidiaries who is, was or at any time prior to the Effective Time does serve as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension plan or employee benefit plan at the request of or for the benefit of the Company or any of its Subsidiaries (together with their respective heirs and representatives, the “Indemnified Parties”) to the fullest extent permitted by applicable Legal Requirements in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with the approval of this Agreement and the consummation of the Merger and the related transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer or director of the Company or any of the Subsidiaries of the Company or, while a director or officer of the Company or any of its Subsidiaries, was serving at the request of the Company or any of the Subsidiaries of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension plan or employee benefit plan. The parties hereto agree that for six (6) years after the Effective Time (including acts or omissions in connection with the approval of this Agreement and the consummation of the Merger and the related transactions) all rights to elimination or limitation of liability, indemnification, exculpation or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Organizational Documents of the Company or any of its Subsidiaries or in any written agreement between the Company or any of its Subsidiaries and such Person that is publicly filed or set forth in Part 4.10(a) of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect. For six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in: (i) the Organizational Documents of the Company and each of the Subsidiaries of the Company; and (ii) any other agreements of the Company or any of the Subsidiaries of the Company with any Indemnified Party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers and directors or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement set forth in Part 4.10(a) of the Company Disclosure Schedule, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with the approval of this Agreement and the consummation of the Merger and the related transactions) without the consent of such Indemnified Party.

(b) For a period of no less than six (6) years following the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated by this Agreement) and covering each of the Company’s current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the current annual premium paid by the Company (which annual premium is set forth in Part 4.10(b) of the Company Disclosure Schedule) for such insurance (such 300% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premium of such insurance coverage exceeds the Maximum Annual Premium, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, in lieu of Parent’s obligations under the first sentence of this Section 4.10(b), the Company may, or if the Company is unable to, Parent may on its behalf, prior to the Effective Time, purchase a six-year “tail” prepaid policy on the D&O Policy with an annual cost not in excess of the Maximum Annual Premium, and in the event that Parent or the Company shall purchase such a “tail” policy, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of Parent and the Surviving Corporation under the first sentence of this Section 4.10(b) for so long as such “tail” policy shall be maintained in full force and effect. Notwithstanding anything in this Section 4.10 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 4.10, the provisions of this Section 4.10 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(c) The obligations under this Section 4.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.10(b) and any of such Person’s heirs, executors, beneficiaries or representatives) without the prior written consent of such affected Indemnified Party or other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.10(b) (and, after the death of any of the foregoing Persons, such Person’s heirs, executors, beneficiaries or representatives). Each of the Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.10(b) (and, after the death of any of the foregoing Persons, such Person’s heirs and representatives) are intended to be third party beneficiaries of this Section 4.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.10(b) (and their heirs and representatives)) under this Section 4.10 shall be in addition to, and not in substitution for, any other rights that such Persons may have under applicable Legal Requirements, the Organizational Documents of the Company or any of its Subsidiaries, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(d) In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) (i) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity or Person or effect any division or similar transaction, then in each case, to the extent necessary to protect the rights of the Indemnified

Parties and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.10(b) (and their respective heirs and representatives), proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 4.10. The provisions in the Surviving Corporation’s certificate of incorporation and bylaws, and the Organizational Documents of any Subsidiary of the Company, with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable in the aggregate to such directors and officers than such provisions contained therein and in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified (whether by merger, consolidation, division, operation of law or otherwise) for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

4.11 Stockholder Litigation. The Company shall provide Parent with prompt written notice of, and copies of all pleadings and material correspondence relating to, any Legal Proceeding against the Company or any of its directors or officers by any holder of shares of Company Common Stock arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate, at Parent’s sole cost and expense, in the defense, settlement, or compromise of any such Legal Proceeding (provided that the Company shall, subject to the Company’s consultation with Parent and good faith consideration of its views, control the defense, strategy and settlement thereof), and no such settlement or compromise shall be agreed to without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

4.12 Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting and settlement of converted Company RSUs, to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time. Prior to the Closing, the Company shall cooperate with Parent to cause the shares of Company Common Stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.

4.13 Section 16 Matters. Prior to the Effective Time, the Parent Board and the Company Board, respectively, shall take all actions that may be required or appropriate to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) in connection with the transactions contemplated by Section 1 by each individual who is, or as a result of the transactions contemplated by this Agreement will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or is, or will as a result of the transactions contemplated by this Agreement become, subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.14 Director Resignations. The Company shall use its best efforts to cause to be delivered to Parent prior to the Closing resignations of each director of the Company in office as of immediately prior to the Effective Time, in each case, conditioned and effective upon the Effective Time.

4.15 Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant any approvals and take all any actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

4.16 Acquisition Sub; Parent Vote.

(a) During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(b) Parent shall ensure that Acquisition Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub under this Agreement, and Parent shall be jointly and severally liable with Acquisition Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability.

(c) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Acquisition Sub, a written consent adopting this Agreement.

4.17 Company Indebtedness.

(a) From and after the date of this Agreement and through the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Section 6, the Company shall, and shall cause each of the Company Subsidiaries to, use its and their reasonable best efforts to, and cause its and their Representatives to, provide, after a request from Parent or any of its Representatives to do so (which request shall be made in Parent’s sole and absolute discretion), on a timely basis, such customary assistance and cooperation as is reasonably requested by Parent to obtain the Credit Agreement Amendment following the date hereof through the date that is the earlier of the Payoff Election Date and the Closing Date. Parent acknowledges and agrees that the obtaining of the Credit Agreement Amendment is not a condition to the Closing. The Company acknowledges on behalf of itself and the Company Subsidiaries that (i) if obtained, the effectiveness of the Credit Agreement Amendment may (in Parent’s discretion) be conditioned upon the occurrence of the Closing and Parent shall have no obligation to request, seek or otherwise obtain any amendment, waiver or modification to the Existing Company Credit Facility that would be effective prior to the Closing or that would have any effect if the Closing does not occur, and (ii) Parent shall have no obligation to request, seek or otherwise obtain the Credit Agreement Amendment.

(b) Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs paid to third parties (including reasonable attorneys’ fees) incurred in connection with any action taken by the Company or any Company Subsidiary pursuant to Section 4.17(a), whether or not either the Merger is consummated or this Agreement is terminated.

(c) Unless the Credit Facility Amendment has previously been obtained, at the written request of Parent at least ten (10) Business Days prior to the Closing Date (the date of delivery of such written request, the “Payoff Election Date”), the Company shall use reasonable best efforts to obtain from the administrative agent under the Existing Company Credit Facility, and deliver to Parent no less than two (2) Business Days prior to the Closing Date, a customary payoff letter signed by the administrative agent, (i) specifying all amounts owed under the Existing Company Credit Facility as of the Closing Date, as well as all other amounts required to fully pay off all of the Existing Company Credit Facility on the Closing Date, and (ii) agreeing that, upon receipt of the applicable payoff amount, (A) all outstanding obligations of the Company and the Company Subsidiaries arising under or related to the Existing Company Credit Facility shall be repaid and discharged in full (other than contingent indemnification obligations as to which no claim has been made) and (B) all Liens and guarantees such lender or holder may have in connection therewith shall be released.

(d) The Company shall use reasonable best efforts to obtain forgiveness of the PPP Loan prior to the Closing Date, including by (i) submitting on a timely and complete basis any documents related to discharge or forgiveness of the PPP Loan that may be requested by Bank of America or the SBA and (ii) reasonably cooperating in the event of any audit or inspection by a Governmental Entity in connection with the application for forgiveness of the PPP Loan.

4.18 Parent Equity Awards. Prior to the Effective Time, Parent shall take all actions reasonably necessary to cause the issuance of the Parent equity awards as described on Part 4.18 of the Company Disclosure Schedule.

SECTION 5. CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

5.1 Conditions Precedent to Each Party’s Obligations. The obligations of each party to effect the Merger and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Legal Requirements), at or prior to the Closing, of each of the following conditions:

(a) Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement, and no proceedings for that purpose shall have been commenced or be threatened in writing by the SEC that has not been withdrawn.

(b) Company Stockholder Approval. The Required Company Stockholder Vote shall have been obtained.

(c) Governmental Approvals. (i) All waiting periods (and any agreed upon extensions of any waiting period or commitment not to consummate the Merger for any period of time) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall be no agreement pending or in effect between Parent and any Governmental Entity not to close; (ii) all Approvals pursuant to the other Antitrust Laws identified in Part 5.1(c) of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect; and (iii) the consents identified in Part 5.1(c) of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.

(d) Listing. The shares of Parent Common Stock to be issued pursuant to the Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting of converted Company RSUs, shall have been approved for listing (subject to notice of issuance) on Nasdaq.

(e) No Restraints. No Legal Requirement or Order preventing, enjoining or making illegal the consummation of the Merger shall have been entered, issued or adopted by any Governmental Entity of competent jurisdiction and remain in effect (any such Legal Requirement or Order entered, issued or adopted by a Governmental Entity of competent jurisdiction, a “Relevant Legal Restraint”).

5.2 Additional Conditions Precedent to Parent’s Obligations. The obligation of Parent to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver by Parent, as of the Closing, of each of the following conditions:

(a) Accuracy of Representations (i) The representations and warranties of the Company contained in Section 2.3 (other than Section 2.3(f)) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date hereof and shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of the Company contained in Section 2.1(a) (first sentence only), Section 2.3(f), Section 2.4, Section 2.5, Section 2.6(a)(i), Section 2.20 and Section 2.23 shall have been true and accurate in all material respects at and as of the date hereof and shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate in all material respects as of such particular date or period of time); provided, however, that, in the case of this clause (ii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iii) the representations and warranties of the Company set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) and (ii)) shall have been true and accurate in all respects at and as of the date hereof and shall be true and accurate in all respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time), except as, individually or in the aggregate has not constituted or resulted in or would not reasonably be expected to constitute or result in a Company Material Adverse Effect; provided, however, that, in the case of this clause (iii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded.

(b) Performance of Covenants. The covenants in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of the Company, confirming that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been duly satisfied.

(e) Parent Closing Tax Opinion. Parent shall have received (i) the Parent Closing Tax Opinion and (ii) a copy of the Company Closing Tax Opinion.

5.3 Additional Conditions Precedent to the Company’s Obligations. The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Company, as of the Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) The representations and warranties of Parent contained in Section 3.3 shall have been true and accurate, other than de minimis inaccuracies, at and as of the date hereof and shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of Parent and Acquisition Sub contained in Section 3.1(a) (first sentence only), Section 3.4, Section 3.5(a)(i), Section 3.9 and Section 3.11 shall have been true and accurate in all material respects at and as of the date hereof and shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate in all material respects as of such particular date or period of time); provided, however, that, in the case of this clause (ii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iii) the representations and warranties of Parent and Acquisition Sub set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) and (ii)) shall have been true and accurate in all respects at and as of the date hereof and shall be true and accurate in all respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time), except as, individually or in the aggregate, has not constituted or resulted in or would not reasonably be expected to constitute or result in a Parent Material Adverse Effect; provided, however, that, in the case of this clause (iii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded.

(b) Performance of Covenants. The covenants in this Agreement that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

(d) Certificate. The Company shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of Parent, confirming that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been duly satisfied.

(e) Company Closing Tax Opinion. The Company shall have received (i) the Company Closing Tax Opinion and (ii) a copy of the Parent Closing Tax Opinion.

SECTION 6. TERMINATION

6.1 Termination. This Agreement may be terminated and the Merger may be abandoned:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by Parent or the Company if the Merger shall not have been consummated by the close of business on September 30, 2021 (the “End Date”); provided, that if any of the conditions to the Closing set forth in Section 5.1(c) or Section 5.1(e) (solely if the applicable Relevant Legal Restraint relates to any Antitrust Laws or Communications Laws) has not been satisfied or waived on or prior to the close of business on the End Date but all other conditions to Closing set forth in Sections 5.1, 5.2 and 5.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date) or waived, the End Date will be automatically extended, without any action on the part of any party hereto, to December 31, 2021 and, if so extended, such date shall be the “End Date”; provided, further, that if the satisfaction of the last to be satisfied or waived of the conditions set forth in Section 5 (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date) occurs less than two (2) Business Days prior to the End Date, the End Date shall be deemed extended to the extent necessary to permit the Closing to occur; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the material breach by such party (or any Affiliate of such party) of any of such party’s obligation under this Agreement shall have materially contributed to the failure of the Effective Time to have occurred on or before the End Date;

(c) by Parent or the Company at any time prior to the Effective Time if a Relevant Legal Restraint permanently preventing, enjoining or making illegal the consummation of the Merger shall have become final and non-appealable; provided, that the party seeking to terminate the Agreement shall have used reasonable best efforts to prevent the entry of and to remove such Relevant Legal Restraint in accordance with Section 4.5; provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(c) if the material breach by such party (or any Affiliate of such party) of any of such party’s obligation under this Agreement shall have been the primary cause of, or primarily resulted in, the issuance or continued existence of such Relevant Legal Restraint;

(d) by Parent at any time prior to obtaining the Required Company Stockholder Vote if (i) the Company Board shall have failed to include the Company Board Recommendation in the Proxy Statement/Prospectus or shall have made a Company Change in Recommendation or (ii) in the event the Company shall have materially breached Section 4.2 or Section 4.4;

(e) by the Company, at any time prior to obtaining the Required Company Stockholder Vote, in the event that (i) the Company Board shall have authorized the Company to enter into a definitive agreement relating to a Company Superior Proposal; (ii) concurrently with the termination of this Agreement, the Company enters into the definitive agreement relating to a Company Superior Proposal and pays Parent the Termination Fee payable to Parent pursuant to Section 6.3(a); and (iii) the Company has not materially breached the provisions of Section 4.2 and Section 4.4;

(f) by either Parent or the Company if: (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and (ii) the Required Company Stockholder Vote shall not have been obtained;

(g) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant of the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 6.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that the Company receives written notice of such inaccuracy or breach from Parent; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(g) if Parent is then in breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b); or

(h) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant of Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 6.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that Parent receives written notice of such inaccuracy or breach from the Company; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(h) if the Company is then in breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b).

The party seeking to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other parties in accordance with Section 7.8, specifying the provision of this Agreement pursuant to which such termination is effected.

6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party to this Agreement (or any of its Representatives or Affiliates); provided, however, that: (a) the last sentence of Section 4.6(a), this Section 6.2, Section 6.3 and Section 7 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) subject to Section 6.3(c), the termination of this Agreement shall not relieve any party from any liability for any fraud or any willful breach of this Agreement. The Non-Disclosure Agreement shall not be affected by a termination of this Agreement.

6.3 Termination Fees.

(a) If this Agreement is terminated by the Company pursuant to Section 6.1(e), by Parent pursuant to Section 6.1(d), or by either Parent or the Company pursuant to Section 6.1(b) or Section 6.1(f) at a time when

Parent would have been entitled to terminate this Agreement pursuant to Section 6.1(d), then, within two (2) Business Days after the termination of this Agreement (or, in the case of a termination pursuant to Section 6.1(e), at or prior to termination), the Company shall cause to be paid to Parent the Termination Fee.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 6.1(f), or by Parent pursuant to Section 6.1(g) (or by the Company or Parent pursuant to Section 6.1(b) at any time when this Agreement could have been terminated pursuant to Section 6.1(f)) and: (i) at or prior to the date of such termination, any Person shall have publicly announced an intention to make a Company Acquisition Proposal, or a Company Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and shall not have been publicly withdrawn at least five (5) Business Days prior to the date of such termination; and (ii) on or prior to the date that is twelve (12) months following the termination of this Agreement, either (A) a Company Acquisition Transaction is consummated or (B) a definitive agreement relating to a Company Acquisition Transaction is entered into by the Company (it being understood that, for purposes of this clause “(B),” each reference to “twenty percent (20%)” in the definition of “Company Acquisition Transaction” in Exhibit A shall be deemed to be a reference to “fifty percent (50%)”), then, within two (2) Business Days after the earlier of the consummation of such Company Acquisition Transaction or entering into a definitive agreement relating to a Company Acquisition Transaction, the Company shall cause to be paid to Parent the Termination Fee.

(c) Any Termination Fee due and payable by the Company under this Section 6.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable by the Company only once and not in duplication even though the Termination Fee may be payable by the Company under one or more provisions hereof. If the Company fails to pay the Termination Fee when due and payable by the Company, then the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such amount was originally required to be paid, and the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by Parent to collect payment. The parties agree that if the Termination Fee becomes payable by, and is paid by, the Company, then such Termination Fee shall be Parent’s sole and exclusive remedy for damages against the Company and its Affiliates and its and their Representatives in connection with this Agreement; provided, that nothing contained herein shall relieve any party from liability for fraud with respect to the representations and warranties of the Company expressly set forth in Section 2.

(d) Each of the parties acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement.

SECTION 7.	MISCELLANEOUS PROVISIONS

7.1 Amendment. This Agreement may be amended at any time prior to the Effective Time (whether before or after receipt of the Required Company Stockholder Vote) by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after the Required Company Stockholder Vote has been received, no amendment shall be made which by applicable Legal Requirement or regulation of Nasdaq requires further approval of the stockholders of the Company without the further approval of such stockholders.

7.2 Waiver.

(a) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

7.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time. This Section 7.3 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

7.4 Entire Agreement; Non-Reliance; Third-Party Beneficiaries.

(a) This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Non-Disclosure Agreement, and the Support Agreement constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(b) Without limiting the generality of Section 7.4(a), except for the representations and warranties expressly contained in Section 2, Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of Parent, Acquisition Sub, any Parent Subsidiary, any of their respective Affiliates or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with each of Parent and Acquisition Sub’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding the Company, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter, express or implied, except for the representations and warranties expressly set forth in Section 2 of this Agreement, and that none of the Company, any of its Representatives or any other Person has made or is making any representations or warranties, express or implied, whatsoever regarding the Company, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter.

(c) Without limiting the generality of Section 7.4(a), except for the representations and warranties expressly contained in Section 3, the Company acknowledges and agrees that Parent has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of the Company, its Subsidiaries or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with the Company’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding Parent, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter, express or implied, except for the representations and warranties expressly set forth in Section 3 of this Agreement, and that none of Parent, any of its Representatives or any other Person has made or is making any representations or warranties, express or implied, whatsoever regarding Parent, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter.

(d) Parent, the Company and Acquisition Sub agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Parent, the Company, and Acquisition Sub and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except as set forth in Section 7.7. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

7.5 Applicable Law; Jurisdiction.

(a) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto: (i) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iv) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties hereto acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.5.

7.6 Payment of Expenses. Whether or not the Merger is consummated, except as expressly set forth herein, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

7.7 Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto. Except for the provisions of Section 1 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of shares of Company Common Stock immediately prior to the Effective Time and holders of Company Options and Company RSUs) and Section 4.10 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties and the other Persons identified therein), nothing in this Agreement (including Section 4.8), express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

7.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) Business Days after being sent; (c) if sent by electronic mail, when transmitted (provided that the transmission of the email is promptly confirmed by telephone or response email); and (d) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Viasat, Inc.

6155 El Camino Real

Carlsbad, CA 92009

Attention: Robert Blair, Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Attention: Craig M. Garner

Email: craig.garner@lw.com

if to the Company:

RigNet, Inc.

15115 Park Row Blvd, Suite 300

Houston, Texas 77084

Attention:   General Counsel

Email:         legaldesk@rig.net

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Edward Rhyne

James B. Marshall

Email:   edward.rhyne@bakerbotts.com

              james.marshall@bakerbotts.com

7.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.11 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent, Acquisition Sub or the Company of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to obtain: (i) an Order of specific performance to enforce the observance and performance of such covenant; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.12 Disclosure Schedules.

(a) The Company Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Section 2 and, as applicable, Section 4. Any information set forth in any subsection of Part 2 of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other subsections of Part 2 of the Company Disclosure Schedule as though fully set forth in such other subsections to the extent it is reasonably apparent on its face that such disclosure also qualifies or applies to such other subsections (whether or not specific cross-references are made). No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any Contract.

(b) The Parent Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Section 3 and, as applicable, Section 4. Any information set forth in any subsection of Part 3 of the Parent Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other subsections of Part 3 of the Parent Disclosure Schedule as though fully set forth in such other subsections to the extent it is reasonably apparent on its face that such disclosure also qualifies or applies to such other subsections (whether or not specific cross-references are made). No reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule. The information set forth in the Parent Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any Contract.

7.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. If a term is defined as one part of speech, it shall have a corresponding meaning when used as another part of speech.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

(d) For purposes of this Agreement, any reference to a Legal Requirement shall include any rules and regulations promulgated thereunder.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(f) All references in this Agreement to “$” are intended to refer to United States dollars.

(g) The table of contents and headings to this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. The Exhibits, Schedules and Annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

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Parent and Acquisition Sub have caused this Agreement to be executed as of the date first written above.

VIASAT, INC.
a Delaware corporation

By:	/s/ Robert Blair
Name:	Robert Blair
Title:	Vice President, General Counsel and Secretary

ROYAL ACQUISITION SUB, INC.
a Delaware corporation

By:	/s/ Shawn Duffy
Name:	Shawn Duffy
Title:	Director, Secretary and Treasurer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

The Company has caused this Agreement to be executed as of the date first written above.

RIGNET, INC.
a Delaware corporation

By:	/s/ Steven E. Pickett
Name:	Steven E. Pickett
Title:	Chief Executive Officer and President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Sub” shall have the meaning set forth in the Preamble.

A Person shall be deemed to be an “Affiliate” of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with this Exhibit A and each of the other Schedules and Exhibits hereto, as such Agreement and Plan of Merger (including this Exhibit A and the other Schedules and Exhibits hereto) may be amended from time to time.

“Anti-Corruption Laws” shall have the meaning set forth in Section 2.14(a).

“Antitrust Laws” shall have the meaning set forth in Section 4.5(a).

“Assumed Company Option” shall have the meaning set forth in Section 1.7(a).

“Assumed Company RSU Award” shall have the meaning set forth in Section 1.7(b).

“Average Parent Stock Price” shall mean the average of the volume weighted average trading prices per share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the five (5) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the date of the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Baker Botts” shall the meaning set forth in Section 4.9(c).

“Bank of America” shall mean Bank of America, N.A.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which the SEC or banking institutions in the City of New York are authorized or required by Legal Requirements to be closed.

“CARES Act” shall mean Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (116th Cong.) (Mar. 27, 2020).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” shall mean any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the entity, trade or business that is a member of the same “controlled group” as the Company, pursuant to Section 4001(a)(14).

“Communications Law” shall mean any statute, law, rule, regulation, code, ordinance, order, decree, judgment, injunction, notice, binding agreement, or similar instrument of authority issued, promulgated, or entered into by the FCC, a state public utility or public service commission, USAC, or any other Governmental Entity that regulates (i) the provision of communications, telecommunications, information, or video services, or (ii) the use of radiofrequency spectrum.

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 4.8(d).

“Company Acquisition Proposal” shall mean any bona fide offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company;

(b) any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing twenty percent (20%) or more of the outstanding voting power of the Company; or (ii) in which the Company or any of its Subsidiaries issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing twenty percent (20%) or more of the outstanding voting power of the Company (after giving effect to such transaction);

(c) any sale, exchange, transfer, acquisition or disposition of twenty percent (20%) or more of the consolidated assets (including equity securities of Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any Subsidiaries of the Company) that constitute or account for twenty percent (20%) or more of the consolidated net revenues or net income of the Company and its Subsidiaries, taken as a whole;

(d) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing twenty percent (20%) or more of the outstanding voting power of the Company;

(e) any combination of the foregoing types of transactions if the sum of the percentage of the voting power of the Company or of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, involved is twenty percent (20%) or more; or

(f) any combination of the foregoing types of transactions if such transaction(s) involve Intelie (whether or not such transaction(s) involve twenty percent (20%) or more of the percentage of the voting power of the Company or of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 2.4.

“Company Book-Entry Shares” shall have the meaning set forth in Section 1.8(b).

“Company Capitalization Date” shall have the meaning set forth in Section 2.3(a).

“Company Change in Recommendation” shall have the meaning set forth in Section 4.4(b).

“Company Closing Tax Opinion” shall mean a written opinion from Baker Botts, or such other reputable law firm of national standing, reasonably acceptable to the Company (or if any such counsel is unable to deliver such opinion, Latham & Watkins), dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify for the Intended Tax Treatment (and if from Baker Botts, substantially in the form set forth in Part 4.9(c)(2) of the Company Disclosure Schedule). In rendering such opinion, Baker Botts (or such other reputable law firm of national standing) shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Parent and the Company, in substantially the forms set forth in Part 4.9(c)(2) of the Parent Disclosure Schedule and Part 4.9(c)(2) of the Company Disclosure Schedule.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Section 2.

“Company Equity Agreements” shall mean the Company Equity Plans (together with all grant agreements evidencing the Company Options and Company RSUs).

“Company Equity Awards” shall mean the Company Options and awards of Company RSUs.

“Company Equity Plans” shall mean the Company’s 2006 Long-Term Incentive Plan, the Company’s 2010 Omnibus Incentive Plan, as amended, the Company’s 2019 Omnibus Incentive Plan, and each of the following award agreements evidencing an inducement award: (i) that certain Nonqualified Stock Option Award Agreement, by and between the Company and Errol Olivier, effective as of January 8, 2020; (ii) that certain Performance Unit Award Agreement, by and between the Company and Errol Olivier, effective as of January 8, 2020, containing a one-year performance period; (iii) that certain Performance Unit Award Agreement, by and between the Company and Errol Olivier, effective as of January 8, 2020, containing a three-year performance period; and (iv) that certain Restricted Stock Unit Award Agreement, by and between the Company and Errol Olivier, effective as of January 8, 2020.

“Company Financial Advisor” shall have the meaning set forth in Section 2.22.

“Company Intervening Event” shall have the meaning set forth in Section 4.4(d).

“Company IP” shall mean all Company Owned IP and Company Licensed IP.

“Company IP License” shall mean any Out-Bound License or In-Bound License.

“Company Lease Documents” shall have the meaning set forth in Section 2.10(c).

“Company Leased Real Property” shall have the meaning set forth in Section 2.10(c).

“Company Licensed IP” shall mean all Third Party Intellectual Property licensed to the Company under an In-Bound License.

“Company Material Adverse Effect” shall mean any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a Company Material Adverse Effect: (A) general economic, political, business, financial or market conditions; (B) any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (C) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God; (D) any failure by the Company or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price or trading volume of Company Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect); (E) the public announcement or pendency of the Merger and the other transactions contemplated hereby; (F) changes in applicable Legal Requirements; (G) changes in GAAP or any other applicable accounting standards; or (H) any action expressly required to be taken by the Company pursuant to the terms of the Agreement or at the express written direction or consent of Parent; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent that such change or event has a disproportionate impact (but solely to the extent of such disproportionate impact) on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate.

“Company Options” shall mean options to purchase shares of Company Common Stock from the Company.

“Company Owned IP” shall mean all Intellectual Property owned, or purported to be owned by the Company or any Company Subsidiary.

“Company Owned Real Property” shall have the meaning set forth in Section 2.10(b).

“Company Permits” shall have the meaning set forth in Section 2.12(b).

“Company Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Company Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use, which, in the case of the Company Real Property, are not violated by the current use or occupancy thereof; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of, or materially detract from the value of, the subject property as used by the Company and its Subsidiaries and (g) Liens arising under any Company indentures or the Existing Company Credit Facility.

“Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each employment, consulting, severance, termination, retention, change-in-control or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses or other incentive compensation, profit-sharing, stock options, restricted stock, deferred stock, performance stock, stock appreciation rights, phantom stock or other stock or equity-related rights, deferred compensation, vacation or paid-time-off, insurance (including any self-insured arrangements), health or medical benefits, retiree medical benefits, dental or vision benefits, employee assistance program, life, accident, disability or sick leave benefits, other welfare fringe benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, participated in or contributed to by the Company or any Company Subsidiary or any Commonly Controlled Entity, or with respect to which the Company or any Company Subsidiary has or may reasonably be expected to have any liability (whether actual or contingent, direct or direct).

“Company Products” shall mean any and all products and services that are or have been since January 1, 2018 marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company Real Property” shall have the meaning set forth in Section 2.10(c).

“Company Registered IP” shall mean Company IP that is Registered IP.

“Company Registration Statement Tax Opinion” shall mean a written opinion from Baker Botts, or such other reputable law firm of national standing, reasonably acceptable to the Company (or if any such counsel is unable to deliver such opinion, Latham & Watkins), dated as of such date as may be required by the SEC in connection with the filing of the Form S-4 Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion to the effect that the Merger will qualify for the Intended Tax Treatment (and if from Baker Botts, substantially in the form set forth in Part 4.9(c)(1) of the Company Disclosure Schedule). In rendering such opinion, Baker Botts (or such other reputable law firm of national standing) shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Parent and the Company, in substantially the forms set forth in Part 4.9(c)(1) of the Parent Disclosure Schedule and Part 4.9(c)(1) of the Company Disclosure Schedule.

“Company Returns” shall have the meaning set forth in Section 2.15(a)(i).

“Company RSUs” shall mean restricted stock units representing the right to vest in and be issued shares of Company Common Stock by the Company that are subject to vesting restrictions based on continuing service or based on performance.

“Company SEC Documents” shall have the meaning set forth in Section 2.7(a).

“Company Stock Certificates” shall have the meaning set forth in Section 1.8(b).

“Company Stockholder Meeting” shall have the meaning set forth in Section 4.4(a).

“Company Subsidiary” shall mean any direct or indirect Subsidiary of the Company.

“Company Superior Proposal” shall mean any bona fide, unsolicited written Company Acquisition Proposal made after the date of the Agreement that: (a) if consummated, would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons (other than Parent) directly or indirectly becoming the beneficial owner of (i) any business or businesses that constitute or account for fifty percent (50%) or more of the net revenues, net income or assets of the Company, or (ii) fifty percent (50%) or more of the outstanding total voting power of the equity securities of the Company; and (b) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, is reasonably capable of being consummated on the terms proposed and which, taking into account all financial, regulatory, legal and other aspects thereof, including the timing, likelihood of consummation, confidentiality, regulatory, financing and other aspects of such Company Acquisition Proposal, would be more favorable to the holders of shares of Company Common Stock from a financial point of view (including taking into account payment by the Company of the Termination Fee) than the transactions contemplated by the Agreement (after giving effect to any revisions to the terms of the Agreement committed to in writing by Parent in response to such Company Acquisition Proposal pursuant to Section 4.4).

“Company Superior Proposal Notice” shall have the meaning set forth in Section 4.4(c)(ii).

“Continuing Employee” shall have the meaning set forth in Section 4.8(a).

“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, sublease, license, sublicense, guaranty, security agreement, franchise or other legally binding instrument, commitment or obligation, whether oral or in writing, in each case, purporting to be legally binding.

“COVID-19 Measures” shall mean any action, quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any similar Legal Requirement, order, directive or guidelines by any Governmental Entity in connection with or in response to COVID-19 (but only, in the case of discretionary items, to the extent they are reasonable and prudent in light of the business of the Company or any Company Subsidiaries or Parent or any Parent Subsidiaries, as applicable, and applied in good faith to the business of the Company or any Company Subsidiaries or Parent or any Parent Subsidiaries, as applicable), in each case, whether in place currently or adopted or modified hereafter.

“Credit Agreement Amendment” shall mean an amendment or waiver to the Existing Company Credit Facility in form and substance reasonably satisfactory to Parent that permits the occurrence and consummation of the transactions contemplated by this Agreement without any “default,” “event of default,” “change of control” or “fundamental change” or similar event (in each case, howsoever defined) occurring, whether or not after the giving of notice or the lapse of time, thereunder.

“D&O Policy” shall have the meaning set forth in Section 4.10(b).

“Data Security Requirements” shall mean the following, (i) all applicable Legal Requirements; (ii) the Company’s Privacy Policies; and (iii) the Company’s contractual obligations, and industry standards to which the Company is subject to, and purports to comply with or be bound, in each case to the extent relating to data privacy, protection, or security or Processing of Personal Data by the Company.

“Deferred Performance-Based RSUs” shall mean those Company RSUs the vesting of which is based solely on performance objectives that are subject to, and are not exempt from, the requirements of Section 409A of the Code.

“Deferred RSUs” shall mean the Deferred Time-Based RSUs and the Deferred Performance-Based RSUs.

“Deferred Time-Based RSUs” shall mean those Company RSUs the vesting of which is based solely on continued employment or service that are subject to, and are not exempt from, the requirements of Section 409A of the Code.

“Delaware Secretary of State” shall have the meaning set forth in Section 1.2.

“DGCL” shall have the meaning set forth in the Recitals.

“DTC” shall mean The Depository Trust Company.

“Effective Time” shall have the meaning set forth in Section 1.2.

“End Date” shall have the meaning set forth in Section 6.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Law” shall have the meaning set forth in Section 2.18.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.10(a).

“Exchange Fund” shall have the meaning set forth in Section 1.10(a).

“Exchange Ratio” shall mean, for each share of Company Common Stock, 0.1845 shares of Parent Common Stock.

“Excluded Shares” shall have the meaning set forth in Section 1.5(a).

“Existing Company Credit Facility” shall mean that certain Third Amended and Restated Credit Agreement, dated as of November 6, 2017, among the Company, as Borrower, the Company Subsidiaries party thereto as Guarantors, Bank of America, as Administrative Agent, Swingline Lender and L/C Issuer, BBVA Compass, as Syndication Agent, the Lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Sole Lead Arranger and Sole Bookrunner, as amended, restated, or amended and restated prior to the date hereof.

“Export Approvals” shall have the meaning set forth in Section 2.12(c).

“Export Control Laws” shall mean (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4852), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“FCC” shall mean the Federal Communications Commission, including any instrumentality thereof acting on delegated authority.

“Foreign Plan” shall have the meaning set forth in Section 2.16(a).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall mean United States generally accepted accounting principles.

“Generally Available Software” shall mean generally, commercially available off-the-shelf software under standard end-user object code license agreements made available on a non-exclusive basis and (i) is used in the general operation of the business but is not material to the Company or any of its Subsidiaries, and (ii) has not been modified or customized for the Company or any of its Subsidiaries.

“Government Official” shall mean (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Entity, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Entity, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Entity (including any independent regulator), (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (f) any candidate for public office.

“Governmental Authorization” shall mean any franchise, grants, easement, variance, exception, consent, certificate, approval, clearance, permission, permit, license, registration, qualification or authorization granted by any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local or foreign governmental authority, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including the FCC, state public utility or public service commissions, and USAC.

“Harmful Code” shall mean any computer instructions, circuitry or other technological means whose purpose or effect is to disrupt, damage, providing unauthorized access to, surreptitiously monitor or negatively interfere with any use of any software, hardware, data and communications facilities or equipment, including any code containing viruses, malware, trojan horses, worms, backdoors, kill-switches, destructive code or the like.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-Bound License” shall mean any Contract pursuant to which a Person has granted to the Company or a Company Subsidiary any right or license (including covenants not to sue) to any Intellectual Property (other than licenses to Generally Available Software).

“Indemnified Parties” shall have the meaning set forth in Section 4.10(a).

“Intelie” shall mean Intelie, Inc., a Delaware corporation, Intelie Solucoes em Informatica S.A., a sociedade anônima organized and existing in accordance with the laws of Brazil, and/or Intelie Technology, LLC, a Texas limited liability company.

“Intellectual Property” shall mean any and all past, present and future common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, industrial designs and design patents, and similar or equivalent rights in inventions and designs, and all intellectual property rights therein provided by international treaties and conventions, including all divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, provisionals and extensions thereof (“Patents”); (ii) trademarks, service marks, trade dress, trade names, company names, logos and other designations of origin, and the goodwill associated with any of the foregoing, together with any registrations and applications for registration thereof (“Marks”); (iii) URL and domain name registrations, uniform resource locators, and Internet Protocol addresses, social media handles and other names and related accounts, identifiers and locators associated with Internet addresses, sites and services; (iv) copyrights and any other equivalent rights in works of authorship (including intellectual property rights in Software as a work of authorship), whether registered or unregistered, moral rights, and any other rights of authors, and any registrations and applications for registration thereof (“Copyrights”); (v) confidential and/or proprietary information qualifying as a trade secret under applicable law (“Trade Secrets”), industrial secret rights, proprietary know-how, and confidential and proprietary data and business or technical information (collectively “Know-How”); (vi) tools, methods, processes, devices, prototypes, schematics, test methodologies, emulation and simulation reports, test vectors and hardware development tools; (vii) other similar or equivalent intellectual property rights anywhere in the world; and (viii) any tangible embodiments of any of the foregoing.

“Intended Tax Treatment” shall have the meaning set forth in Section 4.9(a).

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean the information technology systems used by the Company and any Company Subsidiary.

“knowledge of the Company” shall mean the knowledge, after reasonable inquiry, of the individuals listed in Part “Definitions” of the Company Disclosure Schedule.

“knowledge of Parent” shall mean the knowledge, after reasonable inquiry, of the individuals listed in Part “Definitions” of the Parent Disclosure Schedule.

“Latham & Watkins” shall have the meaning set forth in Section 4.9(c).

“Legal Proceeding” shall mean any legal or administrative proceeding (including before the United States Patent and Trademark Office or the Patent Trial and Appeal Board), lawsuit, arbitration, mediation, court action, inquiry, investigation, enforcement action, complaint or other proceeding before any court or public or private body or tribunal or other Governmental Entity.

“Legal Requirement” shall mean any law, rule or regulation adopted or promulgated by any Governmental Entity, including but not limited to the Anti-Corruption Laws, Sanctions Laws, Export Control Laws and Communications Laws, each as defined herein.

“Letter of Transmittal” shall have the meaning set forth in Section 1.10(b).

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer in respect of such property or asset. A Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

Any statement in the Agreement to the effect that any information, document or other material has been “made available” by the Company shall mean that such information, document or material was, at least two (2) days prior to the date of this Agreement: (a) uploaded to the virtual data room maintained by the Company in connection with the transactions contemplated by the Agreement; (b) publicly filed by the Company with the SEC; or (c) otherwise delivered, provided or made available (under reasonable conditions) to Parent, Acquisition Sub or any of their respective Representatives (with receipt thereof confirmed by Parent or its Representatives). Any statement in the Agreement to the effect that any information, document or other material has been “made available” by Parent shall mean that such information, document or material was, at least two days prior to the date of this Agreement: (i) uploaded to the virtual data room maintained by Parent in connection with the transactions contemplated by the Agreement; (ii) publicly filed by Parent with the SEC; or (iii) otherwise delivered, provided or made available (under reasonable circumstances) to the Company or any of its Representatives (with receipt thereof confirmed by the Company or its Representatives).

“Material Communications Permit” shall have the meaning set forth in Section 2.12(b).

“Material Contract” shall have the meaning set forth in Section 2.11.

“Maximum Annual Premium” shall have the meaning set forth in Section 4.10(b).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.5(b).

“Most Recent Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed with the SEC on March 11, 2020).

“Most Recent Company Balance Sheet” shall mean the balance sheet of the Company as of September 30, 2020.

“Most Recent Parent Balance Sheet” shall mean the balance sheet of Parent as of September 30, 2020.

“Nasdaq” shall have the meaning set forth in Section 2.7(e).

“Non-Disclosure Agreement” shall mean that certain confidentiality agreement, dated as of April 24, 2020, by and between the Company and Parent.

“Non-DTC Book-Entry Share” shall have the meaning set forth in Section 1.10(c).

“OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control.

“Open Source Software” shall mean any Software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (an “Open Source License”), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), MIT license, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Order” shall mean any order, decision, judgment, writ, injunction, stipulation, award, or decree, issued by any Governmental Entity.

“Organizational Documents” shall mean, with respect to any Entity: (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; and (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended.

“Out-Bound License” shall mean any Contract pursuant to which the Company has granted to any Person any right or license (including covenants not to sue) to any Company IP (other than non-exclusive licenses granted to customers of the Company or the Company Subsidiaries in the ordinary course in connection with the sale or use of any Company Products).

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” shall have the meaning set forth in Section 4.8(d).

“Parent Board” shall mean the board of directors of Parent.

“Parent Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“Parent Closing Tax Opinion” shall mean a written opinion from Latham & Watkins, or such other reputable law firm of national standing, reasonably acceptable to Parent (or if any such counsel is unable to deliver such opinion, Baker Botts), dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify for the Intended Tax Treatment (and if from Latham & Watkins, substantially in the form set forth in Part 4.9(c)(2) of the Parent Disclosure Schedule). In rendering such opinion, Latham & Watkins (or such other reputable law firm of national standing) shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Parent and the Company, in substantially the forms set forth in Part 4.9(c)(2) of the Parent Disclosure Schedule and Part 4.9(c)(2) of the Company Disclosure Schedule.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Section 3.

“Parent Employee” shall mean any officer or any other employee (full-time or part-time) of Parent or any of its Subsidiaries.

“Parent Equity Agreements” shall mean the agreements pursuant to which outstanding awards are granted under the Parent Equity Plan or the Parent ESPP.

“Parent Equity Plan” shall mean the 1996 Equity Participation Plan of Parent, as amended and restated from time to time.

“Parent ESPP” shall mean Parent’s Employee Stock Purchase Plan, as amended and restated from time to time.

“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a Parent Material Adverse Effect: (A) general economic, political, business, financial or market conditions; (B) any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism in countries; (C) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God; (D) any failure by Parent or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price or trading volume of Parent Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect); (E) the public announcement or pendency of the Merger and the other transactions contemplated hereby; (F) changes in applicable Legal Requirements; (G) changes in GAAP or any other applicable accounting standards; or (H) any action expressly required to be taken by Parent pursuant to the terms of the Agreement or at the express written direction or consent of the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Parent Material Adverse Effect to the extent that such change or event has a disproportionate impact (but solely to the extent of such disproportionate impact) on Parent and its Subsidiaries as compared to other participants that operate in the industry in which Parent and its Subsidiaries operate.

“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent.

“Parent Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) Liens, encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Parent Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of, or materially detract from the value of, the subject property as used by Parent and its Subsidiaries; and (g) Liens arising under any Parent indentures or existing credit facility of Parent.

“Parent Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each employment, consulting, severance, termination, retention, change-in-control or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses or other incentive compensation, profit-sharing, stock options, restricted stock, deferred stock, performance stock, stock appreciation rights, phantom stock or other stock or equity-related rights, deferred compensation, vacation or paid-time-off, insurance (including any self-insured arrangements), health or medical benefits, retiree medical benefits, dental or vision benefits, employee assistance program, life, accident, disability or sick leave benefits, other welfare fringe benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, participated in or contributed to by the Parent or any Parent Subsidiary or any Commonly Controlled Entity, or with respect to which the Parent or any Parent Subsidiary has or may reasonably be expected to have any liability (whether actual or contingent, direct or direct).

“Parent Registration Statement Tax Opinion” shall mean a written opinion from Latham & Watkins, or such other reputable law firm of national standing, reasonably acceptable to Parent (or if any such counsel is unable to deliver such opinion, Baker Botts), dated as of such date as may be required by the SEC in connection with the filing of the Form S-4 Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify for the Intended Tax Treatment (and if from Latham & Watkins, substantially in the form set forth in Part 4.9(c)(1) of the Parent Disclosure Schedule). In rendering such opinion, Latham & Watkins (or such other reputable law firm of national standing) shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Parent and the Company, in substantially the forms set forth in Part 4.9(c)(1) of the Parent Disclosure Schedule and Part 4.9(c)(1) of the Company Disclosure Schedule.

“Parent RSUs” shall mean restricted stock units representing the right to vest in and be issued shares of Parent Common Stock by Parent that are subject to vesting restrictions based on continuing service or based on performance.

“Parent SEC Documents” shall have the meaning set forth in Section 3.6(a).

“Parent Share Issuance” shall have the meaning set forth in Section 3.4(a).

“Parent Subsidiary” shall mean any direct or indirect Subsidiary of Parent.

“Paycheck Protection Program” shall mean the Paycheck Protection Program under the CARES Act.

“Payoff Election Date” shall have the meaning set forth in Section 4.17(c).

“Person” shall mean any individual or Entity.

“Personal Data” shall mean any information, in any form, (a) that alone or in combination with other information identifies, or could be used to identify, relates to, is capable of being associated with, or could be linked, directly or indirectly, to identify, contact, or locate a natural Person, including name, an identification number, location data, an online identifier, physical, physiological, genetic, mental, economic, cultural or social identity of that natural person, and/or (b) is “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Privacy Laws.

“PPP Loan” shall mean that certain Promissory Note, dated as of May 1, 2020, between the Company, as borrower, and Bank of America, as lender, obtained in accordance with and pursuant to the Paycheck Protection Program.

“Privacy Laws” shall mean each applicable Legal Requirement, industry guidance, and guidelines issued by a Governmental Entity, governing the privacy, security, or Processing of Personal Data, data breach and notification, consumer protection, website and mobile application, privacy policies and practices, direct marketing and advertising, profiling and tracking, financial data, payment card information, e-mail, messaging, telephone communications, and/or telemarketing, including as applicable, but not limited to, the General Data Protection Regulation (EU) 2016/679, the Data Protection Act 2018 (UK) and any applicable national laws which implement the GDPR including in the United Kingdom, the e-Privacy Directive (Directive 2002/58/EC) and any applicable national laws which implement the e-Privacy Directive including in the United Kingdom, the California Consumer Privacy Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Federal Trade Commission Act, and the Payment Card Industry Data Security Standards; in each case as amended, consolidated re-enacted or replaced from time to time.

“Privacy Policies” or “Privacy Policy” each external or internal, past or present, policy, notice, and/or statement relating to Personal Data.

“Process” or “Processing” shall mean any operation or set of operations which is performed on Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Data.

“Prohibited Person” shall mean any Person that is the target of Sanctions Laws, including (a) a Person that has been determined by a competent authority to be the subject of a prohibition on such conduct of any law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine); (c) any Person that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any Person organized or resident in a country or territory subject to comprehensive sanctions; (e) any Person that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by any such Person or Persons, or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons; or (f) any Person that has been designated on any similar list or Order published by a Governmental Entity in the United States.

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting.

“Registered IP” shall mean all U.S., international or foreign (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, (d) domain name registrations and (e) all other Intellectual Property that is registered with, issued by or applied for by or with any Governmental Entity or other public or quasi-public legal authority (including domain name registrars).

“Relevant Legal Restraint” shall have the meaning set forth in Section 5.1(e).

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.5.

“Sanctions Laws” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Governmental Entities, including those administered by OFAC or the U.S. Department of State, the European Union or its Member States, or Her Majesty’s Treasury of the United Kingdom.

“SBA” shall mean the U.S. Small Business Association.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” shall mean any accidental or unauthorized access, use, loss, interruption, destruction, compromise, corruption, modification, disclosure or other Processing of Personal Data or any confidential information of or held by the Company or any Company Subsidiary.

“Software” shall mean any computer software, programs and databases in any applicable form, including object code, source code, firmware and embedded versions thereof tools, assemblers, applets, compilers, application programming interfaces, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; or (b) at least fifty percent (50%) of the outstanding voting equity interests issued by such Entity.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Returns” shall mean any and all returns, reports, elections, claims for refund, estimated Tax filings, declarations, certificates or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto, and any amendments thereof.

“Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, and assessments, levies, duties, tariffs, imposts and other similar charges and fees in the nature of a tax imposed by any Governmental Entity, including, without limitation, any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Termination Fee” shall mean an amount in cash equal to $5,500,000.

“Third Party Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned by a third party.

“Top Customer” shall mean a top ten customer of the Company and the Company Subsidiaries, taken as a whole, based on revenues during the twelve (12) months ended August 31, 2020.

“Top Supplier” shall mean a top ten supplier of the Company and the Company Subsidiaries, taken as a whole, based on expenditures during the twelve (12) months ended October 31, 2020.

“Trading Day” shall mean a day on which shares of Parent Common Stock are traded on Nasdaq.

“Treasury Regulations” shall mean the regulations prescribed under the Code (including any temporary regulations, amended or successor provisions with respect to such regulations).

“USAC” shall mean the Universal Service Administrative Company.

Annex B

December 20, 2020

Board of Directors of

RigNet, Inc. (in its capacity as such)

15115 Park Row Blvd, Suite 300

Houston, Texas 77084-4947

Members of the Board of Directors:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Viasat, Inc., a Delaware corporation (“Parent”), MERGER SUB, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and RigNet, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, (i) Merger Sub will be merged with and into the Company (the “Merger”) with the Company being the surviving company in the Merger and becoming a wholly owned subsidiary of Parent, (ii) each share of Common Stock of the Company, par value $0.001 per share (“Company Common Stock”), outstanding immediately prior to the Merger (other than the Excluded Shares (as defined below)) automatically will be converted into the right to receive a number of shares of Common Stock of Parent, par value $0.0001 per share (“Parent Common Stock”), equal to the Exchange Ratio, together with any cash payments made in lieu of fractional shares (the “Merger Consideration”), and (iii) each Assumed Company Option and each Assumed Company RSU (as such terms are defined in the Merger Agreement) shall, upon conversion, be converted into a Parent Option (as such term is defined in the Merger Agreement) or a restricted stock unit award of Parent, as the case may be, providing for the purchase or covering a number of shares of Parent Common Stock based upon the Exchange Ratio. As used herein, (a) the “Exchange Ratio” is equal to 0.1845; and (b) “Excluded Shares” means shares of Company Common Stock that are held in treasury of the Company or held directly by Parent or Merger Sub immediately prior to the Effective Time. The terms and conditions of the Merger are more completely described in the Merger Agreement and capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

The Board of Directors of the Company (the “Board”), in its capacity as such, has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view and as of the date of this opinion, of the Exchange Ratio to the holders of the Company Common Stock (other than the Excluded Shares) (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)

discussed the Merger and related matters with the Company’s counsel and reviewed a draft copy of the Merger Agreement, dated December 19, 2020, such draft being the latest draft provided to us (the “Draft Merger Agreement”);

(ii)

reviewed the audited consolidated financial statements of the Company contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2019 and December 31, 2018, and the unaudited consolidated financial statements of the Company contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

787 7th Avenue, 11th Floor, New York, New York 10019

Stifel, Nicolaus & Company, Incorporated   |   Member SIPC & NYSE   |   www.Stifel.com

Board of Directors

RigNet, Inc.

December 20, 2020

(iii)

reviewed the audited consolidated financial statements of Parent contained in its Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and the unaudited consolidated financial statements of Parent contained in its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020;

(iv)

reviewed certain internal financial analyses and forecasts of the Company prepared by and provided to us by the management of the Company relating to the Company’s business (the “Company Projections”), and utilized per instruction of the Company;

(v)

reviewed certain internal financial analyses and forecasts of Parent prepared by the management of Parent and provided to us by the management of the Company (together with certain assumptions relating to such analyses and forecasts reviewed with the management of the Company) relating to Parent’s business (the “Parent Projections”, and together with the Company Projections, the “Projections”), and utilized per instruction of the Company;

(vi)	reviewed and discussed with the management of the Company and Parent, as applicable, certain other publicly available information concerning the Company and Parent, as applicable;

(vii)

reviewed certain non-publicly available information concerning the Company and Parent, as applicable, and held discussions with the management of the Company and Parent, as applicable, regarding recent developments;

(viii)	held discussions with the Company’s management, regarding estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the Merger on the Company;

(ix)	reviewed the reported prices and trading activity of the Company Common Stock and the Parent Common Stock;

(x)

reviewed and analyzed, based on the Company Projections and the Parent Projections, the cash flows generated by the Company and Parent, as applicable, on a stand-alone basis to determine the present value of the Company’s and Parent’s respective discounted cash flows;

(xi)

analyzed the pro forma cash flows which may be generated by the combined company based upon the Company Projections and the Parent Projections to determine the present value of the pro forma discounted cash flows of the combined company;

(xii)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(xiii)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(xiv)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion; and

(xv)

took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Company’s and Parent’s respective industries generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the

787 7th Avenue, 11th Floor, New York, New York 10019

Stifel, Nicolaus & Company, Incorporated   |   Member SIPC & NYSE   |   www.Stifel.com

Board of Directors

RigNet, Inc.

December 20, 2020

Company and Parent, as the case may be, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company (including, without limitation, the Company Projections and the Parent Projections, and certain assumptions relating to the Parent Projections, and potential cost savings and operating synergies which may be realized as a result of the Merger), we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Parent, as the case may be, as to the future operating and financial performance of the Company and Parent, as the case may be, and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected financial information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either the Company or Parent, as the case may be, since the date of the last financial statements of each company made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of either the Company’s or Parent’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would materially delay or subject to any material adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the Draft Merger Agreement. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company, Parent or any other party and without any anti-dilution or other adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have a material adverse effect on the Company, Parent or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Merger Agreement.

Our Opinion is limited to the fairness of the Exchange Ratio to holders of Company Common Stock (other than the Excluded Shares), from a financial point of view, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences

787 7th Avenue, 11th Floor, New York, New York 10019

Stifel, Nicolaus & Company, Incorporated   |   Member SIPC & NYSE   |   www.Stifel.com

Board of Directors

RigNet, Inc.

December 20, 2020

of the Merger on the Company, its stockholders, creditors or any other constituency or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of the Company’s securities; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company (other than the Company Common Stock), including holders of Company Options or Company RSUs, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; or (v) whether Parent has sufficient cash, available lines of credit or other sources of funds to enable it to pay cash in lieu of fractional shares with respect to the Merger Consideration. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s securities or Parent’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any stockholder of the Company as to how any such stockholder should vote at any stockholders’ meeting at which the Merger is considered, or whether or not any stockholder of the Company should enter into a voting, support, stockholders’ or affiliates’ agreement with respect to the Merger. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the Securities and Exchange Commission (the “SEC”) or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company, Parent or Merger Sub either before or after the Merger.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee upon the delivery of this Opinion, which is not contingent upon consummation of the Merger. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for certain

787 7th Avenue, 11th Floor, New York, New York 10019

Stifel, Nicolaus & Company, Incorporated   |   Member SIPC & NYSE   |   www.Stifel.com

Board of Directors

RigNet, Inc.

December 20, 2020

liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to the Company, Parent or their respective affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel, its affiliates and their respective clients may transact in the securities of each of the Company and Parent and may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.

Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock (other than the Excluded Shares).

Very truly yours,

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED

787 7th Avenue, 11th Floor, New York, New York 10019

Stifel, Nicolaus & Company, Incorporated   |   Member SIPC & NYSE   |   www.Stifel.com

Annex C

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2020, by and among: Viasat, Inc., a Delaware corporation (“Parent”); and Digital Oilfield Investments LP, a Cayman Islands exempted limited partnership (“Stockholder”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Royal Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and RigNet, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for the merger of Acquisition Sub with and into the Company (the “Merger”); and

WHEREAS, as a condition of and inducement to Parent’s and Acquisition Sub’s willingness to enter into the Merger Agreement, Parent and Acquisition Sub have required that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. For the purposes of this Agreement, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement as in effect on the date hereof, and other capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.

“Additional Owned Shares” shall mean all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder and are acquired after the date hereof and prior to the termination of this Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement as in effect on the date hereof; provided, that solely for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an “Affiliate” of Stockholder or any of its Affiliates; provided, further, that, “Affiliate” of Stockholder shall not include any portfolio company or other investment of Stockholder or any Affiliate of Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Company Stockholders Meeting” shall have the meaning assigned thereto in Section 2(a) hereof.

“Covered Shares” shall mean the Owned Shares and Additional Owned Shares.

“knowledge of Stockholder” means the knowledge, after reasonable inquiry, of any officer of Stockholder.

“Liens” shall have the meaning assigned thereto in Section 5(a) hereof.

“Owned Shares” shall mean all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder as of the date hereof, as set forth on Schedule I.

“Permitted Transfer” shall have the meaning assigned thereto in Section 3.

“Term” shall have the meaning assigned thereto in Section 6 hereof.

“Transfer” shall mean, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Agreement to Vote. At any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (each, a “Company Stockholders Meeting”), Stockholder irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of Stockholder’s Covered Shares to, (a) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted) in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares:

(i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement;

(ii) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting if as of the time for which such meeting is scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) (A) to constitute a quorum necessary to adopt the Merger Agreement as of such time or (B) to adopt the Merger Agreement and approve the Merger and related matters;

(iii) in favor of any other matters reasonably requested by Parent or the Company in furtherance of the other sub-clauses of this Section 2;

(iv) against any Company Acquisition Proposal or any proposal relating to a Company Acquisition Proposal; and

(v) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, interfere with, delay or postpone, prevent or otherwise impair the Merger or the other transactions contemplated by the Merger Agreement in any material respect, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Section 5 of the Merger Agreement not being fulfilled or (D) except as expressly contemplated by the Merger Agreement, change in any manner the voting rights of any class of capital stock of, the Company. Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

3. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, prior to obtaining the Required Company Stockholder Vote, Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares (other than a proxy card or broker instructions directing that the Covered Shares be voted in accordance with Section 2), (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) knowingly take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement; provided that, notwithstanding the foregoing, a Transfer of Covered Shares to an Affiliate of Stockholder shall be permitted if, prior to or concurrent with and as a condition to such Transfer, such Affiliate agrees in a signed writing reasonably acceptable to Parent to be bound by and comply with all the provisions of this Agreement (a “Permitted Transfer”). Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void ab initio.

(b) Non-Solicitation. Stockholder understands and acknowledges the obligations of the Company under Section 4.2 of the Merger Agreement and agrees that Stockholder (solely in Stockholder’s capacity as such) shall not, and shall cause each of its directors, officers and employees not to, and will use its reasonable best efforts to cause any investment banker, attorney or other advisor or Representative acting on Stockholder’s behalf not to, directly or indirectly, take any action or omit to take any action that, if taken by the Company, would constitute a material breach of the Company’s obligations in Section 4.2 of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, Stockholder shall not be responsible for the actions of the Company or its Board of Directors (or any committee thereof), any Subsidiary of the Company or any officers, directors (in their capacity as such), employees and other Representatives of any of the foregoing.

4. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of the Company by Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder.

(b) Stop Transfer. In furtherance of this Agreement, Stockholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares, including authorizing the Company to, as promptly as practicable after the date of this Agreement, make a notation on its records and give instructions to the transfer agent for the Covered Shares not to permit, during the term of this Agreement, the Transfer of the Covered Shares unless such Transfer is a Permitted Transfer, provided that promptly following the earlier of (x) the termination of this Agreement and (y) obtaining the Required Company Stockholder Vote, any such stop transfer instructions imposed pursuant to this Section 4(b) shall be lifted.

(c) Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Acquisition Sub, the Company or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (B) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby; provided that nothing in this Section 4(c) shall restrict or prohibit Stockholder from asserting (x) its right to receive the Merger Consideration in accordance with the Merger Agreement and the DGCL or (y) counterclaims or defenses in any proceeding brought or claims asserted against it by Parent, Acquisition Sub, the Company or any of their respective Affiliates relating to this Agreement or the Merger Agreement, or from enforcing its rights under this Agreement.

(d) Communications. Except for filings required under the Exchange Act (including an amendment to Schedule 13D), Stockholder shall not, and shall direct its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Acquisition Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Stockholder’s identity and holding of Covered Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement (provided, that prior to any such publication or disclosure Parent and the Company shall provide Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments Parent and the Company will consider in good faith; provided further that Stockholder acknowledges that Parent and the Company may, in Parent’s and the Company’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity and/or make any additional disclosures or filings containing information that has been previously publicly announced or disclosed, in each case, without any need to further consult with Stockholder) and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

(e) Additional Owned Shares. Stockholder hereby agrees to notify Parent promptly in writing of the number and description of any Additional Owned Shares.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows as of the date hereof:

(a) Title. Stockholder is the sole owner of record and is a beneficial owner of the Covered Shares. The Owned Shares constitute all of the capital stock and any other equity securities of the Company owned of record or beneficially by Stockholder on the date hereof, and Stockholder is not the beneficial owner of, and does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or such other equity securities, in each case other than the Owned Shares. Stockholder (or its nominee or custodian for the benefit of Stockholder) has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Owned Shares and the certificates representing such Owned Shares, if any, are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares (other than as created by this Agreement) (collectively, “Liens”).

(b) Organization and Qualification. Stockholder is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization.

(c) Authority. Stockholder has all necessary power and authority and legal capacity to, and has taken all action necessary in order to, execute, deliver and perform all of Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to:

(i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(e) No Filings; No Conflict or Default. Except for any required filings under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act (including an amendment to Schedule 13D), no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and the compliance by Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Stockholder or any of Stockholder’s properties or assets, (iii) constitute a violation by Stockholder of any law or regulation of any jurisdiction, or (iv) contravene or conflict with Stockholder’s governing or organizational documents, in each case, except, in the case of clauses (i) through (iv), for any conflict, breach, default or violation described above which would not materially impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f) No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that questions the beneficial or record ownership of Stockholder’s Covered Shares, the validity of this Agreement or the performance by Stockholder of its obligations under this Agreement or that would reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(g) No Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission from Parent, Acquisition Sub, the Company or any of their respective Subsidiaries or Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

(h) Receipt; Reliance. Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Acquisition Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement and the representations, warranties, covenants and other agreements of Stockholder contained herein.

6. Termination. The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (a) the mutual agreement of Parent and Stockholder, (b) the Effective Time and (c) the termination of the Merger Agreement in accordance with its terms; provided that (i) nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (ii) this Section 6 and Section 8 shall survive any termination of this Agreement.

7. No Limitation. Nothing in this Agreement shall be construed to prohibit Stockholder or any of Stockholder’s Representatives who is an officer or member of the Board of Directors of the Company from taking any action (or failing to take any action) solely in his or her capacity as an officer or member of the Board of Directors (or any committee thereof) of the Company or any Subsidiary thereof or from taking any action with respect to any Company Acquisition Proposal as an officer or member of such Board of Directors (or a committee thereof). The taking of any actions (or failures to act) by Stockholder’s Representatives serving as an officer or member of the Board of Directors (or a committee thereof) of the Company or a Subsidiary thereof shall not be deemed to constitute a breach of this Agreement.

8. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

(b) Reasonable Efforts. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably required or requested to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

(c) No Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except in connection with a Permitted Transfer, this Agreement shall not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto. Any attempted assignment in violation of the terms of this Section 8(c) shall be null and void ab initio.

(d) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Stockholder and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder’s administrators, representatives, successors or permitted assigns.

(e) Amendments. This Agreement may be amended at any time (whether before or after receipt of the Required Company Stockholder Vote) by an instrument in writing signed on behalf of each of the parties hereto.

(f) Notice. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (i) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) Business Days after being sent; (iii) if sent by electronic mail, when transmitted (provided that the transmission of the email is promptly confirmed by telephone or response email); and (iv) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent:

Viasat, Inc.

6155 El Camino Real

Carlsbad, CA 92009

Attention: Robert Blair, Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Attention: Craig M. Garner

Email: craig.garner@lw.com

if to Stockholder:

Digital Oilfield Investments LP

c/o Kohlberg Kravis & Roberts Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: David Sorkin, Esq.

Email: general.counsel@kkr.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Matthew B. Rogers

Email: mrogers@stblaw.com

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(h) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(j) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(k) Applicable Law; Jurisdiction.

(i) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto: (A) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (B) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court; (C) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (D) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(ii) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties hereto acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(k).

(l) Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent or Stockholder of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to seek to obtain: (i) an Order of specific performance to enforce the observance and performance of such covenant; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(l), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(m) Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(n) Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(o) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(p) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

(q) Capacity as Stockholder. Notwithstanding anything herein to the contrary, Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (or failure to take any actions) of any Affiliate, employee or designee of Stockholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[Signature page follows]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the date first above written.

VIASAT, INC.

By:	/s/ Robert Blair
Name: Robert Blair
Title: Vice President, General Counsel and Secretary

[Signature page to Support Agreement]

DIGITAL OILFIELD INVESTMENTS LP

By: Digital Oilfield Investments GP Limited, its general partner

By:	/s/ Mattia Caprioli
Name: Mattia Caprioli
Title: Director

[Signature page to Support Agreement]

SCHEDULE I

Name and Contact Information for Stockholder	Number of Shares of Company Common Stock Beneficially Owned
Digital Oilfield Investments LP	5,000,254
c/o KKR & Co. Inc. 9 West 57th Street, Suite 4200 New York, NY 10019